    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1999



                                                      REGISTRATION NO. 333-85425

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                     TO THE


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             NATHAN'S FAMOUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 5812                                11-3166443
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                 1400 OLD COUNTRY ROAD                                   WAYNE NORBITZ, PRESIDENT
                WESTBURY, NEW YORK 11590                                  NATHAN'S FAMOUS, INC.
                     (516) 338-8500                                       1400 OLD COUNTRY ROAD
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                        WESTBURY, NEW YORK 11590
      NUMBER INCLUDING AREA CODE, OF REGISTRANT'S                             (516) 338-8500
              PRINCIPAL EXECUTIVE OFFICES)                  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                                                            NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

       NANCY D. LIEBERMAN, ESQ.               DONALD PERLYN, PRESIDENT               HAROLD E. BERRITT, ESQ.
        BLAU, KRAMER, WACTLAR                  MIAMI SUBS CORPORATION                 ANDREW E. BALOG, ESQ.
          & LIEBERMAN, P. C.                    6300 NW 31ST AVENUE                  GREENBERG TRAURIG, P. A.
        100 JERICHO QUADRANGLE               FORT LAUDERDALE, FL 33309                 1221 BRICKELL AVENUE
              SUITE 225                            (954) 973-0000                      MIAMI, FLORIDA 33131
       JERICHO, NEW YORK 11753                   (954) 975-3290 FAX                       (305) 579-0500
            (516) 822-4820                                                              (305) 597-0717 FAX
          (516) 822-4824 FAX

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger described herein. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING     REGISTRATION FEE
            TO BE REGISTERED                 REGISTERED(1)          SECURITY(2)             PRICE(2)             (2)(3)(5)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share.................................      2,898,179(4)             $2.60               $7,535,264              $2,095
Common Stock Purchase Warrants..........       579,636(4)                --                    --                    --
Total...................................                               $2.60               $7,535,264              $2,095
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) Represents the number of shares of Common Stock and Common Stock Purchase Warrants, including the 579,636 shares of Common Stock underlying the Common Stock Purchase Warrants, of the Registrant which may be issued to former shareholders of Miami Subs Corporation pursuant to the merger described herein.

(2) Each share of Miami Subs will be converted into no more than 0.5 shares of Common Stock of the Registrant pursuant to the merger described herein. Pursuant to Rule 457(f)(1) under the Securities Act of 1933, the registration fee has been calculated as of August 13, 1999.

(3) The amount of the registration fee includes $1,450 previously paid pursuant to Section 14(g) of the Securities Exchange Act, as amended, in connection with the filing by the Registration and Miami Subs of a preliminary joint proxy statement/prospectus related to the proposed merger.

(4) Pursuant to Rule 457(g) under the Securities Act of 1933, there is no separate registration fee for the Common Stock Purchase Warrants because the Registrant also is registering the issuance of the shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants in this Registration Statement.


(5) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           JOINT PROXY STATEMENT FOR
            SPECIAL MEETING OF STOCKHOLDERS OF NATHAN'S FAMOUS, INC.
                     AND SPECIAL MEETING OF SHAREHOLDERS OF

                             MIAMI SUBS CORPORATION
                                 PROSPECTUS OF

                             NATHAN'S FAMOUS, INC.
                        2,898,179 SHARES OF COMMON STOCK
                       AND 579,636 COMMON STOCK WARRANTS

     The boards of directors of Nathan's Famous, Inc. and Miami Subs Corporation have approved a merger agreement that would result in Miami Subs becoming a wholly owned subsidiary of Nathans. Nathans common stock is listed on The Nasdaq National Market System under the symbol NATH and we expect the warrants will be listed under the symbol NATHW.

     The shares of Nathans common stock that will be owned by Miami Subs shareholders will represent no more than approximately 32.9% of the outstanding Nathans common stock after the merger and, assuming the exercise of the warrants issued to Miami Subs shareholders, but no exercise of outstanding options or other warrants, will represent no more than approximately 38.0% of the outstanding Nathans common stock after the merger. The shares of Nathans common stock owned by Nathans stockholders will represent approximately 67.1% of the outstanding Nathans common stock after the merger and, assuming the exercise of the warrants issued to Miami Subs shareholders, will represent approximately 62.0% of the outstanding Nathans common stock after the merger.

     Stockholders of Nathans are being asked, at the Nathans special meeting of stockholders being held on September 28, 1999, to approve the merger agreement and the merger. Shareholders of Miami Subs are being asked, at the Miami Subs special meeting of shareholders being held on September 30, 1999, to approve the merger agreement and the merger.

     The merger cannot be completed unless the merger agreement is approved by the Nathans stockholders holding a majority of Nathans common stock outstanding prior to the merger and by the Miami Subs shareholders holding a majority of Miami Subs common stock outstanding prior to the merger.

     This document gives you detailed information about the Nathans and Miami Subs meetings and the proposed merger. Please read this entire document carefully. You can also obtain additional information about Nathans and Miami Subs from documents we have filed with the Securities and Exchange Commission.

     SEE "RISK FACTORS" AT PAGE 19 FOR INFORMATION THAT YOU SHOULD CONSIDER IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE NATHANS MEETING AND AT THE MIAMI SUBS MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/ PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   Joint proxy statement/prospectus dated August 17, 1999 and first mailed to stockholders approximately August 19, 1999.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    5
  The Companies.............................................    5
  The Nathans Special Meeting...............................    6
  The Miami Subs Special Meeting............................    7
  The Merger and the Merger Agreement.......................    8
  Dissenters' Appraisal Rights..............................   10
  Fairness Opinions.........................................   10
  Federal Income Tax Treatment..............................   11
  Legal Proceedings.........................................   11
  Regulatory Matters........................................   11
  Comparative Market Value Information......................   12
  Selected Historical Financial Information.................   13
GENERAL INFORMATION.........................................   19
RISK FACTORS................................................   19
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS..........   26
NATHAN'S FAMOUS, INC. SPECIAL MEETING.......................   27
  Date, Time and Place of Nathans Meeting...................   27
  Purposes..................................................   27
  Record Date and Outstanding Shares........................   27
  Vote Required.............................................   27
  Proxies...................................................   28
  Solicitation of Proxies; Expenses of Proxies..............   28
  Recommendations of Nathans Board of Directors.............   28
MIAMI SUBS CORPORATION SPECIAL MEETING......................   30
  Date, Time and Place of Miami Subs Meeting................   30
  Purpose...................................................   30
  Record Date and Outstanding Shares........................   30
  Vote Required.............................................   30
  Proxies...................................................   30
  Solicitation of Proxies; Expenses of Proxies..............   31
  Dissenters' Appraisal Rights..............................   31
  Recommendation of Miami Subs Board of Directors...........   31
THE MERGER..................................................   32
  Background of the Merger..................................   32
  Miami Subs Reasons for the Merger.........................   36

  Nathans Reasons For the Merger............................   38
  Opinion of Cruttenden Roth Incorporated...................   39
  Opinion of Raymond James..................................   44
  Interests of Certain Persons..............................   50
  Stock Ownership Following the Merger......................   51
  Dissenters' Appraisal Rights..............................   52
  Certain U.S. Federal Income Tax Consequences of the
     Merger.................................................   53
  Accounting Treatment......................................   57
  Legal Proceedings.........................................   57
  Governmental and Regulatory Approvals.....................   57
CERTAIN PROVISIONS OF THE MERGER AGREEMENT..................   58
  Effective Time............................................   58
  Conversion of Shares and Options..........................   58
  Nasdaq Listing............................................   59
  Representations and Warranties............................   59
  Conduct of Miami Subs' and Nathans' Businesses Prior to
     Merger.................................................   60
  No Solicitation by Miami Subs.............................   62
  Fees and Expenses.........................................   62
  Conditions to The Merger..................................   63
  Termination...............................................   65
  Indemnification...........................................   65
MATERIAL CONTACTS BETWEEN NATHANS AND MIAMI SUBS............   65
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   66
  Nathans...................................................   66
  Miami Subs................................................   66
COMPARATIVE PER SHARE DATA..................................   68
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   69
NATHANS.....................................................   75
  General...................................................   75
  Recent Developments.......................................   75
  Restaurant Operations.....................................   76
  Provisions and Supplies...................................   82
  Marketing, Promotion and Advertising......................   82
  Government Regulation.....................................   83
  Employees.................................................   84
  Trademarks................................................   84
  Competition...............................................   84
  Properties................................................   85

  Legal Proceedings.........................................   86
  Seasonality...............................................   88
NATHANS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   89
NATHANS' MANAGEMENT AND EXECUTIVE COMPENSATION..............   98
  Officers and Directors of Nathans.........................   98
  Directors' Compensation...................................   99
  Executive Compensation....................................  100
  Option/SAR Grants in Last Fiscal Year.....................  101
  Employment Contracts......................................  101
  Indemnification Agreements................................  102
  Stock Options.............................................  102
  Certain Relationships and Related Transactions............  106
NATHANS SECURITY OWNERSHIP..................................  106
MIAMI SUBS..................................................  108
  General...................................................  108
  The Miami Subs Concept....................................  109
  Non-Traditional Restaurants...............................  110
  Co-Branding...............................................  110
  Company-operated Restaurants..............................  110
  Franchise Operations......................................  111
  Restaurant Locations......................................  113
  Marketing.................................................  114
  Employees.................................................  114
  Trademarks................................................  114
  Competition...............................................  114
  Regulation................................................  115
  Properties................................................  116
  Legal Proceedings.........................................  116
MIAMI SUBS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................  117
MIAMI SUBS MANAGEMENT AND EXECUTIVE COMPENSATION............  130
  Officers and Directors of Miami Subs......................  130
  Compensation of Directors.................................  131
  Executive Compensation....................................  132
  Stock Option Grants in Last Fiscal Year...................  133
  Option Repricings.........................................  134
  Board of Directors Report on Option Repricing.............  134
  Option Exercises and Year End Option Values...............  135

  Aggregated Option Exercises in Last Fiscal Year and Year
     End Option Values......................................  135
  Certain Relationships and Related Transactions............  135
  Miami Subs Security Ownership.............................  136
DESCRIPTION OF NATHANS SECURITIES...........................  137
  Capital Stock.............................................  137
  Common Stock..............................................  137
  Warrants..................................................  138
  Certain Provisions Of Certificate Of Incorporation and
     Shareholder Rights Plan................................  139
PROPOSAL TO AMEND NATHANS' CERTIFICATE OF INCORPORATION TO
  INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON
  STOCK.....................................................  141
COMPARISON OF RIGHTS OF HOLDERS OF MIAMI SUBS COMMON STOCK
  AND NATHANS COMMON STOCK..................................  142
LEGAL MATTERS...............................................  153
EXPERTS.....................................................  153
WHERE YOU CAN FIND MORE INFORMATION.........................  154
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1
ANNEX A -- AGREEMENT AND PLAN OF MERGER, AS AMENDED.........  A-1
ANNEX B -- FAIRNESS OPINION OF CRUTTENDEN ROTH..............  B-1
ANNEX C -- FAIRNESS OPINION OF RAYMOND JAMES & ASSOCIATES...  C-1
ANNEX D -- SECTIONS 607.1301, 607.1302 AND 607.1320 OF THE
  FLORIDA BUSINESS CORPORATION ACT..........................  D-1
ANNEX E -- AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF
  NATHANS...................................................  E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: If you are a Miami Subs shareholder, each share of your Miami Subs common stock will be converted into the right to receive a fraction of a share of Nathans common stock having a value of $2.068, except that you will not be entitled to receive more than one share of Nathans common stock for each two shares of your Miami Subs common stock. As a result of this exchange ratio, based on the recent prices of Nathans and Miami Subs common stock, you will receive one share of Nathans common stock for each two shares of Miami Subs common stock you own. This means that Nathans common stock is being valued at $4.136 per share even though the recent market price has often been lower than $4.136. This exchange ratio also means that if the stock price of Nathans is more than $4.136, you will receive fewer shares of Nathans common stock. For more information regarding the effect of the exchange ratio on the value of the merger consideration you will receive, see "Risk
    Factors -- The limitation on the number of shares of Nathans common stock issuable by Nathans may reduce the value of your merger consideration" on page 19.

    For each four shares of Nathans common stock that you receive, you will also receive one warrant to purchase one share of Nathans common stock for a period of five years at an exercise price of $6.00. Nathans will not issue fractional shares or fractional warrants in the merger. As a result, the total number of shares of Nathans common stock you will receive in the merger will be rounded down to the nearest whole share. You will be entitled to receive a cash payment, without interest, for the value of the remaining fraction of a share of Nathans common stock that you would otherwise be entitled to receive based on the market value of a share of Nathans common stock at the time of the merger. Under the terms of Nathans' shareholder rights plan, you will also receive an associated common stock purchase right for each share of Nathans common stock you receive. For a more detailed description of Nathans common stock and the warrants, please see generally "Description of Nathans Securities" on page 137.

    Shares of Miami Subs common stock owned by holders who have exercised dissenters' appraisal rights under Florida law and shares held in the treasury of Miami Subs or owned by Nathans will not be converted in the merger.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

A: In the opinion of the board of directors of Nathans, the merger is in the best interests of Nathans and its stockholders, and based upon an opinion from Nathans' financial advisor, Cruttenden Roth Incorporated, the merger consideration of Nathans common stock and warrants to be received by Miami Subs shareholders in exchange for their shares of Miami Subs common stock is fair from a financial point of view to Nathans stockholders.

    In the opinion of the board of directors of Miami Subs, the merger is in the best interests of Miami Subs and its shareholders, and based upon an opinion from Miami Subs' financial advisor, Raymond James & Associates, Inc., the merger consideration of Nathans common stock and warrants to be received by Miami Subs shareholders in exchange for their shares of Miami Subs common stock is fair from a financial point of view to Miami Subs shareholders.

    Nathans and Miami Subs believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

    For the merger to occur, stockholders holding a majority of the outstanding shares of Nathans common stock and shareholders holding a majority of the outstanding shares of Miami Subs common stock must both approve the merger agreement. To review the background and the reasons for the merger in greater detail, see pages 32 through 39.

Q:  WHAT DO I NEED TO DO NOW?

A: If you are a stockholder of Nathans or a shareholder of Miami Subs, please indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Nathans or Miami Subs special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, unless your shares are held in a brokerage account, your proxy will be counted as a vote for the merger agreement, and if you are a Nathans stockholder it will also be counted as a vote for the amendment to Nathans' certificate of incorporation increasing the number of shares to 30,000,000 from 20,000,000. If you fail to return your proxy card or to vote in person at your respective special meeting, the effect will be a vote against the merger agreement and, if you are a Nathans stockholder, a vote against the amendment to Nathans' certificate of incorporation.

Q:  SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the merger is completed, if you are a holder of Miami Subs common stock you will receive written instructions for exchanging your share certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at your respective special meeting. You may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Nathans at the address on page 28 if you are a Nathans stockholder, or to Miami Subs at the address on page 31 if you are a Miami Subs shareholder. Third, you may attend your respective special meeting and vote in person. Simply attending your respective special meeting, without voting in person, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow instructions received from your broker to change your vote or to vote at your respective special meeting.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We expect to complete the merger by October 5, 1999.

Q:  WILL I RECOGNIZE GAIN OR LOSS ON THE TRANSACTION?

A: Yes, if you are a Miami Subs shareholder; if the merger is completed you will recognize gain or loss for federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE NATHANS MEETING?

A: Nathans is also asking the Nathans stockholders to vote for an amendment to the Nathans certificate of incorporation to increase the number of authorized shares of common stock to 30,000,000 from 20,000,000. If the amendment to the Nathans certificate of incorporation is approved by Nathans stockholders it will not take effect unless the merger is also approved. Nathans does not expect to ask you to vote on any other matters at the Nathans meeting.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE MIAMI SUBS MEETING?

A: Miami Subs does not expect to ask you to vote on any other matters at the Miami Subs meeting.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: If you are a Nathans stockholder with questions about the merger and/or the amendment to the Nathans certificate of incorporation, including how to complete and return your proxy card, you should contact:

        Nathan's Famous, Inc.
        1400 Old Country Road
        Westbury, New York 11590
        Attention: Ronald DeVos, Secretary
        Telephone: (516) 338-8500

                  or

        American Stock Transfer & Trust Company
        40 Wall Street
        New York, New York 10005
        Telephone: (718) 921-8200

     If you are a Miami Subs shareholder with questions about the merger, including how to complete and return your proxy card, you should contact:

        Miami Subs Corporation
        6300 NW 31st Avenue
        Fort Lauderdale, Florida 33309
        Attention: Jerry Woda, Secretary
        Telephone: (954) 973-0000

                  or

        American Stock Transfer & Trust Company
        40 Wall Street
        New York, New York 10005
        Telephone: (718) 921-8200

                                    SUMMARY

     This summary highlights information from this joint proxy statement/prospectus, but may not contain all of the information that is important to you. To understand the merger agreement, as amended, and the merger fully, you should carefully read this entire joint proxy statement/prospectus and the documents attached to it. In this document, the merger agreement, as amended, is referred to collectively as the "merger agreement." We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

NATHAN'S FAMOUS, INC. (PAGE 75)
1400 Old Country Road
Westbury, New York 11590
(516) 338-8500

     Nathans currently operates and franchises or licenses 188 fast food units featuring its famous all beef frankfurters, fresh crinkle-cut french fried potatoes, and a variety of other menu offerings. Company-owned and franchised units operate under the name "Nathan's Famous," the name first used at Nathans' original Coney Island restaurant opened in 1916. Since fiscal 1997, Nathans has supplemented its franchise program with its branded product program which enables foodservice retailers to sell selected Nathans proprietary products outside of the realm of a traditional franchise relationship.

     At June 27, 1999, the Nathans' Famous system included 25 company-owned units concentrated in the New York metropolitan area, New Jersey, Pennsylvania and Connecticut, 163 franchised or licensed units, including 28 carts, kiosks, and counter units and over 800 branded outlets under the branded product program, operating in 39 states, the District of Columbia, Israel and the islands of Jamaica and Aruba. As used in this joint proxy statement/prospectus, the term "Nathans" refers to Nathans and its wholly-owned subsidiaries, unless the context otherwise requires.

RECENT DEVELOPMENTS

     On February 19, 1999, the U.S. Bankruptcy Court for the Middle District of North Carolina, Durham Division, confirmed the Joint Plan of Reorganization of the Official Committee of Franchisees of Roasters Corp. and Roasters Franchise Corp., operators of Kenny Rogers Roasters Restaurants. Under the joint plan of reorganization, on April 1, 1999 Nathans acquired the intellectual property rights, including trademarks, recipes and franchise agreements, of Roasters Corp. and Roasters Franchise Corp. for $1,250,000 in cash plus related expenses, which was paid out of Nathans' working capital.

MIAMI SUBS CORPORATION (PAGE 108)
6300 NW 31st Avenue
Fort Lauderdale, Florida 33309
(954) 973-0000

     At February 28, 1999, Miami Subs operated and franchised 192 fast food restaurants featuring hot and cold submarine sandwiches, various ethnic foods such as gyros, pita sandwiches and Greek salads, flame grilled hamburgers and chicken breasts, and a variety of other menu offerings through co-branding arrangements with Baskin-Robbins USA, Co., Arthur Treacher's, Inc. and BAB Holdings, Inc. Company-owned and franchised restaurants operate under the name "Miami Subs" and "Miami Subs Grill." Since fiscal 1997, Miami Subs has expanded its franchise program, which initially focused on the development of traditional restaurants at free-standing locations, to include the development of non-traditional restaurants located on tollroads, at airports, in convenience stores, in retail and office buildings, and at other non-traditional locations.

     At February 28, 1999, the Miami Subs system consisted of 15 company-operated and 177 franchised units of which 130 were located in Florida, 52 were located in 15 other states and 10 were located in Ecuador, Puerto Rico, Peru and the Dominican Republic. As used in this joint proxy statement/prospectus, the term "Miami Subs" refers to Miami Subs and its wholly-owned subsidiaries, unless the context requires otherwise.

RECENT DEVELOPMENTS

     On August 10, 1999, Miami Subs announced its results for the fiscal year ended May 31, 1999. Revenues for fiscal 1999 were $23,859,000 compared to revenues of $23,434,000 for fiscal 1998. Net income for fiscal 1999 was $574,000 compared to $525,000 for fiscal 1998.

     Miami Subs common stock was delisted from The Nasdaq SmallCap Market effective as of March 2, 1999 and began trading on the OTC Bulletin Board under the symbol "SUBS" on March 3, 1999. Miami Subs is appealing the delisting.

THE NATHANS SPECIAL MEETING (PAGE 27-29)

TIME, DATE, PLACE AND PURPOSE (PAGE 27)

     The Nathans special meeting of stockholders will be held at the deSeversky Conference Center, Northern Boulevard, Old Westbury, New York on Tuesday, September 28, 1999 at 10:00 a.m., local time. The purpose of the Nathans meeting is to consider and vote on the following matters:

     - approval and adoption of the merger agreement,

     - approval of an amendment to the Nathans certificate of incorporation to increase the number of authorized shares of common stock to 30,000,000 from 20,000,000, subject to and upon consummation of the merger, and

     - any other matters that may properly come before the Nathans meeting or any postponements or adjournments of the Nathans meeting.

RECORD DATE AND VOTE REQUIRED (PAGE 27)

     The record date for the Nathans meeting is July 30, 1999. Only Nathans stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Nathans meeting. Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the Nathans common stock outstanding as of the Nathans record date is required to approve and adopt the merger agreement and the amendment to the Nathans certificate of incorporation.

     As of July 30, 1999, there were 312 stockholders of record of Nathans common stock and 4,722,216 shares of Nathans common stock outstanding. Nathans stockholders of record will be entitled to cast one vote per share on each matter to be acted upon at the Nathans meeting.


     The directors and executive officers of Nathans, as a group, may be deemed to beneficially own, as of the record date, approximately 339,881 outstanding shares of Nathans common stock or 7.2% of the outstanding voting power of Nathans. Nathans currently expects that all of these holders will vote their outstanding shares in favor of the merger agreement and the amendment to the Nathans certificate of incorporation.


RECOMMENDATIONS OF NATHANS BOARD OF DIRECTORS (PAGE 28-29)

     Nathans board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to and in the best interests of Nathans and its stockholders. After careful consideration, the Nathans board recommends that you vote in favor of the merger agreement.

     In connection with the merger, Nathans will be issuing approximately 2,318,543 shares of Nathans common stock and will have reserved approximately 12,529,973 shares of Nathans common stock for issuance upon the exercise of stock options issued or issuable under its stock option plans and warrants which are now outstanding, which are required to be issued in connection with its stockholder rights plan and which are required to be issued in connection with the merger. As a result, after the merger Nathans will have only 429,268 shares of common stock authorized but not reserved for any particular purpose. After careful consideration, the Nathans board of directors recommends that you vote in favor of the amendment to the Nathans certificate of incorporation to increase the number of authorized shares of Nathans common stock to 30,000,000 from 20,000,000.

     Nathans stockholders should read this joint proxy statement/prospectus carefully prior to voting.

THE MIAMI SUBS SPECIAL MEETING (PAGE 30-31)

TIME, DATE, PLACE AND PURPOSE (PAGE 30)

     The Miami Subs special meeting of shareholders will be held at The Westin Fort Lauderdale Hotel, 400 Corporate Drive, Fort Lauderdale, Florida on Thursday, September 30, 1999 at 10:00 a.m., local time. The purpose of the Miami Subs meeting is to consider and vote upon the following matters:

     - approval and adoption of the merger agreement, and

     - any other matters that properly come before the Miami Subs meeting or any postponements or adjournments of the Miami Subs meeting.

RECORD DATE AND VOTE REQUIRED (PAGE 30)

     The record date for the Miami Subs meeting is August 16, 1999. Only Miami Subs shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Miami Subs meeting. Under the Florida Business Corporation Act, the affirmative vote of the holders of a majority of the Miami Subs common stock outstanding as of the Miami Subs record date is required to approve and adopt the merger agreement.

     As of August 16, 1999, there were 1,607 shareholders of record of Miami Subs common stock and 6,667,335 shares of Miami Subs common stock outstanding. Miami Subs shareholders of record will be entitled to cast one vote per share on each matter to be acted upon at the Miami Subs meeting.


     The directors and executive officers of Miami Subs, together with Nathans, may be deemed to beneficially own, as of the record date, approximately 2,030,250 outstanding shares of Miami Subs common stock or 30.4% of the outstanding voting power of Miami Subs. Miami Subs currently expects that all of these holders will vote their outstanding shares in favor of the proposal to approve the merger agreement.


RECOMMENDATION OF MIAMI SUBS BOARD OF DIRECTORS (PAGE 31)

     Miami Subs' board of directors, other than the Nathans' designees, none of whom participated in the decision, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to and in the best interests of Miami Subs and its shareholders. After careful consideration, the Miami Subs board of directors recommends that you vote in favor of the merger agreement.

     Miami Subs shareholders should read this joint proxy statement/prospectus carefully prior to voting.

THE MERGER AND THE MERGER AGREEMENT (PAGES 32-65)

     The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. We encourage you to read the merger agreement as it is the legal document that governs the merger.

TERMS OF THE MERGER AGREEMENT (PAGES 58-65)

     If the stockholders of Nathans and the shareholders of Miami Subs approve the merger agreement and the other closing conditions are met, the merger will be effective at the time the articles of merger are filed with the Department of State of the State of Florida or any later time specified in the articles of merger. The merger is expected to close and the effective time of the merger is expected to be on or about October 5, 1999, assuming all of the conditions to the merger are met or waived prior to that date. Following the merger, Miami Subs will continue as a wholly-owned subsidiary of Nathans.

STOCK OWNERSHIP FOLLOWING THE MERGER (PAGE 51)

     Based on the number of shares of Miami Subs common stock outstanding on August 16, 1999 and the number of shares of Nathans common stock outstanding on July 30, 1999, assuming no exercise of the warrants issued to Miami Subs shareholders in the merger or any other outstanding options or warrants and that no Miami Subs shareholders exercise dissenters' appraisal rights:

     - the shares of Nathans common stock that will be owned by Miami Subs shareholders will represent approximately 32.9% of the outstanding Nathans common stock after the merger; and

     - the shares of Nathans common stock owned by Nathans stockholders will represent approximately 67.1% of the outstanding Nathans common stock after the merger.

TERMINATION (PAGE 65)

     The merger agreement may be terminated as specified in the merger agreement, including:

     - by mutual written consent of Nathans and Miami Subs authorized by their respective boards of directors;

     - by either Miami Subs or Nathans if it is not in breach and the conditions contained in the merger agreement are not satisfied within the time contemplated by the merger agreement; or

     - by either Nathans or Miami Subs if the other party breaches its representations, warranties or covenants contained in the merger agreement.

       Miami Subs is required to pay Nathans a termination fee

     - of $500,000

          - if the merger agreement is terminated by Miami Subs or Nathans if Miami Subs accepts a superior proposal, or

          - by Nathans if the Miami Subs board withdraws, withholds or modifies its recommendation to the Miami Subs shareholders to approve the merger agreement, other than as a result of Raymond James' withdrawal of its opinion dated March 19, 1999 to the effect that the merger consideration to be received by the Miami Subs shareholders, other than Nathans and its affiliates, in the merger is fair to Miami Subs shareholders from a financial point of view, and

     - of $250,000 if the merger agreement is terminated by Nathans upon the breach by Miami Subs of any representation, warranty, covenant or agreement in the merger agreement.

       Nathans is required to pay Miami Subs a termination fee

     - of $250,000 if the Nathans board withdraws, withholds or modifies its recommendation to the Nathans stockholders to approve the merger agreement and

     - of $125,000 if the merger agreement is terminated by Miami Subs upon the breach by Nathans of any representation, warranty, covenant or agreement in the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 50)

     The executive officers and directors of Miami Subs have interests in the merger that are different from or in addition to your interests. For example:

     - some of the directors of Miami Subs, namely Howard M. Lorber, Wayne Norbitz and Robert J. Eide, currently serve as directors of Nathans. Messrs. Lorber, Norbitz and Eide were designated as directors by Nathans in connection with Nathans' acquisition of an approximately 30% interest in Miami Subs,

     - The executive officers and directors of Miami Subs other than Nathans' designees have stock options previously granted under the terms of the Miami Subs stock option plans that will be assumed by Nathans, and

     - Miami Subs has agreed to enter into amended and restated employment agreements with Donald L. Perlyn, President of Miami Subs, Jerry Woda, Chief Financial Officer of Miami Subs and Frank Baran, Vice
       President -- Operations of Miami Subs, which will become effective upon consummation of the merger. Under these agreements

          - Mr. Perlyn will receive a base salary of $200,000 and at the effective time of the merger Nathans will, in effect, reprice his assumed Miami Subs options to purchase 385,116, shares of Miami Subs common stock at a weighted exercise price of $2.46 by cancelling his Miami Subs options and issuing him new options to purchase 192,558 shares of Nathans common stock at an exercise price equal to the fair market value per share of Nathans common stock.

          - Mr. Woda will receive a base salary of $150,000 and at the effective time of the merger Nathans will, in effect, reprice his assumed Miami Subs options to purchase 196,488 shares of Miami Subs common stock at a weighted exercise price of $2.45 by cancelling his Miami Subs options and issuing him new options to purchase 125,000 shares of Nathans common stock at an exercise price equal to the fair market value per share of Nathans common stock.

          - Mr. Baran will receive a base salary of $110,000 and at the effective time of the merger Nathans will, in effect, reprice his assumed Miami Subs options to purchase 9,500 shares of Miami Subs common stock at a weighted exercise price of $2.39 by cancelling his Miami Subs options and issuing him new options to purchase 25,000 shares of Nathans common stock at an exercise price equal to the fair market value per share of Nathans common stock.

All of the Miami Subs options, including those of Messrs. Perlyn, Woda and Baran, are currently out-of-the-money. The aggregate dollar amount of the difference between Messrs. Perlyn, Woda and Baran's out-of-the-money options and the new options, assuming an exercise price of $3.625 per share, the market price on August 16, 1999, is $210,834. Therefore, it is more likely that the options of Messrs. Perlyn, Woda and Baran will be exercised, which would result in an increased number of shares of Nathans common stock outstanding.

DISSENTERS' APPRAISAL RIGHTS (PAGES 52)

     Miami Subs shareholders who do not vote to approve the merger agreement will be entitled under the Florida Business Corporation Act to dissent to the merger and request an appraisal of, and to be paid the fair value of their shares. The provision of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, which govern the rights of shareholders of Miami Subs who wish to seek appraisal of their shares, are attached to this document as Annex D.

FAIRNESS OPINIONS (PAGES 39-50)

     Cruttenden Roth Incorporated, Nathans' financial advisor, has delivered to Nathans board of directors its written opinion, dated December 30, 1998, to the effect that, as of

December 30, 1998 and based on the assumptions and subject to the qualifications and limitations set forth their opinion, the merger consideration of Nathans common stock and warrants to be issued by Nathans to Miami Subs shareholders, as later embodied by the merger agreement, was fair to Nathans stockholders from a financial point of view. The full text of Cruttenden's opinion is attached as Annex B to this joint proxy statement/ prospectus. HOLDERS OF NATHANS COMMON STOCK ARE URGED TO, AND SHOULD, READ THE FULL TEXT OF CRUTTENDEN'S OPINION IN ITS ENTIRETY.

     Raymond James & Associates, Inc., Miami Subs financial advisor, has delivered to Miami Subs board of directors its written opinion, dated March 19, 1999, to the effect that, as of March 19, 1999 and based on the assumptions and subject to the qualifications and limitations set forth in their opinion, the merger consideration of Nathans common stock and warrants to be received by the holders of Miami Subs common stock, other than Nathans and its affiliates, under the merger agreement was fair from a financial point of view. The full text of Raymond James' opinion, which sets forth assumptions made and matters considered, is attached as Annex C to this joint proxy statement/prospectus. HOLDERS OF MIAMI SUBS COMMON STOCK ARE URGED TO, AND SHOULD, READ RAYMOND JAMES' OPINION IN ITS ENTIRETY.

FEDERAL INCOME TAX TREATMENT (PAGE 53)

     Assuming that a holder of Miami Subs common stock holds his or her shares as a capital asset, the holder will recognize capital gain or loss equal to the difference between

     - the fair market value of the Nathans common stock, including cash received in lieu of fractional shares, and warrant(s) received and

     - the holder's basis in the Miami Subs common stock given up in the exchange.

Under the federal income tax backup withholding rules, American Stock Transfer & Trust Company will generally be required to withhold 31% of all payments to a payee, unless the payee provides a tax identification number and certifies that the tax identification number is correct. Any amounts withheld will be allowed as a credit against the holder's Federal income tax liability. ALL MIAMI SUBS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

LEGAL PROCEEDINGS (PAGE 57)

     In December 1998, a shareholder of Miami Subs filed a class action lawsuit in a Florida state court against Miami Subs, its directors and Nathans for alleged breaches of fiduciary duties relating to the merger based on the price that Nathans is paying to the Miami Subs' shareholders. The suit seeks, among other things, class action status, and preliminary and permanent injunctive relief against the merger.

     Miami Subs and Nathans intend to defend against the suit vigorously and pursue the merger.

REGULATORY MATTERS (PAGE 57)

     Nathans and Miami Subs are not aware of any material governmental or regulatory approvals which are required for consummation of the merger, other than governmental or regulatory approvals under the federal securities laws and applicable state securities and "blue sky" laws and the Florida Business Corporation Act.

                      COMPARATIVE MARKET VALUE INFORMATION

     Nathans common stock is traded on The Nasdaq National Market under the symbol "NATH." Miami Subs common stock was traded on The Nasdaq SmallCap Market until March 2, 1999 and currently trades on the OTC Bulletin Board under the symbol "SUBS."

     All share information relating to Miami Subs has been adjusted to give effect to Miami Subs one-for-four reverse stock split in January 1999. The equivalent market values were determined based on 4,722,216 shares of Nathans common stock and 6,667,335 shares of Miami Subs common stock outstanding as of January 29, 1999 and 4,722,216 shares of Nathans common stock outstanding as of July 30, 1999 and 6,667,335 shares of Miami Subs common stock outstanding as of August 16, 1999, excluding, in each case, shares held in treasury.

     The following table sets forth:

     - the closing prices per share and aggregate market values of Nathans common shares and Miami Subs common shares on The Nasdaq National Market and The Nasdaq SmallCap Market, respectively, on January 29, 1999, the last trading day prior to the public announcement of the proposed merger, and on The Nasdaq National Market and the OTC Bulletin Board, respectively, on August 16, 1999, the most recent date for which prices were available for Nathans common shares and Miami Subs common shares prior to the printing of this document; and

     - the equivalent price per share and equivalent market values of Miami Subs common stock, based on an exchange ratio of two shares of Nathans common stock for every one share of Miami Subs common stock.

                                         NATHAN'S      MIAMI SUBS     MIAMI SUBS
                                        HISTORICAL     HISTORICAL     EQUIVALENT
                                        -----------    -----------    -----------
On January 29, 1999
  Closing price per common share......  $   3.90625    $    1.5625    $     1.953
  Market value of common shares.......  $18,446,156    $10,417,711    $13,021,305
On August 16, 1999
  Closing price per common share......  $     3.625    $     1.625    $    1.8125
  Market value of common shares.......  $17,118,033    $10,834,419    $12,084,545

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected financial information for each of Nathans and Miami Subs should be read in conjunction with the consolidated financial statements of Nathans and the notes to the consolidated financial statements, the consolidated financial statements of Miami Subs and the notes to the consolidated financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each of Nathans and Miami Subs contained elsewhere in this joint proxy statement/prospectus.

     Nathans' fiscal year ends on the last Sunday in March which results in a 52 or 53 week year. Fiscal 1996 was a 53 week year. The selected consolidated statement of income data of Nathans for the years ended March 28, 1999, March 29, 1998 and March 30, 1997 and the selected consolidated balance sheet data as of March 28, 1999 and March 29, 1998 are derived from Nathans audited consolidated financial statements which are included elsewhere in this document. The selected consolidated statement of operations data of Nathans for the years ended March 31, 1996 and March 26, 1995 and the selected balance sheet data as of March 30, 1997, March 31, 1996 and March 26, 1995 are derived from Nathans' audited consolidated financial statements not included in this document. The selected consolidated statement of income data of Nathans for the thirteen weeks ended June 27, 1999 and June 28, 1998, and selected consolidated balance sheet data as of June 27, 1999 included elsewhere in this document, and June 28, 1998, not included in this document, are derived from Nathans unaudited consolidated financial statements which, in the opinion of Nathans management, include all normal recurring adjustments necessary for a fair presentation of the consolidated financial position and results of operations of Nathans. In fiscal 1996, provisions of $6.4 million or $1.35 per share were recorded associated with adopting FASB No. 121, restaurant closures and other corporate expenses. In fiscal 1999 and 1998, Nathans reduced its tax provision by $1,443,000 and $523,000, or $0.31 and $0.11 per share, respectively, as a result of reducing the deferred tax valuation allowance.

     The selected consolidated statement of income data of Miami Subs for the years ended May 31, 1998, 1997 and 1996 and the selected consolidated balance sheet data as of May 31, 1998 and 1997 are derived from Miami Subs audited consolidated financial statements, which are included elsewhere in this document. The selected consolidated statement of income data of Miami Subs for the years ended May 31, 1995 and 1994 and the selected consolidated balance sheet data as of May 31, 1996, 1995 and 1994 are derived from Miami Subs' audited consolidated financial statements not included in this document. The selected consolidated statement of income data of Miami Subs for the nine months ended February 28, 1999 and 1998, and the selected consolidated balance sheet data as of February 28, 1999 included elsewhere in this document, and February 28, 1998, not included in this document, are derived from Miami Subs unaudited consolidated financial statements which, in the opinion of Miami Subs management, include all normal recurring adjustments necessary for a fair presentation of the consolidated financial position and results of operations of Miami Subs. Earnings per share amounts have been adjusted, for all years presented, to reflect the one-for-four reverse stock split of the Miami Subs common stock effective January 7, 1999. The results of operations of Miami Subs for the nine months ended February 28, 1999 are not necessarily indicative of the results of the full fiscal year.

     No cash dividends have been declared or paid on Nathans common stock or Miami Subs common stock for the past five years.

               NATHANS SELECTED HISTORICAL FINANCIAL INFORMATION

                                  THIRTEEN WEEKS
                                       ENDED                              FISCAL YEAR ENDED
                                -------------------   ---------------------------------------------------------
                                JUNE 27,   JUNE 28,   MARCH 28,   MARCH 29,   MARCH 30,   MARCH 31,   MARCH 26,
                                  1999       1998       1999        1998        1997        1996        1995
                                --------   --------   ---------   ---------   ---------   ---------   ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales.......................  $ 6,608    $ 6,568     $24,511     $23,530     $21,718     $21,167     $20,927
  Franchise fees and
    royalties.................      963        738       3,230       3,062       3,238       3,249       3,448
  License royalties and other
    income....................      503        515       1,841       2,285       1,619       2,025       1,826
                                -------    -------     -------     -------     -------     -------     -------
    Total revenues............    8,074      7,821      29,582      28,877      26,575      26,441      26,201
                                -------    -------     -------     -------     -------     -------     -------
Costs and Expenses:
  Cost of sales...............    4,080      4,008      15,367      14,468      13,031      12,833      12,270
  Restaurant operating
    expenses..................    1,529      1,451       5,780       6,411       6,602       6,730       6,396
  Depreciation and
    amortization..............      259        254       1,065       1,035       1,013       1,724       1,588
  Amortization of
    intangibles...............      113         96         384         384         406         665         581
  General and administrative
    expenses..................    1,283      1,248       4,722       4,755       4,097       5,457       5,859
  Interest expense............       --          1           1           6          16          28          16
  Impairment of long-lived
    assets....................       --         --          --          --          --       3,907          --
  Other (income) and
    expense...................       --         --         (47)         --          --       1,570         500
                                -------    -------     -------     -------     -------     -------     -------
    Total costs and
       expenses...............    7,264      7,058      27,272      27,059      25,165      32,914      27,210
                                -------    -------     -------     -------     -------     -------     -------
Income (loss) before income
  taxes and extraordinary
  item........................      810        763       2,310       1,818       1,410      (6,473)     (1,009)
Income tax provision
  (benefit)...................      341        189        (418)        290         622         (94)       (492)
                                -------    -------     -------     -------     -------     -------     -------
Net earnings (loss)...........  $   469    $   574     $ 2,728     $ 1,528     $   788     ($6,379)    ($  517)
                                =======    =======     =======     =======     =======     =======     =======
Per Share Data:
  Net earnings (loss) per
    share
    Basic.....................  $  0.10    $  0.12     $  0.58     $  0.32     $  0.17     ($ 1.35)    ($ 0.11)
    Diluted...................  $  0.10    $  0.12     $  0.57     $  0.32     $  0.17     ($ 1.35)    ($ 0.11)
  Dividends per share.........       --         --          --          --          --          --          --
  Weighted average number of
    common shares outstanding
    Basic.....................    4,722      4,722       4,722       4,722       4,722       4,722       4,728
                                =======    =======     =======     =======     =======     =======     =======
    Diluted...................    4,744      4,762       4,753       4,749       4,729       4,722       4,728
                                =======    =======     =======     =======     =======     =======     =======
BALANCE SHEET DATA AT END OF
  PERIOD:
  Working capital.............  $ 2,668    $ 6,731     $ 3,708     $ 6,105     $ 4,802     $ 3,937     $ 7,133
  Total assets................  $32,358    $29,497      31,250      29,539      27,794      27,765      32,430
  Long term debt, net of
    current maturities........       --          6          --           9          21          35          63
  Stockholders' equity........  $26,817    $24,171     $26,348     $23,586     $21,976     $21,142     $27,474
                                =======    =======     =======     =======     =======     =======     =======

                                  THIRTEEN WEEKS
                                       ENDED                              FISCAL YEAR ENDED
                                -------------------   ---------------------------------------------------------
                                JUNE 27,   JUNE 28,   MARCH 28,   MARCH 29,   MARCH 30,   MARCH 31,   MARCH 26,
                                  1999       1998       1999        1998        1997        1996        1995
                                --------   --------   ---------   ---------   ---------   ---------   ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESTAURANT OPERATING
  DATA:
Systemwide Restaurant Sales:
  Company-owned...............  $ 6,608    $ 6,568     $21,981     $22,332     $21,718     $21,167     $20,927
  Franchised..................   15,598     15,538      64,178      58,802      63,564      68,009      73,465
                                -------    -------     -------     -------     -------     -------     -------
    Total.....................  $22,206    $22,106     $86,159     $81,134     $85,282     $89,176     $94,392
                                =======    =======     =======     =======     =======     =======     =======
Number of Units Open at End of
  Period:
  Company-owned...............       25         27          25          27          26          27          24
  Franchised..................      163        158         163         156         147         178         159
                                -------    -------     -------     -------     -------     -------     -------
    Total.....................      188        185         188         183         173         205         183
                                =======    =======     =======     =======     =======     =======     =======

              MIAMI SUBS SELECTED HISTORICAL FINANCIAL INFORMATION

                              NINE MONTHS ENDED
                                FEBRUARY 28,                    FISCAL YEAR ENDED MAY 31,
                             -------------------   ----------------------------------------------------
                               1999       1998       1998       1997       1996       1995       1994
                             --------   --------   --------   --------   --------   --------   --------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS STATEMENT DATA
Restaurant sales...........  $ 13,716   $ 13,341   $ 18,088   $ 28,180   $ 32,398   $ 27,148   $ 22,190
Franchise revenues.........     3,276      3,262      4,293      4,514      4,720      3,920      3,207
Net gain from sales of
  restaurants/other........        63         17         25        868        117        112        332
Interest income and other
  revenues.................       738        824      1,028        871        677        716        513
                             --------   --------   --------   --------   --------   --------   --------
    Total..................    17,793     17,444     23,434     34,433     37,912     31,896     26,242
                             --------   --------   --------   --------   --------   --------   --------
Restaurant operating
  costs....................    12,880     12,749     17,138     26,042     28,573     23,942     19,925
General, administrative and
  franchise costs..........     2,450      2,406      3,336      5,667      6,351      6,390      5,936
Depreciation and
  amortization.............     1,093      1,086      1,444      1,837      1,942      1,544      1,318
Interest expense -- net....       479        600        780        903        741        581        381
Merger costs...............       144         --         --         --         --         --         --
Loss on impairment of
  restaurants..............        --         --         --        375         --         --      2,452
                             --------   --------   --------   --------   --------   --------   --------
    Total..................    17,046     16,841     22,698     34,824     37,607     32,457     30,012
                             --------   --------   --------   --------   --------   --------   --------
Income (loss) before
  taxes....................       747        603        736       (391)       305       (561)    (3,770)
Provision for income
  taxes....................       142        214        211         --         --         --         --
                             --------   --------   --------   --------   --------   --------   --------
Net income (loss)..........  $    605   $    389   $    525   $   (391)  $    305   $   (561)  $ (3,770)
                             ========   ========   ========   ========   ========   ========   ========
Basic and diluted net
  income (loss) per
  share....................  $    .09   $    .06   $    .08   $   (.06)  $    .04   $   (.09)  $   (.62)
                             ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA
Total assets...............  $ 30,052   $ 31,112   $ 30,326   $ 32,106   $ 36,361   $ 33,042   $ 26,102
Current assets.............     6,196      5,198      5,456      5,209      6,066      5,180      6,832
Notes receivable -- long
  term.....................     5,915      7,665      6,076      8,073      3,778      3,530      2,197
Current liabilities........     5,684      5,496      5,368      6,443      7,645      6,785      5,964
Long-term portion of notes
  payable and capitalized
  leases...................     4,962      5,776      5,613      6,288      7,955      6,249      2,832
Deferred franchise fees and
  other deferred income....     1,301      1,733      1,577      2,088      1,712      2,241      2,185
Shareholders' equity.......    16,638     15,897     16,033     15,508     16,943     15,053     13,403
OTHER DATA
Restaurants opened during
  the period...............         9         14         19         18         24         21         29
                             --------   --------   --------   --------   --------   --------   --------
Restaurants at period end:
  Company operated.........        15         15         17         17         37         30         19
  Franchised...............       177        177        174        170        140        130        129
                             --------   --------   --------   --------   --------   --------   --------
    Total..................       192        192        191        187        177        160        148
                             ========   ========   ========   ========   ========   ========   ========
System-wide sales..........  $110,896   $109,740   $148,637   $151,201   $145,517   $138,963   $125,706
                             ========   ========   ========   ========   ========   ========   ========

           NATHANS SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

     The selected pro forma financial information is derived from the unaudited pro forma combined financial statements, which give effect to the merger as a purchase, and should be read in conjunction with the unaudited pro forma combined financial statements and the notes to the pro forma combined financial statements, included elsewhere in this joint proxy statement/prospectus. For purposes of the pro forma operating data, (1) Nathans consolidated financial statements for the 52 weeks ended March 28, 1999 have been combined with the Miami Subs consolidated financial statements for the nine month period ended February 28, 1999 and the three month period ended May 31, 1998; and (2) Nathans consolidated financial statements for the thirteen weeks ended June 27, 1999 have been combined with the Miami Subs consolidated financial statements for the quarter ended February 28, 1999; for the purposes of the pro forma balance sheet data, Nathans' balance sheet data as of June 27, 1999 have been combined with Miami Subs' balance sheet data as of February 28, 1999. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                                                                13 WEEKS          52 WEEKS
                                                              -------------    --------------
                                                              JUNE 27, 1999    MARCH 28, 1999
                                                              -------------    --------------
                                                                  (DOLLARS IN THOUSANDS,
                                                                EXCEPT PER SHARES AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales.....................................................     $10,995          $ 42,974
  Franchise fees and royalties..............................       1,997             7,537
  License royalties and other income........................         787             2,688
                                                                 -------          --------
     Total revenues.........................................      13,779            53,199
                                                                 -------          --------
Costs and Expenses:
  Cost of sales.............................................       7,027            27,764
  Restaurant operating expenses.............................       2,748            10.652
  Depreciation and amortization.............................         528             2,080
  Amortization of intangibles...............................         208               767
  General and administrative expenses.......................       2,070             8,169
  Interest expense..........................................         146               660
  Other (income), net.......................................          --               (47)
                                                                 -------          --------
     Total costs and expenses...............................      12,727            50,045
                                                                 -------          --------
Income before income taxes and extraordinary item...........       1,052             3,154
Income tax provision (benefit)..............................         361              (279)
                                                                 -------          --------
Net earnings................................................     $   691          $  3,433
                                                                 =======          ========

                                                                13 WEEKS          52 WEEKS
                                                              -------------    --------------
                                                              JUNE 27, 1999    MARCH 28, 1999
                                                              -------------    --------------
                                                                  (DOLLARS IN THOUSANDS,
                                                                EXCEPT PER SHARES AMOUNTS)
Per Share Data:
  Net earnings per share
     Basic..................................................     $  0.10          $   0.49
                                                                 =======          ========
     Diluted................................................     $  0.10          $   0.49
                                                                 =======          ========
  Dividends per share.......................................          --                --
  Weighted average number of common shares outstanding
     Basic..................................................       7,041             7,041
                                                                 =======          ========
     Diluted................................................       7,063             7,072
                                                                 =======          ========
BALANCE SHEET DATA AT END OF PERIOD:
  Working Capital...........................................     $ 2,464
                                                                 =======
  Total assets..............................................      56,205
                                                                 =======
  Long term debt, net of current maturities.................       4,962
                                                                 =======
  Stockholders' equity......................................     $37,250
                                                                 =======
SELECTED RESTAURANT OPERATING DATA:
Systemwide Restaurant Sales:
  Company-owned.............................................     $10,131          $ 40,444
  Franchises................................................      52,138           213,978
                                                                 -------          --------
     Total..................................................     $62,269          $254,422
                                                                 =======          ========
NUMBER OF UNITS OPEN AT END OF PERIOD:
  Company-owned.............................................          40                40
  Franchised................................................         340               340
                                                                 -------          --------
     Total..................................................         380               380
                                                                 =======          ========

                              GENERAL INFORMATION

     Nathans has provided the information concerning Nathans and Miami Acquisition Corp. and the pro forma financial information regarding the combined company, and Miami Subs has provided the information concerning Miami Subs. As used in this joint proxy statement/prospectus, the term "combined company" means Nathans and Miami Subs and their respective subsidiaries as a consolidated entity following the merger, and references to the products, business, results of operations or financial condition of the combined company should be considered to refer to Nathans and Miami Subs, unless the context otherwise requires.

                                  RISK FACTORS

     In evaluating whether to approve the merger agreement, the Nathans stockholders and Miami Subs shareholders should consider carefully, in addition to the other information in this joint proxy statement/prospectus, the following factors, as applicable:

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE NATHANS' AND MIAMI SUBS' OPERATIONS, WE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER.

     Nathans and Miami Subs each entered into the merger agreement expecting that the proposed merger will result in long-term strategic benefits to both companies through the integration of their operations. There can be no assurance that this will occur. Integrating the companies' operations will require, among other things, that Nathans integrate the companies' respective product offerings and coordinate their sales, marketing and research and development efforts. The difficulties of this integration may be increased by the geographic separation of the companies and their employees, as well as the companies' ability to retain key personnel after the merger. Nathans cannot assure you that this integration will be achieved quickly and efficiently.

THE LIMITATION ON THE NUMBER OF SHARES OF NATHANS COMMON STOCK ISSUABLE BY NATHANS MAY REDUCE THE VALUE OF YOUR MERGER CONSIDERATION.

     The number of shares of Nathans common stock issuable by Nathans in the merger is limited as described below, which may decrease the value of the merger consideration received by Miami Subs shareholders. Under the merger agreement, each share of Miami Subs common stock will be converted into a fraction of a share of Nathans having a value of $2.068, but Nathans will not be required to issue more than one share of Nathans common stock for each two shares of Miami Subs common stock. Therefore, without giving effect to the value of the warrants to be issued, a share of Nathans common stock is effectively being valued at no less than $4.136 per share. This limitation may reduce the value of your merger consideration. For example, if Nathans actual average stock price is $3.50 and you hold 100 shares of Miami Subs common stock, you would, but for the limitation, receive the number of shares obtained by dividing $2.068 by $3.50 and multiplying the result by 100, or 59 shares having an aggregate value of $206.50. However, as a result of the limitation, you will only receive 50 shares having an aggregate value of $175.00. In addition, if Nathans actual average stock price exceeds $4.136, you would receive fewer shares of Nathans common stock as set forth below, although the market value of the shares received will be the same as if the average stock price were $4.136.

            CONSIDERATION PER 100 SHARES OF MIAMI SUBS COMMON STOCK
         (WITHOUT GIVING EFFECT TO THE ELIMINATION OF FRACTIONAL SHARES
                            AND FRACTIONAL WARRANTS)

NATHANS VALUE   SHARES   WARRANTS
-------------   ------   --------
$4.136 or less   50        12.5
$5.000           41.4      10.3
$7.500           27.6       6.9
$10.00           20.7       5.2

THE METHOD OF ACCOUNTING FOR THE MERGER MAY ADVERSELY AFFECT THE COMBINED COMPANY'S PROFITABILITY.

     The merger will be accounted for under the purchase method of accounting, meaning that the purchase price for Miami Subs must be allocated to the acquired assets and assumed liabilities of Miami Subs. The use of purchase method accounting may effect the profitability of the combined company. On a pro forma combined basis intangible assets were reduced by $1,028,000. The final purchase price allocation may differ from the pro forma estimates based upon appraisals and estimates of fair market value. Furthermore, Nathans plans to evaluate continuing the strategy of providing financing to Miami Subs franchisees and may offer financial incentives to motivate franchisees to repay their notes before maturity. In this regard, any changes in Nathans' business strategy going forward may result in some asset amounts being revalued at amounts that may be materially less than the carrying amounts already reflected in the accompanying Miami Subs balance sheet. Any additional amount allocated to goodwill will have to be amortized and the amount amortized in a particular period will constitute a non-cash expense that will reduce the net income, if any, of the combined company in that particular period. It is also possible that a portion of the incentives given to franchisees may be charged as an expense on the income statement.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE NATHANS' AND KENNY ROGERS' OPERATIONS, WE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE ACQUISITION.

     On April 1, 1999, Nathans acquired the intellectual property rights, including trademarks, recipes and franchise agreements of Roasters Corp. and Roasters Franchise Corp., operators of Kenny Rogers Roasters Restaurants. Roasters Corp. and Roasters Franchise Corp. were operating under bankruptcy court protection. Nathans anticipates that this acquisition will enable it to further the market penetration it has achieved to date. There can be no assurance that this will occur. Integrating these assets and operations will require, among other things, that Nathans integrate Kenny Rogers product offerings. Nathans cannot assure you that this integration will be achieved quickly and efficiently.

ANY INCREASES IN THE MINIMUM WAGE MAY ADVERSELY AFFECT OUR OPERATIONS.

     Nathans and Miami Subs depend, to a large degree, on employees who work at the minimum wage. Substantial increases in the minimum wage could adversely affect the operations of the combined company. In addition, changes in other laws and regulations which govern Nathans and Miami Subs relationships with their respective employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements may also adversely affect the combined companys' operations.

INTEGRATING THE KENNY ROGERS AND MIAMI SUBS ACQUISITIONS, AS WELL AS ANY FUTURE ACQUISITIONS, MAY DISRUPT OUR BUSINESS.

     Nathans recent acquisition of Kenny Rogers and the proposed merger with Miami Subs will require the dedication of management resources, which may temporarily distract attention from day-to-day operations. In addition, in the normal course of business, the combined company may evaluate potential acquisitions of businesses that could complement or expand its business. In connection with any acquisition the combined company does not know whether it will be able to

     - successfully negotiate the terms of the acquisition;

     - successfully finance the acquisition;

     - successfully integrate an acquired business into our existing business to fully benefit from an acquisition; or

     - retain key personnel previously associated with the acquired businesses.

     Negotiating potential acquisitions and integrating acquired businesses could divert management's time and resources. In addition, in completing future mergers or acquisitions, the combined company may issue a significant number of shares of common stock or incur significant additional indebtedness, which could dilute its earnings or the book value per share of its common stock.

NATHANS COMMON STOCK MAY BE SUSCEPTIBLE TO STOCK PRICE FLUCTUATIONS.

     The trading price of shares of Nathans common stock could be susceptible to wide fluctuations after the merger in response to variations in the combined company's operating results, announcements by the combined company or others, developments affecting the combined company or its competitors, suppliers or customers and other events or factors during the periods following the effective time of the merger. Furthermore, all of the shares of Nathans common stock to be issued to Miami Subs shareholders in exchange for their shares of Miami Subs common stock in the merger will be freely tradeable except for shares received by holders who may be deemed to be "affiliates" of the combined company under applicable federal securities laws. Sales of a substantial number of shares of Nathans common stock after consummation of the merger, or the perception that such sales could occur, could adversely affect the market prices for Nathans common stock after the merger.

WE CANNOT GUARANTEE MARKET ACCEPTANCE OF NEW PRODUCTS.

     We cannot assure you that the combined company will be able to achieve the necessary market acceptance, or compete effectively, in its product markets. The combined company can be expected to introduce new products and expand its product offerings in the existing markets of Nathans and Miami Subs. Broad market acceptance of the combined company's new products is critical to the combined company's future success.

Nathans believes that factors affecting the ability of the combined company's products to achieve broad market acceptance include:

     - brand recognition,

     - quality,

     - broad variety, and

     - price.

THE PRICE OF NATHANS COMMON STOCK MAY DECREASE IF WE DO NOT ACCURATELY PREDICT OUR FUTURE REVENUES AND OPERATING RESULTS.

     Nathans' and Miami Subs' quarterly operating results have in the past, and the combined company's results may in the future, fluctuate significantly depending on factors such as:

     - demand for its products,

     - the level of product and price competition,

     - changes in operating expenses,

     - any increases in the minimum wage,

     - changes in average selling prices and product mix, and

     - general economic factors.

     As a result, revenues for any future quarter may not be predictable with any significant degree of accuracy. If revenue levels are below expectations, operating results are likely to be adversely affected and may be below the expectations of public market analysts and investors. In such event, the price of the Nathans common stock would likely decrease.

GEOGRAPHIC CONCENTRATION OF MIAMI SUBS AND NATHANS RESTAURANTS MAY ADVERSELY AFFECT OPERATIONS.

     Approximately 68% of Miami Subs company-owned and franchised restaurants are concentrated in Florida. Approximately 42.6% of Nathans company-owned and franchised restaurants are concentrated in New York. Unless and until Miami Subs' or Nathans' operations become more geographically diversified, whether due to the consummation of the merger or otherwise, adverse economic, regulatory or other developments in Florida or New York could have a material adverse effect on the combined company's results of operations, business and financial condition.

IF WE OR OUR THIRD PARTY SERVICE PROVIDERS EXPERIENCE YEAR 2000 PROBLEMS, IT COULD DISRUPT OUR BUSINESS.

     The Year 2000 bug relates to computer systems that have time and date-sensitive programs that were designed to read years beginning with "19", but may not properly recognize the year 2000. Nathans has not yet determined whether all of its third party service providers are Year 2000 compliant, although it expects to contact those third party service providers to ascertain their Year 2000 compliance by the end of September 1999.

Nathans cannot predict the effect of the Year 2000 problem on the vendors and others with which Nathans transacts business and there can be no assurance that the effect of the Year 2000 problem on the entities Nathans does business with will not have a material adverse effect on Nathans business, operating results and financial position. In addition, although Nathans believes all of its major financial systems should be Year 2000 complaint, no assurance can be given in this regard. Nathans has not yet developed contingency plans to address any failure of its service providers to be Year 2000 compliant. Nathans estimates that the total cost associated with making its computer systems Year 2000 compliant will be approximately $375,000, and doesn't expect the final cost to vary materially; however, there can be no assurance to this effect.

     Miami Subs is continuing its evaluation and assessment of its various information technology and non-information technology systems, including software, hardware and equipment that may be potentially affected by the year 2000 issue. Miami Subs estimates that its evaluation and assessment of these various systems will be completed shortly. Based on its preliminary assessment of these systems and discussions with its third-party providers, Miami Subs currently believes that such internal systems are or will be Year 2000 compliant with minimum modifications, which should be completed by October 31, 1999. Following initial testing, additional remedial action may be necessary and further testing will be performed. To date, Miami Subs has incurred approximately $12,000 in addressing its Year 2000 plan and estimates the entire cost not to exceed approximately $50,000. Potential sources of risk include the inability of suppliers to be Year 2000 compliant, which could result in delays in product deliveries from suppliers and disruption of the distribution channel.

     The effect, if any, on the combined company's results of operations from the failure of third parties to be Year 2000 compliant cannot be reasonably estimated.

SHARES ISSUED IN THE MERGER MAY REDUCE NATHANS' EARNINGS PER SHARE AND MARKET PRICE.

     The issuance of Nathans common stock in the merger and the future issuance of Nathans common stock upon exercise of the warrants and/or upon the exercise of the Miami Subs options or warrants assumed by Nathans in the merger may reduce Nathans' earnings per share, if any. Dilution could reduce the market price of Nathans common stock unless and until the combined company achieves revenue growth or cost efficiencies or other business economies sufficient to offset the effect of these issuances. Nathans cannot guarantee that the combined company will achieve revenue growth, cost efficiencies or other business economies or that you will experience greater returns than you experienced prior to the merger. Stockholders of the combined company could be susceptible to additional dilution if Nathans stockholders approve the amendment to Nathans certificate of incorporation. If the proposed amendment is approved, Nathans would have approximately 10,429,268 shares of common stock authorized but unissued and not reserved for specific purposes. All or any portion of these shares could be issued without any action or approval of stockholders of the combined company.

     In addition, Miami Subs will enter into amended and restated employment agreements with Donald L. Perlyn, President of Miami Subs, Jerry Woda, Chief Financial Officer of Miami Subs and Frank Baran, Vice President -- Operations of Miami Subs upon consummation of the merger. Under these employment agreements, at the effective time of the merger, Nathans will grant stock options for 192,558, 125,000 and 25,000 shares of Nathans common stock, to Messrs. Perlyn, Woda and Baran, respectively, at exercise prices equal to the fair market value per share of Nathans common stock at the effective time, in exchange for the cancellation of their Miami Subs stock options assumed by Nathans in the merger, which would have been at a higher exercise price. As a result of the cancellation of the existing options and the issuance of new options at fair market value, the options of Messrs. Perlyn, Woda and Baran are more likely to be exercised, which would result in an increased number of Nathans common stock outstanding.

WARRANTS MAY BE SUSCEPTIBLE TO PRICE FLUCTUATIONS.

     The trading price of the warrants, just as the trading price of the Nathans common stock, could be subject to wide fluctuations in response to variations in the combined company's operating results, announcements by the combined company or others, developments affecting the combined company or its competitors, suppliers or customers and other events or factors.

THE MIAMI SUBS DIRECTORS HAVE SEPARATE INTERESTS IN THE MERGER THAT MAY DIFFER FROM THOSE OF MIAMI SUBS SHAREHOLDERS AS A GROUP AND WHICH MAY HAVE AFFECTED THEIR DECISION TO APPROVE THE MERGER.

     The Miami Subs board of directors is comprised of seven directors, three of whom were appointed in November 1998 in connection with Nathans acquisition of an approximately 30% interest in Miami Subs. None of Nathans' designees voted or participated in the meeting at which the merger agreement was considered or approved, or in any way influenced the Miami Subs board's decision regarding the merger or the merger agreement. However, those Miami Subs directors who voted and unanimously approved the merger and merger agreement have separate interests in the merger that may differ from those of Miami Subs shareholders as a group. These separate interests may have affected the Miami Subs' directors decision to approve the merger. First, the Miami Subs directors, other than Nathans' designees, hold Miami Subs stock options that will be assumed by Nathans. Second, Donald L. Perlyn, a director and an executive officer of Miami Subs, will enter into an amended and restated employment agreement with Miami Subs, which will be guaranteed by Nathans. Under this amended and restated employment agreement, Mr. Perlyn will become a director of Nathans, and Nathans will grant Mr. Perlyn stock options for 192,558 shares of Nathans common stock at fair market value in exchange for the cancellation of his 385,116 Miami Subs stock options assumed by Nathans in the merger. Currently, all of Mr. Perlyn's Miami Subs stock options are out-of-the-money. As a result, Nathans will be effectively repricing Mr. Perlyn's out-of-the-money options by granting him new options at fair market value.

THE PAYMENT OF A TERMINATION FEE BY MIAMI SUBS OR NATHANS WILL REDUCE THE CASH IT HAS AVAILABLE AND COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS FINANCIAL CONDITION.

     We cannot assure you that the merger will be completed. The merger agreement provides for the payment of termination fees by Nathans and Miami Subs under certain circumstances specified below. The payment of a termination fee by Nathans or Miami Subs will reduce the cash it has available and could have a material adverse effect on its financial condition.

     The merger agreement provides for the payment by Miami Subs of a termination fee of:

     - $500,000 if the merger agreement is terminated if Miami Subs accepts a superior proposal or because the Miami Subs board of directors withdraws or modifies its recommendation to the Miami Subs shareholders to approve the merger agreement, other than as a result of Raymond James' withdrawal of its opinion dated March 19, 1999 to the effect that the merger consideration to be received by the Miami Subs shareholders, other than Nathans and its affiliates, in the merger is fair to Miami Subs shareholders from a financial point of view, or

     - $250,000 if the merger agreement is terminated as a result of Miami Subs' breach of a representation, warranty or covenant contained in the merger agreement.

     The merger agreement provides for the payment by Nathans of a termination fee of:

     - $250,000 if the merger agreement is terminated because the Nathans board of directors withdraws or modifies its recommendation to the Nathans stockholders to approve the merger agreement, or

     - $125,000 if the merger agreement is terminated as a result of Nathans breach of a representation, warranty or covenant contained in the merger agreement.

THE FAILURE OF MIAMI SUBS FRANCHISEES TO PERFORM THEIR OBLIGATIONS COULD ADVERSELY AFFECT THE COMBINED COMPANY'S OPERATIONS.

     Miami Subs has from time-to-time sold company-owned restaurants to franchisees and has financed a significant portion of the purchase price and has subleased to them real property for which Miami Subs is the primary lessee. The non-performance by franchisees of their obligations to Miami Subs could have a material affect on the collectability of the amounts due to Miami Subs and the profitability of the combined company. As of May 31, 1998, the principle amount of notes receivable from franchisees were $7,112,000. At that date Miami Subs had future minimum rental commitments for all company-operated and franchisee-operated restaurants of $49,068,000 and expected sublease rental income from franchisee-operated restaurants of $39,622,000. Miami Subs franchisees are also obligated to pay royalties to Miami Subs. Miami Subs royalty income was $3,687,000 for the fiscal year ended May 31, 1998. The future collectability of the notes receivable from franchisees and receipt of sublease rental income is dependent upon the franchised restaurant economics and financial condition of Miami Subs franchisees. There can be no assurance that the franchisees will perform their obligations to Miami Subs. As of February 28, 1999, approximately twenty-one percent of Miami Subs franchisees had been granted waivers or were delinquent in their financial obligations to Miami Subs.

THE COMBINED COMPANY COULD BE REQUIRED TO PAY SIGNIFICANT AMOUNTS OF ADDITIONAL TAXES, INTEREST AND PENALTIES. PAYMENT OF THESE AMOUNTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

     Miami Subs' federal income tax returns for fiscal years 1991 through 1996, inclusive, have been examined by the Internal Revenue Service. The reports of the examining agent issued in connection with these examinations indicate that additional taxes and penalties totaling approximately $2.4 million are due for such years. Miami Subs is appealing substantially all of the proposed adjustments. If Miami Subs is not successful in its appeal,

Miami Subs' net operating loss carryforwards would be absorbed by the proposed adjustments and the combined company could be required to pay significant amounts of additional taxes, interest and penalties. In addition, additional taxes, interest and penalties may become due to various states. Miami Subs has been notified that its federal income tax return for fiscal year 1997 will also be examined by the Internal Revenue Service.

STATUTORY LAW AND NATHANS CHARTER PROVISIONS MAY INHIBIT CHANGES IN CONTROL OF THE COMBINED COMPANY.

     The following provisions of Delaware law and Nathans' certificate of incorporation, bylaws and its shareholder rights plan could make it more difficult for a third party to acquire control of Nathans, even if the change in control could be beneficial to the interests of the stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of Nathans common stock and the warrants. For example:

     - Section 203 of the Delaware General Corporation Law, which restricts the ability of a company to engage in business combinations with interested stockholders,

     - Nathans' certificate of incorporation and bylaws prohibit removal of any director other than for cause,

     - Nathans' certificate of incorporation prohibits stockholders from calling a special meeting and requires the board of directors to do so, and

     - Nathans' shareholder rights plan, as amended, provides for a dividend distribution of the right to acquire one share of common stock for each share held to holders of record of Nathans common stock on June 20, 1995 and the issuance of one right for each share of Nathans common stock issued between June 20, 1995 and the date on which the rights are triggered. The rights become exerciseable at a price of $4.00 per share if any person or group acquires 20% or more of the Nathans common stock, or any person or group announces an offer which would result in owning more than 20% of the Nathans common stock and management of Nathans does not approve of the ownership.

               SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believes", "intends", "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors" beginning on page 19.

                     NATHAN'S FAMOUS, INC. SPECIAL MEETING

DATE, TIME AND PLACE OF NATHANS MEETING

     The Nathans meeting will be held at the deSeversky Conference Center, Northern Boulevard, Old Westbury, New York on Tuesday, September 28, 1999 at 10:00 a.m. local time.

PURPOSES

     The purposes of the Nathans meeting are to

          1. approve and adopt the merger agreement,

          2. approve an amendment to the Nathans certificate of incorporation to increase the number of authorized shares of common stock to 30,000,000 from 20,000,000, subject to and upon consummation of the merger, and

          3. transact any other matters that properly come before the Nathans meeting or any postponements or adjournments of the Nathans meeting.

RECORD DATE AND OUTSTANDING SHARES

     The record date for the Nathans meeting is July 30, 1999. Only stockholders of record of Nathans common stock at the close of business on that date are entitled to notice of, and to vote at, the Nathans meeting. As of the Nathans record date, there were 312 stockholders of record holding an aggregate of approximately 4,722,216 shares of Nathans common stock.

     On or about August 19, 1999, a notice meeting the requirements of the Delaware General Corporation Law is being mailed to all stockholders of record as of the Nathans record date.

VOTE REQUIRED

     Under the Delaware General Corporation Law, the Nathans certificate of incorporation, and the rules of The Nasdaq National Market System, the affirmative vote of the holders of a majority of the Nathans common stock outstanding as of the Nathans record date is required to approve the merger agreement and the amendment to the Nathans certificate of incorporation. Each stockholder of record of Nathans common stock on the Nathans record date will be entitled to cast one vote per share on each matter to be acted upon at the Nathans meeting.

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Nathans common stock entitled to vote at the Nathans meeting is necessary to constitute a quorum for the transaction of business. For the purpose of determining whether a proposal has received a majority vote, neither abstentions nor broker non-votes will be included in vote totals. Broker non-votes are instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy. As a result, the effect of an abstention and of a broker non-vote is the same as that of a vote "against" the proposals with respect to the merger and amendment to the

Nathans certificate of incorporation. Abstentions and broker non-votes will, however, be counted in determining whether there is a quorum.


     As of the Nathans record date, directors, executive officers and affiliates of Nathans may be deemed to be beneficial owners of approximately 339,811 outstanding shares of Nathans common stock or 7.2% of the votes represented by the shares of Nathans common stock then outstanding. These holders have expressed their intent to vote their outstanding shares in favor of approval and adoption of the merger agreement and the amendment to the Nathans certificate of incorporation.


PROXIES

     Each of the persons named as proxies for the Nathans meeting is an officer of Nathans. All shares of Nathans common stock that are entitled to vote and are represented at the Nathans meeting either in person or by properly executed proxies received prior to or at the Nathans meeting and not duly and timely revoked will be voted at the Nathans meeting in accordance with the instructions indicated on the executed proxies. If no instructions are indicated, proxies will be voted for the approval of the merger agreement and the amendment to the Nathans certificate of incorporation.

     The Nathans board of directors knows of no other matter to be presented at the Nathans meeting. If any other matter upon which a vote may properly be taken should be presented at the Nathans meeting, shares represented by all proxies received by the Nathans board of directors will be voted with respect to that matter in accordance with the judgment of the persons named as proxies in the proxies.

     Execution of a proxy does not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Nathans, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent to Nathan's Famous, Inc. at 1400 Old Country Road, Westbury, New York, 11590, Attention: Secretary, or hand-delivered to the Secretary of Nathans, in each case at or before the taking of the vote at the Nathans meeting.

SOLICITATION OF PROXIES; EXPENSES OF PROXIES

     All costs of solicitation of proxies for the Nathans meeting will be borne by Nathans. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Nathans will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by some directors, officers and employees of Nathans personally or by mail, telephone or telegraph following the original solicitation. These persons will not receive additional compensation for soliciting proxies.

RECOMMENDATIONS OF NATHANS BOARD OF DIRECTORS

     The Nathans board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the

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

merger is fair to, and in the best interests of, Nathans and its stockholders. After careful consideration, the Nathans board of directors recommends a vote in favor of:

     - approving and adopting the merger agreement, and

     - approving the amendment to the Nathans certificate of incorporation to increase the number of authorized shares of common stock to 30,000,000 from 20,000,000, subject to and upon consummation of the merger.

                     MIAMI SUBS CORPORATION SPECIAL MEETING

DATE, TIME AND PLACE OF MIAMI SUBS MEETING

     The Miami Subs meeting will be held at The Westin Fort Lauderdale Hotel, 400 Corporate Drive, Fort Lauderdale, Florida on Thursday, September 30, 1999 at 10:00 a.m. local time.

PURPOSE

     The purposes of the Miami Subs meeting are to approve and adopt the merger agreement and to transact any other matters that properly come before the Miami Subs meeting or any postponements or adjournments thereof.

RECORD DATE AND OUTSTANDING SHARES

     The record date for the Miami Subs meeting is August 16, 1999. Only shareholders of record of Miami Subs common stock at the close of business on that date are entitled to notice of, and to vote at, the Miami Subs meeting. As of the Miami Subs record date, there were 1,607 shareholders of record holding an aggregate of approximately 6,667,335 shares of Miami Subs common stock.

     On or about August 19, 1999, a notice meeting the requirements of Florida law is being mailed to all shareholders of record as of the Miami Subs record date.

VOTE REQUIRED

     Under the Florida Business Corporation Act and the Miami Subs articles of incorporation, as amended, the affirmative vote of the holders of a majority of the Miami Subs common stock outstanding as of the Miami Subs record date is required to approve and adopt the merger agreement. Each shareholder of record of Miami Subs common stock on the Miami Subs record date will be entitled to cast one vote per share on each matter to be acted upon at the Miami Subs meeting.

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Miami Subs common stock entitled to vote at the Miami Subs meeting is necessary to constitute a quorum for the transaction of business. For the purpose of determining whether the merger proposal has received a majority vote, neither abstentions or broker non-votes will be included in vote totals. As a result, the effect of an abstention and of a broker non-vote is the same as that of a vote "against" the merger proposal. Abstentions and broker non-votes will, however, be counted in determining whether there is a quorum.


     As of the Miami Subs record date, the directors and executive officers of Miami Subs, together with Nathans, may be deemed to be beneficial owners of approximately 2,030,250 outstanding shares of Miami Subs common stock or 30.4% of the votes represented by the shares of Miami Subs common stock then outstanding. These holders have expressed their intent to vote their outstanding shares in favor of the approval and adoption of the merger agreement.


PROXIES

     Each of the persons named as proxies for the Miami Subs meeting is an officer of Miami Subs. All shares of Miami Subs common stock that are entitled to vote and are represented at the Miami Subs meeting either in person or by properly executed proxies received prior to or at the Miami Subs meeting and not duly and timely revoked will be voted at the Miami Subs meeting in accordance with the instructions indicated on the executed proxies. If no instructions are indicated, proxies will be voted for the approval of the merger agreement.

     The Miami Subs board of directors knows of no other matter to be presented at the Miami Subs meeting. If any other matter upon which a vote may properly be taken should be presented at the Miami Subs meeting, shares represented by all proxies received by the Miami Subs board of directors will be voted with respect to that matter in accordance with the judgment of the persons named as proxies in the proxies.

     Execution of a proxy does not in any way affect a shareholder's right to attend the meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Miami Subs, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent to Miami Subs Corporation at 6300 NW 31st Avenue, Fort Lauderdale, Florida 33309, Attention: Secretary, or hand-delivered to the Secretary of Miami Subs, in each case at or before the taking of the vote at the Miami Subs meeting.

SOLICITATION OF PROXIES; EXPENSES OF PROXIES

     All costs of solicitation of proxies for the Miami Subs meeting will be borne by Miami Subs. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Miami Subs will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by some directors, officers and employees of Miami Subs personally or by mail, telephone or telegraph following the original solicitation. These persons will not receive additional compensation for soliciting proxies. Miami Subs may also engage an independent firm to assist in the solicitation of proxies by Miami Subs in exchange for customary fees for transactions of this type plus reasonable out-of-pocket expenses.

DISSENTERS' APPRAISAL RIGHTS

     Under the Florida Business Corporation Act, holders of Miami Subs common stock who do not vote for the merger agreement and merger will be entitled to dissent to the merger and request an appraisal of, and to be paid the fair value of, their shares. The provisions of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, which govern the rights of shareholders of Miami Subs who wish to seek appraisal of their shares, are summarized under "The Merger -- Dissenters' Appraisal Rights" beginning on page 52, and a copy is attached as Annex D hereto.

RECOMMENDATION OF MIAMI SUBS BOARD OF DIRECTORS

     The Miami Subs board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to, and in the best interests of, Miami Subs and its shareholders. After careful consideration, the Miami Subs board of directors recommends a vote in favor of approval and adoption of the merger agreement.

                                   THE MERGER

     The following discussion summarizes the proposed merger and related transactions. The following is not, however, a complete statement of all provisions of the merger agreement and related transactions. Detailed terms of and conditions to the merger and related transactions are contained in the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A, and is incorporated in this joint proxy statement/prospectus by reference. Reference is also made to the other annexes to this joint proxy statement prospectus. Statements made in this joint proxy statement/prospectus with respect to the terms of the merger and such related transactions are qualified in their respective entireties by reference to the more detailed information set forth in the merger agreement and the other annexes to this joint proxy statement prospectus.

BACKGROUND OF THE MERGER

     The terms of the merger agreement are the result of arm's-length negotiations between representatives and legal advisors of Nathans and Miami Subs. The following is a brief discussion of the background of those negotiations.

     During the last several years, Miami Subs has held discussions with a number of other parties concerning a possible sale of the company or other business combination and had engaged an investment banker in March 1997 for the purpose of seeking offers to acquire all of Miami Subs' outstanding capital stock. Certain of Miami Subs' discussions with other parties were held even after it and Nathans had entered into a non-binding letter of intent contemplating the acquisition of Miami Subs by Nathans on substantially the same terms as the merger agreement, but those discussions did not produce the offer of a transaction with Miami Subs on any terms at all, let alone on terms more favorable than those of the merger agreement. Except for merger discussions commenced in March 1998 with Arthur Treacher's, Inc., none of the possibilities discussed with other parties were considered by Miami Subs' board to be in the best interests of the company's shareholders. In fact, the efforts of the investment banker referred to above were completely unavailing, and its engagement was terminated in March 1998 with the advent of Miami Subs' discussions with Arthur Treacher's.

     In July 1998, following Miami Subs' announcement of the termination of its merger agreement with Arthur Treacher's, Howard M. Lorber, Nathans' Chairman and Chief Executive Officer, telephoned Gus Boulis, Miami Subs' then Chairman and Chief Executive Officer, to ask if Miami Subs might be interested in establishing a relationship with Nathans such as co-branding their products. The matter was referred to Donald L. Perlyn, Miami Subs' President and Chief Operating Officer, who returned Mr. Lorber's call. Mr. Perlyn told Mr. Lorber of Miami Subs' desire to associate with a company that would help Miami Subs move forward, as well as add another brand and dimension to the company. Mr. Lorber and Mr. Perlyn agreed to talk again after Mr. Lorber had an opportunity to confer with Wayne Norbitz, Nathans' President and Chief Operating Officer. In late July 1998, Messrs. Lorber and Perlyn met on an informal basis to further discuss the possibility of the companies establishing some sort of relationship. Messrs. Lorber and Perlyn discussed a possible co-branding relationship between the companies as well as a possible investment by Nathans in Miami Subs, although no specific structure was considered. The meeting did not result in any agreement among the companies.

     On July 24, 1998, at a meeting of Miami Subs' board of directors, Mr. Perlyn introduced the notion of a possible relationship with Nathans and reviewed with the board the substance of his telephone conversation and meeting with Mr. Lorber. Subsequently, Mr. Perlyn telephoned Mr. Lorber indicating a desire to further their discussions. On the following day, Mr. Norbitz telephoned Mr. Perlyn, and they agreed to meet in person and begin exploring the possibility of the companies establishing a relationship. Mr. Perlyn then sent Mr. Norbitz a package of financial, marketing and franchise information regarding Miami Subs.

     On August 6, 1998, Mr. Norbitz met with Mr. Perlyn and Jerry Woda, Miami Subs' Chief Financial Officer, at Miami Subs' executive offices in Fort Lauderdale, Florida, to discuss the possibility of establishing a relationship. The meeting did not result in any agreement between the companies.

     Following the meeting, the companies exchanged additional financial, marketing and other information and continued to explore the possibility of a relationship.

     In the latter part of August 1998, Mr. Lorber advised Mr. Perlyn by telephone that Nathans, in addition to establishing a relationship with Miami Subs, would be interested in purchasing Mr. Boulis' approximately 30% interest in Miami Subs, and Mr. Perlyn so advised Mr. Boulis.

     While negotiations between Mr. Lorber and Mr. Boulis continued over the next several months, representatives of Nathans and Miami Subs performed initial due diligence on their respective companies and continued to explore the possibility of a relationship.

     On October 30, 1998, Messrs. Norbitz, Lorber and Eide, all of whom are members of Nathans board, and Ronald DeVos, Nathan's Chief Financial Officer, met at Mr. Lorber's office to discuss, among other things, the potential purchase by Nathans of Miami Subs. After discussion, they reached a consensus that Nathans' officers should proceed to determine whether Nathans could reach an agreement to buy all of Miami Subs, including the shares owned by Mr. Boulis.

     In early November 1998, Mr. Lorber advised Mr. Perlyn by telephone that if Nathans was able to negotiate the purchase of Mr. Boulis' shares then it would be interested in acquiring the rest of the shares of Miami Subs in a merger. During the next several weeks, extensive negotiations ensued between Nathans and Mr. Boulis regarding the structure, pricing and other aspects of the purchase by Nathans of Mr. Boulis' shares and between Nathans and Miami Subs regarding the structure, pricing and other aspects of the merger transaction. The negotiations included

     - the structure of the boards of directors of the companies following the purchase of Mr. Boulis' shares and following the merger,

     - the purchase price to be paid to Mr. Boulis, which was based upon arm's-length negotiations and represented an approximate 38% premium above the then market price,

     - the exchange ratio applicable to the conversion of the Miami Subs common stock in the merger, which was based on the purchase price paid to Mr. Boulis and

     - the terms of the additional consideration, in the form of common stock purchase warrants, to be paid to the Miami Subs shareholders.

It was agreed that Messrs. Lorber, Norbitz and Eide would be designated as directors of Miami Subs upon the consummation of the purchase of Mr. Boulis' shares and Mr. Perlyn would be designated as a director of Nathans upon the consummation of the merger. The terms agreed to by Nathans and Miami Subs were embodied in a non-binding letter of intent with regard to a merger, primarily on terms proposed by Nathans and accepted by Miami Subs.

     On November 23, 1998, the board of directors of Miami Subs held a meeting at which the board approved Nathans' purchase of Mr. Boulis' shares and a draft of a non-binding letter of intent with regard to a merger of the companies.

     On November 24, 1998, the Nathans board held a meeting at which the Nathan's board approved the purchase of all of the shares of Miami Subs' owned by Mr. Gus Boulis for $4.2 million, or $2.068 per share after giving effect to Miami Subs reverse stock split, and approved entering into a non-binding letter of intent to acquire the remaining outstanding shares of Miami Subs.

     On November 25, 1998, Nathans concluded the purchase of Mr. Boulis' shares. In connection with Nathans' purchase of those shares, with the concurrence of the Miami Subs board, Messrs. Lorber, Norbitz and Eide were appointed to, and Mr. Boulis and Mr. Greg Karan resigned from, the Miami Subs board of directors. At the same time, Nathans and Miami Subs entered into a non-binding letter of intent which contemplated the acquisition of Miami Subs by Nathans on substantially the same terms as the merger agreement. The Nathans designees did not vote, participate in any meeting of the Miami Subs' board in which the non-binding letter of intent or the merger agreement were considered or approved, or in any way influence the Miami Subs board to approve the non-binding letter of intent or the merger.

     Later that day, Miami Subs retained Raymond James & Associates, Inc. to render its opinion as to the fairness of the merger, from a financial point of view, to the shareholders of Miami Subs. The Nathans designees were not involved in, and did not influence, the Miami Subs board's decision to retain Raymond James & Associates, Inc. to render a fairness opinion regarding the merger.

     On December 15, 1998, Nathans retained Cruttenden Roth Incorporated to review the proposed transaction, from a financial point of view, to the stockholders of Nathans, based on the terms and conditions set forth in the non-binding letter of intent.

     On December 17, 1998, Nathans delivered a draft merger agreement to Miami Subs which contemplated the merger of a newly-formed subsidiary of Nathans into Miami Subs on substantially the terms set forth in the letter of intent. Thereafter, negotiations ensued regarding the merger consideration, and the scope and terms of the non-solicitation and termination provisions of the merger agreement. After careful consideration, management of both companies determined that based on the proposed terms of the transaction and the perceived strategic advantages of such a combination, the companies should proceed with the merger.

     On December 30, 1998, after being informed of the final terms of the merger, Cruttenden Roth Incorporated issued its written opinion to the Nathans board, to the effect that, as of December 30, 1998 and based on the assumptions and subject to the qualifications and limitations set forth therein, the merger is fair, from a financial point of view, to Nathans and its stockholders.

     On January 14, 1999, the board of directors of Miami Subs held a meeting by telephone to discuss the terms and conditions of the proposed merger and to review, discuss and vote on the merger agreement. After discussion, the board of directors of Miami Subs, other than the Nathans designees, none of whom voted or participated in the meeting, or in any way influenced the Miami Subs board's decision regarding the merger or the merger agreement, voted unanimously to adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and to recommend that the Miami Subs shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement. On January 14, 1999, the Nathans board of directors also held a meeting at which the board unanimously approved entering into the merger agreement.

     On January 15, 1999, Miami Subs and Nathans entered into the merger agreement. In connection with their entry into the merger agreement, they also agreed that Miami Subs would sell selected Nathans products at one test location in New York City.

     On February 26, 1999, Nathans and Miami Subs amended the merger agreement extending the due diligence period to March 24, 1999.

     On March 23, 1999, the board of directors of Miami Subs held a meeting by telephone during which a representative of Raymond James & Associates, Inc. made a presentation to the Miami Subs board of directors, other than the Nathans designees, none of whom participated in the meeting. The Raymond James presentation included an analysis of the historical market prices and trading activity of each of the Miami Subs common stock and Nathans common stock, a comparison of the operating results of each of Miami Subs and Nathans with those of other comparable publicly traded companies, and valuations of each of Miami Subs and Nathans on a stand-alone basis. Miami Subs and Nathans were valued using various methodologies. Raymond James delivered its opinion dated March 19, 1999, to the effect that, as of March 19, 1999 and based on the assumptions and subject to the qualifications and limitations set forth in its opinion, the merger consideration to be received by the Miami Subs shareholders, other than Nathans and its affiliates, in the merger is fair, from a financial point of view, to such shareholders. Following discussion of and questions by the Miami Subs board to the Raymond James representative, the Miami Subs board, other than the Nathans' designees, unanimously reaffirmed its prior approval and adoption of the merger agreement.

     On March 24, 1999, Nathans and Miami Subs amended the merger agreement to further extend the date by which their respective due diligence investigations must be completed to April 26, 1999 and to extend the termination date of the merger agreement to July 31, 1999.

     On March 25, 1999, Nathans and Miami Subs amended the merger agreement to provide that Miami Subs will not be required to pay to Nathans a $500,000 break-up fee in the event that the Miami Subs board of directors withholds, withdraws or modifies its recommendation to the Miami Subs shareholders to approve the merger agreement solely due to the withdrawal by Raymond James of its opinion dated March 19, 1999, excluding any withdrawal of such opinion at the request of Miami Subs. This amendment was necessary because the break-up fee provision as then in effect did not take into account that the Miami Subs board of directors had conditioned its recommendation to the shareholders of Miami Subs to approve the merger agreement upon the receipt of a fairness opinion from Raymond James. Thus, the break-up fee would have been payable by Miami Subs even though the Miami Subs board had to automatically withdraw its recommendation in the event that Raymond James withdrew its fairness opinion. Nathans agreed that it had not intended for the break-up fee to be payable by Miami Subs in such a case.

     On April 26, 1999, Nathans and Miami Subs amended the merger agreement to further extend the date by which their respective due diligence investigations must be completed to May 28, 1999.

     On May 25, 1999, Nathans and Miami Subs amended the merger agreement to further extend the date by which their respective due diligence investigations must be completed to June 30, 1999.

     On June 23, 1999, Nathan's and Miami Subs amended the merger agreement to extend the termination date of the merger agreement to October 29, 1999.

MIAMI SUBS REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement and to recommend that Miami Subs' shareholders vote to approve and adopt the merger agreement, the Miami Subs board considered a number of factors, including the following:

     - Although Miami Subs has achieved profitability on a stand-alone basis, the Miami Subs board believes that Miami Subs will have a better opportunity to sustain and improve profitability by merging with Nathans, a company with greater financial resources and market presence in 37 states, the District of Columbia, Israel and the islands of Jamaica and Aruba. The Miami Subs board believes that the merger will afford Miami Subs the opportunity to enter these new markets and therefore reduce its reliance on the Florida market where substantially all of its restaurants are located;

     - The opinion of Raymond James & Associates, Inc., dated March 19, 1999 to the Miami Subs board that, as of March 19, 1999 and based on the assumptions and subject to the qualifications and limitations set forth their opinion, the merger consideration was fair to Miami Subs shareholders from a financial point of view. When it considered the Raymond James opinion, the Miami Subs board relied on the analyses taken as a whole which are referenced in the Raymond James opinion, rather than any individual analysis referenced in the opinion, including the comparable public companies analysis. That analysis, considered alone, rather than taken as a whole with the other analyses, suggested that the price being paid for Miami Subs shares was below the implied Miami Subs price based on the ratios of the comparable firms referred to in that analysis. The Miami Subs board selected Raymond James based on its qualifications and expertise;

     - The lack of other merger or similar business combination opportunities for Miami Subs. During the last several years Miami Subs had held discussions with a number of other parties concerning a possible sale of the company or other business combination and had engaged an investment banker in March 1997 for the purpose of seeking offers to acquire all of Miami Subs' outstanding capital stock. The efforts of the investment banker were completely unavailing, and its engagement was terminated in March 1998 with the advent of Miami Subs' discussions with Arthur Treacher's regarding a merger. The discussions between Miami Subs and Arthur Treacher's resulted in the parties entering into a merger agreement, but their agreement was terminated in July 1998. Since then, in addition to Nathans, Miami

       Subs has had discussions with other parties but those other discussions did not produce the offer of a transaction with Miami Subs on any terms at all, let alone on terms more favorable than those of the merger agreement with Nathans;

     - The terms and conditions of the merger agreement, including the merger consideration, in particular that the stock portion alone of the merger consideration represented a 32.4% premium based on the closing price of Miami Subs common stock on January 29, 1999, the last trading day prior to the public announcement of entering into the merger agreement;

     - The good strategic fit between the two companies in view of their respective product lines and markets. The Miami Subs board believes that by combining Miami Subs' cheese steaks, submarine sandwiches, pita sandwiches and salads and other product offerings, such as Arthur Treacher's fish and chips and Baskin & Robbins ice cream, with Nathans' all beef frankfurters and fresh crinkle cut french fried potatoes, the combined company should be able to expand its customer base in existing markets as well as enter new markets. The Miami Subs board further believes that the combined company will be able to leverage Nathans' existing infrastructure, which has enabled Nathans to maintain market presence in 39 states, the District of Columbia, Israel and the islands of Jamaica and Aruba, to successfully integrate the combined company because of Miami Sub's and Nathan's similar business operations, support the development and introduction of new products and enhance the combined company's purchasing power with suppliers;

     - The opportunity for all Miami Subs shareholders to maintain an ownership stake in the combined company and realize the potential long-term benefits of the merger; and

     - The terms and conditions of the merger agreement, including Miami Subs' ability to approve a superior acquisition proposal upon the payment of a termination fee and the fact that either party could terminate the merger agreement if the merger is not consummated by October 29, 1999.

     In evaluating the fairness of the merger and determining whether to recommend approval of the merger to Miami Subs shareholders, the board specifically considered that Raymond James determined that the merger is fair from a financial point of view to Miami Subs shareholders and that the terms of the merger provide that the Miami Subs shareholders will not receive more than one share of Nathans common stock for each two shares of Miami Subs common stock, which effectively values a share of Nathans common stock at no less than $4.136 per share. Although the value of Nathans common stock on the date of the merger agreement was $3.875 per share, or approximately 6.0% less than the merger agreement value of $4.136 per share, the Miami Subs board approved the merger consideration of stock and warrants because it believed, based upon the fairness opinion of Raymond James, that this 6% disparity in value had been sufficiently offset by the value of the warrants. The aggregate value of the merger consideration represented a premium of 32.4% over the value of Miami Subs' common stock on the date of the merger agreement. The value of a share of Nathans common stock, determined in accordance with the merger agreement and based on the closing price of the Nathans common stock for the ten trading days preceding the date of this joint proxy statement/prospectus, was $3.469.

     The Miami Subs board also considered the potential risk that the merger would not be consummated, with resulting distraction in the interim to Miami Subs' normal business

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

operations. Other than this risk, the Miami Subs board did not consider any other risks. The Miami Subs board believed, however, that this risk was outweighed by the potential benefits to be realized from the merger.

     Based on this analysis, the Miami Subs board determined that the merger is fair to, and in the best interests of, Miami Subs shareholders. The above discussion of the information and factors considered by the Miami Subs board is not intended to be exhaustive, and such information and factors were considered collectively by the Miami Subs board in connection with its review of the merger agreement and the transactions contemplated by the merger agreement. In view of the variety of factors considered in connection with its evaluation of the merger, the Miami Subs board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Miami Subs board may have given different weights to different factors.

     The Miami Subs board recommends that Miami Subs shareholders vote FOR the approval and adoption of the merger agreement.

NATHANS REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement and to recommend that Nathans stockholders vote to approve and adopt the merger agreement, the Nathans board considered a number of factors, including the following:

     - Continuing the Nathans business in its present configuration on a stand-alone basis without significant changes, which the Nathans board did not believe to be as favorable to the holders of the shares of Nathans common stock as the merger. The Nathans board noted that although Nathans had improved its revenue growth, implemented a profitable business strategy and increased earnings, Nathans' stock price had continued to trade within a relatively narrow range and determined that an increase in the size of the company through a strategic acquisition, which would enable Nathans to achieve co-branding and economies of scale, might enable Nathans to increase stockholder value;

     - The opinion of Cruttenden Roth Incorporated to the Nathans board on December 30, 1998 that, as of December 30, 1998 and based on the assumptions and subject to the qualifications and limitations set forth in their opinion, the merger consideration to be received by Miami Subs shareholders was fair to Nathans and its stockholders from a financial point of view;

     - The ability of Nathans to further expand the market penetration of Nathans and Miami Subs products by selling additional products through the sale of Nathans products in Miami Subs locations and Miami Subs products in Nathans locations, which would also enable Nathans to decrease its geographic concentration in the northeast and Miami Subs' geographic concentration in Florida;

     - The good strategic fit between the two companies in view of their respective product lines and markets, particularly the fact that since the majority of Nathans' sales are for lunch and a greater percentage of Miami Subs' sales are for dinner, the combined company should be able to expand its customer base in existing markets as well as enter new markets;

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

     - The potential for system-wide co-branding of Nathans and Miami Subs, including through the development of new prototype restaurant concepts which combine Nathans and Miami Subs brands and respective products;

     - The potential of capitalizing on Nathans' strategy of introducing limited menus to captive markets by applying that strategy to the Miami Subs concept. This strategy is based on introducing Nathans' signature products, such as hot dogs and french fries, to high traffic areas such as airports or large retailers in order to maximize Nathans' return on its investment by minimizing its capital investment and reducing its advertising costs while simplifying the unit's operation;

     - The reduction in overhead expenses that may be achieved through a combination of the companies' management, as well as their administration, purchasing, distribution, sales and development, marketing and human resources departments; and

     - The terms and conditions of the merger agreement, including the limitations on the amount of merger consideration that Miami Subs shareholders are entitled to receive.

     The Nathans board also considered potential risks relating to the merger, including but not limited to the risk that the merger would not be consummated, with resulting distraction in the interim to Nathans' normal business operations. The Nathans board believed, however, that these risks were outweighed by the potential benefits to be realized from the merger.

     Based on this analysis, the Nathans board determined that the merger is fair to, and in the best interests of, Nathans stockholders. The above discussion of the information and factors considered by the Nathans board is not intended to be exhaustive, and such information and factors were considered collectively by the Nathans board in connection with its review of the merger agreement and the transactions contemplated by the merger agreement. In view of the variety of factors considered in connection with its evaluation of the merger, the Nathans board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Nathans board may have given different weights to different factors.

OPINION OF CRUTTENDEN ROTH INCORPORATED

     Nathans engaged Cruttenden Roth Incorporated to render an opinion as to the fairness from a financial point of view to Nathans stockholders of the merger consideration to be paid by Nathans to Miami Subs shareholders. Cruttenden was selected by the Nathans board based on Cruttenden's qualifications and expertise. Cruttenden rendered its written opinion on December 30, 1998 to the Nathans board that, as of December 30, 1998, based on the qualifications and limitations set forth in their opinion, the merger consideration to be paid by Nathans to Miami Subs shareholders in the merger is fair to the Nathans stockholders from a financial point of view. No limitations were placed on Cruttenden by the Nathans board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

     THE FULL TEXT OF THE OPINION OF CRUTTENDEN IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. NATHANS STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW

BY CRUTTENDEN. THE SUMMARY OF THE OPINION OF CRUTTENDEN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCES TO THE FULL TEXT OF CRUTTENDEN'S OPINION. CRUTTENDEN'S OPINION WAS PREPARED FOR THE NATHANS BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO NATHANS STOCKHOLDERS OF THE MERGER CONSIDERATION TO BE RECEIVED BY MIAMI SUBS SHAREHOLDERS UNDER THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NATHANS STOCKHOLDER AS TO HOW TO VOTE AT THE NATHANS MEETING.

     In its review of the merger, and in arriving at its opinion, Cruttenden, among other things, reviewed and analyzed:

     - the specific terms of the merger, as later embodied by the merger agreement;

     - publicly available information relating to Nathans and Miami Subs which it believed to be relevant to its analysis;

     - financial and operating information with respect to the business, operations and prospects of Nathans furnished to Cruttenden by Nathans;

     - financial and operating information with respect to the business, operations and prospects of Miami Subs furnished to Cruttenden by Miami Subs;

     - trading history of Nathans common stock from its initial public offering date to the present and a comparison of that trading history with those of other companies that Cruttenden deemed relevant;

     - a comparison of the historical financial results and the present financial condition of Nathans and Miami Subs with other companies that Cruttenden deemed relevant;

     - a comparison of the quarterly and annual earnings estimates of Cruttenden's research analyst for Nathans and Nathans actual results;

     - the potential pro forma financial effects of the merger;

     - a comparison of the financial terms of the merger with the financial terms of other transactions that Cruttenden deemed relevant; and

     - the projections of the combined business and their relative contribution to projected operating results in relation to the relative exchange ratios. In addition, Cruttenden had discussions with the management of Nathans and Miami Subs concerning their respective businesses, operations, assets, financial condition and prospects and the potential strategic benefits of the merger and have undertaken other studies, analyses, and investigations as Cruttenden deemed appropriate.

     Cruttenden did not assume responsibility for independent verification of any of the information concerning Nathans considered in connection with its review of the merger and, for purposes of its opinion, Cruttenden assumed and relied upon the accuracy and completeness of all such information. Cruttenden assumed that there has been no material change in Nathans' assets, financial condition, results of operations, business or prospects since the date of its last financial statements. Cruttenden relied on advice of counsel to Nathans as to all legal and financial reporting matters with respect to Nathans, the merger and the merger agreement, including the legal status and financial reporting of litigation involving Nathans. Cruttenden assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules and regulations. In connection with its opinion, Cruttenden did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Nathans, nor did it conduct a physical inspection of the properties and facilities of Nathans. With

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

respect to the financial forecasts and projections used in its analysis, Cruttenden assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Nathans. For the purposes of its opinion, Cruttenden also assumed that Nathans was not a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the merger and those in the ordinary course of conducting its business. Cruttenden's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in those conditions would require a reevaluation of its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Cruttenden analyses set forth below does not purport to be a complete description of the presentation by Cruttenden to the Nathans board. In arriving at its opinion, Cruttenden did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cruttenden believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses without considering all analyses or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Cruttenden presentation to the Nathans board and its opinion. In performing its analyses, Cruttenden made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Nathans. The analyses performed by Cruttenden and summarized below are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by those analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     The following is a brief summary of selected financial analyses performed by Cruttenden in connection with providing its written opinion to the Nathans board on December 30, 1998.

     Discounted Cash Flow Analysis: Cruttenden performed a discounted cash flow analysis for Nathans and Miami Subs using projected financial performance for fiscal 1999 through fiscal 2003 derived from fiscal 1999 projections prepared by Nathans management. The analysis aggregated

          (1) the present value of the projected free cash flow through 2003 and

          (2) the present value of a range of terminal values the for the fiscal year 2003.

A terminal value is the hypothetical value of selling the enterprise in its entirety at some future date. The terminal values for Nathans and Miami Subs were determined by applying multiples ranging from four to seven times Nathans' and Miami Subs' estimated EBITDA in fiscal 2003. Nathans' and Miami Subs' free cash flow streams and terminal values were discounted to present values using discount rates ranging from 11.0% to 15.0%. The range of values derived for the two companies from the discounted cash flow analysis using the same assumptions regarding terminal values and discount rates are $3.64 to $6.19 for Nathans and $.51 to $1.03 for Miami Subs. The broad range of these values reflects the assumptions involved. Since the merger is expected to be consummated on the basis of

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

the share values before closing but no more than a two-to-one ratio, the range of values derived from this discounted cash flow analysis is consistent with the merger terms.

     Analysis of Publicly Traded Comparable Companies: Cruttenden compared selected historical financial information of Nathans and Miami Subs to publicly traded companies Cruttenden deemed to be comparable to Nathans and Miami Subs. Cruttenden examined eight companies. These companies consisted of

     - Blimpie International, Inc.,
     - Casa Ole Restaurants, Inc.,
     - Einstein/Noah Bagel Corp.,
     - Pizza Inn, Inc.,
     - Quizno's Corporation,
     - Schlotzsky's, Inc.
     - Taco Cabana, Inc., and
     - Wall Street Deli, Inc.,

each of which is a publicly traded owner, operator or franchisor of restaurants or sandwich shops shops and is comparable due to its market capitalization, revenue, operating performance, asset value and future growth prospects. Comparing the value of Miami Subs share price as of December 30, 1998 with the share price of the eight companies, using several standard comparative measures, reveals that Miami Subs' measures are at or below the mean or median of the eight companies. The ratios highlighted include several using the companies' market capitalization which is the value of the total shares outstanding times the recent share price and several ratios using the companies' enterprise value which is the market capitalization plus the companies' debt outstanding less cash on the balance sheet. The ratios measured each companies' market capitalization and enterprise value to the companies' revenues, operating income and EBITDA for the twelve months period ended just prior to the date of the analysis. In the market capitalization comparisons, Cruttenden noted mean and median ratio of latest twelve months revenue of 0.75 and 0.66, respectively, compared to Miami Subs 0.53; mean and median ratio of latest twelve months operating income of 14.18 and 8.58, respectively, compared to Miami Subs 7.40; and mean and median ratio of latest twelve months EBITDA of 8.29 and 5.75, respectively, compared to Miami Subs 3.98. In the enterprise value comparisons, Cruttenden noted mean and median ratio of latest twelve months revenue of 0.78 and 0.72, respectively, compared to Miami Subs 0.62; mean and median ratio of latest twelve months operating income of 11.94 and 6.78, respectively, compared to Miami Subs 8.77; and mean and median ratio of latest twelve months EBITDA of
9.32 and 6.89, respectively, compared to Miami Subs 4.72. As a whole, this analysis suggests that Miami Subs is valued at a discount to the comparables and so the exchange ratio, which is based on market value, is relatively favorable to Nathans as of December 30, 1998.

     Precedent Transaction Analysis: Cruttenden compared the merger with selected merger and acquisition transactions in the restaurant industry for the past four years with equity values of $10 million or more and focused on sixteen transactions. These transactions involved the acquisition of

     - Bertucci's Inc.,
     - Bugaboo Creek Steak House Inc.,
     - DAKA International Inc.,
     - DF&R Restaurants Inc.,
     - El Chico Restaurants Inc.,

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

     - Ground Round Restaurants,
     - Home Town Buffet Inc.
     - International Dairy Queen Inc.,
     - Krystal Co.,
     - On The Border Cafes Inc.,
     - Pollo Tropical Inc.,
     - Sagebrush Inc.,
     - Skyline Chili Inc.,
     - Summit Family Restaurants Inc.,
     - Timber Lodge Steakhouse Inc., and
     - TPI Enterprises Inc.

Comparing the value of Miami Subs as of December 30, 1998 with the values of the companies in the sixteen transactions, using several standard comparative measures, reveals that Miami Subs' measures are at or below the mean or median of the sixteen companies. The ratios highlighted include several using the companies' market capitalization which is the value of the total shares outstanding times the recent share price and several ratios using the companies' enterprise value which is the market capitalization plus the companies' debt outstanding less cash on the balance sheet. The ratios measured the market capitalization and enterprise value in relation to the companies' revenues, operating income and EBITDA for the twelve months period ended just prior to the date of the analysis. In the market capitalization comparisons, Cruttenden noted mean and median ratio of latest twelve months revenue of 0.92 and 0.80, respectively, compared to Miami Subs 0.62; mean and median ratio of latest twelve months operating income of 8.71 and 9.44, respectively, compared to Miami Subs 8.77; and mean and median ratio of latest twelve months EBITDA of 7.72 and 8.04, respectively, compared to Miami Subs 4.72. In the enterprise value comparisons, Cruttenden noted mean and median ratio of latest twelve months revenue of 0.87 and 0.71, respectively, compared to Miami Subs 0.53; mean and median ratio of latest twelve months operating income of 8.88 and 9.41, respectively, compared to Miami Subs 7.40; and mean and median ratio of latest twelve months EBITDA of 6.98 and 8.20, respectively, compared to Miami Subs
3.98. As a whole, this analysis suggested that the exchange ratio as of December 30, 1998 is relatively favorable to Nathans in comparison with the sixteen transactions.

     Accretion/Dilution Analysis: Cruttenden analyzed the estimated results of Nathans and Miami Subs and the Cruttenden pro forma combined company resulting from the merger to determine whether the merger would be accretive to the earnings of the Cruttenden pro forma combined company. The analysis indicated that the merger will be accretive to Nathans earnings, yielding an increase in earnings per share of $0.01 for fiscal 1999.

     Contribution Analysis: Cruttenden analyzed selected historical and estimated financial information for Nathans and Miami Subs and the Cruttenden pro forma combined company resulting from the merger. This analysis indicated that Nathans stockholders and Miami Subs shareholders would receive 66.7% and 33.3%, respectively, of the outstanding common equity of the combined company based on the numbers of shares then outstanding. The analysis further indicated that Nathans and Miami Subs would contribute: 55.5% and 44.5%, respectively, to the pro forma combined revenues; 50.6% and 49.4%, respectively, to the pro forma combined EBITDA and 65.4% and 34.6%, respectively, to the pro forma combined estimated net income. This analysis indicated that as of December 30, 1998, stockholders of Nathans and Miami Subs would hold a

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

proportion of the combined shares which reflects the relative contribution from the two companies to revenues and earnings.

     No company or transaction used in the above analyses is identical to Nathans or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics between Nathans and the company or companies to which it is being compared.

     The foregoing description of Cruttenden's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex B to this joint proxy statement/prospectus.

     Cruttenden, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, negotiated underwritings, private placements and valuations for corporate and other purposes.

     Nathans has agreed to pay Cruttenden a fairness opinion fee of $100,000 in connection with the delivery of its fairness opinion. Nathans also has agreed to reimburse Cruttenden for its reasonable out-of-pocket expenses and to indemnify Cruttenden, including against liabilities under the federal securities laws or relating to or arising out of Cruttenden's engagement.

OPINION OF RAYMOND JAMES

     Miami Subs engaged Raymond James & Associates, Inc. to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Miami Subs common stock other than Nathans and its affiliates of the merger consideration to be received by Miami Subs shareholders in the merger. Raymond James was selected by the Miami Subs board based on Raymond James' qualifications and expertise. Raymond James rendered its written opinion on March 19, 1999 to the Miami Subs board that, as of March 19, 1999 and subject to the qualifications and limitations set forth therein, the consideration to be received by the holders of the Miami Subs common stock, other than Nathans and its affiliates, in the merger is fair to Miami Subs shareholders from a financial point of view. No limitations were placed on Raymond James by the Miami Subs board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

     THE FULL TEXT OF THE OPINION OF RAYMOND JAMES IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. MIAMI SUBS SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY RAYMOND JAMES. THE SUMMARY OF THE OPINION OF RAYMOND JAMES SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF RAYMOND JAMES' OPINION. RAYMOND JAMES' OPINION WAS PREPARED FOR THE MIAMI SUBS BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF MIAMI SUBS COMMON STOCK, OTHER THAN NATHANS AND ITS AFFILIATES, PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MIAMI SUBS SHAREHOLDER AS TO HOW TO VOTE AT THE MIAMI SUBS MEETING.

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

     The Raymond James opinion does not constitute an opinion as to the price at which Miami Subs or Nathans common stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between Miami Subs and Nathans. No restrictions or limitations were imposed upon Raymond James with respect to the investigations made or procedures followed by Raymond James in rendering its opinion. Raymond James rendered its written opinion that, as of March 19, 1999, the consideration to be paid to the holders of Miami Subs common stock, other than Nathans and its affiliates, in the merger is fair, from a financial point of view, to such Miami Subs shareholders. In its analysis, Raymond James considered, but did not opine on the fairness of, the purchase by Nathans of 30% of the common stock of Miami Subs for $2.068 cash per share, on a post-split basis.

     In arriving at the Raymond James opinion, Raymond James reviewed the merger agreement, including the exhibits to the merger agreement, as well as financial and other information that was publicly available and furnished to it by Miami Subs and Nathans, including information provided during discussions with their respective managements. Included in the information provided during discussions with their respective managements were financial projections for Miami Subs and Nathans prepared by each of the respective managements. In addition, Raymond James compared financial and securities data of Miami Subs and Nathans with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Miami Subs common stock and Nathans common stock, reviewed prices and premiums paid in other business combinations and conducted other financial studies, analyses and investigations as Raymond James deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, Raymond James relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by Miami Subs and Nathans or their respective representatives. Raymond James relied upon the estimates of the operating synergies available as a result of the merger provided by the management of Miami Subs and based upon discussions of the merger synergies with the management of Nathans. Raymond James also assumed that the financial projections regarding Miami Subs and Nathans supplied by their respective managements to Raymond James were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Miami Subs and Nathans as to the future operating and financial performance of Miami Subs and Nathans, respectively. Raymond James assumed no responsibility for making an independent evaluation of any assets or liabilities.

     The Raymond James opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to Raymond James as of the date of its opinion. Raymond James does have not any obligations to update, revise or reaffirm the Raymond James opinion.

The following is a summary of the analyses presented by Raymond James to the Miami Subs board at its March 23, 1999 meeting.

     Valuation of Warrants. Using the Black Scholes valuation methodology, Raymond James valued the warrant consideration in the range of $.12 to $.20 per Miami Subs Share.

     Comparable Public Companies Analysis. Using publicly available information, Raymond James compared the financial and operating information and ratios, described

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

below, for Miami Subs with corresponding financial and operating information and ratios for a group of seven publicly traded companies of similar size, operating structure and type of business. The Raymond James comparable companies consisted of:

    - AuBon Pain Company
    - Blimpie International, Inc.
    - Checkers Drive-In Restaurants, Inc.
    - Jerry's Famous, Deli, Inc.
    - Rally's Hamburgers, Inc.
    - The Quizno's Corporation
    - Wall Street Deli, Inc.

     The historical financial information used in connection with the ratios provided below with respect to Miami Subs and the Raymond James comparable companies is as of the most recent financial statements publicly available for each company as of March 17, 1999.

        -- the ratio of enterprise value to revenues for the latest twelve months. Enterprise value was defined as the stock market equity value plus both value of debt and preferred stock minus cash and marketable securities. This enterprise value to revenue ratio is a measurement of the firm's performance before the effects of leverage and shows the enterprise value of the firm for each dollar generated in revenues. The ratios ranged from .2x to 1.3x for the Raymond James comparable companies, compared to .6x for Miami Subs. The average multiple of .6x times Miami Subs latest twelve months revenues generates an implied Miami Subs value of $1.92 per share and an exchange ratio of 1.9 Nathans share to 1.0 Miami Subs share.

        -- the ratio of enterprise value as a multiple of latest twelve months
           EBITDA. EBITDA represents net earnings (loss) before the cumulative effect of change in accounting plus provisions for income taxes, interest expense, depreciation and amortization, equity in net earnings (loss) of affiliates, restructuring costs, and unusual or non-recurring items. EBITDA is commonly used to analyze a company's operating performance and cashflows. The EBITDA ratios ranged from 4.7x to 12.5x for the Raymond James comparable companies, compared to 4.9x for Miami Subs. The average multiple of 7.6x times Miami Subs EBITDA generates an implied Miami Subs value of $3.20 per share and an exchange ratio of 1.1 Nathan's share to 1.0 Miami Subs share.

     When Raymond James compared the implied Miami Subs ratios based upon the merger price to the average ratios of comparable companies, Raymond James found that all of the ratios it analyzed indicated that the price being paid for Miami Subs shares in the merger was below the implied Miami Subs price based on the ratios of the comparable firms. As a whole, this analysis suggested that the price being paid for Miami Subs in the merger may be relatively less than the valuations derived for its public market peers, but when taken as a whole with the other analyses, Raymond James concluded that the transaction was fair from a financial point of view to the shareholders, other than Nathans, of Miami Subs.

     Relative Contribution Analysis. Raymond James analyzed the relative contributions of Miami Subs and Nathan's to the revenues, EBITDA, EBIT and pre-tax income of the pro forma combined entity for the historical fiscal year 1998 and projected fiscal years 1999 and 2000, excluding merger synergies and transaction adjustments. The table below shows the percentage contribution of Miami Subs to the combined pro forma entity in each of these categories, assuming Nathan's did not own 30% of Miami Subs common stock and was acquiring 100% of Miami Subs revenues, EBITDA, EBIT and pre-tax income:

                                                 1998           1999           2000
                                             (HISTORICAL)    (PROJECTED)    (PROJECTED)
                                             ------------    -----------    -----------
Revenues...................................      46.7%          43.2%          37.2%
EBITDA.....................................      47.5%          47.6%          48.1%
EBIT.......................................      43.6%          44.1%          48.8%
Pre-Tax Income.............................      23.2%          33.7%          43.6%

The shares of Nathans common stock to be issued to the holders of Miami Subs common stock would represent approximately 45.3% of the outstanding shares of Nathans common stock after giving effect to the merger and exchange ratio and the assumption that persons other than Nathans owned the 30% of Miami Subs owned by Nathans. This ownership percentage is higher than or approximately comparable to the various measures of financial contribution included in the table.

     Raymond James also analyzed the relative contributions of Miami Subs and Nathans giving effect to Nathans 30% ownership of Miami Subs common and its claim on Miami Subs revenues, EBITDA, EBIT and pre-tax income. The table below shows the percentage contribution of Miami Subs to the combined pro forma entity in each of these categories, and reflects the fact that Nathans already owns 30% of Miami Subs and has an equivalent 30% claim on Miami Subs revenues, EBITDA, EBIT and pre-tax income.

                                                 1998           1999           2000
                                             (HISTORICAL)    (PROJECTED)    (PROJECTED)
                                             ------------    -----------    -----------
Revenues...................................      32.7%          30.2%          26.1%
EBITDA.....................................      33.3%          33.3%          33.7%
EBIT.......................................      30.5%          30.9%          34.1%
Pre-Tax Income.............................      16.2%          23.6%          30.5%

The shares of Nathans common stock to be issued to the holders of Miami Subs common stock will represent approximately 38.0% of the outstanding shares of Nathans common stock after giving effect to the merger and exchange ratio and the cancellation of the 30% owned by Nathans. This ownership percentage is higher than the various measures of financial contribution included in the table.

     Discounted Cash Flow Analysis. In addition, Raymond James performed a discounted cash flow analysis for the three-year period ending in 2001 based on the stand-alone unlevered free cash flows of Miami Subs, as projected by its management. Unlevered free cash flows were calculated as the after-tax operating earnings of Miami Subs, plus depreciation and amortization and other non-cash items, plus or minus net changes in working capital minus projected capital expenditures. Raymond James calculated terminal values by applying a range of estimated EBITDA multiples of 4.0x to 6.0x to the projected EBITDA of Miami Subs in 2001. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 15.0% to 20.0% representing an estimated range of the weighted average cost of capital of Miami Subs. Based on this analysis, Raymond James calculated per share equity values of Miami Subs ranging from $1.65 to $2.74; the transaction value falls within this range. Raymond James also performed a discounted cash flow analysis of Nathans projected unlevered free cash flow to the year 2001 using the above assumptions. Based on this analysis, Raymond James calculated the equity values of Nathans ranging from $4.02 to $5.66 per share.

     Stock Premium Analysis. Raymond James also reviewed the acquisition premiums paid for two groups of selected public companies for certain periods prior to announcing a transaction. For the first group, consisting of 73 purchase transactions in which common stock was the consideration and having a transaction value less than $50 million, the median announced stock price in the transaction as compared to the acquired company's stock price was 27.3% one week prior to the announcement and was 23.6% four weeks prior to the announcement. The second group, consisting of 14 transactions involving restaurant companies, the median announced stock price in the transaction as compared to the acquired company's stock price was 24.0% one week prior to the announcement of the transaction and was 37.5% four weeks prior to the announcement. Raymond James noted that the $2.068 per share transaction value of the merger implied premiums to the stock prior of Miami Subs of 50.5% one week prior to the announcement and 65.3% four weeks prior to the announcement. Thus the transaction premiums in the merger are higher than the median premiums paid in the two groups cited above.

     Comparable Transaction Analysis. Raymond James also performed an analysis of 15 selected merger and acquisition transactions in the restaurant industry. Referred to below as The Raymond James comparable transactions consisted of:

     - Krystal Co.
     - Rudy's Restaurant Group
     - Ground Round Restaurants
     - El Chico Restaurants, Inc.
     - Sagebrush Inc.
     - Koo Koo Roo, Inc.
     - Bertucci's Inc.
     - Morrison Restaurants
     - Pollo Tropical Inc.
     - Au Bon Pain Division
     - Back Bay Restaurants
     - Logans Roadhouse
     - Quizno's Corp.
     - Rally's Hamburgers Inc.
     - Wall Street Deli, Inc.

Multiples reviewed in the Raymond James comparable transactions consisted of implied enterprise value to latest twelve months revenues and latest twelve months EBITDA as of the time of the announcement of the acquisition, where available. For the purpose of this analysis, implied enterprise value was defined as the equity value of the offer plus book value of total debt and preferred stock minus cash. Raymond James noted that the multiple range of revenues was .2x to 2.2x and the multiple range of EBITDA was 3.6x to 19.8x. The multiples derived from the comparable transaction analysis imply a Miami Subs price per share of $.48 to $8.84; the transaction value falls within this admittedly broad range. Raymond James believes that, although the transaction falls within an admittedly broad range, this analysis supports a Raymond James determination that the transaction is fair from a financial point of view.

     No company or transaction utilized in the above analysis is identical to Miami Subs or the merger. Accordingly, an analysis of the results of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or transaction value of the Raymond James comparable companies and transactions.

     The summary set forth above does not purport to be a complete description of the analyses performed by Raymond James, but describes, in summary form, the principal elements of the analyses contained in the materials presented by Raymond James to the Miami Subs board in connection with Raymond James rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Raymond James was carried out in order to provide a different perspective on the merger and add to the total mix of information available. Raymond James did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Raymond James considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. Raymond James did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate facts summarized above, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The analyses performed by Raymond James are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Raymond James was selected by the Miami Subs board to render an opinion in connection with the merger based upon Raymond James's qualifications, expertise and reputation, including the fact that Raymond James, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Under a letter agreement between Miami Subs and Raymond James dated November 26, 1998, Raymond James has received a fee of $60,000 from Miami Subs for its work to date and will receive a further fee of $100,000 from Miami Subs upon the closing of the merger. In addition, Miami Subs has agreed to reimburse Raymond James for all out-of-pocket expenses ,including the reasonable fees and expenses of its counsel, incurred by Raymond James in connection with its engagement thereunder, whether or not the merger is consummated, and to indemnify Raymond James for liabilities and expenses arising out of the merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with Raymond James, which Raymond James and Miami Subs believe are customary in transactions of this nature, were negotiated at arm's length between Miami Subs and Raymond James and the Miami Subs board was aware of the fee arrangement.

     Raymond James provides a full range of financial advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on the securities of Nathans and/or Miami Subs for its own account and for the accounts of customers.

INTERESTS OF CERTAIN PERSONS

     In considering the merger, Miami Subs shareholders should be aware that the executive officers and directors of Miami Subs have interests in the merger that are different from or in addition to your interests. Some of the directors of Miami Subs, namely Howard M. Lorber, Wayne Norbitz and Robert J. Eide, serve as directors of Nathans. Messrs. Lorber, Norbitz and Eide were designated by Nathans and elected as directors by the Miami Subs board of directors in connection with Nathans' acquisition, in November 1998, of an approximately 30% interest in Miami Subs. None of these Nathans' designees voted or participated in the meeting at which the merger agreement was considered or approved or in any way influenced the Miami Subs board's decision regarding the merger or the merger agreement. The merger agreement was unanimously approved by the Miami Subs board of directors other than the Nathans' designees. For a description of the acquisition and the relationships between Miami Subs and Nathans, please see "Material Contacts between Nathans and Miami Subs" on page 65.

     The executive officers and directors of Miami Subs other than Nathans' designees have stock options previously granted under the terms of the Miami Subs stock option plans that will be assumed by Nathans. Miami Subs has agreed to enter into amended and restated employment agreements with Donald L. Perlyn, President of Miami Subs, Jerry Woda, Chief Financial Officer of Miami Subs and Frank Baran, Vice President -- Operations of Miami Subs. Under these agreements

     - Mr. Perlyn will receive a base salary of $200,000 and at the effective time of the merger Nathans will, in effect, reprice his assumed Miami Subs options to purchase 385,116, shares of Miami Subs common stock at a weighted exercise price of $2.46 by cancelling his Miami Subs options and issuing him new options to purchase 192,558 shares of Nathans common stock at an exercise price equal to the fair market value per share of Nathans common stock.

     - Mr. Woda will receive a base salary of $150,000 and at the effective time of the merger Nathans will, in effect, reprice his assumed Miami Subs options to purchase 196,488 shares of Miami Subs common stock at a weighted exercise price of $2.45 by cancelling his Miami Subs options and issuing him new options to purchase 125,000 shares of Nathans common stock at an exercise price equal to the fair market value per share of Nathans common stock.

     - Mr. Baran will receive a base salary of $110,000 and at the effective time of the merger Nathans will, in effect, reprice his assumed Miami Subs options to purchase 9,500 shares of Miami Subs common stock at a weighted exercise price of $2.39 by cancelling his Miami Subs options and issuing him new options to purchase 25,000 shares of Nathans common stock at an exercise price equal to the fair market value per share of Nathans common stock.

All of the Miami Subs options, including those of Messrs. Perlyn, Woda and Baran, are currently out-of-the-money.

     The aggregate dollar amount of the difference between Messrs. Perlyn, Woda and Baran's out-of-the-money options and the new options, assuming an exercise price of $3.625 per share, the market price on August 16, 1999 is $210,834. Therefore, it is more likely that the options of Messrs. Perlyn, Woda and Baran will be exercised, which would result in an increased number of shares of Nathans common stock outstanding. The employment agreements provide for a term of three years for Mr. Perlyn, two years for Mr. Woda and one year for Mr. Baran, will be automatically renewable for successive one-year periods unless 180 days' prior written notice is delivered and will be guaranteed by Nathans. Mr. Perlyn's employment agreement provides that he will become a director of Nathans at the effective time of the merger. In addition, Nathans and Ronald DeVos, its Chief Financial Officer, intend to enter into an employment agreement which will become effective upon consummation of the merger on terms yet to be determined.

     For a period of three years after the effective time of the merger, Miami Subs, as the surviving corporation, will provide with respect to each present or former director and executive officer of Miami Subs and its subsidiaries, the indemnification rights which such person had before the effective time, whether under the articles of incorporation or bylaws of Miami Subs or any such subsidiary, or under the Florida Business Corporation Act. Miami Subs, as the surviving corporation, will also assume the obligations of Miami Subs or any of its subsidiaries under any indemnification agreement with any present or former director or officer as in effect on or prior to the effective time. Immediately following the effective time, Nathans shall cause to remain in effect for a period of three years thereafter the current directors' and officers' liability insurance maintained by Miami Subs or any of its subsidiaries, or to provide with respect to claims arising from facts or events which occurred on or before the effective time substitute coverage in an amount and scope at least as favorable to such persons as Miami Subs and its subsidiaries existing coverage. Nathans has also agreed to indemnify officers and directors of Miami Subs against liabilities or expenses incurred in connection with claims arising out of or pertaining the transactions contemplated by the merger agreement for a period of three years after the date of the merger agreement.

STOCK OWNERSHIP FOLLOWING THE MERGER

     At the effective time of the merger, Miami Acquisition Corp. will cease to exist and all shares of Miami Subs common stock will be converted into the right to receive Nathans common stock, together with associated common stock purchase rights, and warrants under the terms of the merger. Shares of Miami Subs common stock which are held in the treasury of Miami Subs, owned by Nathans or with respect to which dissenters' rights are properly exercised under Section
607.1320 of the Florida Business Corporation Act will not be so converted. If all shares of Miami Subs common stock are exchanged under the terms of the merger, other than treasury shares and shares owned by Nathans, holders of shares of Miami Subs common stock will hold 2,318,543 shares of Nathans common stock and warrants entitling them, in the aggregate, to acquire 579,636 shares of Nathans common stock. As of July 30, 1999, there were 4,722,216 shares of Nathans common stock issued and outstanding, 350,000 shares of Nathans common stock reserved for issuance under outstanding warrants, 1,225,000 shares of Nathans common stock reserved for issuance under various stock option plans and 6,297,216 shares of Nathans common stock reserved for issuance under Nathans' shareholder rights plan.

DISSENTERS' APPRAISAL RIGHTS

     Section 607.1302 of the Florida Business Corporation Act provides that any holder of Miami Subs common stock as of the Miami Subs record date who has not voted in favor of the merger agreement has the right, as an alternative to receiving the merger consideration, to receive payment of the "fair value" of his or her shares as of the close of business on the day prior to the Miami Subs meeting, as well as some other rights and benefits, subject to Section 607.1320 of the Florida Business Corporation Act. For the purposes of determining the "fair value," appreciation or depreciation in anticipation of the merger is excluded unless exclusion would be inequitable. If a Miami Subs shareholder has a beneficial interest in shares of Miami Subs common stock that are held of record in the name of another person, and the shareholder desires to perfect whatever dissenters' rights the beneficial shareholder may have, the beneficial shareholder must act promptly to cause the shareholder of record timely and properly to follow the steps summarized below.

          1. A Miami Subs shareholder who wishes to assert his or her legal right to dissent must:

        - file a written notice of his or her intent to demand payment for his or her shares if the merger is completed with Miami Subs either prior to the Miami Subs meeting or at the Miami Subs meeting prior to the vote with respect to the approval of the merger agreement; and

        - not vote in favor of the merger agreement.

          2. Within ten days of shareholder approval of the merger, Miami Subs must give each shareholder who filed a notice of intent to demand payment for his or her shares written notice by registered mail of such approval.

          3. Within 20 days of Miami Subs giving the notice described above to any such Miami Subs shareholder, any shareholder who elects to dissent must file with Miami Subs a notice of his or her election, stating the shareholder's name and address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any dissenting Miami Subs shareholder may dissent as to less than all the shares registered in his or her name. Any dissenting shareholder must also deposit his or her certificates for certificated shares with Miami Subs simultaneously with the filing of his or her election to dissent. Any such shareholder who fails to take the above actions within the specified time period shall be deemed to have waived his or her dissenters' appraisal rights. After filing of such notice of election, the shareholder will only be entitled to payment of the fair value of his or her shares and will not be entitled to vote or exercise any other right as a shareholder.

          4. A Miami Subs shareholder may withdraw in writing his or her notice of election to dissent at any time before an offer is made by Miami Subs to pay for his or her shares. After an offer by Miami Subs, no notice of election to dissent may be withdrawn by a shareholder unless Miami Subs consents to such withdrawal.

          5. Within 10 days after the expiration of the period in which a Miami Subs shareholder was entitled to file his or her notice of election to dissent, or within 10 days after the merger is completed, whichever is later, Miami Subs shall make a written offer to each dissenting shareholder to pay an amount that Miami Subs estimates to be the fair value for his or her shares. Miami Subs must make its written offer no later than 90 days from the Miami Subs shareholders' approval of the merger.

          6. If a Miami Subs shareholder accepts the Miami Subs offer within 30 days after the making of such offer, Miami Subs must make payment for the shares within 90 days after the making of its offer. Upon payment of the agreed value, the Miami Subs dissenting shareholders shall cease to have any interest in such shares.

          7. If Miami Subs fails to make an offer within the period specified above in item 5 or if it makes the offer and a dissenting shareholder rejects the offer within 30 days of its making, then Miami Subs, within 30 days after receipt of written demand from a dissenting shareholder given within 60 days after the date on which the merger was completed, shall, or at its election at any time within such 60 days may, file an action in any court of competent jurisdiction in the county of Florida where its registered office is located requesting that the fair value of the dissenting shares be determined. If Miami Subs fails to institute such proceeding, any Miami Subs dissenting shareholder may do so in the name of Miami Subs.

          8. The costs and expenses of any proceeding determining the value of dissenting shares shall be determined by the court and shall be assessed against Miami Subs. However, all or any portion of those costs and expenses may be apportioned and assessed as the court deems equitable against any or all Miami Subs dissenting shareholders who are parties to the proceeding, to whom Miami Subs has made an offer to pay for the shares, if the court finds that the action of the dissenting shareholders in failing to accept Miami Subs' offer was arbitrary, vexatious, or not in good faith.

     The above summary is not a complete statement of the Florida Business Corporation Act, relating to dissenters' appraisal rights, and is qualified in its entirety by reference to the provisions of Sections 607.1301, 607.1302 and
607.1320 of the Florida Business Corporation Act attached to this joint proxy statement/prospectus as Annex D and incorporated in this joint proxy statement/prospectus by reference. This summary and the provisions of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act should be reviewed carefully by any Miami Subs shareholder who wishes to exercise statutory dissenters' appraisal rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights. Any Miami Subs shareholder who is considering dissenting should consult his or her legal advisor.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following describes the principal federal income tax consequences of the merger, assuming that the merger is consummated as contemplated, and of the ownership of the Nathans common stock and warrants. The discussion assumes that a Miami Subs shareholder holds its Miami Subs common stock and will hold its Nathans stock and warrants as capital assets. To hold an asset as a capital asset is generally to hold it for investment. This discussion is based on current laws and interpretations thereof, and there can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained in this document. The discussion does not take account of rules that may apply to stockholders that are subject to special treatment under federal income tax laws such as, trusts, S corporations, taxpayers subject to alternative minimum tax, insurance companies, dealers in securities, some retirement plans, financial institutions, tax exempt organizations, holders who are not United States citizens or residents, Miami Subs shareholders who acquired

Miami Subs common stock under the exercise of employee stock options or rights or otherwise as compensation, and persons in special situations, including persons who hold shares of Miami Subs common stock as part of a straddle. No rulings have been requested or received from the IRS as to the matters discussed in this document and there is no intent to seek any rulings from the IRS. Accordingly, we cannot assure you that the IRS will not challenge the tax treatment of any or all of the matters discussed in this summary or, if it does challenge the tax treatment, that it will not be successful.

     THE DISCUSSION BELOW DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP OF NATHANS COMMON STOCK AND WARRANTS, AND THE SPECIFIC TAX CONSEQUENCES TO EACH MIAMI SUBS SHAREHOLDER MAY DIFFER. CONSEQUENTLY, EACH MIAMI SUBS SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THE SHAREHOLDER, OF THE MERGER AND THE OWNERSHIP OF NATHANS COMMON STOCK AND WARRANTS.

TAX CONSEQUENCES TO MIAMI SUBS' SHAREHOLDERS

Effect of Merger

     For each holder of Miami Subs common stock, the merger will be a taxable transaction for federal income tax purposes and the holder will be treated as if, at the effective time of the merger, it had sold each of its shares for Nathans common stock and warrants. A holder of Miami Subs common stock will recognize capital gain or loss equal to the difference between

     - its tax basis in the Miami Subs common stock surrendered and

     - the sum of

        - the fair market value of the Nathans common stock received, plus

        - the fair market value of the warrants received, determined as of the effective time of the merger.

     The gain or loss recognized as a result of the merger will be treated as a capital gain or loss, provided that Miami Subs is not treated for federal income tax purposes as a "collapsible corporation." Miami Subs' management believes that Miami Subs is not a collapsible corporation for federal income tax purposes. For federal income tax purposes capital losses are generally deductible only against capital gains and not against ordinary income.

Holding of Nathans Common Stock and Warrants

     Nathans common stock and warrants received by a holder of Miami Subs common stock in exchange for Miami Subs common stock will have a tax basis equal to the fair market value of the Nathans common stock and warrants received and the effective time will commence a new holding period for the Nathans stock and warrants.

Exercise of Warrants

     Generally, no gain or loss will be recognized for federal income tax purposes upon exercise of a warrant. The tax basis of shares of Nathans common stock acquired upon exercise of a warrant will be equal to the sum of

     - the holder's tax basis in the warrant and

     - the exercise price.

The holding period of the Nathans common stock acquired upon exercise of a warrant will begin following the date of exercise of the warrant.

Disposition of Nathans Stock and Warrants

     In general, the sale, exchange or other taxable disposition of Nathans common stock and warrants will result in gain or loss to the holder in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the holder's tax basis in the Nathans common stock and warrants. The gain or loss generally will be long-term capital gain or loss if the Nathans common stock or warrants, as the case may be, are held by the holder for more than one year at the time of the disposition and, in the case of the warrants, the Nathans common stock issuable upon exercise of the warrants would have been a capital asset if acquired by the holder.

Expiration of Warrants

     The expiration of a warrant should generally result in a long-term capital loss to the holder equal to the holder's tax basis in the warrant if the warrant is held by the holder for more than one year at the time of the expiration and the Nathans common stock issuable upon exercise of the warrant would have been a capital asset if acquired by the stockholder.

Backup Withholding

     Under the federal income tax backup withholding rules, unless an exemption applies, American Stock Transfer & Trust Company, as paying agent, will be required to withhold, and will withhold, 31% of all payments to which a payee is entitled under the merger, unless the payee provides a tax identification number and certifies under penalties of perjury, that the number is correct. A tax identification number is a social security number, in the case of an individual, or employer identification number in the case of other Miami Subs shareholders. Each holder of Miami Subs common stock, and, if applicable, each other payee, should complete and sign the substitute Form W-9 which will be included as part of the letter of transmittal to be returned to American Stock Transfer in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to American Stock Transfer. The exceptions provide that some holders are not subject to these backup withholding and reporting requirements. These holders include all corporations and some foreign individuals. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for such year.

TAX CONSEQUENCES TO NATHANS, MIAMI ACQUISITION CORP. AND MIAMI SUBS

Effect of Merger

     The merger of Miami Acquisition Corp. into Miami Subs, with Miami Subs surviving and with Miami Subs shareholders receiving the merger consideration in the transaction, constitutes a taxable reverse subsidiary merger which will be treated for federal income tax purposes as a direct purchase by Nathans of the Miami Subs common stock from the Miami Subs shareholders in exchange for the merger consideration, and as such the transitory existence of Miami Acquisition Corp. as the wholly-owned subsidiary of Nathans will be disregarded for federal income tax purposes. Because Nathans will be treated as purchasing the Miami Subs common stock directly from the Miami Subs shareholders, unless an Internal Revenue Code Section 338 election is made, or is deemed to have been made under the Code, to treat the purchase by Nathans of the Miami Subs common stock as a purchase of the assets of Miami Subs resulting in a stepped up basis in the Miami Subs assets, no gain or loss will be recognized by Miami Subs as a result of the merger. Further, no gain or loss will be recognized by Nathans upon the receipt of the shares of Miami Subs common stock from the Miami Subs shareholders in exchange for the merger consideration. Nathans's adjusted tax basis in the Miami Subs common stock acquired in the merger will generally be equal to the value of the merger consideration paid by Nathans to the Miami Subs shareholders in exchange for their Miami Subs common stock.

Net Operating Losses

     Miami Subs had net operating loss and general business credit carryforwards of approximately $6.4 million and $274,000, respectively, as of May 31, 1998. The amount and timing of the carryforwards may change as a result of the adjustment proposed by the IRS for the fiscal years 1991 through 1996, inclusive, as well as any adjustment which may result with respect to fiscal year 1997. Under Section 382 of the Code, the ability of Miami Subs to utilize its net operating losses and credits will be limited if Miami Subs experiences an "ownership change" as a consequence of the merger. Section 382 defines an "ownership change" as an increase of more than 50 percentage points in ownership of stock owned by one or more 5% stockholders over the lowest percentage of stock owned by such stockholders during the preceding three year period. It is anticipated that the merger will result in an "ownership change" within the meaning of Section 382 of the Code, and thus, will result in the utilization of any remaining carryforwards of Miami Subs being limited under Section 382. The
Section 382 limitation is determined as follows: first, the value of Miami Subs is determined; and second, a percentage equal to the long-term tax-exempt rate determined by the Treasury Department, which is currently approximately 5%, is multiplied by the value of Miami Subs to determine the amount of the net operating loss carryforwards of Miami Subs which may be used in any given year to offset taxable income of Miami Subs, subject to exception for some built-in gain items. For the purposes of calculating the Section 382 limitation, the value of Miami Subs is equal to the fair market value of all outstanding equity of Miami Subs immediately prior to the ownership change, subject to adjustment in some cases. Previous "ownership changes" have resulted in a Section 382 limitation of approximately $340,000, which may be applied in addition to any
Section 382 limitation resulting from the merger. To the extent that Miami Subs uses less than the Section 382 limitation in any taxable year, the unused portion of the Section 382 limitation will be added to the Section 382 limitation for the next taxable year.

     MIAMI SUBS SHAREHOLDERS SHOULD NOTE THAT THE PARTIES HAVE NOT OBTAINED, AND WILL NOT OBTAIN, A RULING FROM THE IRS OR AN OPINION OF COUNSEL REGARDING THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. EACH MIAMI SUBS SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the effective time of the merger, Miami Subs' consolidated results of operations will be included in Nathans' consolidated results of operations. For purposes of preparing Nathans' consolidated financial statements, Nathans will establish a new accounting basis for Miami Subs' assets and liabilities based upon the estimated fair market values thereof and Nathans' purchase price, including the costs of the acquisition. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial information appearing elsewhere in this joint proxy statement/prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information to comply with disclosure requirements of the Commission. Although the final purchase price allocation may differ, the pro forma combined financial information reflects Nathans management's best estimate based upon currently available information. For more information regarding the pro forma allocation of the purchase price, see "Unaudited Pro Forma Combined Financial Information."

LEGAL PROCEEDINGS

     On January 5, 1999, Miami Subs was served with a class action lawsuit entitled Robert J. Feeny, on behalf of himself and all others similarly situated vs. Miami Subs Corporation, et al., which was filed against Miami Subs, its directors and Nathans in a Circuit Court in Broward County, Florida, by a shareholder of Miami Subs. Since that time, Nathans and its designees to the Miami Subs board have also been served. The suit alleges that the proposed merger between Miami Subs and Nathans, as contemplated by the companies non-binding letter of intent, is unfair to Miami Subs' shareholders based on the price that Nathans is paying to the Miami Subs' shareholders and constitutes a breach by the defendants of their fiduciary duties to the shareholders of Miami Subs. The plaintiff seeks among other things:

     - class action status;

     - preliminary and permanent injunctive relief against consummation of the proposed merger; and

     - unspecified damages to be awarded to the shareholders of Miami Subs.

     On March 19, 1999, the court granted the plaintiff leave to amend the complaint. On April 18, 1999, the plaintiff filed an amended complaint. Miami Subs filed a motion to dismiss the complaint on April 13, 1999. Nathans and its designees to the Miami Subs board filed a motion to dismiss on April 29, 1999. On May 21, 1999, the court considered these motions to dismiss, but has yet to make a ruling. Miami Subs and Nathans intend to defend against the suit vigorously and pursue the merger.

GOVERNMENTAL AND REGULATORY APPROVALS

     Nathans and Miami Subs are aware of no governmental or regulatory approvals required for consummation of the merger, other than compliance with the federal securities laws and applicable state securities and "blue sky" laws.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement not summarized elsewhere in this joint proxy statement/prospectus. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference.

EFFECTIVE TIME

     The effective time of the merger will be at the time the articles of merger are filed with the Department of State of the State of Florida or at such later time as may be specified in such articles of merger. The closing date will occur as soon as practicable following the approval of the merger by Nathans' stockholders and Miami Subs' shareholders, but no later than three business days after the merger is approved, except that the closing date may be adjourned in the event that a condition of closing has not been satisfied or waived. In the event a closing condition is not satisfied or waived, the closing date shall be no later than three business days following the satisfaction or waiver of any such condition or at such other time as Miami Subs and Nathans may agree. We expect that the closing date and effective time of the merger will be on or about October 5, 1999, assuming all conditions to the merger are met or waived prior to that date.

CONVERSION OF SHARES AND OPTIONS

     At the effective time of the merger each outstanding share of Miami Subs common stock will be converted into the right to receive a fraction of a share of Nathans common stock having a value of $2.068, but no more than one share of Nathans common stock for each two shares of Miami Subs.

     A Miami Subs shareholder will also be granted one warrant to purchase one share of Nathans common stock at an exercise price of $6.00 for each four shares of Nathans common stock that such shareholder is entitled to receive.

     Shares of Miami Subs common stock which are held by Nathans or its affiliates or in the treasury of Miami Subs and shares with respect to which dissenters appraisal rights have been properly exercised will not be converted in the merger.

     Furthermore, at the effective time of the merger, each outstanding option and warrant to purchase Miami Subs common stock, whether or not exercisable, will be assumed by Nathans, on the same terms and conditions as were applicable under the original Miami Subs option or warrant, subject to adjustment in accordance with the merger agreement as follows:

          1. the number of shares purchasable under each assumed option or warrant will be the number of whole shares of Nathans common stock equal to the product of the number of shares of Miami Subs common stock that were issuable upon exercise of the Miami Subs option or warrant immediately prior to the effective time multiplied by the number of shares, or fractions of a share, of Nathans common stock issued at the effective time in exchange for one share of Miami Subs common stock, rounded down to the nearest whole number of shares of Nathans common stock, and

          2. the per share exercise price for the shares of Nathans common stock issuable upon exercise of the assumed Miami Subs option or warrant will be equal to the amount determined by multiplying the exercise price per share of Miami Subs common stock at which the option or warrant was exercisable immediately prior to the effective time by $2.068, rounded up to the nearest whole cent. After the effective time of the merger, Nathans will issue to each holder of an outstanding Miami Subs option or warrant a notice describing the assumption of the option or warrant by Nathans. There are outstanding options and warrants to acquire, in the aggregate, 1,084,679 shares of Miami Subs common stock.

     At or before the effective time of the merger, Nathans shall make available to American Stock Transfer & Trust Company sufficient shares of Nathans common stock and warrants to satisfy the obligations to holders of shares of Miami Subs common stock. Promptly after the effective time, American Stock Transfer shall mail to each record holder of shares of Miami Subs common stock and each option and warrant holder previously identified by Miami Subs a letter of transmittal and instructions for use in surrendering certificates representing shares of Miami Subs common stock and presenting claims with respect to options and warrants to purchase outstanding shares.

NASDAQ LISTING

     The shares of common stock, the warrants and the shares of common stock underlying such warrants to be issued in connection with the merger are required to be listed on The Nasdaq National Market. The shares of Nathans common stock underlying the options and warrants to be assumed are also required to be listed on The Nasdaq National Market. The approval of Nasdaq for listing of these securities is expected to be obtained prior to the effective time, subject to official notice of issuance. For a description of the terms of the warrants, see "Description of Nathans Securities -- Warrants" on page 137.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various customary representations and warranties by Miami Subs, Nathans and Miami Acquisition Corp., as the case may be, concerning:

     - organization, good standing and corporate power;

     - capitalization;

     - subsidiaries;

     - obligations with respect to capital stock;

     - authorization of the merger agreement and related transactions;

     - Securities and Exchange Commission filings;

     - financial statements;

     - the absence of certain changes and events;

     - tax matters;

     - intellectual property;

     - governmental authorization and compliance with applicable laws;

     - litigation;

     - brokers' and finders' fees;

     - employee benefit plans;

     - absence of liens and encumbrances;

     - environmental matters;

     - labor matters;

     - change of control payments;

     - the absence of material misstatements or omissions in the proxy statement and registration statement;

     - board approval;

     - minute books;

     - political contributions; and

     - the accuracy of representations and warranties in the agreement.

CONDUCT OF MIAMI SUBS' AND NATHANS' BUSINESSES PRIOR TO MERGER

     Under the merger agreement, Miami Subs and Nathans have each agreed, on behalf of itself and its subsidiaries, that during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement under its terms or the effective time of the merger, except as set forth in the disclosure schedules or to the extent that the other party shall otherwise consent in writing:

     - to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted;

     - to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due;

     - use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, Miami Subs and Nathans have each agreed, on behalf of itself and its subsidiaries except as set forth in the disclosure schedules, without the prior written consent of the other party, not to:

     - Waive any stock repurchase rights, accelerate, amend or change the period of exerciseability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under the plans;

     - Enter into any material partnership arrangements, joint development agreements or strategic alliances;

     - Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or under written agreements outstanding, or policies existing, on the merger agreement date and as previously disclosed in writing to the other, or adopt any new severance plan;

     - Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to its intellectual property rights, other than in the ordinary course of business;

     - Declare or pay any dividends on or make any other distributions, whether in cash, stock or property, in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     - Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except under rights of repurchase of shares under any employee, consultant or director stock plan;

     - Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue shares or convertible securities, other than

        - options to purchase shares of Miami Subs common stock or Nathans common stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans, or

        - shares of Miami Subs common stock or Nathans common stock, as the case may be, issuable upon the exercise of the options referred to in the preceding clause or outstanding as of the merger agreement date;

     - Cause, permit or propose any amendments to any charter document or bylaw or similar governing instruments of any subsidiaries;

     - Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any

        - business
        - corporation,
        - partnership interest,
        - association or
        - other business organization or division,

        or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Miami Subs or Nathans, as the case may be. The parties also agree not to enter into any

        - joint ventures,
        - strategic partnerships or
        - alliances,

        other than in the ordinary course of business consistent with past practice. However, Nathans may enter into any of the above transactions if (1) Nathans is the surviving entity, or (2) if Nathans is not the surviving entity, the surviving entity specifically assumes the obligations of Nathans under the merger agreement;

     - Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Miami Subs or Nathans, as the case may be;

     - Incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Miami Subs or Nathans, as the case may be, or guarantee any debt securities of others except that

        - they can incur indebtedness for ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business and

        - Miami Subs can guarantee third-party debt securities in connection with the Arthur Treacher's/Miami Subs development project;

     - Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice;

     - Pay, discharge or satisfy any claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business;

     - Make any grant of exclusive rights to any third party; or

     - Agree in writing or otherwise to take any of the actions described above.

NO SOLICITATION BY MIAMI SUBS

     Under the merger agreement, Miami Subs agreed that prior to the earlier of the closing of the merger or the termination of the merger agreement, Miami Subs shall not, subject to limitations set forth in the merger agreement, directly or indirectly solicit, initiate or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in, continue or enter into any negotiations or discussions concerning, any

     - merger,
     - consolidation or
     - other business combination with, or
     - the purchase of all or a portion of the assets of or any equity interest in, Miami Subs or any of its subsidiaries.

     Miami Subs agreed to instruct each officer, director, affiliate and advisor of Miami Subs and its subsidiaries to refrain from doing any of the above. Miami Subs has agreed to notify Nathans immediately in writing of, and to communicate in the notice the terms of, any inquiry or proposal which it may receive.

FEES AND EXPENSES

     All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except that the parties will equally share printing and filing fees associated with the registration statement of which this joint proxy statement/prospectus forms a part.

        Miami Subs is required to pay Nathans a termination fee of:

          1. $500,000 if the merger agreement is terminated because the Miami Subs board of directors withdraws or modifies its recommendation to the Miami Subs shareholders to approve the merger agreement, other than as a result of Raymond James' withdrawal of its opinion dated March 19, 1999 to the effect that the merger consideration to be received by the Miami Subs shareholders, other than Nathans and its affiliates, in the merger is fair to Miami Subs shareholders from a financial point of view, or

          2. $250,000 if the merger agreement is terminated as a result of Miami Subs' breach of a representation, warranty or covenant in the merger agreement.

        Nathans is required to pay Miami Subs a termination fee of:

          1. $250,000 if the merger agreement is terminated because the Nathans board of directors withdraws or modifies its recommendation to the Nathans stockholders; or

          2. $125,000 if the merger agreement is terminated as a result of Nathans' breach of a representation, warranty or covenant in the merger agreement.

CONDITIONS TO THE MERGER

     The respective obligations of Nathans and Miami Subs to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

     - the merger agreement shall have been approved and adopted by the requisite vote under applicable law by the shareholders of Miami Subs and the stockholders of Nathans;

     - the Commission shall have declared the registration statement effective and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement, shall have been initiated or threatened in writing by the Commission; and

     - no court, administrative agency or commission or other governmental authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other temporary, preliminary or permanent order which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

     The obligations of Nathans to consummate the merger are expressly conditioned upon the waiver or satisfaction of the following conditions:

     - that all of Miami Subs' representations and warranties contained in the merger agreement be true and correct in all material respects as if made on the closing date;

     - that all of Miami Subs' covenants and agreements contained in the merger agreement shall have been performed at or prior to the closing date and such compliance shall be certified by Miami Subs' President and Chief Financial Officer;

     - Nathans shall have received an opinion of Greenberg Traurig, P.A., counsel for Miami Subs, in form reasonably acceptable to Nathans;

     - there shall have been no material adverse change in the financial or other condition of the business or prospects of Miami Subs or any of its subsidiaries or their respective assets;

     - Miami Subs shall have received a fairness opinion which states unequivocally that the merger consideration to be received by the Miami Subs shareholders is fair from a financial point of view to Miami Subs shareholders;

     - that the employment agreements between Miami Subs and each of Messrs. Perlyn, Woda and Baran shall have been executed and delivered;

     - that Nathans shall have completed its due diligence with respect to Miami Subs and determined that Miami Subs' representations, warranties and covenants contained in the merger agreement are true and correct in all material respects; and

     - that the merger is completed on or before October 29, 1999.

     Miami Subs' obligations under the merger agreement are dependent upon the waiver or satisfaction, of the following conditions:

     - that all of Nathans' representations and warranties contained in the merger agreement be true and correct in all material respects as if made on the closing date;

     - that all of Nathans' covenants and agreements contained in the merger agreement shall have been performed at or prior to the closing date and such compliance shall be certified by Nathans' President and Chief Financial Officer;

     - Miami Subs shall have received an opinion of Blau, Kramer, Wactlar & Lieberman, P.C., counsel to Nathans, in form reasonably acceptable to Miami Subs;

     - there shall have been no material adverse change in the financial or other condition of the business or prospects of Nathans or any of its subsidiaries or their respective assets;

     - Nathans shall have received a fairness opinion which states unequivocally that the merger consideration to be received by Miami Subs shareholders from Nathans is fair from a financial point of view to Nathans stockholders;

     - Nathans shall have deposited sufficient shares of Nathans common stock and warrants with the American Stock Transfer to consummate the merger;

     - that Miami Subs shall have completed its due diligence with respect to Nathans and determined that Nathans' representations, warranties and covenants contained in the merger agreement are true and correct in all material respects; and

     - that the merger is completed on or before October 29, 1999.

     Neither Nathans nor Miami Subs is presently aware of any closing condition that is unlikely to be fulfilled or waived.

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

TERMINATION

     The merger may be terminated at any time prior to the filing of the articles of merger with the Department of State of the State of Florida:

     - by any party not in material breach of the merger agreement in the event that a material condition of closing has not been satisfied or waived within the time allowed;

     - by Nathans, if not in material breach under the merger agreement, if any of the conditions to be satisfied by Miami Subs have not been satisfied within the time allowed; and

     - by Miami Subs, if not in material breach under the merger agreement, if any of the conditions to be satisfied by Nathans have not been satisfied within the time allowed.

INDEMNIFICATION

     Miami Subs, as the surviving corporation, shall assume all of the obligations of Miami Subs and any of its subsidiaries under indemnification agreements to provide indemnification to present or former officers, directors, employees and agents. In addition, for a period of three years from the effective time of the merger, Nathans shall indemnify the present and former officers, directors, employees and agents of Miami Subs to the extent required under the Florida Business Corporation Act, the articles of incorporation or bylaws of Miami Subs. Nathans has also agreed to maintain Miami Subs' existing officers and directors liability insurance, or comparable insurance, for a three-year period after the effective time of the merger.

                MATERIAL CONTACTS BETWEEN NATHANS AND MIAMI SUBS

     On November 25, 1998, Nathans acquired approximately 30% of the outstanding common stock of Miami Subs from Miami Subs' then chairman and chief executive officer for $4.2 million or $.517 per share. After giving effect to Miami Subs reverse stock split, the per share price was $2.068. In connection with that purchase, Nathans designated and the Miami Subs board of directors elected three members to the Miami Subs board of directors, namely Howard M. Lorber, Wayne Norbitz and Robert J. Eide. Messrs. Lorber, Norbitz and Eide are executive officers and/or directors of Nathans. For more information about Messrs. Lorber, Norbitz and Eide, please see "Nathans Management and Executive
Compensation -- Officers and Directors of Nathans" beginning on page 98.

     The merger agreement provides that at the effective time of the merger, Miami Subs and Donald Perlyn will enter into an employment agreement under which Mr. Perlyn will become a director of Nathans.

     In January 1999, Miami Subs began selling "Nathan's Famous" all beef frankfurters and fresh, crinkle-cut french fries at one of its company-owned restaurants on a test basis. A franchise agreement was executed in February 1999.

     Other than the foregoing, there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between Miami Subs and Nathans, including their respective affiliates.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

NATHANS

     Nathans common stock has been trading on The Nasdaq National Market System under the symbol NATH since February 26, 1993. As of July 30, 1999, there were 312 holders of record of Nathans common stock. Nathans has never declared or paid cash dividends on the Nathans common stock and does not anticipate paying any cash dividends in the foreseeable future. Nathans currently intends to retain future earnings, if any, to fund the development of its business. The following table set forth for the fiscal quarter indicated the high and low closing share prices per share as reported by The Nasdaq National Market System.

                                                         HIGH      LOW
                                                         -----    -----
FISCAL YEAR ENDED MARCH 29, 1998
  First quarter........................................  $3.88    $2.97
  Second quarter.......................................   4.25     3.19
  Third quarter........................................   4.88     3.56
  Fourth quarter.......................................   4.75     3.50
FISCAL YEAR ENDED MARCH 28, 1999
  First quarter........................................  $4.44    $3.69
  Second quarter.......................................   4.63     3.44
  Third quarter........................................   4.44     3.34
  Fourth quarter.......................................   4.28     3.56
FISCAL YEAR ENDING MARCH 26, 2000
  First quarter........................................  $4.19    $3.50
  Second quarter (through August 16, 1999).............  $3.69    $3.34

     On November 24, 1998, the last trading day prior to public announcement of the non-binding letter of intent relating to the merger, the closing price of Nathans common stock, as reported by The Nasdaq National Market System, was $4.0625 per share. On January 29, 1999, the last trading day prior to the public announcement of the signing of the merger agreement, the closing price of Nathans common stock, as reported by The Nasdaq National Market System, was $3.906 per share. On August 16, 1999, the last trading day before the date of this joint proxy statement/prospectus, the closing price of Nathans common stock, as reported by The Nasdaq National Market System, was $3.625 per share.

MIAMI SUBS

     The Miami Subs common stock has been trading on the OTC Bulletin Board under the symbol "SUBS" since March 3, 1999. Prior to March 3, 1999, the Miami Subs common stock had been conditionally trading on The Nasdaq SmallCap Market after being removed from The Nasdaq National Market on November 8, 1998. From November 9, 1998 until March 2, 1999, the Miami Subs common stock was traded on the SmallCap Market pending Miami Subs' satisfaction of various conditions imposed by Nasdaq during that period, including Miami Subs having to effect by January 7, 1999 a

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

reverse stock split sufficient to satisfy the SmallCap Market's minimum bid price requirement and hold by March 1, 1999 a special shareholders' meeting to approve the merger. On January 7, 1999, Miami Subs effected a 1-for-4 reverse stock split of the common stock bringing the common stock in compliance with such minimum bid price requirement. However, Miami Subs was not able to hold the special meeting by March 1, 1999 because the negotiation and execution of the merger agreement took longer than anticipated. Consequently, on March 2, 1999, the Miami Subs common stock was delisted from the SmallCap Market. Miami Subs is appealing the delisting. As of August 16, 1999, there were 1,607 holders of record of Miami Subs common stock. Miami Subs has never declared or paid cash dividends on the Miami Subs common stock and does not anticipate paying any cash dividends in the foreseeable future. Miami Subs currently intends to retain future earnings, if any, to fund the development of its business. The following table sets forth for the fiscal quarter indicating the high and low closing prices per share reported by The Nasdaq National Market, The Nasdaq SmallCap Market and OTC Bulletin Board, as applicable and as adjusted for Miami Subs' 1-for-4 reverse stock split in January 1999.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED MAY 31, 1998
  First quarter.............................................  $4.625    $2.56
  Second quarter............................................   4.125     2.50
  Third quarter.............................................   2.50      1.50
  Fourth quarter............................................   3.00      2.25
FISCAL YEAR ENDED MAY 31, 1999
  First quarter.............................................  $2.75     $1.375
  Second quarter............................................   1.75      1.00
  Third quarter.............................................   1.78      1.375
  Fourth quarter............................................   1.75      1.06
FISCAL YEAR ENDING MAY 31, 2000
  First quarter (through August 16, 1999)...................  $1.78     $1.50

     On November 24, 1998, the last trading day prior to the public announcement of the non-binding letter of intent relating to the merger, the closing price of Miami Subs common stock, as reported by the SmallCap Market, was $1.25 per share. On January 29, 1999, the last trading day prior to the public announcement of the signing of the merger agreement, the closing price of Miami Subs common stock, as reported by the SmallCap Market, was $1.56 per share. On August 16, 1999, the last trading day before the date of this joint proxy statement/prospectus, the closing price of Miami Subs common stock, as reported by OTC Bulletin Board, was $1.625 per share.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Nathans and Miami Subs, and combined per share data on an unaudited pro forma basis after giving effect to the merger based on the purchase method of accounting, assuming that eight shares of Miami Subs common stock is exchanged for four shares of Nathans common stock and one warrant. The historical book value per share was calculated by dividing stockholders' or shareholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma combined book value per share was calculated by dividing pro forma combined stockholders' equity by the number of Nathans common shares outstanding at the end of the period, and does not assume the exercise of any currently outstanding options or warrants or any options or warrants to be issued to Miami Subs shareholders in the merger. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial information and the separate historical financial statements of Nathans and Miami Subs, and notes to those financial statements, included elsewhere in this joint proxy statement/prospectus. The pro forma combined per share data is not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                 NATHANS     NATHANS     MIAMI SUBS     MIAMI SUBS
                                 52 WEEKS    13 WEEKS       YEAR       NINE MONTHS
                                  ENDED       ENDED        ENDED          ENDED
                                 MARCH 28    JUNE 27,     MAY 31,      FEBRUARY 28,
                                   1999        1999         1998           1999
                                 --------    --------    ----------    ------------
Earnings from continuing
  operations per common share
  Basic........................   $0.58       $0.10        $0.08          $0.09
  Diluted......................   $0.57       $0.10        $0.08          $0.09
Book value per share...........   $5.58       $5.68        $2.36          $2.50

                                                   NATHANS PRO FORMA     COMBINED
                                                       52 WEEKS          13 WEEKS
                                                         ENDED             ENDED
                                                       MARCH 28,         JUNE 27,
                                                         1999              1999
                                                   -----------------    -----------
                                                      (UNAUDITED)       (UNAUDITED)
Earnings from continuing
  operations per common share
  Basic..........................................        $0.49             $0.10
  Diluted........................................        $0.49             $0.10
Book value per share.............................        $5.22             $5.29

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     On November 25, 1998, Nathans acquired 8,121,000 shares of Miami Subs in a private purchase transaction from Gus Boulis in consideration of the sum of $4.2 million in cash. After giving effect to the 1-for-4 reverse stock split Nathans owns 2,030,250 shares. These shares represent approximately 30% of the issued and outstanding shares of Miami Subs. This transaction was accounted for under the equity method of accounting for investments. On January 15, 1999, Nathans entered into the merger agreement with Miami Subs pursuant to which Nathans will acquire the remaining outstanding shares of Miami Subs in exchange for approximately 2,319,000 shares of Nathans common stock and approximately 580,000 warrants.

     The unaudited pro forma balance sheet combines the unaudited consolidated balance sheet of Miami Subs as of February 28, 1999 with the unaudited consolidated balance sheet of Nathans as of June 27, 1999 as if the purchase had occurred on June 27, 1999. The unaudited pro forma income statement for the year ended March 28, 1999 combines Nathans' results of operations for the year ended March 28, 1999 with Miami Subs' results of operations for the nine months ended February 28, 1999 and for the three months ended May 31, 1998, assuming that the transaction occurred at the beginning of Nathans' fiscal period. The unaudited pro forma income statement for the thirteen weeks ended June 27, 1999 combines Nathan's results of operations for the thirteen weeks ended June 27, 1999 with Miami Subs' results of operations for the quarter ended February 28, 1999 assuming that the transaction occurred at the beginning of Nathans' fiscal period.

     Separate pro forma statements of operations have been presented for the following circumstances: (1) Nathans 30% acquisition of the then outstanding Miami Subs common stock and (2) the proposed acquisition of the remaining 70% outstanding shares of Miami Subs.

     Following the approval and consummation of the merger, Nathans will evaluate continuing the strategy of providing financing to Miami Subs franchisees and may offer financial incentives to motivate franchisees to repay their notes before maturity. In this regard, any changes in Nathans' business strategy going forward may result in some asset amounts being realized at amounts that may be materially less than the carrying amounts already reflected in the accompanying Miami Subs balance sheet and a portion may be a non-recurring charge to the income statement.

     The unaudited pro forma financial statements should be read in conjunction with Nathans' consolidated financial statements and related notes, and the financial statements and related notes of Miami Subs. The pro forma adjustments are based upon the historical financial position and results of operations for the periods presented. The pro forma financial data does not purport to represent what Nathans' consolidated financial position or results of operations would actually have been if the investment in Miami Subs had occurred at the dates indicated, or to project Nathans financial position or results of operations for any future period. The pro forma combined results may not be comparable to or indicative of future performance. The pro forma adjustments are based upon available information and upon assumptions that Nathans' believes are reasonable under the circumstances; however, the actual recording of the merger will be based on ultimate appraisals, evaluations and estimates of fair market values. Nathans does not expect the actual recording of the merger to vary materially from the pro forma financial statements.

     On February 19, 1999, the U.S. Bankruptcy Court for the Middle District of North Carolina, Durham Division, confirmed the Joint Plan of Reorganization of the Official Committee of Franchisees of Roasters Corp. and Roasters Franchise Corp., operators of Kenny Rogers Roasters Restaurants. Under the joint plan of reorganization, on April 1, 1999, Nathans acquired the intellectual property rights, including trademarks, recipes and franchise agreements of Roasters Corp. and Roasters Franchise Corp. for $1,250,000 in cash plus related expenses, which was paid for out of Nathans' working capital. Nathans' estimates revenues ranging from $600,000 to $800,000 and pre-tax income of up to $100,000 during the first fiscal year of operations following this acquisition, although there can be no assurance in this regard. The acquisition of these rights and related income and expenses have not been included in the accompanying pro forma financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 27, 1999

                                                                                PRO FORMA
                                                        NATHANS   MIAMI SUBS   ADJUSTMENTS    PRO FORMA
                                                        -------   ----------   -----------    ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents...........................  $1,600     $ 4,206      $    (716)(a)  $ 5,090
  Marketable investment securities....................   3,296                                   3,296
  Franchise and other receivables, net................   1,808       1,766                       3,574
  Inventory...........................................     422         164                         586
  Prepaid expenses and other current assets...........     267          60                         327
  Deferred income taxes...............................     622                                     622
                                                        -------    -------      ---------      -------
    Total current assets..............................   8,015       6,196           (716)      13,495
                                                        -------    -------      ---------      -------
Notes receivable......................................               5,915                       5,915
Property and equipment, net...........................   6,166      10,998                      17,164
Intangible assets, net................................  12,634       6,405         (1,028)(d)   18,011
Investment in affiliate...............................   4,461                     (4,461)(e)       --
Deferred income taxes.................................     892                                     892
Other assets, net.....................................     190         538                         728
                                                        -------    -------      ---------      -------
                                                        24,343      23,856         (5,489)      42,710
                                                        -------    -------      ---------      -------
                                                        $32,358    $30,052      $  (6,205)     $56,205
                                                        =======    =======      =========      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............  $5,211     $ 4,770                     $ 9,981
  Deferred franchise fees.............................     136                                     136
  Current maturities of notes payable and obligations
    under capital leases..............................      --         914                         914
                                                        -------    -------      ---------      -------
    Total current liabilities.........................   5,347       5,684             --       11,031
Obligations under notes payable and capital leases,
  net of current maturities...........................      --       4,962                       4,962
Deferred franchise fees and other deferred revenue....      --       1,301                       1,301
Other liabilities.....................................     194       1,467                       1,661
                                                        -------    -------      ---------      -------
    Total liabilities.................................   5,541      13,414             --       18,955
Stockholders' equity:
  Common stock........................................      47          71             23(b)        70
                                                                                      (71)(c)
  Additional paid-in capital..........................  32,423      24,777          9,735(b)    42,833
                                                                                  (24,777)(c)
                                                                                      675(d)
  Accumulated deficit.................................  (5,653)     (6,603)         6,603(c)    (5,653)
  Treasury stock......................................              (1,607)         1,607(c)        --
                                                        -------    -------      ---------      -------
    Total stockholders' equity........................  26,817      16,638         (6,205)      37,250
                                                        -------    -------      ---------      -------
                                                        $32,358    $30,052      $  (6,205)     $56,205
                                                        =======    =======      =========      =======

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THIRTEEN WEEKS ENDED JUNE 27, 1999

                                          PRO FORMA                            PRO FORMA
                               NATHANS   ADJUSTMENTS   NATHANS   MIAMI SUBS   ADJUSTMENTS    PRO FORMA
                               -------   -----------   -------   ----------   -----------    ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales........................  $6,608                  $6,608      $4,387                     $10,995
Franchise fees and
  royalties..................     963                     963       1,034                       1,997
License royalties............     406                     406          --                         406
Investment and other
  income.....................      97                      97         284                         381
                               ------      ------      ------      ------        ----         -------
     Total revenues..........   8,074          --       8,074       5,705          --          13,779
Costs and expenses
  Cost of sales..............   4,080                   4,080       2,947                       7,027
  Restaurant operating
     expenses................   1,529                   1,529       1,219                       2,748
  Depreciation and
     amortization............     259                     259         269                         528
  Amortization of
     intangibles.............     113                     113         108         (13)(d)         208
  General and
     administrative..........   1,283                   1,283         770          17(e)        2,070
  Interest expense...........      --                      --         146          --             146
  Merger costs...............      --                      --         144        (144)(f)          --
                               ------      ------      ------      ------        ----         -------
     Total costs and
       expenses..............   7,264          --       7,264       5,603        (140)         12,727
                               ------      ------      ------      ------        ----         -------
Earnings before tax..........     810          --         810         102         140           1,052
Income taxes.................     341          --         341          20          --             361
                               ------      ------      ------      ------        ----         -------
Net income...................  $  469          --      $  469      $   82        $140         $   691
                               ======      ======      ======      ======        ====         =======

PER SHARE INFORMATION
Net earnings per share
  Basic......................  $ 0.10                                                         $  0.10
                               ======                                                         =======
  Diluted....................  $ 0.10                                                         $  0.10
                               ======                                                         =======
Shares used in computing net
  income
  Basic......................   4,722                                                           7,041
                               ======                                                         =======
  Diluted....................   4,744                                                           7,063
                               ======                                                         =======

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE FIFTY-TWO WEEKS ENDED MARCH 28, 1999

                                         PRO FORMA                             PRO FORMA
                              NATHANS   ADJUSTMENTS    NATHANS   MIAMI SUBS   ADJUSTMENTS    PRO FORMA
                              -------   -----------    -------   ----------   -----------    ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.......................  $24,511                  $24,511    $18,463                     $42,974
Franchise fees and
  royalties.................    3,230                    3,230      4,307                       7,537
License royalties...........    1,415                    1,415          0                       1,415
Equity in income of
  affiliate.................       26        238(a)        264          0         (264)(c)          0
Investment and other
  income....................      400       (140)(b)       260      1,013                       1,273
                              -------      -----       -------    -------        -----        -------
     Total revenues.........   29,582         98        29,680     23,783         (264)        53,199
Costs and expenses
  Cost of sales.............   15,367                   15,367     12,397                      27,764
  Restaurant operating
     expenses...............    5,780                    5,780      4,872                      10,652
  Depreciation and
     amortization...........    1,065                    1,065      1,015                       2,080
  Amortization of
     intangibles............      384                      384        436          (53)(d)        767
  General and
     administrative.........    4,722                    4,722      3,380           67(e)       8,169
  Interest expense..........        1                        1        659                         660
  Other income and expense,
     net....................      (47)                    (47)          0                         (47)
  Merger Costs..............                                          144         (144)(f)          0
                              -------      -----       -------    -------        -----        -------
     Total costs and
       expenses.............   27,272          0        27,272     22,903         (130)        50,045
                              -------      -----       -------    -------        -----        -------
Earnings before tax.........    2,310         98         2,408        880         (134)         3,154
Income tax provision
  (benefit).................     (418)         0         (418)        139            0           (279)
                              -------      -----       -------    -------        -----        -------
Net income..................  $ 2,728      $  98       $ 2,826    $   741        $(134)       $ 3,433
                              =======      =====       =======    =======        =====        =======

PER SHARE INFORMATION
Net earnings per share
  Basic.....................  $  0.58                                                         $  0.49
                              =======                                                         =======
  Diluted...................  $  0.57                                                         $  0.49
                              =======                                                         =======
Shares used in computing net
  income
  Basic.....................    4,722                                                           7,041
                              =======                                                         =======
  Diluted...................    4,753                                                           7,072
                              =======                                                         =======

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS:

     The following pro forma adjustments have been made to the Nathans pro forma combining balance sheet to:

          (a) Reflect the estimate of total expenses to be incurred in connection with the merger.

          (b) Reflect the issuance of approximately 2,319,000 shares of Nathans common stock and approximately 580,000 of Nathans common stock purchase warrants. The issuance of common stock assumes a $4.136 per share price and the warrants are valued at $.29 each.

          (c) Reflect the elimination of Miami Subs common stock, additional paid-in capital, accumulated deficit, and treasury stock.

          (d) Represent the difference of the purchase price, including related costs, and the fair value of the net assets acquired. Included in the purchase price is the fair value of Nathans stock options issued in exchange for the vested Miami Subs stock options of approximately $675,000. The fair value of net assets acquired exceeded the purchase price and was recorded as a reduction to Miami Subs' intangible assets.

          (e) Represent the elimination of Nathans 30% investment in Miami Subs.

2. UNAUDITED PRO FORMA STATEMENTS OF INCOME ADJUSTMENTS:

     The following pro forma adjustments have been made to Nathans pro forma combining statements of income:

ACQUISITION OF 30% INTEREST IN MIAMI SUBS

     (a) Reflects Nathans 30% equity in Miami Subs' net income.

     (b) Reflects adjustment to reduce the tax exempt interest income earned on the marketable investment securities used to purchase 30% of Miami Subs common stock.

ACQUISITION OF REMAINING 70% OF MIAMI SUBS

     (c) Represents the elimination of Nathans 30% pro forma share of equity in Miami Subs' net income.

     (d) Reflects amortization adjustment arising from the difference between the purchase price, including related costs, and the fair value of net assets acquired.

     (e) Reflects the additional costs of employment contracts entered into in connection with the merger over historical compensation costs of those individuals.

     (f) Represents the reversal of merger costs incurred by Miami Subs.

                                    NATHANS

GENERAL

     Nathans currently operates and franchises or licenses 188 fast food units featuring its famous all beef frankfurters, fresh crinkle-cut french fried potatoes, and a variety of other menu offerings. Company-owned and franchised units operate under the name "Nathan's Famous," the name first used at Nathans' original Coney Island restaurant opened in 1916. Since fiscal 1997, Nathans supplemented its franchise program with its branded product program which enables foodservice retailers to sell selected Nathans proprietary products outside of the realm of a traditional franchise relationship.

     Over the past five years, Nathans has been focused on developing its restaurant system by operating company-owned restaurants and opening franchised or licensed restaurants while developing complementary lines of business, such as expanding its supermarket licensing program, implementing its branded product program and developing an international master franchising program.

     At June 27,1999, the Nathans Famous system included 25 company-owned units concentrated in the New York metropolitan area, New Jersey, Pennsylvania and Connecticut, 163 franchised or licensed units, including 28 carts, kiosks, and counter units and over 800 branded product outlets under its branded product program, operating in 39 states, the District of Columbia, Israel and the islands of Jamaica and Aruba.

     Nathans plans to further expand its market penetration by growing its branded product program, opening new company-owned, franchised or licensed outlets emphasizing continued introduction into non-traditional captive markets such as airports, highway travel plazas, universities, convenience stores, large retail stores and other high traffic areas. These types of locations allow Nathans to maximize its return on investment by minimizing its capital investment and reducing its advertising costs while simplifying the unit's operation. Nathans also plans to develop an international presence through the use of master franchising arrangements.

     Nathans was incorporated in Delaware on July 10, 1992 under the name "Nathan's Famous Holding Corporation" to act as the parent of a Delaware corporation then-known as Nathan's Famous, Inc. On December 15, 1992, Nathans changed its name to Nathan's Famous, Inc. and its Delaware subsidiary changed its name to Nathan's Famous Operating Corporation. The Delaware subsidiary was organized in October 1989 in connection with its reincorporation in Delaware from that of a New York corporation named "Nathan's Famous, Inc." The New York Nathans was incorporated on July 10, 1925 as a successor to the sole proprietorship that opened the first Nathans restaurant in Coney Island in 1916. On July 23, 1987, Equicor Group, Ltd. was merged with and into the New York Nathans in a "going private" transaction. The New York Nathans, the Delaware subsidiary and Equicor may all be deemed to be predecessors of Nathans.

RECENT DEVELOPMENTS

     On February 19, 1999, the U. S. Bankruptcy Court for the Middle District of North Carolina, Durham Division, confirmed the Joint Plan of Reorganization of the Official Committee of Franchisees of Roasters Corp. and Roasters Franchise Corp., operators of Kenny Rogers Roasters Restaurants. Under the joint plan of reorganization, on April 1, 1999, Nathans acquired the intellectual property rights, including trademarks, recipes and franchise agreements of Roasters Corp. and Roasters Franchise Corp. for $1,250,000 in cash plus related expenses, which was paid out of Nathans' working capital. Nathans anticipates that this acquisition will enable it to further the market penetration it has achieved to date, although there is no assurance in this regard.

RESTAURANT OPERATIONS

CONCEPT AND MENUS

     The Nathans concept offers a wide range of facility designs and sizes, suitable to a vast variety of locations and features a core menu, consisting of the "Nathan's Famous" all-beef frankfurters, fresh crinkle-cut french fries and beverages. Nathans' menu is designed to be tailored to take advantage of site-specific market opportunities by adding complementary food items to the core menu. The Nathans concept is suitable to stand alone or be co-branded with other nationally recognized brands.

     Nathans' hot dogs are all-beef and are free from all fillers and starches. Hot dogs are flavored with the original secret blend of spices created by Ida Handwerker in 1916, which historically have distinguished Nathans' hot dogs. Hot dogs are prepared and served in accordance with procedures which have not varied significantly in more than 80 years. Fresh crinkle-cut french fried potatoes are prepared daily at each Nathans restaurant. Nathans' french fried potatoes are cooked to order in 100% cholesterol-free corn oil. Nathans estimates that approximately 65% to 70% of sales in its company-owned units consist of its famous hot dogs, fresh crinkle-cut french fried potatoes and beverages.

     Individual Nathans restaurants supplement their core menu of hot dogs, french fries and beverages with a variety of other quality menu choices: a chargrilled hamburger menu, a chargrilled chicken sandwich menu, a seafood menu, a fried chicken menu, a specialty sandwich menu, a breakfast menu and dessert, salad and snack menus. While the number of supplemental menus carried varies with the size of the unit, the specific supplemental menus chosen are tailored to local food preferences and market conditions. Foods such as a chargrilled chicken breast, fresh-squeezed lemonade and an assortment of salads, fresh fruits and frozen yogurts have been added to appeal to customers interested in lighter cuisine. Each of these supplemental menus consists of a number of individual items; for example, the hamburger menu may include chargrilled hamburgers, cheeseburgers, chiliburgers, superburgers and "BLT" burgers. Nathans maintains the same quality standard with each supplemental menu as it does with its core hot dog and french fried potato menu. Thus, for example, hamburgers and sandwiches are prepared to order and not pre-wrapped or kept warm under lights. Nathans also has a "Kids Meal" program in which various menu alternatives are combined with toys to appeal to the children's market.

     Nathans' prototype restaurant units are available in a range of sizes as follows: Type A -- 300 to 1,200 sq. ft., Type B -- approximately 2,200 sq. ft. and Type C -- approximately 4,000 sq. ft. Nathans has also developed prototype carts, kiosks, and modular merchandising units, all designated as Type D. Type A units may not have customer seating areas, although they may often share seating areas with other fast food outlets in food court settings. Type B and Type C units generally provide seating for 45 to 50 and 75 to 125 customers, respectively. Type A and D units generally carry only the core menu. This menu is supplemented by a number of other menu selections in Type B units and even greater menu selection in Type C units. The standardization of Nathans' prototype unit designs and menus has enabled Nathans to reduce the cost of constructing conforming restaurant units and the operating costs of these units.

     Nathans believes its carts, kiosks and modular units are particularly well-suited for placement in non-traditional sites, such as airports, travel plazas, stadiums, schools, convenience stores, entertainment facilities, military facilities, business and industry food service, within larger retail operations and other captive markets. All prototypes utilize a uniform, contemporary design.

FRANCHISE PROGRAM

     Nathans' franchise operations included 163 units at June 27, 1999, operating in 18 states, the island of Aruba and the State of Israel. During the current fiscal year, Nathans' franchising program has expanded internationally by executing master development agreements for the State of Israel and Egypt. Two restaurants are currently operating in Israel and 3 units are under various stages of development in Egypt. Another Nathans franchisee has executed a master development agreement for the development of Nathans Kosher restaurants within the United States. The first Kosher Nathans restaurant opened in December 1998.

     Today, Nathans counts among its 84 franchisees and licensees such well known companies as Marriott Corporation, ARAMARK Leisure Services, Inc., CA1 Services, Inc., Service America Corp., Ogden Services Corp. and Sodexho USA. Nathans continues to seek to market the franchising program to larger, experienced and successful operators with the financial and business capability to develop multiple franchise units.

     As of June 27,1999, Host Marriott operated 29 franchised outlets included 14 units at airports and 15 within highway travel plazas.

     Franchisees who desire to open multiple units in a specific territory generally enter into a standard area development agreement under which Nathans receives an advance fee based upon the number of proposed units which the franchisee is authorized to open. This advance is credited against the franchise fee payable to Nathans as provided in its standard franchise agreement. Nathans may grant exclusive territorial rights, including foreign countries, for the development of Nathans units based upon compliance with a predetermined development schedule. Nathans may require that an exclusivity fee be conveyed for these rights. Additionally, Nathans may pay fees associated with the development of some geographic areas.

     Franchisees are required to execute a standard franchise agreement or license agreement prior to opening each "Nathan's Famous" unit. Nathans' current standard franchise agreement provides for, among other things, a one-time $30,000 franchise fee payable upon execution of the agreement, monthly royalty payment based on 4.5% of restaurant sales and the expenditure of 2.5% of sales on advertising. Nathans also offers a modified franchise agreement tailored to meet the needs of franchisees who desire to operate a Nathans in a smaller area offering a reduced menu. The modified franchise agreement provides for the initial franchise fee of $15,000, which is payable upon execution of the agreement, monthly royalties of 4.5% and the expenditure of 2.5% of sales on advertising. Nathans may offer alternatives to the standard franchise agreement. Marriott and National Restaurant Management, Inc., are among those who are not subject to the requirement to spend a percentage of sales on advertising. The initial term of the typical franchise agreement is 20 years, with a 15-year renewal option by the franchisee, subject to conditions contained in the franchise agreement.

     The standard license agreement provides for, among other things, a monthly royalty payment based on 10% of restaurant sales up to $250,000, 8% of restaurant sales between $250,000 and $500,000 and 6% of restaurant sales in excess of $500,000 per annum. There is no one-time license fee upon execution of the agreement or requirement to spend a percentage of restaurant sales on advertising.

     Franchisees are approved on the basis of their business background, evidence of restaurant management experience, net worth and capital available for investment in relation to the proposed scope of the development agreement. Nathans does not offer any financing arrangements to its franchisees.

     Nathans provides numerous support services to its franchisees. Nathans assists in and approves all site selections. Thereafter, Nathans provides architectural prototype plans suitable for restaurants of varying sizes and configurations, for use in food-court, in-line and free-standing locations. Nathans also assists in establishing building design specifications, reviewing construction compliance, equipping the restaurant and providing appropriate menus to coordinate with the prototype restaurant design and location selected by the franchisee. Nathans typically does not sell food, equipment or supplies to its franchisees.

     Nathans offers various management training courses for management personnel of company-owned and franchised restaurants. At least one restaurant manager from each restaurant must successfully complete Nathans' mandated management training program. Nathans also offers additional operations and general management training courses for all restaurant managers and other managers with supervisory responsibilities. Nathans provides standard manuals to each franchisee regarding training and operations, products and equipment and local marketing programs. Nathans provides ongoing advice and assistance to franchisees.

     Franchised restaurants are required to be operated in accordance with uniform operating standards and specifications relating to the selection, quality and preparation of menu items, signage, decor, equipment, uniforms, suppliers, maintenance and cleanliness of premises and customer service. All standards and specifications are developed by Nathans and applied on a system-wide basis. Nathans continuously monitors franchisee operations and inspects restaurants. Franchisees are required to furnish Nathans with detailed monthly sales or operating reports which assist Nathans in monitoring the franchisee's compliance with its franchise or license agreement. Nathans makes both announced and unannounced inspections of restaurants to ensure that company practices and procedures are being followed. Nathans has the right to terminate a franchise if a franchisee does not operate and maintain a restaurant in accordance with the requirements of its franchise or license agreement. Nathans also has the right to terminate a franchise for non-compliance with certain other terms and conditions of the franchise or license agreement such as non-payment of royalties, sale of unauthorized products, bankruptcy or conviction of a felony. During the fiscal year ended March 28, 1999, Nathans terminated 2 franchise agreements.

COMPANY-OWNED OPERATIONS

     As of June 27, 1999, Nathans operated 25 company-owned units, including two kiosks, in New York, New Jersey, Connecticut and Pennsylvania. Some of Nathans' restaurants are older and significantly larger units which do not conform to current prototype designs. These units carry a broader selection of menu items than current franchise prototype units. The items offered at company-owned restaurants, other than the

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

core menu, tend to have lower margins than the core menu. The older units required significantly higher levels of initial investment than current franchise prototypes and tend to operate at a lower sales/investment ratio. For this reason, Nathans does not intend to replicate these units in its planned expansion of company-owned units.

     Nathans has entered into a food service lease agreement with Home Depot U.S.A., Inc. under which Nathans leases space within some Home Depot Improvement Centers to operate its restaurants. The term of each Home Depot agreement is five years from the date on which the restaurant opens, with two five year renewal options. Nathans currently operates 11 units within Home Depot Improvement Centers, including 2 kioks. Nathans is currently developing a new prototype unit which is expected to open in the winter of 2000. Nathans believes that this new unit may provide further development opportunities with The Home Depot.

     Since Nathans' initial public offering in February 1993, Nathans has acquired seven company-owned restaurants from franchisees, opened 18 new company-owned units, commenced operating two carts, sold one unit and closed nine units. Nathans may close other units in the future.

     Company-owned units currently range in size from approximately 440 square feet to 10,000 square feet and are located principally in retail shopping environments or are free-standing buildings. Some restaurant designs do not include seating and others include seating for 100 to 300 customers. The restaurants are designed to appeal to all ages and generally are open seven days a week. Nathans has established high standards with respect to food quality, cleanliness and service at its restaurants and regularly monitors the operations of its restaurants to ensure adherence to these standards. Restaurant service areas, seating, signage and general decor are contemporary. The average check at the comparable company-owned restaurants was approximately $5.28 for fiscal 1999.

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

     The following table shows the number of company-owned and franchised or licensed units in operation at June 27, 1999 and their geographical distribution:

                 LOCATION                   COMPANY    FRANCHISE    TOTAL
                 --------                   -------    ---------    -----
Arizona...................................    --            3          3
California................................    --            1          1
Colorado..................................    --            1          1
Connecticut...............................     1            4          5
Florida...................................    --           17         17
Indiana...................................    --            1          1
Maine.....................................    --            1          1
Maryland..................................    --            1          1
Massachusetts.............................    --            2          2
Minnesota.................................    --            1          1
Mississippi...............................    --            1          1
Nevada....................................    --            6          6
New Hampshire.............................    --            1          1
New Jersey................................     6           45         51
New York..................................    16           65         81
North Carolina............................    --            3          3
Pennsylvania..............................     2            6          8
Rhode Island..............................    --            1          1
                                              --          ---        ---
Domestic Subtotal.........................    25          160        185
                                              --          ---        ---
International Locations
Aruba.....................................    --            1          1
Israel....................................    --            2          2
                                              --          ---        ---
International Subtotal....................    --            3          3
                                              --          ---        ---
Grand Total...............................    25          163        188
                                              ==          ===        ===

BRANDED PRODUCT PROGRAM

     During fiscal 1998, Nathans launched its new "branded product program" in which approved foodservice operators may offer Nathans' hot dogs and other proprietary items for sale within their facilities. In conjunction with this program, foodservice operators are granted a limited use of the Nathans' trademark with respect to the sale of hot dogs, condiments and paper goods. Nathans sells the products directly to various distributors who are permitted to resell these proprietary products to retailers. Currently, there are over 700 branded outlets operating under this program. The flexibility of this program has allowed Nathans to execute exclusive distribution agreements with The Compass Group and Pierre Foods for the sale of pre-packaged Nathans branded hot dogs through, vending machines, convenience stores and club stores. Nathans has also executed an exclusive

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

agreement with Best Express Foods, Inc. for the sale of Nathans branded hot dogs to school systems nationwide.

EXPANSION PROGRAM

     Nathans' expansion plans focus on opening company-owned and franchised units primarily in non-traditional captive markets by utilizing smaller facility types with limited menus and increasing the market penetration of its branded product program. Smaller designs have been developed specifically to encourage co-branding by our business partners. Many of Nathans' franchisees currently operate units that are co-branded with various nationally recognized brands. New company-owned units are expected to be opened primarily in the Northeastern United States, concentrated within the New York metropolitan area. Existing company-owned units are principally located in the New York metropolitan area and Nathans has extensive experience in operating restaurants in this market. Nathans intends to continue to focus on opportunities for locating units in non-traditional or other special captive market settings. Nathans believes that a significant opportunity exists to convert existing sales of non-branded hot dogs into "Nathan's" hot dogs throughout the foodservice industry, by franchisees, licensees or perhaps with retailers by utilizing branded modular merchandising units, carts or kiosks in addition to restaurants.

     For the year ended March 28, 1999, franchisees have opened 21 new franchised units including 2 units in the State of Israel and the first Kosher Nathans restaurant. The branded product program has also added over 400 branded outlets, exclusive of the points of distribution added under the Pierre Foods, The Compass Group and Best Express Foods contracts.

     Nathans expects that its franchisees and licensees will open approximately 20-25 new units and that it will seek continued growth of the branded product program in fiscal 2000. Nathans plans to continue opening company-owned units within Home Depot Improvement Centers as new opportunities arise.

     During fiscal 1999, Nathans has continued its international development initiative recognizing that opportunities exist for franchising "Nathan's Famous" restaurants in various foreign countries. Nathans believes that in addition to restaurant franchising it has the opportunity to offer master development agreements to qualified persons or entities allowing for the operation of franchised restaurants, as well as the ability to subfranchise restaurants to others, license the manufacture and sale of Nathans' products through supermarkets and develop a branded product program. Qualified persons or entities must have satisfactory foodservice experience managing multiple units, a solid infrastructure and the necessary financial resources to support the business development. During fiscal 1999, a Nathans franchisee has opened 2 units in the State of Israel under a master development agreement and another franchisee has 3 units under development under a master development agreement for Egypt. Nathans has retained a consultant to assist in the development and marketing efforts of the international program. Nathans has registered some of its service marks and trademarks in more than 20 foreign jurisdictions.

LICENSING PROGRAM

     Nathans licenses SMG, Inc. to produce packaged hot dogs and other meat products according to Nathans' proprietary recipes and spice formulations, and to use "Nathan's Famous" and related trademarks to sell these products on an exclusive basis in the United

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

States to supermarkets, groceries and other outlets, thereby providing foods for off-premises consumption. The SMG agreement expires in 2014 and provides for royalties ranging between 3% to 5% of sales. The percentage varies based on sales volume, with escalating minimum royalties. Earned royalties of $1,236,000 in fiscal 1999 exceeded the contractual minimum established under the agreement. Nathans believes that the overall exposure of the brand and opportunity for consumers to enjoy the "Nathan's Famous" hot dog in their homes helps promote "Nathan's Famous" restaurant patronage. Hot dog sales are concentrated in the New York metropolitan area, New England, Florida and California. Royalties from SMG provided the majority of Nathans' fiscal 1999 retail license revenues.

     In November 1997, Nathans executed a license agreement with J.J. Mathews & Co, Inc. to produce and market packaged Home Meal Replacement menu items for sale within supermarkets. The agreement calls for Nathans to receive royalties based upon sales, subject to minimum annual royalties, as specified in the agreement. During fiscal 1999, Nathans received the minimum royalties of $100,000 payable for calendar 1998.

     Nathans products are also distributed under licensing agreements with Gold Pure Food Product's Co., Inc. and United Pickle Packers, Inc. Both companies license the "Nathan's Famous" name for the manufacture and sale of various condiments including mustard, salsa, sauerkraut and pickles. These products have been distributed on a limited basis. Fees and royalties earned during fiscal 1999 have not been significant.

PROVISIONS AND SUPPLIES

     Nathans' proprietary hot dogs are produced by SMG and Russer Foods, a division of IBP, Inc., in accordance with Nathans' recipes, quality standards and proprietary spice formulations. John Morrell & Company, Nathans' licensee prior to SMG, has retained the right to produce Nathans' proprietary spice formulations. All other company provisions are purchased and obtained from multiple sources to prevent disruption in supply and to obtain competitive prices. Nathans negotiates directly with its suppliers for all primary food ingredients and beverage products sold at its restaurants to ensure adequate supply and to obtain competitive prices. Franchised operators are free to obtain frankfurters and other proprietary products from any approved supplier and can obtain non-proprietary products from any source whose products meet Nathans' specifications.

MARKETING, PROMOTION AND ADVERTISING

     Nathans maintains advertising funds for local, regional and national advertising under the Nathan's Famous Systems, Inc. franchise agreement. Franchisees are generally required to spend or contribute to the advertising funds up to 2.5% of restaurant sales for advertising and promotion. Marriott and National Restaurant Management, Inc. are among the current franchisees who are not subject to this requirement. If a cooperative advertising program exists in the franchised area, the applicable percentage can be contributed to that program. Where no cooperative advertising program is available, up to 1% of the franchisees' advertising budget must be contributed to the advertising funds for national marketing support. The balance must be expended on programs approved by Nathans as to form, content and method of dissemination. Through March 28, 1999, Nathans' gross spending for marketing activities was approximately 2.4% of its own restaurant sales.

     Through June 27, 1999, Nathans continued its primary marketing emphasis on local store marketing campaigns featuring a value oriented strategy complimented with

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

promotional "Limited Time Offers." Nathans anticipates that near term marketing efforts will continue to emphasize local store marketing activities. These activities were complimented by a regional newsprint campaign during the summer of 1999. As the concentration of "Nathan's Famous" restaurants in particular geographic areas increases, Nathans believes the opportunity for effective regional media advertising may exist.

     In addition, SMG promotes and advertises the "Nathan's Famous" packaged retail brand, particularly in the New York metropolitan area, California, the greater Boston area, Phoenix, Arizona and throughout Florida. Nathans believes that the advertising by SMG increases brand recognition and thereby indirectly benefits company-owned and franchised restaurants in the areas in which SMG conducts its campaigns. From time to time, Nathans also participates with SMG in joint promotional activities.

GOVERNMENT REGULATION

     Nathans is subject to Federal Trade Commission regulation and several state laws which regulate the offer and sale of franchises. Nathans is also subject to a number of state laws which regulate substantive aspects of the franchisor-franchisee relationship.

     The FTC's "Trade Regulation Rule Concerning Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" requires Nathans to provide disclosure of specified information to prospective franchisees. Fifteen states, including New York, also require similar disclosure. While the FTC rule does not require registration or filing of the disclosure document, fourteen states require franchisers to register the disclosure document (or obtain exemptions from that requirement) before offering or selling a franchise. The laws of seventeen other states require some form of registration under "business opportunity" laws, which sometimes apply to franchisors such as Nathans.

     Laws which regulate one or another aspect of the franchisor-franchisee relationship presently exist in twenty-one states and the District of Columbia. These laws regulate the franchise relationship by, for example, requiring the franchisor to deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees, limiting the imposition of standards of performance on a franchisee, and regulating discrimination among franchisees in charges, royalties or fees. These laws have not precluded Nathans from seeking franchisees in any given area. Although these laws may also restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and repurchase of inventory or other compensation, these provisions have not had a significant effect on Nathans' operations.

     Nathans is not aware of any pending franchise legislation which in its view is likely to significantly affect the operations of Nathans. Nathans believes that its operations comply substantially with the FTC rule and state franchise laws.

     Each company-owned and franchised restaurant is subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant.

     Nathans is subject to federal and state environmental regulations, which have not had a material effect on Nathans' operations. More stringent and varied requirements of local

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

governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. In addition, the Federal Americans with Disabilities Act applies with respect to the design, construction and renovation of all restaurants in the United States. Compliance with the Disability Act's requirements could delay or prevent the development of, or renovation to restaurants in certain locations, as well as add to the cost of such development.

     Each of the companies which manufactures, supplies or sells Nathans' products is subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety and other departments. Difficulties or failures by these companies in obtaining the required licenses or approvals could adversely effect the revenues of Nathans which are generated from these companies. Nathans believes that it operates in substantial compliance with applicable laws and regulations governing its operations.

EMPLOYEES

     Nathans regularly employed an average of approximately 590 persons during fiscal 1999, of whom 35 were corporate management and administrative employees, 110 were restaurant managers or assistant managers and 476 were hourly full-time and part-time food-service employees. The number of hourly food-service employees ranged from a low of 411 to a high of 500. Food-service employees at five locations are represented by 1115 Culinary Employees Union, a division of 1115 Joint Board, under various agreements which are expected to be renegotiated by August 1999. Nathans considers its employee relations to be good and for more than 27 years has not suffered any strike or work stoppage.

     Nathans provides a training program for managers and assistant managers of its new company-owned and franchised restaurants. Hourly food workers are trained, on site, by managers and assistant managers following Company practices and procedures outlined in its operating manuals.

TRADEMARKS

     Nathans holds trademark and service mark registrations for NATHAN'S FAMOUS, NATHAN'S and Design, NATHAN'S FAMOUS SINCE 1916 and SINCE 1916 NATHAN'S FAMOUS within the United States with some of these marks holding corresponding foreign trademark and service mark registrations in more than 20 jurisdictions. Nathans also holds various related marks for restaurant services and some food items. Nathans believes that its trademarks and service marks provide significant value to Nathans and are an important factor in the marketing of its products and services. Nathans believes that it does not infringe on the trademarks or other intellectual property rights of any third parties.

COMPETITION

     The restaurant business is highly competitive and "Nathan's Famous" restaurants compete with numerous restaurants and drive-in units operating on both a national and local basis, including major national chains with greater financial and other resources than Nathans. Nathans also competes with local restaurants and diners on the basis of food quality, price, size, site location and name recognition. There is also active competition for management personnel as well as suitable commercial sites for restaurants.

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

     Nathans believes that its emphasis on its proprietary all beef frankfurters and fresh crinkle-cut french fried potatoes and the reputation of these products for taste and quality set it apart from its major competitors. Additionally, Nathans believes that it and its franchisees compete effectively with other restaurants for patronage on the basis of the reputation achieved by "Nathan's Famous" restaurants. As fast food companies have experienced flattening growth rates and declining average sales per restaurant, some of them have adopted "value pricing" and/or deep discount strategies. These strategies could have the effect of drawing customers away from companies which do not engage in discount pricing and could also negatively impact the operating margins of competitors which attempt to match their competitors' price reductions. Nathans has introduced its own form of "value pricing," selling combinations of different menu items for a total price lower than the usual sale price of the individual items and other forms of price sensitive promotions. Extensive price discounting in the fast food industry could have an adverse effect on Nathans.

     Nathans also competes with numerous companies in the sale and distribution of its licensed hot dogs and other packaged foods, primarily on the basis of reputation, flavor, quality and price.

PROPERTIES

     Nathans' principal executive offices consist of approximately 12,000 sq. ft. of leased space in a modern, high-rise office building in Westbury, New York. One company-owned, 2,650 sq. ft. restaurant, at 86th Street in Brooklyn, New York, is located on a 25,000 sq. ft. lot owned by Nathans. At June 27, 1999, other company-owned restaurants then operating were located in leased space with terms expiring as shown in the following table:

                                                       LEASE           APPROXIMATE
LOCATION                                          EXPIRATION DATE     SQUARE FOOTAGE
--------                                          ----------------    --------------
Coney Island               Brooklyn, NY           December 2008           10,000
Coney Island Boardwalk     Brooklyn, NY           October 2006               440
Kings Plaza Shopping
  Center                   Brooklyn, NY           September 2010           4,200
Long Beach Road            Oceanside, NY          May 2001                 7,300
Central Park Avenue        Yonkers, NY            April 2000              10,000
Livingston Mall            Livingston, NJ         December 2000            2,650
Paramus Park Shopping
  Center                   Paramus, NJ            August 1999              1,300
Jericho Turnpike           Commack, NY            March 2003               3,200
Hempstead Turnpike         Levittown, NY          September 2004           4,100
Connecticut Post Mall      Milford, CT            March 2002               1,000
Broadhollow Road           Farmingdale, NY        April 2003               2,200
Woodbridge Center          Woodbridge, NJ         May 2000                 3,000
Galleria Mall              White Plains, NY       June 1999                1,000
Jericho Home Depot         Jericho, NY            September 2004           1,500
S. Plainfield Home Depot   S. Plainfield, NJ      October 2004             1,500

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

                                                       LEASE           APPROXIMATE
LOCATION                                          EXPIRATION DATE     SQUARE FOOTAGE
--------                                          ----------------    --------------
Copaigue Home Depot        Copaigue, NY           April 2005               1,200
Flushing Home Depot        Flushing, NY           June 2005                1,500
Elmont Home Depot          Elmont, NY             October 2005             1,500
Philadelphia Home Depot    Philadelphia, PA       November 2005            1,530
Upper Darby Home Depot     Upper Darby, PA        July 2006                1,560
Union Home Depot           Union, NJ              January 2008               960
Jersey City Home Depot     Jersey City, NJ        January 2008               830
Staten Island Home Depot   Staten Island, NY      July 2007                1,680
Brooklyn Home Depot        Brooklyn, NY           March 2008                 950

     Nathans' leases typically provide for a base rental plus real estate taxes, insurance and other expenses and, in some cases, provide for an additional percentage rent based on the restaurants' revenues. Many of Nathans' leases also provide for renewal options ranging between five and 25 years upon expiration of the prime lease. Nathans is currently renegotiating its lease in the Galleria Mall which expired in March 1999 while the restaurant continues to operate and is also renegotiating the lease within the Paramus Park Shopping Center. Aggregate rental expense, net of sublease income, under Nathans' current leases amounted to $2,093,000 in fiscal 1999.

LEGAL PROCEEDINGS

     Nathans is from time to time involved in ordinary and routine litigation. Nathans is also involved in the following litigation:

     On February 28, 1995, an action entitled Textron Financial Corporation v. 1045 Rush Street Associates, Stephen Anfang, and Nathans Famous, Inc. was instituted in the Circuit Court of Cook County, Illinois County Department, Chancery Division. The complaint alleges that Nathans conspired to perpetrate a fraud upon the plaintiff and alleges that Nathans breached its lease with 1045 Rush Street Associates and the estoppel agreement delivered to the plaintiff in connection therewith by subleasing these premises and thereafter assigning the lease with respect to the premises to a third party franchisee, and further by failing to pay rent under this lease on and after July 1990. This complaint seeks damages in the amount of at least $1,500,000. Nathans has filed its answer to this complaint denying the material allegations of the complaint and asserting several affirmative defenses to liability including, but not limited to, the absence initially or subsequent failure of consideration for the estoppel agreement, equitable estoppel, release, failure to mitigate and other equitable and legal defenses. The plaintiff has added as additional parties defendant, the attorney who represented the landlord in the financing transaction in connection with which the Estoppel Agreement was required. Nathans and some of the named defendants entered into a Settlement with Textron whereby all of the plaintiff's claims against Nathans and the other defendants were resolved under a Settlement Agreement and Mutual Release that provided for payments to be made jointly by all of the defendants on or before December 30, 1998 and January 15, 1999, which payments were made.

     In or about December, 1996, Nathans Famous Systems, Inc. instituted an action in the Supreme Court of New York, Nassau County, against Phylli Foods, Inc. a franchisee,

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

and Calvin Danzig as a guarantor of Foods' payment and performance obligations, to recover royalty fees and advertising contributions due to Systems in the aggregate amount of $35,567.20 under a franchise agreement between Systems and Phylli Foods dated June 1, 1994. In their answer, the defendants essentially denied the material allegations of the complaint and interposed counterclaims against Systems in which they alleged essentially that Systems fraudulently induced the defendants to purchase the franchise from Systems or did so by means of negligent misrepresentations. Defendants also alleged that by reason of Systems' allegedly fraudulent and deceitful conduct, Systems violated the General Business Law of New York. As a consequence of the foregoing, the defendants are seeking damages in excess of five million dollars, as well as statutory relief under the General Business Law. Systems has moved to dismiss the counterclaims on the grounds that they are insufficiently pleaded and otherwise fail to state a sustainable claim against Systems upon which relief may be granted. During fiscal 1998, Systems' motion was granted except for the claim seeking statutory relief under the General Business Law.

     Nathans was named as one of three defendants in an action commenced in June 1997, in the Supreme Court of New York, Queens County. According to the complaint, the plaintiff, a dentist, is seeking injunctive relief and damages in an amount exceeding $5 million against the landlord, one of Nathans franchisees and Nathans claiming that the operation of a restaurant in a building in Long Island City created noxious and offensive fumes and odors that allegedly were injurious to the health of the plaintiff and his employees and patients, and interfered with, and irreparably damaged his practice. Plaintiff also claims that the landlord fraudulently induced him to enter a lease extension by representing that the first floor of the building would be occupied by a non-food establishment. Nathans believes that there is no merit to the plaintiff's claims against it inasmuch as it never was a party to the lease, and the restaurant, which closed in or about August 1995, was operated by a franchisee exclusively. Nathans intends to defend the action vigorously.

     On January 5, 1999, Miami Subs was served with a class action lawsuit entitled Robert J. Feeney, on behalf of himself and all others similarly situated vs. Miami Subs Corporation, et al., in Circuit Court, in Broward County, Florida, which was filed against Miami Subs, its directors and Nathans in a Florida state court by a shareholder of Miami Subs. Since that time, Nathans and its designees to the Miami Subs board have also been served. The suit alleges that the proposed merger between Miami Subs and Nathans, as contemplated by the companies' non-binding letter of intent, is unfair to Miami Subs' shareholders based on the price that Nathans is paying to the Miami Subs' shareholders for their shares and constitutes a breach by the defendants of their fiduciary duties to the shareholders of Miami Subs. The plaintiff seeks among other things:

          1. class action status;

          2. preliminary and permanent injunctive relief against consummation of the proposed merger; and

          3. unspecified damages to be awarded to the shareholders of Miami
     Subs.

     On March 19, 1999, the court granted the plaintiff leave to amend his complaint. The plaintiff then filed an amended complaint. Miami Subs moved to dismiss the complaint on April 13, 1999. Nathans and its designees on the Miami Subs' board moved to dismiss the complaint on April 29, 1999. The court considered the motions, but has not yet ruled on them. In the event the court denies the pending motions, Nathans intends to defend against this suit vigorously.

SEASONALITY

     Nathans' business is affected by seasonal fluctuations, the effects of weather and economic conditions. Historically, sales and earnings have been highest during the first two fiscal quarters with the fourth fiscal quarter representing the slowest period. This seasonality is primarily attributable to weather conditions in Nathans' marketplace for its company-owned stores, which is principally the New York metropolitan area.

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

           NATHANS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical financial statements of Nathans, related notes and other financial information included elsewhere in this joint proxy statement/prospectus.

THIRTEEN WEEKS ENDED JUNE 27, 1999 COMPARED TO JUNE 28, 1998

REVENUES

     Total sales increased $40,000 to $6,608,000 for the thirteen weeks ended June 27, 1999 from $6,568,000 for the thirteen weeks ended June 28, 1998. The thirteen weeks ended June 27, 1999 is referred to as "first quarter fiscal 2000" and the thirteen weeks ended June 28, 1999 is referred to as "first quarter fiscal 1999." Company-owned restaurant sales decreased 4.1% or $248,000 to $5,744,000 from $5,992,000. Restaurant sales declined because two company-owned restaurants were closed during fiscal 1999 due to the expiration of the leases for the locations. These two stores generated sales and profits of $460,000 and $105,000, respectively, during the first quarter of fiscal 1999. At June 27, 1999 there were 25 company-owned units as compared to 27 units at June 28, 1998. Comparable unit sales increased 3.6% in the first quarter fiscal 2000 versus the first quarter fiscal 1999. Comparable unit sales are based on units operating for 18 months or longer as of the beginning of the fiscal year. Nathans continues to emphasize local store marketing activities, new product introductions and value pricing strategies. These activities are being complimented by a regional newsprint campaign during the summer of 1999. Sales from the branded product program increased by 50.0% to $864,000 for the first quarter fiscal 2000 as compared to sales of $576,000 in the first quarter fiscal 1999.

     Franchise fees and royalties increased by $225,000 or 30.5% to $963,000 in the first quarter fiscal 2000 compared to $738,000 in the first quarter fiscal 1999. Franchise royalties increased by $148,000 to $786,000 in the first quarter fiscal 2000 as compared to $638,000 in the first quarter fiscal 1999. Royalties earned from the recently acquired Kenny Rogers Roasters restaurant system were approximately $144,000 in the first quarter fiscal 2000. Franchise restaurant sales of the Nathans' brand, were $15,538,000 in the first quarter fiscal 2000 as compared to $15,598,000 in the first quarter fiscal 1999. At June 27, 1999 there were 163 franchised or licensed restaurants within the Nathans franchise system as compared to 158 at June 28, 1998. Franchise fee income was $177,000 in the first quarter fiscal 2000 as compared to $100,000 in the first quarter fiscal 1999. This increase was primarily attributable to the difference between expired franchise fees recognized between the two years. During the first quarter fiscal 2000, five new Nathans franchised or licensed units opened.

     License royalties were $406,000 in the first quarter fiscal 2000 as compared to $381,000 in the first quarter fiscal 1999.

     Investment and other income was $97,000 in the first quarter fiscal 2000 versus $134,000 in the first quarter fiscal 1999. Approximately $50,000 of the decrease resulted from lower earnings from the reduced face value of marketable investment securities and the difference in performance of the financial markets between the two years.

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COSTS AND EXPENSES

     Cost of sales increased by $72,000 from $4,008,000 in the first quarter fiscal 1999 to $4,080,000 in the first quarter fiscal 2000. Higher costs were incurred due to the growth of the branded product program and the increase in comparable store sales which were offset by the closure of two company-owned restaurants. The cost of restaurant sales was 58.1% of restaurant sales in the first quarter fiscal 2000 as compared to 59.6% of restaurant sales in the first quarter fiscal 1999. The decrease, as a percentage of restaurant sales, is due primarily to increases in Nathans' average check over the prior year without proportionate percentage increases in direct costs resulting from Nathans' promotional activities. Nathans continues to seek to operate more efficiently as a means to minimize the margin pressures which have become an integral part of competing in the current value conscious marketplace.

     Restaurant operating expenses increased by $78,000 from $1,451,000 in the first quarter fiscal 1999 to $1,529,000 in the first quarter fiscal 2000. This increase is primarily attributed to higher store marketing expenses of $64,000, higher occupancy costs of $41,000 at a restaurant that was renovated last year and a fiscal 1999 property tax recovery of $30,000. Restaurant operating costs for the two closed restaurants were $78,000 for the first quarter of fiscal 1999.

     Depreciation and amortization increased by $5,000 or 2.0% from $254,000 in the first quarter fiscal 1999 to $259,000 in the first quarter fiscal 2000. Amortization of intangibles increased by $17,000 or 17.7% from $96,000 in the first quarter fiscal 1999 to $113,000 in the first quarter fiscal 2000. This increase is due to the amortization, based upon the preliminary purchase price allocation, of the Kenny Rogers Roasters intellectual property acquired on April 1, 1999.

     General and administrative expenses increased by $35,000 or 2.8% to $1,283,000 in the first quarter fiscal 2000 as compared to $1,248,000 in the first quarter fiscal 1999. Approximately $98,000 of incremental expenses were incurred in the first quarter fiscal 2000 associated with Kenny Rogers Roasters. Nathans plans to increase quarterly spending throughout the balance of the year in connection with research & development of the Kenny Rogers Brand, although no assurances can be given to this effect. General and administrative expenses, excluding Kenny Rogers Roasters, decreased by $63,000 or 5.1% primarily due to lower spending in connection with international development of approximately $25,000, reduced additional compensation of approximately $22,000 and lower corporate insurance of approximately $9,000.

INCOME TAX PROVISION

     In the first quarter fiscal 2000, the income tax provision was $341,000 or 42.1% of earnings before income taxes as compared to $189,000 or 24.8% of earnings before income taxes in the first quarter fiscal 1999. The income tax provision in the first quarter fiscal 1999 included a reduction to Nathans deferred tax valuation allowance of $136,000. The first quarter fiscal 1999 provision before adjustment for the valuation allowance was $325,000 or 42.5%.

     Management of Nathans had determined that, more likely than not, a portion of its previously-reserved deferred tax assets would be realized and, accordingly, initially reduced the related valuation allowance in fiscal 1998. Throughout fiscal 1999, management continued to monitor the likelihood of the realizability of its deferred tax asset, and in the

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fourth quarter fiscal 1999, fully recognized, based upon the current facts and circumstances, adjustment to its deferred tax valuation allowance in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes".

FISCAL YEAR ENDED MARCH 28, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 29,1998

REVENUES

     Total sales increased 4.2% or $981,000 to $24,511,000 for the fifty-two weeks ended March 28, 1999 from $23,530,000 for the fifty-two weeks ended March 29, 1998. Sales from the branded product program, which was first introduced in fiscal 1998, increased by $1,331,000 or 111% to $2,529,000 for fiscal 1999 as compared to $1,198,000 for fiscal 1998. Company-owned restaurant sales decreased 1.6% or $350,000 to $21,982,000 from $22,332,000. During fiscal 1999, Nathans was forced to close two of its restaurants which had previously been operating under month-to-month leases and resulted in a sales decline of approximately $734,000 versus the prior year. Comparable unit sales increased by approximately 1.3% in fiscal 1999 versus fiscal 1998. Comparable unit sales are based on units operating for 18 months or longer as of the beginning of the fiscal year. Nathans continues to emphasize local store marketing activities, new product introductions and value pricing strategies. These activities were supplemented with a radio and billboard campaign during the summer 1998. During fiscal 1999, Nathans completed the renovation of the 86th Street restaurant in Brooklyn, NY, which included a drive-thru operation, and its restaurant in the Kings Plaza Shopping Center. Plans are currently being considered to renovate and modernize the appearance and design of certain other company-owned units. At March 28, 1999 and March 29, 1998, there were 25 and 27 company-owned units, respectively.

     Franchise fees and royalties increased by $168,000 or 5.5% to $3,230,000 in fiscal 1999 compared to $3,062,000 in fiscal 1998. Franchise royalties increased by $209,000 or 8.4% to $2,698,000 in fiscal 1999 as compared to $2,489,000 in fiscal 1998. Franchise restaurant sales, upon which royalties are based, increased by 9.1% or $5,376,000, to $64,178,000 in fiscal 1999, compared to $58,802,000 in fiscal 1998. The majority of the sales increase can be attributed to the additional franchised and licensed units operating during fiscal 1999. Franchise fee income was $532,000 in fiscal 1999, compared to $573,000 in fiscal 1998 due primarily to the difference in the amount of forfeitures and expirations recognized into income between the two years. During fiscal 1999, 21 new franchised or licensed units opened, including the second restaurant in Israel, and the first Kosher Nathans restaurant in Brooklyn, New York. Nathans also executed an agreement for international development within Egypt. At March 28, 1999, there were 163 franchised or licensed restaurants as compared to 156 at March 29, 1998.

     License royalties decreased by $80,000 or 5.4% to $1,415,000 in fiscal 1999, compared to $1,495,000 in fiscal 1998. During fiscal 1999, Nathans earned royalties of approximately $137,000 under a new license agreement for the sale of Nathans' home meal replacements in supermarkets. Fiscal 1998 results included $240,000 of income recognized from amortization of a deferred fee received from SMG, Inc., which was fully amortized in March 1998.

     Investment and other income was $400,000 in fiscal 1999 versus $790,000 in fiscal 1998. Approximately $263,000 of the decrease is the result of lower earnings on Nathans' marketable investment securities resulting from the difference in the performance of the

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

financial markets between the two years, the impact of the fiscal 1998 shift into tax exempt securities and lower investment earnings from the reduced principle amount of marketable investment securities after Nathans made its equity investment in Miami Subs Corp. During fiscal 1998, Nathans also recognized a gain of approximately $130,000 from the sale of an underperforming restaurant.

COSTS AND EXPENSES

     Cost of sales increased by $899,000 from $14,468,000 in fiscal 1998 to $15,367,000 in fiscal 1999. Higher costs were incurred in conjunction with the growth of the branded product program, the new restaurants opened in the fourth quarter fiscal 1998 that operated during fiscal 1999 and the higher costs of restaurant sales. The cost of restaurant sales was 61.0% of restaurant sales in fiscal 1999 as compared to 60.5% of restaurant sales in fiscal 1998. This increase is due primarily to higher food costs associated with Nathans ongoing promotional activities and an increase in labor costs of 0.6% of restaurant sales due primarily to the impact of the minimum wage increase which took effect in September 1997. Nathans continues to seek to operate more efficiently and expects to seek selective price adjustments wherever available to minimize the margin pressures which have become an integral part of competing in the current value conscious marketplace.

     Restaurant operating expenses decreased by $631,000 from $6,411,000 in fiscal 1998 to $5,780,000 in fiscal 1999. This decrease can be primarily attributed to a four month cost hiatus during the renovation of the Kings Plaza restaurant of approximately $72,000, reduced costs of property taxes arising from successful tax certiorari proceedings of approximately $100,000, lower insurance costs of approximately $106,000, lower utility costs of approximately $128,000 due primarily to reduced electric rates on Long Island and the impact of restaurants closed and other lower expenses resulting from the different restaurants operated between the two periods. As a percentage of restaurant sales, restaurant operating expenses were 26.3% in fiscal 1999 as compared to 28.7% in fiscal 1998.

     Depreciation and amortization increased by $30,000 or 2.9% from $1,035,000 in fiscal 1998 to $1,065,000 in fiscal 1999. Amortization of intangibles was $384,000 in fiscal 1999 as compared to $384,000 in fiscal 1998.

     General and administrative expenses decreased by $33,000 to $4,722,000 in fiscal 1999, compared to $4,755,000 in fiscal 1998. Nathans incurred lower general & administrative expenses for professional fees of $236,000 and lower bad debts of approximately $36,000. Offsetting these savings were increases of approximately $133,000 relating to salaries for additional personnel primarily to support new growth initiatives, $42,000 relating to international development efforts and $82,000 associated with management incentive plans based upon the achievement of predetermined financial targets.

     Other income, net reflects the reversal of previous litigation accruals in the amount of $349,000 resulting from the conclusion of the associated litigation and an impairment charge of $302,000 associated with four under-performing stores pursuant to Statement of Financial Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

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

INCOME TAXES

     In fiscal 1999, the income tax benefit was ($418,000) or (18.1%) of income before taxes as compared to a provision of $290,000 in fiscal 1998. For each fiscal year Nathans reduced its valuation allowance because management determined that, based upon the facts and circumstances at the time, it was more likely than not that a portion of its deferred tax assets would be realized. Accordingly, Nathans reduced its valuation allowance by $1,443,000 in fiscal 1999 as compared to $523,000 in fiscal 1998. The fiscal 1999 provision before adjustment for the valuation allowance was $1,025,000 or 44.4% of income before taxes as compared to the fiscal 1998 provision before adjustment for the valuation allowance of $814,000 or 44.8% of income before taxes. Management will continue to monitor the likelihood of continued realizability of its deferred tax asset and may, if deemed appropriate under the facts and circumstances at that time, recognize further adjustments to its deferred tax valuation allowance in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes".

FISCAL YEAR ENDED MARCH 29, 1998 COMPARED TO FISCAL YEAR ENDED
MARCH 30, 1997

REVENUES

     Total sales increased 8.3% or $1,812,000 to $23,530,000 for the fiscal year ended March 29, 1998 from $21,718,000 for the fiscal year ended March 30, 1997. Company-owned restaurant sales increased 2.8% or $614,000 to $22,332,000 from $21,718,000. Comparable company-owned unit sales, increased by 3.8% in fiscal 1998 versus fiscal 1997. Comparable unit sales are based on units operating for 18 months or longer as of the beginning of the fiscal year. Nathans has continued to expand its local store marketing activities and value pricing strategies that were implemented last year. During the year, Nathans opened four company-owned units within Home Depot Improvement Centers in Staten Island, NY, Brooklyn, NY, Union, NJ and Jersey City, NJ. Additionally, in June 1997, Nathans completed the renovation of its Yonkers, NY restaurant which is now operated as a co-branded Nathans/Pizza Hut/TCBY. Construction is currently underway for the renovation of Nathans' 86th Street location in Brooklyn, NY and its restaurant in the Kings Plaza Shopping Center. Additionally, plans are being considered to renovate and modernize the appearance and design of other units. Sales from the branded product program that was implemented in April 1997 were $1,198,000 for fiscal 1998.

     Franchise fees and royalties decreased by $176,000 or 5.4% to $3,062,000 in fiscal 1998 compared to $3,238,000 in fiscal 1997. Franchise royalties decreased by $71,000 or 2.8% to $2,489,000 in fiscal 1998 as compared to $2,560,000 in fiscal 1997. Franchise restaurant sales, upon which royalties are based, were $58,802,000 in fiscal 1998 as compared to $63,564,000 in fiscal 1997. The reductions in systemwide sales and franchise royalties are primarily attributed to the 53 Caldor units that were closed between November 1996 and February 1997. In fiscal 1997, these units generated sales and royalties of approximately $6,075,000 and $243,000, respectively. During fiscal 1998, franchisees and licensees opened 28 new units. At March 29, 1998, there were 156 franchised or licensed restaurants as compared to 147 at March 30, 1997. Franchise fee income was $573,000 in fiscal 1998 as compared to $678,000 in fiscal 1997. The majority of this difference is due to higher franchise fees being earned in fiscal 1997 associated with expired development agreements.

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     License royalties increased by $318,000 or 27.0% to $1,495,000 in fiscal
1998 as compared to $1,177,000 in fiscal 1997. The majority of this increase is a result of Nathans' license arrangement with SMG, Inc., for the sale of Nathans' frankfurters in supermarkets. Of the total $318,000 increase, $180,000 represents higher amortization of the deferred fee received from SMG, Inc. in conjunction with the renegotiation of their contract which took effect January 1, 1997. As of March 29, 1998, this fee was fully amortized. The remainder of the difference is primarily attributed to royalties earned from higher sales to supermarkets by the licensee.

     Investment and other income was $790,000 in fiscal 1998 as compared to $442,000 in fiscal 1997. Nathans' investment income in fiscal 1998 was higher than in fiscal 1997 by $238,000 due in part to the increased amount of marketable investment securities and the disparity in the performance of the financial markets. In fiscal 1998, Nathans also recognized net gains of approximately $170,000 from the disposal of three underperforming restaurants and other real estate transactions.

COSTS AND EXPENSES

     Cost of sales increased by $1,437,000 from $13,031,000 in fiscal 1997 to $14,468,000 in fiscal 1998. The majority of this increase is attributable to the cost of product associated with the new branded product program. As a percentage of restaurant sales, cost of restaurant sales were 60.5% in fiscal 1998 as compared to 60.0% in fiscal 1997. Nathans continues to take steps to reverse the margin erosion which has become essential to remain competitive in the current value conscious marketplace and to offset the impact of the recent minimum wage increase.

     Restaurant operating expenses decreased by $191,000 from $6,602,000 in fiscal 1997 to $6,411,000 in fiscal 1998. This decrease can be attributed to the closure of two of the three underperforming restaurants which were unprofitable, partially offset by $66,000 of pre-opening costs, expensed as incurred, in accordance with the adoption of a new accounting standard. As a percentage of restaurant sales, restaurant operating expenses were 28.8% in fiscal 1998 as compared to 30.4% in fiscal 1997.

     Depreciation and amortization was $1,035,000 in fiscal 1998 as compared to $1,013,000 in fiscal 1997. Amortization of intangibles was $384,000 in fiscal 1998 as compared to $406,000 in fiscal 1997.

     General and administrative expenses were $4,755,000 in fiscal 1998 as compared to $4,097,000 in fiscal 1997. Approximately $183,000 of the increase relates to costs associated with company-owned and franchised restaurant supervision and marketing efforts for the branded product program. Legal and other professional fees and international development expenses represent approximately $172,000 of the increase. Nathans also increased its provision for doubtful accounts by $50,000 more than in fiscal 1997. Finally, approximately $145,000 of the increase relates to the effect of certain one-time benefits recognized in fiscal 1997.

INCOME TAXES

     In fiscal 1998, the income tax provision was $290,000 or 16.0% of income before taxes. Management of Nathans determined that, it was more likely than not that, a portion of its deferred tax assets would be realized and, accordingly, reduced its valuation allowance by $523,000. The fiscal 1998 provision before adjustment for the valuation

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allowance was $814,000 or 44.8% of income before taxes. Management will continue to monitor the likelihood of continued realizability of its deferred tax asset and may, if deemed appropriate under the facts and circumstances at that time, recognize further adjustments to its deferred tax valuation allowance in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". In fiscal 1997, the income tax provision was $622,000 or 44.1% of income before income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents at June 27, 1999 aggregated $1,600,000, decreasing by $565,000 during the fiscal 2000 period, from $2,165,000 at March 28, 1999. At June 27, 1999, marketable investment securities totalled $3,296,000 and net working capital decreased to $2,668,000 from $3,708,000 at March 28, 1999 and from $6,105,000 at March 29, 1998.

     Cash provided by operations of $1,452,000 in the fiscal 2000 period is primarily attributable to net income of $469,000, non-cash charges of $390,000, including depreciation and amortization of $372,000, decreases in prepaid and other current assets of $144,000, a decrease in other assets of $135,000, increases in accounts payable and accrued expenses of $724,000, an increase in franchise and other receivables of $248,000 and a decrease in deferred franchise fees of $86,000.

     Cash provided by operations of $6,780,000 in fiscal 1999 is primarily attributable to net income of $2,728,000, non-cash charges of $1,829,000, including depreciation and amortization of $1,449,000, impairment of long-lived assets of $302,000, a decrease in marketable investment securities of $5,247,000, an increase in deferred franchise fees of $97,000, increases in deferred income taxes of $1,036,000, franchise and other receivables of $646,000 and prepaid expenses and other assets of $268,000 and a decrease in accounts payable and accrued expenses of $1,177,000.

     Cash used in investing activities of $2,017,000 in the fiscal 2000 period includes $1,849,000 for the acquisition of the intellectual property of the Kenny Rogers Roasters restaurant system and $168,000 primarily relating to capital improvements of company-owned restaurants and other fixed asset additions.

     Cash used in investing activities of $5,900,000 in fiscal 1999 represents $1,485,000 for capital acquisitions relating primarily to the renovation of two company-owned restaurants and other fixed asset additions. Additionally, on November 25, 1998, Nathans acquired 8,121,000 shares, or approximately 29.9% of the outstanding common stock, of Miami Subs for $4,200,000, excluding transaction costs, and entered into a non-binding letter of intent which contemplated the acquisition of the remaining outstanding shares of Miami Subs. After giving effect to Miami Subs one-for-four reverse stock split in January 1999, Nathans now owns 2,030,250 shares of Miami Subs common stock. On January 15, 1999, Nathans and Miami Subs entered into the merger agreement under which Nathans is expected to acquire the remaining outstanding shares of Miami Subs in exchange for approximately 2,319,000 shares of Nathans common stock and warrants to acquire approximately 580,000 shares of Nathans common stock at a price of $6.00 per share. The merger is subject to certain conditions, including completion of due diligence, receipt of fairness opinions and approval by a majority of the stockholders of Nathans and Miami Subs. The conditions regarding due diligence and fairness opinions have been satisfied.

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

     On February 19, 1999, the U. S. Bankruptcy Court for the Middle District of North Carolina, Durham Division, confirmed the Joint Plan of Reorganization of the Official Committee of Franchisees of Roasters Corp. and Roasters Franchise Corp., operators of Kenny Rogers Roasters Restaurants. Under the joint plan of reorganization, on April 1, 1999, Nathans acquired the intellectual property rights, including trademarks, recipes and franchise agreements of Roasters Corp. and Roasters Franchise Corp. for $1,250,000 in cash plus related expenses, which was paid out of Nathans' working capital. As of March 28, 1999, Nathans had deposited $100,000 of the purchase price in escrow.

     Nathans expects that it will reinvest in certain existing restaurants in the future and that it will fund those investments from its operating cash flow. Nathans does not currently expect to incur significant capital expenditures to develop new company-owned restaurants, which would require debt or equity financing.

     Management believes that available cash, marketable investment securities, and internally generated funds should provide sufficient capital for its planned operations and expansion program through fiscal 2000. Nathans maintains a $5,000,000 uncommitted bank line of credit. Nathans has not borrowed any funds to date under its line of credit.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of June 27, 1999, Nathans held an investment in the common stock of Miami Subs, which as a public company is exposed to price risk, with a cost basis of $4,200,000 and a fair market value basis of $3,108,820.

IMPACT OF INFLATION

     During the past several years Nathans' commodity costs have remained relatively stable. As such, management believes that inflation has not materially impacted earnings. Substantial increases in labor, food and other operating expenses could adversely affect the operations of Nathans and the restaurant industry. In 1996, legislation was enacted which increased the Federal minimum wage, from $4.25 per hour to $4.75 on October 1, 1996 with another increase to $5.15 on September 1, 1997. Nathans experienced higher labor costs on a relatively small proportion of its workforce as a result of the September 1997 increase. Currently, various legislators are re-examining additional changes to the minimum wage requirements. At this time, no legislative action has been taken. Management believes that any further increases in the minimum wage could have a significant financial impact and that Nathans might have to reconsider its pricing strategy as a means to offset any legislated increase to avoid reducing operating margins.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP 98-5) "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998. Earlier application is encouraged in fiscal years for which annual financial statements previously have not been issued. Nathans early adopted SOP 98-5 and the impact was not material to operations.

     In the first quarter of fiscal 1999, Nathans adopted SFAS No. 130, "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a

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financial statement for the period in which they are recognized. Comprehensive income is the total of net income and all nonowner changes in equity or other comprehensive income such as unrealized gains/losses on securities available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive and other comprehensive income must be reported on the face of the annual financial statements or in the case of interim reporting, in the footnotes to the financial statements. For the fiscal years ended March 28, 1999 and March 29, 1998, Nathans' operations did not give rise to items includible in comprehensive income which were not already included in net income. Therefore, Nathans' comprehensive income is the same as its net income for all periods presented.

YEAR 2000

     Nathans performed an internal evaluation of its computer systems and determined that its existing computer systems would require a significant amount of effort and cost in order to make them Year 2000 compliant. Accordingly, in order to meet its growing business requirements and assure Year 2000 compliance, Nathans decided to replace its existing accounting systems and modify its other technology systems, other than its point of sale system as discussed below. In July 1998, Nathans entered into a contract to license Lawson Accounting software which has been certified to be Year 2000 compliant. Nathans successfully completed the conversion of its financial systems in January 1999 and the remaining aspects of the complete Lawson implementation were completed in June 1999. With the implementation of this new system, all of Nathans major financial systems have been certified to be Year 2000 complaint; however, since Nathans has not conducted its own testing, no assurance can be given in this regard. Nathans has spent approximately $349,000 to date and estimates that the total cost associated with ensuring compliance of its internal systems to be approximately $375,000. Nathans doesn't expect the final cost to vary materially; however, there can be no assurance to this effect.

     Nathans has addressed the Year 2000 issue with its point of sale provider and has received assurance that their hardware is Year 2000 compliant and that the software corrections already installed will make the point of sale systems Year 2000 compliant; however, since Nathans has not conducted its own testing, no assurance can be given in this regard. Nathans has notified its franchisees, in the most recent monthly franchise mailing, that they should contact their point of sale provider to be sure that they have received and installed the correction software mentioned above.

     Nathans has received assurance from its financial institutions that their systems are or will be Year 2000 compliant before the end of the year. Nathans has begun to contact key suppliers and distributors about their state of readiness and is seeking their assurances with respect to their Year 2000 compliance and contingency plans. No assurances can be given that such suppliers and distributors will in fact be Year 2000 compliant. Nathans believes that its primary Year 2000 risk relating to its operations is centered upon the ability of its suppliers and distributors to continue to receive Nathans orders by telephone and have the product delivered by truck. Nathans expects to conclude evaluating this Year 2000 risk by the end of September 1999 and thereafter will develop any necessary contingency plans to assure continued supply of products to its restaurants. Nathans cannot predict the effect of the Year 2000 problem on the vendors and others with which Nathans transacts business and there can be no assurance that the effect of the Year 2000 problem on the entities Nathans does business with will not have a material adverse effect on Nathans business, operating results and financial position.

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                 NATHANS' MANAGEMENT AND EXECUTIVE COMPENSATION

OFFICERS AND DIRECTORS OF NATHANS

     The current directors and executive officers of Nathans are as follows:

NAME                                   AGE             POSITION(S) WITH NATHANS
----                                   ---             ------------------------
Howard M. Lorber.....................  50    Chairman of the Board and Chief Executive
                                               Officer
Wayne Norbitz........................  51    President, Chief Operating Officer and
                                             Director
Carl Paley...........................  62    Senior Vice President-Franchise and Real
                                             Estate Development
Ronald DeVos.........................  44    Vice President-Finance, Chief Financial
                                             Officer and Secretary
Donald P. Schedler...................  46    Vice President-Architecture and Construction
Robert J. Eide.......................  46    Director
Barry Leistner.......................  48    Director
Jeffrey Lichtenberg..................  46    Director
Attilio Petrocelli...................  55    Director

     HOWARD M. LORBER has been Chairman of Nathans since 1990, Chief Executive Officer since 1993 and a director since 1987. Mr. Lorber was elected President and Chief Operating Officer of New Valley Corporation, a company engaged in the ownership and management of commercial real estate in the United States and, through its subsidiaries, in investment banking, brokerage and real estate development in the United States and Russia since November 1994 and has served as a director since 1991. He is also the Chairman and Chief Executive Officer of Hallman & Lorber Associates, Inc., an employee benefit and pension consulting firm. Mr. Lorber has been a director of Miami Subs since November 25, 1998. He also serves as a director of United Capital Corp., a manufacturing and real estate company, Prime Hospitality Corporation, an owner and operator of hotel properties and PLM International, Inc., a diversified leasing company. He is also a trustee of Long Island University and Babson College.

     WAYNE NORBITZ has been employed by Nathans since 1975 and was elected President in October 1989. He previously held the positions of Director of Operations, Vice President of Operations, Senior Vice President of Operations and Executive Vice President. Prior to joining Nathans, Mr. Norbitz held the position of Director of Operations of Wetson's Corporation. Mr. Norbitz has been a director of Miami Subs since November 25, 1998. Mr. Norbitz also serves as a member of the Advisory Board of the Penton Foodservice Branding Institute and is a member of the board of directors of Long Island Philharmonic Orchestra.

     CARL PALEY joined Nathans as Director of Franchise Development in May 1989 and was promoted to Vice President -- Franchise Development in September 1989 and Senior Vice President in April 1993. From November 1985 to May 1989 he provided consulting services to franchise companies through Carl Paley Enterprises. Mr. Paley served as Vice President of Franchising of The Haagen-Dazs Shoppe Co., Inc. from June 1978 to November 1985. Prior to November 1985, Mr. Paley was a Vice President of Carvel

Corporation and was responsible for marketing, public relations, advertising, promotions and training.

     RONALD G. DeVOS joined Nathans as Vice President -- Finance and Chief Financial Officer in January 1995 and became Secretary in April 1995. Prior to January 1995, he was Controller of a large Wendy's franchisee, from June 1993 to December 1994. Mr. DeVos was Vice President -- Controller of Paragon Steakhouse Restaurants, Inc., a wholly owned subsidiary of Kyotaru Company Ltd., from May 1989 to October 1992, and Controller of Paragon Restaurant Group, Inc. and its predecessors, from October 1984 to May 1989. Mr. DeVos holds an M.B.A. from St. John's University and a B.A. from Queens College.

     DONALD P. SCHEDLER joined Nathans in March 1989 as Director of Architecture and Construction and was made Vice President -- Architecture and Construction in February 1991. Prior to March 1989, he was a Director of Construction for The Riese Organization, restauranteurs, from January 1988 to February 1989 and an Associate and Project Architect with Frank Guillot Architects, Ltd. from June 1985 to January 1988. Mr. Schedler is a registered architect in the states of Vermont and New York, and holds a B.A. degree in economics from Susquehanna University and a M.A. degree in architecture from Syracuse University.

     ROBERT J. EIDE, a director of Nathans since 1987, has been Chairman, Treasurer and a principal shareholder in Aegis Capital Corp., a broker dealer and a member firm of the NASD, since 1984. He has been a director of Brooke Group Ltd., a company engaged through its subsidiaries in the manufacture and sale of cigarettes in the United States and Russia since November 1993, and a director of each of its subsidiaries BGLS Inc. since November 1993 and New Valley Holdings, Inc. since September 1994. Mr. Eide has been a director of Miami Subs since November 25, 1998.

     BARRY LEISTNER, a director of Nathans since 1989, has been President and Chief Executive Officer of Koenig Iron Works, Inc. since 1979. Mr. Leistner is also a partner in Weinstock Brothers Hardware and is engaged in real estate development in Maine and New York.

     JEFFREY A. LICHTENBERG, a director of Nathans since 1987, has been the President and founder of Fountainhead Enterprises, Inc., real estate brokers, for more than five years. Mr. Lichtenberg has been Vice Chairman of Newmark & Company Real Estate, Inc. since May 1999. Previously, Mr. Lichtenberg was associated with Edward S. Gordon, real estate brokers, since April 1995, and with Peter R. Friedman, real estate brokers, for more than five years prior to April 1995.

     A.F. PETROCELLI, a director of Nathans since 1993, has been the Chairman of the Board and President of United Capital Corp. for more than the last five years. Mr. Petrocelli is also a director of Prime Hospitality Corp. since 1992 and Chairman, Chief Executive Officer and President since 1998. He is a director of Philips International Realty Corp., a real estate investment trust, since 1997 and a director of the Boyar Value Fund, Inc., a public mutual fund, since 1997.

DIRECTORS' COMPENSATION

     Directors who are not Nathans' employees receive an annual fee of $7,500 and a fee of $750 for each board of directors or committee meeting attended. In addition, members of committees of the board of directors also receive an annual fee of $1,000 for each committee on which they serve.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Nathans to its Chief Executive Officer and each of the its four other highest paid executive officers for the three fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                           ----------------------------------   ---------------------------
                                                                                                SECURITIES
                                                                 OTHER ANNUAL    RESTRICTED     UNDERLYING     ALL OTHER
NAME AND                          FISCAL                         COMPENSATION   STOCK AWARDS   OPTIONS/SARS   COMPENSATION
PRINCIPAL POSITION                 YEAR     SALARY     BONUS         (1)            (5)            (#)            (2)
------------------                ------   --------   --------   ------------   ------------   ------------   ------------
Howard M. Lorber................   1999    $      1   $121,586     $12,000(3)        $--          40,000        $   599
Chairman of the Board              1998           1     95,684      12,000(3)        --          150,000(4)         252
and Chief Executive Officer        1997           1     74,211      12,000(3)        --           25,000            252

Wayne Norbitz...................   1999    $250,000   $ 60,289     $    --           $--          30,000        $11,787
President and Chief                1998     250,000     35,275          --           --               --         10,447
Operating Officer                  1997     250,000     30,217          --           --           15,000          9,995

Ronald G. DeVos.................   1999    $140,000   $ 33,762     $    --           $--          12,500        $ 1,691
Vice President-Finance             1998     109,923      2,954          --           --               --          1,099
and Chief Financial Officer        1997     106,000     12,452          --           --            5,000          1,140

Carl Paley......................   1999    $120,000   $ 25,021     $    --           $--           5,000        $ 1,530
Senior Vice President --           1998     120,000     10,032          --           --               --          1,263
Franchise and Real Estate          1997     120,000     14,804          --           --            5,000          1,152
Development

Donald P. Schedler..............   1999    $120,000   $ 10,000     $    --           $--           5,000        $ 1,536
Vice President -- Architecture     1998     120,000      8,532          --           --               --          1,252
and Development                    1997     120,000     13,304          --           --            5,000          1,152

-------------------------
(1) Except where otherwise indicated, no other annual compensation is shown because the amounts of perquisites and other non-cash benefits provided by Nathans do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2) The amounts disclosed in this column include Nathans' contributions on behalf of the named executive officer to Nathans' 401(k) retirement plan and premiums for life and/or disability insurance, respectively, for fiscal 1998 for Mr. Lorber in the sums of $0 and $599, for Mr. Norbitz in the sums of $1,230 and $10,557, for Mr. DeVos in the sum of $1,092 and $599, for Mr. Paley in the sum of $931 and $599 and for Mr. Schedler in the sums of $937 and $599.

(3) Represents automobile allowance.

(4) Common stock purchase warrant exercisable for an aggregate of 150,000 shares of Nathans common stock at an exercise price equal to $3.25 per share issued in connection with the extension of Mr. Lorber's employment agreement.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to the officers named in the summary compensation table during the fiscal year ended March 28, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZED
                                                                                             VALUE AT
                                                                                          ASSUMED ANNUAL
                                                                                              RATES
                                       INDIVIDUAL GRANTS                                  OF STOCK PRICE
                           -----------------------------------------                       APPRECIATION
                                           % OF TOTAL                                  FOR TEN-YEAR OPTION
                            NUMBER OF    OPTIONS GRANTED   EXERCISE                          TERM (2)
                             OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION     --------------------
NAME                       GRANTED (1)     FISCAL YEAR     PER SHARE       DATE           5%         10%
----                       -----------   ---------------   ---------   -------------   --------   ---------
Howard M. Lorber.........    40,000            33%          $3.9375    April 2, 2008   $98,900    $250,900
Wayne Norbitz............    30,000            25%          $3.9375    April 2, 2008    74,175     188,175
Ronald G. DeVos..........    12,500            10%          $3.9375    April 2, 2008    30,906      78,406
Carl Paley...............     5,000             4%          $3.9375    April 2, 2008    12,363      31,363
Donald P. Schedler.......     5,000             4%          $3.9375    April 2, 2008    12,363      31,363

Increase in market value of Nathan's stock for all
stockholders                                                              5%               10%
at assumed annual rates of stock price appreciation over
  ten-year                                                     (to $6.41/sh)    (to $10.21/sh)
period used in the table above(3)                               $11,693,000       $29,634,000

-------------------------
(1) These options are exercisable for ten years. Each grant of these options is exercisable for 50% of the shares covered thereby as of the first anniversary from the date of grant and for the remaining 50% of the shares covered on the second anniversary from the date of grant.

(2) Potential Realizable Value is based on the assumed annual growth rates for the ten-year option term. Annual growth of 5% results in a stock price of $6.41 per share and 10% results in a price of $10.21 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

(3) These amounts represent the increase in the market value of Nathan's outstanding shares (4.7 million) as of March 28, 1999, that would result from the same stock price assumptions used to show the Potential Realizable Value for the named executive.

EMPLOYMENT CONTRACTS

     In November 1993, Nathans entered into an employment agreement with Howard
M. Lorber, for a term expiring on October 31, 1997, providing for an annual base salary of $1, incentive compensation in an amount equal to five percent (5%) of the consolidated pre-tax earnings of Nathans and various benefits. The agreement, as amended, also provides, among other things, that Mr. Lorber shall have the right, exercisable for a six-month period, to terminate this agreement and receive an amount equal to three times his compensation during the most recent fiscal year, less $100, in the event of a change in control of Nathans. For the purposes of the agreement, in no event shall the average compensation be deemed to be less than $200,000. The employment agreement was extended through November 2001 on the original terms and in connection with such extension, Mr. Lorber was granted warrants to purchase 150,000 shares of Nathans common stock at a price of $3.25 per share vesting over the term of the four year extension.

     In December 1992, Nathans entered into an employment agreement with Wayne Norbitz, for a term expiring on December 31, 1996, providing for an annual base salary of $250,000 and various benefits, including participation in Nathans' executive bonus program. The agreement, as amended, also provides, among other things, that if Mr. Norbitz is terminated without cause, Nathans will pay to Mr. Norbitz his annual salary and benefits for a six-month period following the delivery of the notice of termination plus a severance benefit of one year's annual compensation. The agreement, as amended, also provides, among other things, that Mr. Norbitz shall have the right, exercisable for a six-month period, to terminate this agreement and receive an amount equal to three times his compensation during the most recent fiscal year, less $100, in the event of a change in control of Nathans. The employment agreement was extended through December 31, 1999, on the original terms and automatically renews for successive one year periods unless 180 days' prior written notice is delivered to Mr. Norbitz. No non-extension notice has been delivered to date.

     Each of Messrs. Lorber's and Norbitz's agreements define a change in control as:

     - a change in control as defined in Rule 12b-2 under the Securities Exchange Act of 1934;

     - a person other than a current director or officer of Nathans becoming the beneficial owner, directly or indirectly, of 20% of the voting power of Nathans' outstanding securities; or

     - the members of the board of directors at the beginning of any two-year period ceasing to constitute at least a majority of the board of directors.

     Nathans and Ronald DeVos intend to enter into an employment agreement which will become effective upon consummation of the merger on terms yet to be determined.

INDEMNIFICATION AGREEMENTS

     Nathans has entered into separate indemnification agreements with the officers and directors of Nathans. Nathans has agreed to provide indemnification with regard to specified legal proceedings so long as the indemnified officer or director has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Nathans and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Nathans only provides indemnification for expenses, judgments, fines and amounts paid in settlement actually incurred by the relevant officer or director, or on his or her behalf, arising out of proceedings brought against the officer or director by reason of his or her corporate status.

STOCK OPTIONS

1992 STOCK OPTION PLAN.

     In December 1992, in order to attract and retain persons necessary for Nathans' success, Nathans adopted the 1992 Stock Option Plan, as amended, covering up to 525,000 shares of Nathans common stock, under which Nathans' officers, directors and key employees are eligible to receive incentive and/or non-qualified stock options. The 1992 plan, which expires on December 2, 2002, provides that it will be administered by the board of directors or a committee designated by the board of directors, currently the Compensation Committee. The selection of participants, allotments of shares, determination of price and other conditions relating to options are determined by the board of directors, or a committee thereof, in its sole discretion. Incentive stock options granted under the 1992 plan are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive stock option granted under the 1992 plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. At February 28, 1999, options for the following shares, exercisable during a ten-year period, had been granted and were outstanding under the 1992 plan:

 96,167 shares exercisable at $7.00 per share as follows: 23,334 shares to Howard M. Lorber; 23,333 shares to Jeffrey A.
         Lichtenberg; 25,000 shares to Wayne Norbitz; 6,000 shares to
         Carl Paley; 6,000 shares to Donald Schedler and 12,500 shares in the aggregate to eight other employees.
 25,000  shares exercisable at $6.00 per share to Wayne Norbitz.
 34,000 shares exercisable at $8.00 per share as follows: 26,000 shares to Wayne Norbitz; 4,000 shares to Carl Paley; and 4,000 shares to Donald Schedler.
 25,000  shares exercisable at $6.60 per share to Howard M. Lorber.
 25,000  shares exercisable at $9.25 per share to Wayne Norbitz.
100,000  shares exercisable at $4.375 per share to Howard M. Lorber.
 10,000  shares exercisable at $4.81 per share to Ronald DeVos.
 55,000 shares exercisable at $4.00 per share as follows: 25,000 shares to Howard M. Lorber, 15,000 shares to Wayne Norbitz, and 5,000 shares to each of Carl Paley, Donald P. Schedler and Ronald DeVos.

     Each of the above options is exercisable for 20% of the shares covered by these options as of the date of grant and for an additional 20% of the shares covered by the options each year thereafter.

     107,500 Shares exercisable at $3.9375 per share as follows; 40,000 shares to Howard M. Lorber, 30,000 shares to Wayne Norbitz, 12,500 shares to Ronald DeVos, 5,000 shares to Carl Paley 5,000 shares to Donald Schedler and 15,000 shares in the aggregate to six other employees.

     Each of the above options is exerciseable 50% on the first anniversary of grant and 100% on the second anniversary of grant.

     Through March 28, 1999, 30,000 options were cancelled under the 1992 plan. Through March 28, 1999, 2,000 options granted under the 1992 plan have been exercised, 137,833 options have been cancelled and no options have lapsed since the inception of the 1992 plan.

OUTSIDE DIRECTOR PLAN

     Nathans adopted the Nathan's Outside Director Stock Option Plan as of June 1, 1994 which covers up to 200,000 shares of Nathans common stock. The primary purposes of the director plan are to attract and retain well-qualified persons for service as directors of Nathans and to provide its outside directors with the opportunity to increase their proprietary interest in Nathans, and thereby to increase their personal interest in Nathans' success and further align their interests with the interests of the stockholders of Nathans through the grant of options to purchase shares of Nathans common stock. All directors of Nathans who are not employees of Nathans, of which there are presently four, are eligible to participate in the director plan. Options to purchase up to 200,000 shares of common stock, representing all of the shares available, have been issued under the director plan.

     Under the director plan, each non-employee director received:

     - on September 8, 1994, the date on which the director plan was approved by stockholders, options to purchase 25,000 shares of common stock at a price of $6.25 per share, which was the average of the mean between the last reported "bid" and "asked" prices of shares of common stock on the five trading days preceding June 1, 1994;

     - on June 1, 1995 options to purchase 12,500 shares of common stock at a price of $4.50 per share, which was the average of the mean between the last reported "bid" and "asked" prices of shares of common stock on the five trading days preceding June 1, 1995; and

     - on June 1, 1996 options to purchase 12,500 shares of common stock at a price of $3.40 per share, which was the average of the mean between the last reported "bid" and "asked" prices if the common stock on the five trading days immediately preceding June 1, 1996.

     Options awarded to each non-employee director vest over a period of two years, subject to forfeiture under conditions specified in the option agreements, and are exercisable by the non-employee director upon vesting.

     The board of directors has the responsibility and authority to administer and interpret the provisions of the director plan. The board shall appropriately adjust the number of shares for which awards may be granted under the director plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization. The board of directors of Nathans may at any time amend, rescind or terminate the director plan, as it shall deem advisable; provided, however that:

          1. no change may be made in awards previously granted under the director plan which would impair participants' rights without their consent; and

          2. no amendment to the director plan shall be made without approval of Nathans stockholders if the effect of the amendment would be to:

             A. increase the number of shares reserved for issuance under the director plan;

             B. change the requirements for eligibility under the director plan; or

             C. materially modify the method of determining the number of options awarded under the director plan.

1998 STOCK OPTION PLAN

     In April 1998, the board of directors adopted the Nathan's Famous, Inc. 1998 Stock Option Plan, under which any director, officer, employee or consultant of Nathans, a subsidiary or an affiliate may be granted options to purchase an aggregate 500,000 shares of Nathans common stock. The 1998 option plan is to be administered by the board of directors of Nathans; provided, however, that the board may, in the exercise of its discretion, designate from among its members a compensation committee or a stock option committee consisting of no fewer than two "non-employee directors", as defined in the Securities Exchange Act of 1934. The board intends that its compensation committee will administer the 1998 option plan. Subject to the terms of the 1998 option plan, the board of directors or the committee may determine and designate those directors, officers, employees and consultants who are to be granted stock options under the 1998 option plan and the number of shares to be subject to options and the term of the options to be granted, which term may not exceed ten years. The board of directors or the committee shall also, subject to the express provisions of the 1998 option plan, have authority to interpret the 1998 option plan and to prescribe, amend and rescind the rules and regulations relating to the 1998 option plan. Only non-qualified stock options may be granted under the terms of the 1998 option plan. The exercise price for the options granted under the 1998 option plan will be not less than the fair market value on the date of grant. The option price, as well as the number of shares subject to the option, shall be appropriately adjusted by the committee in the event of stock splits, stock dividends, recapitalizations, and other specified events involving a change in Nathans capital.

     Under the 1998 option plan, each non-employee director received on April 6, 1998 options to purchase 7,500 shares of common stock at a price of $3.9375 per share, which was the closing price of the common stock on April 3, 1998.

RESTRICTED STOCK GRANTS

     In December 1992, under a restricted stock agreement, Nathans issued 40,000 shares of common stock to Wayne Norbitz. Under the terms of the agreement, the shares were subject to restrictions which expired on December 21, 1998.

401(k) SAVINGS PLAN

     Nathans sponsors a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986. All non-union employees over age 21 who have been employed by Nathans for at least one year are eligible to participate in the plan. Employees may contribute to the plan on a tax deferred basis up to 15% of their total annual salary, but in no event more than the maximum permitted by the Internal Revenue Code ($10,000 in calendar 1998). Company contributions are discretionary. For the plan year ended December 31, 1998, Nathans has elected to make matching contributions at the rate of $.25 per dollar contributed by each employee vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after five years of an employee's service with Nathans, matching contributions by Nathans are fully vested. As of March 28, 1999, approximately 53 employees had elected to participate in the plan. For the fiscal year ended March 28, 1999, Nathans contributed approximately $13,000 to the 401(k) plan, of which $1,230 was a matching contribution for Mr. Norbitz, $1,092 was a matching contribution for Mr. DeVos, $931 was a matching contribution for Mr. Paley and $937 was a matching contribution for Mr. Schedler.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a description of the transactions between Nathans and Miami Subs, please see "Material Contacts between Nathans and Miami Subs" on page 65.

                           NATHANS SECURITY OWNERSHIP

     The following table sets forth as of July 30, 1999 information with regard to ownership of Nathan's common stock by (1) each beneficial owner of 5% or more of Nathans common stock, based on filings with the Commission; (2) each executive officer named in Nathans summary compensation table; (3) each director of Nathans; and (4) all executive officers and directors of Nathan's as a group:

                                                         COMMON STOCK       PERCENT
NAME AND ADDRESS (1)                                  BENEFICIALLY OWNED    OF CLASS
--------------------                                  ------------------    --------
Howard M. Lorber(2).................................        655,834           12.6%
Kenneth S. Hackel(3)................................        475,500           10.1%
Quest Equities Corp(4)..............................        360,000            7.6%
Wayne Norbitz(5)....................................        165,000            3.4%
Jeffrey A. Lichtenberg(6)...........................        141,491            2.9%
A. F. Petrocelli(7).................................        106,000            2.2%
Robert J. Eide(7)...................................         73,653            1.5%
Barry Leistner(7)...................................         57,500            1.2%
Ronald G. DeVos(8)..................................         19,250              *
Donald P. Schedler(9)...............................         17,500              *
Carl Paley(9).......................................         15,500              *
Directors and officers as a group (9 persons)(10)...      1,251,728           22.2%

-------------------------

  *  Less than 1%

 (1) The addresses of the individuals and entities in this table are: Kenneth S. Hackel, P.O. Box 726 Alpine New Jersey 07620; Robert J. Eide and Howard M. Lorber, 70 East Sunrise Highway, Valley Stream, New York 11581; Jeffrey A. Lichtenberg, 125 Park Avenue, New York, New York 10017; Quest Equities Corp., 8 Old Canal Crossing, Farmington, Connecticut 06032; Barry Leistner, 8-14 37th Avenue, Long Island City, New York 11101; A. F. Petrocelli, 9 Park Place, Suite 401, Great Neck, New York 11021; and Wayne Norbitz, Ronald G. DeVos, Carl Paley and Donald Schedler, 1400 Old Country Road, Suite 400, Westbury, New York 11590.

 (2) Includes options exercisable within 60 days to purchase an aggregate of 183,334 shares granted under Nathans' 1992 stock option plan and warrants exercisable within 60 days to purchase 300,000 shares of common stock.

 (3) According to Schedule 13-D as filed with the Securities and Exchange Commission.

 (4) According to Schedule 13-D filed with the Securities and Exchange
     Commission.

 (5) Includes options exercisable within 60 days to purchase 125,000 shares of common stock granted under Nathans' 1992 stock option plan.

 (6) Includes 25,000 shares owned by Fountainhead Enterprises, Inc., and an aggregate of 3,500 shares owned by Mr. Lichtenberg's wife and children, as to which Mr. Lichtenberg may be deemed the beneficial owner, options exercisable within 60 days to purchase 23,333 shares of common stock granted under Nathans' 1992 stock option plan, options exercisable within 60 days to purchase 50,000 shares of common stock granted under Nathans' 1998 stock option plan and options exercisable within 60 days to purchase 7,500 shares of common stock granted under Nathans' 1998 stock option plan.

 (7) Includes options exercisable within 60 days to purchase 50,000 shares of common stock granted under Nathans' 1998 stock option plan and options exercisable within 60 days to purchase 7,500 shares of common stock granted under Nathans' 1998 stock option plan.

 (8) Includes options exercisable within 60 days to purchase 19,250 shares of common stock granted under Nathans' 1992 stock option plan.

 (9) Includes options exercisable within 60 days to purchase 15,500 shares of common stock granted under Nathans' 1992 stock option plan.

(10) Includes 271,811 shares beneficially owned by Messrs. Eide, Lorber, Lichtenberg, Petrocelli, Leistner, Norbitz, Paley and Schedler (see note 6 and notes 8 through 11 above), 361,917 shares subject to stock options exercisable within 60 days granted under Nathans' 1992 stock option plan, 200,000 shares subject to stock options exercisable within 60 days granted under Nathans' 1998 stock option plan, 15,000 shares subject to stock options exercisable within 60 days granted under Nathans' 1998 stock option plan, and warrants exercisable within 60 days by Mr. Lorber for 300,000 shares.

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

                                   MIAMI SUBS

GENERAL

     Miami Subs develops, owns, operates and franchises restaurants under the name "Miami Subs" and "Miami Subs Grill." The restaurants are designed to offer fresh quality food delivered in a fast-food environment similar to other fast food restaurants, and the quality, freshness and variety found at casual dining restaurants.

     Miami Subs historically expanded principally through a strategy of leasing existing free-standing fast food restaurants and other properties, and converting them to Miami Subs restaurants. Although Miami Subs still believes that the strategy of converting existing properties will continue, competition for closed and under-performing properties has increased significantly in recent years, and fewer sites suitable for conversion are available. In order to supplement its traditional free-standing unit growth, Miami Subs has developed various programs for franchisees involving smaller, non-traditional restaurants. In addition to focusing its growth principally in non-traditional franchise development, Miami Subs intends to continue to pursue co-branding opportunities in the future.

     Competition in the quick service restaurant industry has been and continues to be intense and is expected to remain so in the future. In response to intense industry competition, aggressive pricing and marketing by larger national chains, and in an attempt to mitigate same-store-sales declines and lower average unit volumes that the Miami Subs Grill system has been experiencing, in 1998 Miami Subs implemented strategic changes to its marketing programs, began offering alternative, lower-priced menu items in the restaurants, and focused on improving customer service. Although these programs resulted in a lower check average and higher food costs as a percentage of sales during 1998, overall guest counts increased significantly and same-store-sales trends improved throughout the year. Miami Subs intends to continue to pursue this strategic operating direction, however, there can be no assurance that these strategies, or other marketing and operating strategies that Miami Subs may take, will be successful.

     As of February 28, 1999, Miami Subs' restaurant system consisted of 192 restaurants, of which 130 of the restaurants were located in Florida, 52 restaurants were located in 15 other states, and 10 restaurants were located in Ecuador, Puerto Rico, Peru and the Dominican Republic. Of the total restaurants in the system, 15 were company-operated and 177 were operated by franchisees. Miami Subs intends to focus its future growth on franchise development, with the objective of expanding the franchise system principally in existing markets, as well as nationally and internationally. In part due to the limited number of restaurants located in other states and the impact that this has on the ability to advertise, the restaurants operating outside of Florida have generally not been as successful as the restaurants operating in Florida. Additionally, as a result of the current concentration of restaurants in Florida, Miami Subs and its Florida franchisees could be more severely affected by any adverse economic conditions in Florida than would a more geographically diversified restaurant company.

     At February 28, 1999, franchisees operated 177 of the 192 restaurants in the system. Miami Subs receives royalty and advertising fees from its franchised restaurants, and also receives lease/sub-lease rental income from some of the franchised restaurants. In addition, Miami Subs has guaranteed third party equipment and property leases for some franchisees and has financed the sale of restaurants to franchisees. Accordingly, Miami Subs' success and future profitability will be substantially dependent on the management

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

skills and success of its existing franchisees. In addition, expansion of the chain will be dependent on Miami Subs' ability to attract qualified franchisees who will be able to successfully develop and operate restaurants.

     Miami Subs Corporation was incorporated in the State of Florida by Mr. Gus Boulis during August 1990, and, through a series of transactions, Miami Subs acquired the worldwide rights to develop, own, operate, and franchise Miami Subs restaurants from Mr. Boulis, the founder of the concept, and from privately-owned companies owned by or affiliated with him. The remaining rights were acquired during 1991 through a merger with QSR, Inc. In November 1998, Mr. Boulis sold all of the shares of Miami Subs common stock beneficially owned by him to Nathans.

THE MIAMI SUBS CONCEPT

     Miami Subs restaurants feature moderately priced lunch, dinner and snack foods, including hot and cold submarine sandwiches, various ethnic foods such as gyros, pita sandwiches and Greek salads, flame grilled hamburgers and chicken breasts, chicken wings, fresh salads, ice cream and other desserts. Soft drinks, iced tea, coffee, beer and wine are also offered. Menu items are generally priced between $1.49 and $5.29.

     Freshness and quality of breads, produce and other ingredients are strongly emphasized. The menu includes low-fat selections such as salads, grilled chicken breasts, vegetarian items and non-fat frozen yogurt which Miami Subs believes are perceived as nutritious and appealing to health conscious consumers. Miami Subs believes it has become known for "signature" foods, such as grilled chicken on pita bread, cheese steak subs, and gyros on pita bread.

     Under an agreement with Baskin-Robbins, Baskin-Robbins ice cream products may be sold in approved restaurants under a separate franchise agreement with Baskin-Robbins. Under the agreement, Miami Subs performs training, operational monitoring and guidance over the Baskin-Robbins products being sold in the restaurants. As of February 28, 1999, six company-operated restaurants and 25 franchised restaurants sell Baskin-Robbins ice cream products. Branded ice cream products, including Edy's, McArthur's, Hershey's, Blue Bunny, Colombo, Bressler's, Haagen-Dazs, and other local brands, are also sold in over 50 other restaurants.

     The restaurants feature a distinctive decor unique to the Miami Subs concept. The exterior of free-standing restaurants feature an unusual roof design and neon pastel highlights for easy recognition. Interiors have a tropical motif in a neon pink and blue color scheme with murals of fish, mermaids, flamingos and tropical foliage. Exteriors and interiors are brightly lit to create an inviting, active ambience to distinguish the restaurants from its competitors. At February 28, 1999, 150 of the existing Miami Subs restaurants are located in freestanding buildings, consisting of approximately 2,000 to 5,000 square feet.

     Miami Subs restaurants are typically open seven days a week, generally open at 10:30 am, and many of the restaurants have extended late-night hours. Indoor service is provided at a walk-up counter where the customer places an order and is given an order number and a drink cup. The customer then proceeds to a self service soda bar while the food is prepared to order. Typical time from order to pick-up is approximately five minutes.

     Drive-thru service is provided at principally all free-standing restaurants. All standard menu items are generally available at the drive-thru, but the drive-thru menu board is

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

simplified to speed ordering. After ordering via intercom, the customer proceeds to the first of two windows. At the first window, drinks are served and payments taken. This allows the customer to enjoy a soft drink while proceeding to the next window for the completion of the order. Miami Subs estimates that drive-thru sales account for approximately 35% - 45% of sales.

NON-TRADITIONAL RESTAURANTS

     Miami Subs has developed and initiated various programs for franchisees involving non-traditional restaurant development, consisting of smaller restaurants that could be located on tollroads, at airports, in convenience stores, retail and office buildings, and other non-traditional locations. Typically, these restaurants are smaller and less costly to develop and operate than the traditional Miami Subs Grill restaurants. With the exception of many of the airport locations, the sales in the non-traditional restaurants are typically significantly lower than the standard free-standing restaurant. In addition, where appropriate, modifications have been made to food preparation and delivery procedures and the standard menu has been revised.

     At February 28, 1999, there were 33 non-traditional restaurants in the system, including five restaurants located in convenience store/gas stations, 11 restaurants located in airport facilities, seven restaurants located in retail locations, two located in turnpike facilities, three located in strip shopping centers, and five restaurants in other locations.

CO-BRANDING

     Since 1994, Miami Subs has been involved in a co-branding agreement with Baskin-Robbins USA, Co. under which certain Baskin-Robbins ice cream products are sold in approved restaurants pursuant to a separate franchise agreement with Baskin-Robbins. As of February 28, 1999, 31 Miami Subs and franchised restaurants sold Baskin-Robbins ice cream products.

     In August 1998, Miami Subs entered into a co-branding licensing agreement with Arthur Treacher's, Inc., the third largest quick service seafood chain in the United States. In April 1999, the development program master agreement was amended to grant Miami Subs the exclusive right to co-brand the Arthur Treacher's concept and products in the United States and to include future developed Miami Subs restaurants and other fast food restaurants. Currently over 50 existing restaurants are selling Arthur Treacher's signature products.

     Also in August 1998, Miami Subs entered into a co-branding licensing agreement with BAB Holdings, Inc. which will provide for Miami Subs to sell Big Apple Bagels, My Favorite Muffins and Brewster's Coffee in the restaurants. Miami Subs began a test of the sale of these products in a Miami Subs restaurant in November 1998.

     In January 1999, Miami Subs began selling "Nathan's Famous" all-beef frankfurters and fresh, crinkle-cut french fries on a test basis in a company-owned restaurant located in New York.

COMPANY-OPERATED RESTAURANTS

     During the past two years, Miami Subs has focused its growth and operating strategy on franchising, and as part of this strategy, Miami Subs sold/franchised many of its

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

company-operated restaurants to franchisees. At February 28, 1999, Miami Subs operated 15 restaurants, of which 10 are located in Florida, four are located in Texas, and one is located in New York. Miami Subs plans on franchising up to six of the restaurants that it operated at February 28, 1999.

     Miami Subs' restaurants are utilized for many purposes which are integral to the entire system. New menu items are tested and restaurant management and operating personnel are trained in Miami Subs' procedures. In addition, Miami Subs' operating standards are further refined, and Miami Subs acquires a better understanding of day-to-day management and operating concerns of its franchisees. In an effort to maximize operating profits and to enhance product quality for company-operated and franchised restaurants, Miami Subs maintains a purchasing department that works with suppliers on behalf of the entire system to obtain high quality products and services at competitive prices. The purchasing department approves all products and product specifications, and has also private labeled some products. Miami Subs utilizes Multifoods Distribution Group, Inc., a subsidiary of International Multifoods Corporation, a national food distributor which enables Miami Subs and its franchisees to order and receive deliveries of most of its food and paper products directly through the distributor. Miami Subs believes that this arrangement is efficient and cost effective and facilitates quality control. Miami Subs believes that a majority of its franchisees use Miami Subs' suppliers; however, a franchisee may use an alternate source for its supply needs that complies with specifications upon approval by Miami Subs.

     Miami Subs utilizes kitchen equipment in its restaurants which is designed to be versatile, improve product consistency, and facilitate menu modifications. In conjunction with a major supplier, Miami Subs assisted in the development of a four-chain broiler intended to replace chargrills and convection ovens. Miami Subs also utilizes computerized fryers with automatic lift-arms. The equipment is programmed to follow instructions for cooking temperatures and times. Fresh meats and other products, which are purchased in pre-weighed individual servings, can be consistently cooked-to-order automatically. Miami Subs requires that its franchisees also utilize this kitchen equipment to maximize consistency and speed of food preparation.

FRANCHISE OPERATIONS

STRATEGY

     Miami Subs' future growth will be focused on increasing the number of franchised restaurants, through both traditional and non-traditional restaurants.

     The primary criteria considered by Miami Subs in the review and approval of franchisees are prior experience in operating restaurants or other comparable business experience, and capital available for investment. Miami Subs believes that it has attracted a number of franchisees with significant experience in the restaurant industry as a result of the unique aspects of the concept.

FRANCHISEE SUPPORT SERVICES

     Miami Subs maintains a staff of operations personnel to train and assist franchisees in opening new restaurants and to monitor the operations of existing restaurants. These services are provided as part of Miami Subs' franchise program. New franchisees are required to complete a six-week training program. Upon the opening of a new franchised

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

restaurant, company representatives are typically sent to the restaurant to assist the franchisee during the opening period. These company representatives work in the restaurant to monitor compliance with Miami Subs' standards and provide additional on-site training of the franchisee's restaurant personnel.

     Miami Subs also provides development and construction support services to its franchisees. Plans and specifications for the restaurants are reviewed and approved by Miami Subs before improvements begin. Miami Subs' personnel typically visit the facility during construction to meet with the franchisee's site contractor and to verify that construction standards are met.

     In connection with Miami Subs' sale of restaurants, Miami Subs usually provides financing for the purchase by the franchisee. These loans, which range in amounts up to $500,000, are generally guaranteed by the purchaser and collateralized by the restaurant business and assets. Loans are generally due in monthly installments of principal and interest, amortized over a period of up to 20 years, with loans having maturity dates within 10 years of the origination of the loan. Interest rates range principally between 8% and 12%.

TRAINING

     New franchisees are required to complete a six-week program that features various aspects of day-to-day operations and certification in all functioning positions. The program consists of formal classroom training and in-restaurant training, including human resources, accounting, purchasing and labor and food handling laws. Generally, a team of company employed personnel is provided for new restaurants to conduct hands-on training and to ensure compliance with company standards. Standard operating manuals are provided to each franchisee. Classroom training is performed in Miami Subs' executive headquarters located in Fort Lauderdale, Florida.

QUALITY ASSURANCE

     To maintain uniformly high standards of appearance, service, food and beverage quality, Miami Subs has adopted policies and implemented a monitoring program. Franchisees are expected to adhere to Miami Subs' specifications and standards in connection with the selection and purchase of products used in the operation of the restaurant. Detailed specifications are provided for the products used, and franchisees must request Miami Subs' approval for any deviations. Miami Subs does not generally sell equipment, supplies or products to its franchisees. The franchise agreement requires franchisees to operate their restaurants in accordance with Miami Subs' requirements. Ongoing advice and assistance is provided to franchisees in connection with the operation and management of each restaurant. Miami Subs' area consultants are responsible for oversight of franchisees and periodically visit each restaurant.

     During these visits, the area consultant completes a report which contains evaluations on speed of preparation for menu items, quality of delivered product, cleanliness of restaurant facilities as well as evaluations of managers and other personnel. The area consultants also make unannounced follow-up visits to ensure adherence to Miami Subs' operational specifications.

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

     Miami Subs also utilizes information about the restaurants which is received from customers on Miami Subs' standardized "comment card" and maintains a toll-free telephone number to receive customer comments.

FRANCHISE AGREEMENTS

     Each franchisee is required to execute a standard franchise agreement with Miami Subs relating to the operation of each restaurant. Currently, the term of the franchise agreement is between five and 20 years, and the initial franchise fee is $25,000 for traditional restaurants and $15,000 for some non-traditional restaurants. The franchise agreement provides for the payment of a monthly royalty fee based on gross sales for the term of the franchise agreement, and additional charges based on a percentage of sales to support various system-wide and local advertising funds.

DEVELOPMENT AGREEMENTS

     In addition to individual franchise agreements, Miami Subs from time to time has entered into development agreements with some franchisees. The development agreement establishes a minimum number of restaurants that the franchisee is committed to open in an agreed upon exclusive area during the term of the agreement. In addition to receiving a franchise fee for each restaurant opened, Miami Subs also receives a non-refundable fee based upon the number of restaurants committed to be opened under the agreement.

RESTAURANT LOCATIONS

     At February 28, 1999, there were 192 Miami Subs restaurants operating in the system, of which 15 were operated by Miami Subs and 177 were operated by franchisees. The following table sets forth the locations of these restaurants.

                                                         MIAMI SUBS
                                                          OPERATED     FRANCHISED
                                                         ----------    ----------
Florida................................................      10           120
North Carolina.........................................      --            14
South Carolina.........................................      --             4
Georgia................................................      --             3
Tennessee..............................................      --             2
Virginia...............................................      --             1
Kentucky...............................................      --             2
Texas..................................................       4             6
New Jersey.............................................      --             4
New York...............................................       1             1
Pennsylvania...........................................      --             5
Indiana................................................      --             1
Connecticut............................................      --             1
Kansas.................................................      --             1
Minnesota..............................................      --             1
Nebraska...............................................      --             1

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

                                                         MIAMI SUBS
                                                          OPERATED     FRANCHISED
                                                         ----------    ----------
Ecuador................................................      --             5
Puerto Rico............................................      --             2
Peru...................................................      --             2
Dominican Republic.....................................      --             1
                                                             --           ---
Total..................................................      15           177
                                                             ==           ===

MARKETING

     The physical facility of each Miami Subs restaurant represents a key component of Miami Subs' marketing strategy. The restaurants have well-lit exteriors featuring a distinctive roof design, an abundance of pastel neon lights and a lively interior featuring a tropical motif which Miami Subs believes creates strong appeal during the day and night.

     Miami Subs' advertising programs principally utilize radio and print, and carries the theme that Miami Subs offers a variety of menu selections at competitive, fast food prices. Miami Subs' radio advertisements are broadcast principally in markets where there are sufficient restaurants to benefit from these advertisements.

EMPLOYEES

     At February 28, 1999, Miami Subs employed 194 full-time and 236 part-time employees. 400 of the employees work in Miami Subs restaurants and the remaining 30 are administrative, supervision, and support personnel. None of the employees belong to a labor union, and Miami Subs believes its employee relations to be good.

     As the operation and expansion of the Miami Subs' restaurant business is dependent upon attracting, training and keeping competent employees, restaurant management applicants receive screening and training. Miami Subs emphasizes continuing restaurant management and crew training and holds various meetings stressing communications and skill development for managers. Benefit programs for eligible employees include group life, health, hospitalization, paid vacations and a bonus plan for restaurant managers.

TRADEMARKS

     Miami Subs believes its trademarks and service marks are of significant value and an important marketing tool. Miami Subs has registered the marks "Miami Subs and Design" and "Miami Subs Grill and Design" with the United States Patent and Trademark Office. In addition, the marks have been registered in the states of Florida, Georgia, South Carolina, and Louisiana, and various foreign countries.

COMPETITION

     The fast food restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs, the

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availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly paid employees can also adversely affect the fast food restaurant industry. Multi-unit restaurant chains like Miami Subs can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns. Major chains, which have substantially greater financial resources and longer operating histories than Miami Subs, dominate the fast food restaurant industry. Miami Subs competes primarily on the basis of location, food quality, price and menu diversity. Changes in pricing or other marketing strategies by these competitors can have an adverse impact on Miami Subs' sales, earnings and growth. In response to intense industry competition and aggressive pricing and marketing by larger national chains and in an attempt to mitigate same-store-sales declines that the Miami Subs Grill system has been experiencing, in 1998 Miami Subs introduced lower-priced items on its menu and competitively priced new products. There can be no assurance that these strategies will be successful or that Miami Subs will be able to compete effectively against its competitors. In addition, with respect to the sale of franchises, Miami Subs competes with many franchisers of restaurants and other business concepts for qualified and financially capable franchisees.

REGULATION

     Miami Subs is subject to a variety of federal, state, and local laws affecting the conduct of its business. Operating restaurants are subject to various sanitation, health, fire and safety standards and restaurants under, or proposed for construction, are subject to state and local building codes, zoning restrictions and alcoholic beverage regulations. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development or opening of a new restaurant in a particular area. Miami Subs is also subject to the Federal Fair Labor Standards Act, which governs minimum wages, overtime, working conditions and other matters, and the Americans with Disabilities Act, which became effective in January 1992. Miami Subs believes that it is in compliance with these laws, and that its restaurants have all applicable licenses as required by governmental authorities.

     Alcoholic beverage control regulations require each of the restaurants that sell these products to apply to a state authority and, in some locations, county and municipal authorities for a license or permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Miami Subs has never had an alcoholic beverage license revoked. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants, including minimum age of customers and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. At February 28, 1999, Miami Subs offered for sale beer and wine in 12 of its existing company operated restaurants. Each of these restaurants have current alcoholic beverage licenses permitting the sale of these beverages.

     Miami Subs may be subject in some states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to him. Miami Subs carries liquor liability coverage as part of its existing comprehensive general liability insurance and has never been named as a defendant in a lawsuit involving "dram-shop" statutes.

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

     Miami Subs believes that it is in compliance with the applicable federal and state laws concerning designated non-smoking and smoking areas in its company-operated restaurants.

     Miami Subs is subject to regulations of the Federal Trade Commission and various states relating to disclosure and other requirements in the sale of franchises and franchise operations. The FTC's regulations require Miami Subs to timely furnish prospective franchisees a franchise offering circular containing prescribed information. Some state laws also require registration of the franchise offering with state authorities. Other states regulate the franchise relationship, particularly concerning termination and renewal of the franchise agreement. Miami Subs believes that it is in compliance with the applicable franchise disclosure and registration regulations of the FTC and the various states that it operates in.

PROPERTIES

     At February 28, 1999, Miami Subs owned or leased the following number of restaurant properties which are used in its operations. The numbers for Miami Subs include one restaurant which was temporarily closed at February 28, 1999:

                                                                     RESTAURANTS
                                                 MIAMI SUBS     LEASED/SUB-LEASED TO
                                                 RESTAURANTS    FRANCHISEES OR OTHERS
                                                 -----------    ---------------------
Lease land and building........................      12                  59
Lease land and own building....................       3                   3
Own land and building..........................       1                   2
                                                     --                  --
Total..........................................      16                  64
                                                     ==                  ==

     Properties leased by Miami Subs generally provide for an initial term of up to 20 years and renewal terms of five to 20 years. The leases generally provide for fixed rentals plus adjustments based on changes in the consumer price index or percentage rentals on gross sales. Restaurants and other facilities are leased/sub-leased to franchisees or others on terms which are generally similar to the terms in Miami Subs' lease with the third-party landlord, except that in some cases the rent has been increased. Miami Subs remains liable for all lease costs when properties are sub-leased to franchisees or others. Five of Miami Subs Company restaurants and 15 of the restaurants leased/subleased to franchisees are located outside of Florida.

     Miami Subs owns its executive headquarters, an approximate 8,500 square foot facility located in Fort Lauderdale, Florida, and believes that this facility is adequate and suitable for its current needs.

LEGAL PROCEEDINGS

     In January, 1992, Miami Subs filed a Petition for Declaratory Judgment against the Murray Family Trust/Kenneth Dash Partnership ("F/D"), case number 91-E1077 filed in the Superior Court Northern District of Hillsborough County, New Hampshire. Miami Subs sought to dissolve an alleged joint venture between Miami Subs and F/D to develop Miami Subs restaurants in New England. F/D opposed the dissolution, counterclaimed, and sought damages arising from amounts expended in developing new locations and lost

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profits from the termination of the joint venture. A bench trial was completed in April 1995, and although the court issued its ruling in favor of Miami Subs on virtually all of F/D's counterclaims, it awarded F/D damages in the amount of $241,000 plus costs and attorney fees. The case was appealed by both Miami Subs and F/D, and in November 1996, the appeal was argued before the Supreme Court of New Hampshire. In December 1997, the Supreme Court ruled in favor of Miami Subs, vacated the damage award, reversed the award of attorney fees, and remanded to a trial court for a determination of damages for the alleged breach of fiduciary duty to F/D. In May 1998, the trial court awarded F/D compensatory damages in the amount of $200,000, which is being appealed by Miami Subs.

     On January 5, 1999, Miami Subs was served with a class action lawsuit entitled Robert J. Feeney, on behalf of himself and all others similarly situated vs. Miami Subs Corporation, et al., in Circuit Court in Broward County, Florida, which was filed against Miami Subs, its directors and Nathans in a Florida state court by a shareholder of Miami Subs. The suit alleges that the proposed merger between Miami Subs and Nathans, as contemplated by the companies non-binding letter of intent, is unfair to Miami Subs' shareholders based on the price that Nathans is paying to the Miami Subs' shareholders for their shares and constitutes a breach by the defendants of their fiduciary duties to the shareholders of Miami Subs. The plaintiff seeks among other things :

          1. class action status;

          2. preliminary and permanent injunctive relief against consummation of the proposed merger; and

          3. unspecified damages to be awarded to the shareholders of Miami
     Subs.

     On March 19, 1999, the court granted the plaintiff leave to amend his complaint. On April 18, 1999, the plaintiff filed an amended complaint. Miami Subs filed a motion to dismiss the complaint on April 13, 1999. Nathans and its designees to the Miami Subs board filed a motion to dismiss on April 29, 1999. On May 21, 1999, the court considered the motions but has not yet ruled on them. In the event the court denies the pending motions Miami Subs intends to defend against this suit vigorously.

     Miami Subs and its subsidiaries are parties to various other legal actions arising in the ordinary course of business. Miami Subs is vigorously contesting these actions, and currently believes that the outcome of these cases will not have a material adverse effect on Miami Subs.

          MIAMI SUBS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical financial statements of Miami Subs, related notes and other financial information included elsewhere in this joint proxy statement/prospectus.

INTRODUCTION

     Miami Subs' revenues are derived principally from operating, franchising, and financing Miami Subs restaurants. Franchise revenues consist principally of initial franchise fees, area development fees, monthly royalty fees, and net sublease rental income. In the

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normal course of its business, Miami Subs also derives revenues from the sale of restaurants to franchisees, and interest income from financing the sale of restaurants to franchisees.

     Restaurant operating costs include food and paper costs, direct restaurant labor and benefits, marketing fees and costs, and all other direct costs associated with operating the restaurants. General, administrative and franchise costs relate both to company-owned restaurants and Miami Subs' franchising operations.

     Miami Subs' revenues and expenses are directly affected by the number, sales volumes, and profitability of its company-operated restaurants. Revenues, and to a lesser extent expenses, are also affected by the number and sales volumes of franchised restaurants. Initial franchise fees and the net gain on sales of restaurants are directly affected by the number of restaurants opened by franchisees and the number of restaurants sold to franchisees during the period.

     In connection with Miami Subs' strategy of focusing growth and operations in franchising, Miami Subs restructured and reduced its corporate infrastructure and sold or transferred 24 company-operated restaurants to franchisees during fiscal years 1998 and 1997. As a result of the reduction in the number of company-operated restaurants, Miami Subs' revenues declined by 31.9% and 9.2% in 1998 and 1997, respectively, and as a result of the corporate restructuring, Miami Subs reduced its general and administrative costs by 41.1% in 1998. Miami Subs currently plans on franchising additional restaurants that it operates at February 28, 1999. Upon the consummation of the sale of these restaurants, Miami Subs' future revenues would also decline.

     Miami Subs' ability to sustain profitability will, among other factors, be dependent on improvement of sales and operating margins in existing company and franchised restaurants, successful expansion of its franchise base, its ability to control future operating costs, and the successful opening and operation of new restaurants by franchisees.

NINE MONTHS ENDED FEBRUARY 28, 1999 COMPARED TO FEBRUARY 28, 1998

TOTAL REVENUES

     Miami Subs' total revenues increased by 2.0% to approximately $17.8 million in the current nine month period, as compared to $17.4 million in the prior year period. The increase in total revenues resulted principally from an increase in restaurant sales and gain on sales of restaurants, which was partially offset by a reduction in interest income.

RESTAURANT SALES

     Miami Subs' total restaurant sales increased 2.8% to approximately $13.7 million in the current nine month period, as compared to $13.3 million in the prior year period. The increase in sales resulted principally from a change in the restaurants operated by the company as a result of sales/transfers and acquisitions of restaurants between the periods.

     Same-store-sales for all comparable company-operated restaurants increased by approximately 0.5% in the current nine month period, computed for 13 restaurants operated by Miami Subs in both the current and prior year nine month period. Same-store-sales for Miami Subs restaurants in the year earlier period were down approximately 4.0%. Miami Subs' attributes the change in same-store-sales trends principally to the changes which were implemented during the prior fiscal year relating to pricing, marketing, and operations and to sales from co-branding with Arthur Treacher's, which, as of February 28, 1999, had been added to six of the company's restaurants.

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     During the current nine month period, Miami Subs reacquired four restaurants from franchisees in exchange for notes payable to Miami Subs, purchased one restaurant from a franchisee, and sold/transferred seven restaurants to franchisees. At February 28, 1999, Miami Subs operated restaurants that were located in Florida (10); Texas (4), and New York (1). Miami Subs currently plans to sell or transfer to franchisees up to six of the restaurants that it operated at February 28, 1999. However, there can be no assurance that sales of these restaurants will be consummated on terms acceptable to Miami Subs.

REVENUES FROM FRANCHISED RESTAURANTS

     Revenues from franchised restaurants amounted to $3,276,000 in the current nine month period, as compared to $3,262,000 in the prior year period.

     During the current nine month period, nine franchised restaurants opened, Miami Subs sold/transferred seven restaurants to franchisees and acquired/reacquired five restaurants from franchisees, and eight franchised restaurants closed. At February 28, 1999 and 1998, there were 177 franchised restaurants in the system.

     Royalty income in the current nine month period increased by 9.9% to $3,009,000, as compared to $2,738,000 in the prior year period, principally from the opening of new restaurants since the prior year period and collections of delinquent royalty fees. At February 28, 1999, approximately 23% of franchised restaurants have been granted a temporary waiver from paying royalty fees or were delinquent and not paying royalty fees to Miami Subs, which Miami Subs does not accrue for.

     Same-store-sales for all comparable franchised restaurants declined by approximately 1.1% in the current nine month period, as compared to a decline of approximately 8.3% in the prior year nine month period. Miami Subs attributes the change in same-store-sales trends principally to the changes which were implemented during the prior fiscal year to pricing, marketing, and operations and to sales from co-branding with Arthur Treacher's, which, as of February 28, 1999, had been added to 28 franchised restaurants.

     During the current nine month period, Miami Subs recognized $47,000 in revenues from the cancellation of certain area development agreements with franchisees which were not in compliance with the terms of the development agreements. In the prior year nine month period, Miami Subs recognized $190,000 in revenues from such terminations.

     Miami Subs leases/subleases principally Miami Subs restaurant facilities to franchisees and revenues have been adversely affected from the delinquency and non-payment of certain of these leases/subleases. Revenues are presented net of related lease costs in the accompanying financial statements. For the nine months ended February 28, 1999, Miami Subs had approximately $294,000 in delinquent lease payments, which were not accrued for and at February 28, 1999, nine restaurant facilities which are leased/subleased to franchisees were two or more months delinquent in monthly payments to Miami Subs. During the current nine month period, Miami Subs reacquired four restaurants from franchisees as a result of the default of the leases and notes payable to Miami Subs, and subsequent to February 28, 1999, Miami Subs reacquired two additional restaurants.

SYSTEM-WIDE SALES

     System-wide sales, which includes sales from all Miami Subs operated and franchised restaurants, increased to approximately $110.9 million in the current nine month period, as

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compared to $109.7 million in the year earlier nine month period. The increase in system wide sales principally reflects sales from new franchised restaurants which have opened since the prior year period, and to sales from co-branding with Arthur Treacher's which, as of February 28, 1999, had been added to 34 Miami Subs restaurants. Same-store-sales for all comparable restaurants in the system declined by approximately 0.9% in the current nine month period. Same-store-sales for the system in the prior year nine month period were down approximately 7.8%. Miami Subs attributes the change in same-store-sales trends principally to the changes which were implemented during the prior fiscal year relating to pricing, marketing, and operations and to the sale of Arthur Treacher's products in 34 restaurants.

NET GAIN FROM SALES OF RESTAURANTS

     As a part of Miami Subs' strategy to focus future growth and operations in franchising, Miami Subs sold/transferred seven restaurants to franchisees during the current nine month period, as compared to three restaurants that were sold/transferred in the year earlier period. Gains on the sale of restaurants are dependent on Miami Subs' basis in and the overall performance of such units. Gains realized are recorded as income when the sales are consummated and other conditions are met, including the adequacy of the down payment and the completion by Miami Subs of its obligations under the contracts. Although Miami Subs intends to sell/transfer other existing restaurants in the future, there can be no assurance that any such sales will be consummated on terms acceptable to Miami Subs. In addition, it is not anticipated that significant gains will be realized from such sales.

INTEREST INCOME

     In connection with its strategy of focusing growth in franchising, Miami Subs has sold restaurants to franchisees and has provided financing for such sales. During the current nine month period, loans in the amount of $1,015,000 were made to franchisees in connection with the sale of restaurants to franchisees. Total notes receivable amounted to approximately $6.9 million at February 28, 1999, as compared to $8.7 million at February 28, 1998. At February 28, 1999, six individual secured notes receivable which are due from franchisees with outstanding balances totaling approximately $1.2 million, net of deferred fees and credits, were delinquent in monthly payments due to Miami Subs, and unpaid interest income of approximately $149,000 for the nine months ended February 28, 1999 had not been accrued on delinquent notes. As a result of these delinquencies and the lower average balance of notes receivable outstanding during the current period, interest income declined to $455,000 in the current nine month period, as compared to $546,000 in the year earlier period. Subsequent to February 28, 1999, Miami Subs reacquired two restaurants in lieu of payment of the notes.

RESTAURANT OPERATING COSTS

     Restaurant operating costs in Miami Subs operated restaurants amounted to approximately $12.9 million or 93.9% of sales in the current nine month period, as compared to 95.6% of sales in the prior year period. The reduction in restaurant operating costs as a percent of sales was principally due to improved supervision and controls over food, paper, and labor costs in the first six months of the current period, which was in part offset by an increase in such costs during the last three months of the period.

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GENERAL, ADMINISTRATIVE AND FRANCHISE COSTS

     General, administrative and franchise costs amounted to $2,450,000 or 13.8% of total revenue in the current nine month period, as compared to $2,406,000 or 13.8% of total revenue in the prior year period. Costs in the prior year period included certain non-recurring reductions to expenses totaling approximately $284,000. Recurring general and administrative costs were lower than the prior year period, excluding the impact of the non-recurring reductions to expenses, principally due to the elimination of certain corporate office positions since the year earlier period and to strict cost controls in all areas of Miami Subs' business.

INTEREST EXPENSE

     Principally as a result of the repayment of outstanding debt from approximately $7.0 million at February 28, 1998 to $5.9 million at February 28, 1999, interest expense decreased to $479,000 in the current nine month period, as compared to $600,000 in the prior year period.

MERGER COSTS

     Expenses in the nine month period ended February 28, 1999 include costs incurred to date of $144,000 in connection with the proposed merger with Nathan's Famous, Inc.

PROVISION FOR INCOME TAXES

     Miami Subs' effective tax rate for the nine months ended February 28, 1999 is lower than the rate in the prior year period due to a decrease in Miami Subs' valuation allowance.

     Miami Subs' federal income tax returns for fiscal years 1991 through 1996, inclusive, have been examined by the Internal Revenue Service. The reports of the examining agent issued in connection with these examinations indicate that additional taxes and penalties totaling approximately $2.4 million are due for such years. Miami Subs is appealing substantially all of the proposed adjustments. Due to net operating losses anticipated to be lost in connection with the examination, Miami Subs has accrued approximately $211,000 for this matter and believes that such accruals are adequate.

FISCAL YEAR 1998 COMPARED TO FISCAL YEAR 1997

TOTAL REVENUES

     Total Miami Subs revenues declined 31.9% to $23.4 million in fiscal year 1998, as compared to $34.4 million in fiscal year 1997. The decrease in total revenues was primarily due to the conversion from company to franchise operations and the resulting sales of company-operated restaurants to franchisees, which in large part occurred during the second half of fiscal year 1997.

RESTAURANT SALES

     Miami Subs' total restaurant sales decreased approximately 35.8% to $18.1 million in 1998, as compared to $28.2 million in 1997. The decrease in sales resulted principally from franchising during the second half of 1997 many of the restaurants previously operated by

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Miami Subs. During 1997, Miami Subs sold/transferred 19 restaurants to franchisees, and during 1998, Miami Subs sold/transferred five restaurants to franchisees.

     In order to address declining unit level sales and customer counts in its restaurants, in 1998 Miami Subs implemented strategic changes to its marketing programs, added alternative, lower-priced items to its menu, and focused on improving customer service. As a result of these strategic changes, Miami Subs experienced overall higher guest counts in many of its core restaurants during the year and a lower per customer check average. Throughout the year, same-store-sales in company-operated restaurants improved each quarter during 1998, from negative 6.4% in the first quarter of the year to positive 2.6% in the fourth quarter. For the year, same store sales for company-operated restaurants, were negative 2.6% computed for restaurants operated by Miami Subs since December 1995 . There can be no assurance that these strategic changes will continue to result in an improvement in same store sales.

     At May 31, 1998, Miami Subs operated eight restaurants in Florida, six in Texas, two in Georgia, and one in New York. Miami Subs currently plans to sell to franchisees the restaurants located in Texas and Georgia, and three of these restaurants are under contract for sale to franchisees. There can be no assurance that the remaining restaurants will be sold on terms acceptable to Miami Subs.

REVENUES FROM FRANCHISED RESTAURANTS

     Revenues from franchised restaurants declined approximately 4.9% to $4.3 million in 1998, as compared to $4.5 million in 1997. Franchise revenues in 1997 included $400,000 in franchise fees from the sale of company restaurants to franchisees, and franchise revenues in 1998 included $190,000 resulting from the expiration and termination of an area development agreement with a former franchisee.

     In 1998, 19 franchised restaurants opened, 12 of which were non-traditional, Miami Subs sold/transferred five restaurants to franchisees and reacquired seven restaurants from franchisees, and 13 franchised restaurants closed. At May 31, 1998, there were 174 franchised restaurants in the system, as compared to 170 at May 31, 1997.

     In August 1997, Miami Subs began to initiate throughout the system strategic changes to marketing programs, additions to the standard menu to add certain lower-priced items, and implemented programs to improve customer service. Miami Subs believes that these programs were largely responsible for an improvement in same-store-sale trends at franchised restaurants experienced each quarter during the year, from negative 10.4% in the first quarter of the year to negative 5.1% in the fourth quarter. For the year, same-store-sales at franchised restaurants, were negative 7.5% computed for restaurants operated by franchisees since December 1995.

     Royalty revenues have been adversely affected in 1998 and 1997 due to the non-payment and non-accrual of royalty fees from a number of franchised restaurants. At May 31, 1998, 24% of the franchised units in operation have been granted a temporary waiver from paying royalty fees or were delinquent and not paying royalty fees to Miami Subs.

     Miami Subs leases/subleases principally Miami Subs restaurant facilities to franchisees and revenues have been adversely affected in 1998 from the delinquency and default of certain of these leases/subleases. During 1998, Miami Subs defaulted and terminated seven delinquent leases and acquired possession of the restaurants. Six of these

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restaurants were subsequently sold/transferred and released to new franchisees and one restaurant closed as a result of an eminent domain proceeding. At May 31, 1998, 10 restaurants which are leased/subleased to franchisees are in various stages of delinquency. Although Miami Subs currently expects that these delinquencies will be satisfactorily resolved by the franchisees, there can be no assurance that it will not be necessary for Miami Subs to acquire possession of these or other restaurants in the future.

SYSTEM-WIDE SALES

     System-wide sales, which includes sales from company-operated and franchised restaurants, decreased approximately 1.7% to $148.6 million in 1998, as compared to $151.2 million in 1997. "Same store sales" for all units in the system improved each quarter during the year, from negative 10.1% in the first quarter, to negative 4.5% in the fourth quarter. For the year, same-store-sales for all restaurants declined by approximately 7.0%, computed for restaurants open since December 1995.

NET GAIN FROM SALES OF RESTAURANTS

     In connection with Miami Subs' strategy to focus growth and operations in franchising, Miami Subs sold/transferred five restaurants to franchisees during 1998, as compared to 19 restaurants in 1997. Gains on the sales of restaurants are dependent on Miami Subs' basis in and the overall performance of the units sold. Gains realized are recorded as income when the sales are consummated and other conditions are met, including the adequacy of the down payment and the completion by Miami Subs of its obligations under the contracts. Losses on the sale of restaurants are recognized at the time of sale. As a result of sales of restaurants, Miami Subs recognized net gains of $25,000 in 1998, as compared to $868,000 in 1997. Total deferred gains on the sales of restaurants amounted to $757,000 at May 31, 1998 and total notes receivable, principally resulting from sales of restaurants, amounted to $7.1 million at May 31, 1998. Nine individual notes receivable which are due from four franchisees and totaling approximately $1.8 million, net of deferred fees and credits, were delinquent in monthly payments due to Miami Subs at May 31, 1998. Although Miami Subs intends to sell other existing restaurants in the future, there can be no assurance that any sales will be consummated or that gains will be realized.

RESTAURANT OPERATING COSTS

     Restaurant operating costs amounted to $17.1 million or 94.7% of company restaurant sales in 1998, as compared to $26.0 million or 92.4% of sales in 1997. The increase in restaurant operating costs as a percent of sales was principally due to the higher food cost percentage incurred at Miami Subs' restaurants as a result of certain lower priced menu items that Miami Subs began offering in the restaurants in connection with Miami Subs' efforts during the year to increase guest counts and stimulate sales.

GENERAL, ADMINISTRATIVE AND FRANCHISE COSTS

     General, administrative and franchise costs amounted to approximately $3.3 million or 14.2% of total revenue in 1998, as compared to $5.7 million or 16.5% of total revenue in 1997. General, administrative and franchise costs in 1998 reflect a reduction in accruals for certain legal matters which were resolved during the year and other non-recurring reductions totaling approximately $284,000. Included in general, administrative and

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franchise costs in 1997 are accrued severance costs payable to Miami Subs'
former president, an accounting charge associated with the resolution of an outstanding note receivable, and costs associated with relocating and consolidating an administrative facility. These costs and other charges amounted to approximately $601,000 in 1997.

     In connection with Miami Subs' strategy of focusing growth and operations in franchising and as a result of the sale of company restaurants to franchisees, Miami Subs has been able to restructure and reduce its corporate infrastructure and the number of non-restaurant employees, and has taken other cost control measures resulting in a decrease in recurring administrative costs in 1998 as compared to 1997. Miami Subs is maintaining strict cost controls in all areas of its business, and does not currently expect any significant increase to current operating levels.

DEPRECIATION EXPENSE

     Depreciation expense, which principally relates to company-operated restaurants, declined by 21.4% to 1.4 million in 1998 as a result of sales of company restaurants to franchisees.

INTEREST EXPENSE

     Interest expense decreased 13.6% to $780,000 in 1998, as compared to $903,000 in 1997, principally reflecting lower average debt levels outstanding in 1998.

LOSS ON IMPAIRMENT OF RESTAURANTS

     During 1997 and in conjunction with Miami Subs' franchise strategy, several company-operated restaurants were identified for sale to franchisees. At May 31, 1997, Miami Subs provided a reserve of $375,000 to provide for the intended sale of certain of these restaurants which have not yet been sold.

PROVISION FOR INCOME TAXES

     Miami Subs' federal income tax returns for fiscal years 1991 through 1996, inclusive, have been examined by the Internal Revenue Service. The reports of the examining agent issued in connection with these examinations indicate that additional taxes and penalties totaling approximately $2.4 million are due for such years. Miami Subs is appealing substantially all of the proposed adjustments. Due to net operating losses anticipated to be lost in connection with the examination, Miami Subs has accrued approximately $211,000 for this matter and believes that such accruals are adequate.

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

TOTAL REVENUES

     Total company revenues declined 9.2% to $34.4 million in fiscal year 1997, as compared to $37.9 million in fiscal year 1996. The decrease in total revenues was primarily due to fewer company-operated restaurants which was in part offset by a significant increase in net gains from the sale of restaurants to franchisees, and to lower average sales in company-operated restaurants.

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RESTAURANT SALES

     Miami Subs' total restaurant sales decreased approximately 13.0% to $28.2 million in 1997, as compared to $32.4 million in 1996. The decrease in sales resulted principally from a reduction in the number of company-operated restaurants, from 37 at the end of 1996, to 17 at the end of 1997. During 1997, Miami Subs sold 19 restaurants to franchisees and closed one restaurant.

     "Same-store-sales" in company-operated restaurants declined by approximately 3.1% in 1997, computed for restaurants open since December 1994. Miami Subs attributes the decline in same-store-sales in large part to intense industry competition and aggressive price discounting and marketing by larger national chains. In response to these conditions, Miami Subs introduced lower priced "combo meals" and utilized extensive discounting and couponing programs in an effort to increase customer traffic and sales. In the fourth quarter of the current year, Miami Subs ceased the couponing programs, lowered prices of certain products on its menu, introduced a selection of lower priced products, and commenced direct local store marketing efforts.

     At May 31, 1997, Miami Subs operated nine restaurants in Florida , six in Texas, one in South Carolina, and one in New York.

REVENUES FROM FRANCHISED RESTAURANTS

     Revenues from franchised restaurants declined approximately 4.4% to $4.5 million in 1997, as compared to $4.7 million in 1996. Franchise revenues in 1997 included $400,000 in franchise fees from the sale of company restaurants to franchisees, and franchise revenues in 1996 included $324,000 resulting from the termination of nine area development agreements with franchisees.

     In 1997, 18 franchised restaurants opened (of which 11 were non-traditional restaurants), Miami Subs sold 19 of its restaurants to franchisees, and seven franchised restaurants closed. Royalty income in 1997 amounted to $3,680,000, as compared to $3,752,000 in 1996. Although the number of franchised restaurants increased during 1997, a decrease of approximately 5.6% in "same-store-sales" at franchised restaurants, lower average unit sales at franchised restaurants, and the non-payment and non-accrual of royalty fees from an increased number of franchisees adversely affected royalty income in the current year. At May 31, 1997, 19% of the franchised units in operation had been granted a temporary waiver from paying royalty fees or were delinquent and not paying royalty fees to Miami Subs.

SYSTEM-WIDE SALES

     System-wide sales, which includes sales from Miami Subs operated and franchised restaurants, increased by approximately 3.9% to $151.2 million in 1997, as compared to $145.5 million in 1996. "Same store sales" for all units in the system, which is computed for restaurants open since December 1994, declined by approximately 5.5% in 1997 reflecting continuation of intense industry-wide competition and aggressive price discounting and marketing by large national chains, and extensive price discounting and couponing by Miami Subs and its franchisees.

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NET GAIN FROM SALES OF RESTAURANTS

     As a part of its strategy to focus future growth and operations in franchising restaurants, Miami Subs sold/transferred 19 restaurants to franchisees during 1997. Gains on the sale of restaurants are dependent on Miami Subs' basis in and the overall performance of these units. Gains realized are recorded as income when the sales are consummated and other conditions are met, including the adequacy of the down payment and the completion by Miami Subs of its obligations under the contracts. Losses on the sale of restaurants are recognized at the time of sale. As a result of these sales, Miami Subs recognized net gains of $868,000 in 1997, as compared to $117,000 in 1996. Total deferred gains on the sales of restaurants amounted to $839,000 at May 31, 1997. Although Miami Subs intends to sell other existing restaurants in the future, there can be no assurance that any sales will be consummated or that gains will be realized.

RESTAURANT OPERATING COSTS

     Restaurant operating costs amounted to $26.0 million or 92.4% of sales in 1997, as compared to $28.6 million or 88.2% of sales in 1996. The increase in restaurant operating costs as a percent of sales was a result of lower average unit sales, the impact of price discounting and couponing promotions, and higher direct operating costs, including cost of sales and labor.

GENERAL, ADMINISTRATIVE AND FRANCHISE COSTS

     General, administrative and franchise costs amounted to approximately $5.7 million or 16.5% of total revenue in 1997, as compared to $6.4 million or 16.8% of total revenue in 1996. Included in general, administrative and franchise costs in 1997 are accrued severance costs payable to Miami Subs' former president, an accounting charge associated with the resolution of an outstanding note receivable, and costs associated with relocating and consolidating an administrative facility. These costs and other charges amounted to $601,000 in 1997.

     During the second half of 1997, Miami Subs eliminated certain administrative and support positions, implemented a reduction in office/administration facilities, and took other cost control measures resulting in a significant decrease in these costs over the year earlier levels.

INTEREST EXPENSE

     Interest expense increased to $903,000 in 1997, as compared to $741,000 in the prior year, principally reflecting higher average debt levels outstanding in 1997.

LOSS ON IMPAIRMENT OF RESTAURANTS

     During 1997 and in conjunction with Miami Subs' franchise strategy, several company operated restaurants were identified for sale to franchisees. At May 31, 1997, Miami Subs provided a reserve of $375,000 to provide for the intended sale of certain restaurants.

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LIQUIDITY AND CAPITAL RESOURCES

     During the nine month period ended February 28, 1999, Miami Subs' principal sources of cash were from operating activities totaling approximately $1.9 million and principal payments received on notes receivable of $356,000. Miami Subs' principal uses of cash in the current nine month period were for scheduled debt repayments of $829,000 and the acquisition of a franchised restaurant and property renovations and improvements totaling $757,000. Cash and cash equivalents at February 28, 1999, amounted to $4.2 million, including unexpended marketing fund contributions of $1.6 million, as compared to $3,457,000, including $970,000 in unexpended marketing fund contributions, at May 31, 1998. At February 28, 1999, Miami Subs' working capital position was $512,000, as compared to $88,000 at May 31, 1998, and a deficit of $298,000 one year ago. Miami Subs' working capital position has improved principally as a result of improved cash flow from operations over the past year. Miami Subs is able to operate with a low working capital position or deficiency because restaurant operations are conducted primarily on a cash basis, rapid turnover and frequent deliveries allow a limited investment in inventories, and accounts payable for food, beverages and supplies usually become due after the receipt of cash from the related sales.

     In addition to scheduled debt maturities/repayments for the remainder of fiscal year 1999 of $253,000, Miami Subs' projected capital requirements for the balance of the current fiscal year relate primarily to planned capital expenditures to Miami Subs' operated restaurants in connection with co-branding with Arthur Treacher's, Inc., other renovations or planned capital improvements to existing restaurants and certain enhancements to corporate and restaurant management information systems. The estimated cost of these planned capital expenditures is not expected to exceed approximately $150,000.

     Miami Subs' principal expected source of funds over the remainder of fiscal year 1999 will be from operations and scheduled repayments of notes receivable of approximately $188,000.

     For fiscal year 2000, Miami Subs' primary sources of liquidity are expected to be cash flows from operations, principal payments on notes receivable, and cash from the possible sale of existing restaurants to franchisees. Miami Subs does not currently intend to acquire or develop new Miami Subs operated restaurants. Therefore, Miami Subs' expected principal use of funds in fiscal year 2000 will be to maintain, improve and refurbish existing restaurants, repayment of debt, and for general operating purposes. Nevertheless, Miami Subs may be required to reacquire certain franchised restaurants as a result of defaults on the notes payable to Miami Subs or the leases/sub-leases with Miami Subs, which may adversely affect Miami Subs' expected sources of liquidity. Based upon the current and expected level of operations and expected sources of funds, together with the current level of liquidity and cash on hand, Miami Subs expects that it will have sufficient liquidity to fund its expected operating cash needs through the year 2000. Miami Subs currently does not anticipate any events which would materially affect its long term liquidity position.

     During fiscal 1998, Miami Subs' principal sources of cash were from net cash provided by operating activities of $1,205,000, principal payments received on notes receivable of $845,000, and borrowings of $425,000. Miami Subs' principal uses of cash in 1998 were for scheduled debt repayments and maturities of $1,714,000 and property renovations and improvements of $264,000. Cash and cash equivalents at May 31, 1998, amounted to $3,457,000 (which includes unexpended marketing fund contributions of

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$970,000), as compared to $2,940,000 (including $683,000 in unexpended marketing fund contributions) at May 31, 1997. At May 31, 1998, Miami Subs' working capital improved to $88,000, as compared to a deficiency of $1,234,000 at May
31, 1997.

     The principal sources of funds for fiscal year 1999 are expected to be derived from operating activities and principal payments due on notes receivable. Miami Subs' ability to achieve or increase its projected sources of funds in 1999 will be dependent on a number of factors, including improvement of sales and restaurant operating margins in both company and franchised restaurants, improved collections of royalty fees, the timely payment of lease/sublease obligations of certain franchisees, and the timely repayment of principal and interest on notes payable to Miami Subs. There can be no assurance that Miami Subs will be able to achieve or increase its projected sources of funds in 1999.

     Although Miami Subs does not currently plan to develop any new company restaurants in fiscal year 1999, it does intend to make certain capital expenditures to certain company operated restaurants in connection with a co-branding agreement with Arthur Treacher's, Inc. and BAB Holdings, Inc. The estimated cost of these improvements, other planned capital improvements and funds required for the acquisition of a restaurant from a franchisee are not expected to exceed approximately $650,000. In addition to these planned capital expenditures, Miami Subs' scheduled debt maturities/repayments are approximately $1.1 million in 1999.

     Principally as a result of the sale of company-operated restaurants over the past two years, Miami Subs' total revenues declined by 31.9% in 1998 and 9.2% in 1997. Miami Subs currently plans to sell to franchisees certain of the restaurants that it operated at February 28, 1999. If Miami Subs consummates the sale of additional planned restaurants, Miami Subs' future total revenues would decline.

     Miami Subs expects that competition in the quick-service restaurant industry will continue to be intense and will remain so in the foreseeable future, resulting in continued pressure on sales and operating profit, and slower development of traditional restaurants by franchisees. Miami Subs intends to pursue a co-branding licensing agreement with Arthur Treacher's, Inc. which would enable both Miami Subs and franchised restaurants to sell certain Arthur Treacher's signature products in Miami Subs restaurants.

     Miami Subs also intends to pursue other co-branding opportunities. In addition to pursing these opportunities, continued emphasis will be placed on franchising non-traditional restaurants and certain of Miami Subs' existing restaurants, improving the performance of company and franchised restaurants, developing new products, enhancing the effectiveness of marketing programs, and overall improvement and possible refinements to the entire system. Miami Subs' ability to significantly expand and develop additional company restaurants will ultimately depend on a number of factors, including unit level profitability and Miami Subs' overall profitability and cash flow, the availability and cost of suitable locations, and the availability of adequate equity or debt financing. There can be no assurance that Miami Subs will be successful in achieving these objectives.

IMPACT OF INFLATION

     Miami Subs does not believe that inflationary factors have had a significant effect on company operations in the past three years. Any significant increase in inflation could affect company operations as a result of increased costs for food and labor, as well as increased occupancy and equipment costs.

     During 1998, Miami Subs introduced certain new, lower-priced products and lowered the price of certain existing products on its menu. Principally as a result of these changes, Miami Subs experienced lower profit margins in its restaurants in 1998. Miami Subs expects that greater volume purchase discounts on food and supplies may be available in the future as the restaurant chain grows, which could partially offset the impact of these changes and any future cost increases.

SEASONALITY

     Miami Subs does not expect seasonality to affect its operations in a materially adverse manner. However, Miami Subs' restaurant sales during its first and fourth fiscal quarters are generally higher than its second and third quarters due to the location of the majority of its restaurants in Florida.

NEW ACCOUNTING PRONOUNCEMENTS

     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP 98-5) "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998. Under these new requirements, pre-opening costs associated with the opening of new restaurants would be required to be expensed as incurred. Although no pre-opening costs were incurred in 1998, Miami Subs previously capitalized and amortized pre-opening costs over a one year period. Since Miami Subs does not currently intend to open new company-operated restaurants, the adoption of this statement is not expected to have a significant impact on Miami Subs' operations.

YEAR 2000

     Miami Subs is continuing its evaluation and assessment of its various information technology and non-information technology systems, including software, hardware and equipment that may be potentially affected by the Year 2000 issue. Miami Subs estimates that its evaluation and assessment of these various systems will be completed shortly. Based on its preliminary assessment of these systems and discussions with its third-party providers, Miami Subs currently believes that such internal systems are or will be Year 2000 compliant with minimum modifications, which should be completed by October 31, 1999. Following initial testing, additional remedial action may be necessary and further testing will be performed. To date, Miami Subs has incurred approximately $12,000 in addressing its Year 2000 plan and estimates the entire cost not to exceed approximately $50,000.

     Miami Subs has recently contacted and is waiting for replies from its critical suppliers of products and services to determine the extent to which Miami Subs may be vulnerable to these parties' failure to resolve their own Year 2000 issues. Miami Subs will assess and attempt to mitigate its risks with respect to the failure of these third parties to be Year 2000 compliant. The effect, if any, on Miami Subs' results of operations from the failure of third parties to be Year 2000 compliant can not be reasonably estimated.

     Miami Subs will also be working with and assisting its independent franchisees to ensure that their point-of-sale and other equipment is capable of handling the Year 2000 issue. In the event that these systems are not adequately modified as necessary, it may adversely affect the franchisees' operations which would adversely affect Miami Subs' results of operations.

     Based on Miami Subs' current assessment to date, no matters have been identified and Miami Subs does not currently believe that the Year 2000 issue will have a material adverse effect on Miami Subs' financial condition or results of operations. Miami Subs' beliefs and expectations, however, are based on certain assumptions and expectations that may ultimately prove to be inaccurate. Potential sources of risk include the inability of suppliers to be Year 2000 compliant, which could result in delays in product deliveries from suppliers and disruption of the distribution channel.

     Miami Subs has not yet established a contingency plan, but intends to develop a plan to mitigate the effects of problems experienced by vendors or service providers in regard to the timely implementation of Year 2000 programs. This contingency plan is expected to be developed and in place by October 31, 1999.

                MIAMI SUBS MANAGEMENT AND EXECUTIVE COMPENSATION

OFFICERS AND DIRECTORS OF MIAMI SUBS

     The current directors and executive officers of Miami Subs are as follows:

NAME                                   AGE           POSITION(S) WITH MIAMI SUBS
----                                   ---           ---------------------------
Donald L. Perlyn.....................  55     President, Chief Operating Officer and
                                              Director
Jerry W. Woda........................  49     Senior Vice President of Finance, Chief
                                                Financial Officer and Treasurer
Frank Baran..........................  44     Vice President -- Operations
Bruce R. Galloway....................  41     Director
Peter Nasca..........................  50     Director
Joseph Zappala.......................  64     Director
Howard M. Lorber.....................  50     Director
Robert J. Eide.......................  46     Director
Wayne Norbitz........................  51     Director

     For a description of the business experience of Messrs. Lorber, Eide and Norbitz, please see "Nathans Management and Executive Compensation -- Officers and Directors of Nathans" beginning on page 98.

     DONALD L. PERLYN has been a member of Miami Subs' board of directors since March 1997. In July 1998, Mr. Perlyn was appointed President and Chief Operating Officer of Miami Subs. Prior to July 1998, Mr. Perlyn had been Miami Subs' Executive Vice President of Franchise Development since March 1992. From September 1990 to February 1992, Mr. Perlyn served as Miami Subs' Senior Vice President of Franchising and Development. Between August 1990 and December 1991, he was Senior Vice President of Franchising and Development for QSR, Inc., one of Miami Subs' predecessors and an affiliate. Mr. Perlyn is also an officer, director and a principal of DEMAC Restaurant Corp., a former franchisee of Miami Subs.

     JERRY W. WODA has been Senior Vice President of Finance, Chief Financial Officer, and Treasurer of Miami Subs since September 1992. From 1989 until joining Miami Subs, Mr. Woda was the Chief Financial Officer of Kavala, Inc., a private company owned by Gus Boulis, Miami Subs' former chairman and chief executive officer.

     FRANK BARAN has been Vice President -- Operations of Miami Subs since December 1998. Between 1991 and 1998, Mr. Baran held various positions with Miami Subs, including area manager for company operations, area consultant, director of franchise operations, director of non-traditional operations, and vice president of non-traditional operations.

     BRUCE R. GALLOWAY has been a member of Miami Subs' board of directors since March 1997. He has been Chairman of the Board of Arthur Treacher's, Inc. since June 1996, and a managing director at Burnham Securities, Inc. since 1993. From 1991 to 1993 Mr. Galloway was Senior Vice President at Oppenheimer & Co.

     PETER NASCA has been a member of Miami Subs' board of directors since March 1997. Since 1984, Mr. Nasca has been president of Peter Nasca Associates, Inc., a corporate communications firm, and a principal and director of Paradigm Marketing, a private marketing company.

     JOSEPH ZAPPALA has been a member of Miami Subs' board of directors since July 1994. From 1989 until 1992, Mr. Zappala served as U.S. Ambassador to Spain. Since 1992, Mr. Zappala has been a private businessman and investor.

COMPENSATION OF DIRECTORS

     Directors who are not employees of Miami Subs are paid a fee of $4,000 per year, and are reimbursed for expenses of attending meetings. In addition, under Miami Subs' 1990 Executive Option Plan, each director who is not an employee of Miami Subs receives an option to purchase 30,000 shares of common stock when he or she is first elected a director, and an option to purchase 2,000 shares of common stock as of the date of each annual meeting of shareholders at which the director is reelected. These options are immediately exercisable at a price equal to the fair market value per share of Miami Subs' common stock on the date of grant, are nonqualified stock options, and have a ten-year term.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning total compensation earned by or paid during each of the last three fiscal years to the President-Chief Executive Officer of Miami Subs, and the three most highly compensated executive officers of Miami Subs who served in these capacities for the fiscal year ended May 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION            LONG-TERM COMPENSATION AWARDS
                                   --------------------------------   ---------------------------------
                                                       OTHER ANNUAL       SECURITIES
NAME AND                  FISCAL                       COMPENSATION       UNDERLYING        ALL OTHER
PRINCIPAL POSITION         YEAR     SALARY    BONUS        (a)        OPTIONS/SARS(#)(b)   COMPENSATION
------------------        ------   --------   ------   ------------   ------------------   ------------
Gus Boulis..............   1998          --       --       --                   --                --
  Chairman of the Board    1997          --       --       --                   --            $3,000
  and Chief Executive      1996          --       --       --                   --            $4,000
  Officer(c)

Donald L. Perlyn........   1998    $149,520   $7,500       --              162,500(e)             --
  President and Chief      1997    $142,400       --       --                   --                --
  Operating Officer(d)     1996    $142,400       --       --               12,500                --

Gus Bartsocas...........   1998    $126,000   $7,500       --              140,000(f)             --
  Senior Vice President
    of                     1997    $123,577       --       --                   --                --
  International and Non-   1996    $100,000       --       --               50,000                --
  Traditional
    Development

Jerry W. Woda...........   1998    $ 96,000   $7,500       --               81,250(g)             --
  Senior Vice President    1997    $ 96,000       --       --                   --                --
  and Chief Financial      1996    $ 96,000       --       --               25,000                --
  Officer

-------------------------
(a) Does not include the value of personal benefits since the aggregate value of these benefits for each of these officers in the periods for which amounts are not shown was less than 10% of the officer's salary and bonus.

(b) All options have been adjusted to reflect the one-for-four reverse stock split of Miami Subs' common stock effective January 7, 1999.

(c) Gus Boulis became Chairman of the Board and Chief Executive Officer in March 1997. Mr. Boulis was paid standard director fees in fiscal year 1997 and 1996 during periods that he was not an officer of Miami Subs, of $3,000 and $4,000, respectively, which amounts are included in "All Other Compensation." Mr. Boulis resigned as an officer and director in November 1998 in connection with Nathans' purchase of the Miami Subs common stock owned by Mr. Boulis.

(d) Donald L. Perlyn was appointed President and Chief Operating Officer in July 1998. During fiscal year 1996, 1997, and 1998, Mr. Perlyn served as Executive Vice President of Franchise Development.

(e) On June 25, 1997, (1) 25,000 options were granted to Mr. Perlyn under Miami Subs' 1990 executive option plan and (2) 137,500 options previously issued to Mr. Perlyn under the 1990 executive option plan were amended to change the exercise prices and other terms thereof. For more details regarding the option repricing, see "-- Executive Compensation -- Option Repricing."

(f) On June 25, 1997, (1) 25,000 options were granted to Mr. Bartsocas under Miami Subs' 1990 executive option plan and (2) 115,000 options previously issued to Mr. Bartsocas under the 1990 executive option plan were amended to change the exercise prices and other terms thereof. For more details regarding the option repricing, see "-- Executive Compensation -- Option Repricing." In November 1998, Mr. Bartsocas resigned from the company.

(g) On June 25, 1997, (1) 25,000 options were granted to Mr. Woda under Miami Subs' 1990 executive option plan and (2) 56,250 options previously issued to Mr. Woda under the 1990 executive option plan were amended to change the exercise prices and other terms thereof. For more details regarding the option repricing, see "-- Executive Compensation -- Option Repricing."

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on stock options granted during fiscal year 1998 under Miami Subs' 1990 executive option plan to each of the executive officers named in the Miami Subs summary compensation table.

                                                                              POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS (1)                     VALUE AT ASSUMED
                       ---------------------------------------------------       ANNUAL RATES OF
                       NUMBER OF     PERCENT OF                                    STOCK PRICE
                       SECURITIES   TOTAL OPTIONS   EXERCISE                    APPRECIATION FOR
                       UNDERLYING    GRANTED TO      OR BASE                     OPTION TERM(2)
                        OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION    ---------------------
NAME                   GRANTED(#)    FISCAL YEAR    ($/SH)(1)      DATE         5%($)      10%($)
----                   ----------   -------------   ---------   ----------    ---------   ---------
Donald L. Perlyn.....   162,500(3)      33.3%         $3.00              (3)  $157,340    $375,572
Gus Bartsocas........   140,000(4)      28.7%         $3.00              (4)  $155,825    $379,940
Jerry W. Woda........    81,250(5)      16.7%         $3.00              (5)  $118,075    $282,825

-------------------------

(1) The number of securities underlying options granted and the exercise price have been adjusted to reflect the one-for-four reverse stock split of Miami Subs common stock effective January 7, 1999. All options were granted at the closing price for Miami Subs common stock at the date of grant. All options granted are currently exerciseable and expire on various dates through 2007.

(2) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates required by the regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of Miami Subs' stock price.

(3) On June 25, 1997, (a) 25,000 options were granted to Mr. Perlyn under Miami Subs' 1990 executive option plan and (b) 137,500 options previously issued to Mr. Perlyn under the 1990 executive option plan were amended to change the exercise prices and other terms thereof. For more details regarding the option repricing, see "-- Executive Compensation -- Option Repricing." All options granted are currently exercisable, and expire on various dates through 2007.

(4) On June 25, 1997, (a) 25,000 options were granted to Mr. Bartsocas under Miami Subs' 1990 executive option plan and (b) 115,000 options previously issued to Mr. Bartsocas under the 1990 executive option plan were amended to change the exercise prices and other terms thereof. For more details regarding the option repricing, see "-- Executive Compensation -- Option Repricing." All options granted are currently exercisable and expire on various dates through 2007.

(5) On June 25, 1997, (a) 25,000 options were granted to Mr. Woda under Miami Subs' 1990 executive option plan and (b) 56,250 options previously issued to Mr. Woda under the 1990 executive option plan were amended to change the exercise prices and other terms thereof. For more details regarding the option repricing, see "-- Executive Compensation -- Option Repricing." All options granted are currently exercisable and expire on various dates through 2007.

OPTION REPRICINGS

     The following table sets forth information with respect to the repricing during fiscal year 1998 of stock options previously granted to each of the executive officers named in the Miami Subs summary compensation table. All amounts have been adjusted to reflect the one-for-four reverse stock split of the Miami Subs common stock effective January 7, 1999.

                                                                                                      LENGTH OF
                                     NUMBER OF       MARKET PRICE   WEIGHTED AVERAGE               ORIGINAL OPTION
                                     SECURITIES      OF STOCK AT    EXERCISE PRICE AT     NEW      TERM REMAINING
                                     UNDERLYING        TIME OF           TIME OF        EXERCISE     ON DATE OF
NAME                      DATE    OPTIONS REPRICED    REPRICING         REPRICING        PRICE        REPRICING
----                     -------  ----------------   ------------   -----------------   --------   ---------------
Donald L. Perlyn,        6/25/97       82,000           $3.00            $ 9.00          $3.00        3.4 years
  President and Chief    6/25/97       43,000           $3.00            $10.76          $3.00        6.4 years
  Operating Officer      6/25/97       12,500           $3.00            $ 7.24          $3.00        8.2 years

Gus Bartsocas,           6/25/97       65,000           $3.00            $ 9.00          $3.00        3.4 years
  Senior Vice President  6/25/97       50,000           $3.00            $ 7.24          $3.00        8.2 years
  International and
  Non-Traditional
  Development

Jerry W. Woda,           6/25/97       31,250           $3.00            $10.76          $3.00        6.4 years
  Senior Vice President  6/25/97       25,000           $3.00            $ 7.24          $3.00        8.2 years
  and Chief Financial
  Officer

BOARD OF DIRECTORS REPORT ON OPTION REPRICING

     On June 25, 1997, Miami Subs' board of directors authorized the repricing of all outstanding options previously granted to employees including executive officers under Miami Subs' 1990 executive option plan. Of the total number of options repriced, approximately 90.4% were options held by executive officers of Miami Subs. Prior to the repricing, the exercise prices under outstanding options ranged from $3.50 to $12.00. Under the repricing, these options were amended to change the per share exercise prices thereunder to $3.00, the closing price of Miami Subs common stock on June 25, 1997, as reported by the Nasdaq National Market, adjusted for the one-for-four reverse stock split in January 1999. At the time the repricing was authorized by the board of directors, the majority of the outstanding options had been "under water" for a period of over one year. The board therefore believed that the stock options no longer served as an effective means to promote long-term retention of its employees and to motivate their performance. During the months prior to the board's authorization of the repricing, Miami Subs had lost a significant number of its management personnel. In light of this, the board felt it was absolutely critical in fostering the best interests of Miami Subs to reprice outstanding options to provide an incentive for the remaining employees to continue in the employ of Miami Subs.

    Donald L. Perlyn
    Bruce R. Galloway
    Peter Nasca
    Joseph Zappala
    Gus Boulis
    Greg Karan

OPTION EXERCISES AND YEAR END OPTION VALUES

     The following table sets forth information regarding unexercised stock options to purchase Miami Subs common stock granted under Miami Subs' 1990 executive option plan to each of the executive officers named in the Miami Subs summary compensation table. None of the individuals named in the Miami Subs summary compensation table exercised any options to purchase Miami Subs common stock during the fiscal year ended May 31, 1998. None of the options listed in this table were "in-the-money" as of May 31, 1998 because the exercise prices of all of the options listed in this table were the same as the closing price of Miami Subs common stock on May 31, 1998 as reported by Nasdaq. All amounts have been adjusted for the one-for-four reverse stock split in January 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

                               NUMBER OF SECURITIES
                                    UNDERLYING                   VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS
                               AT MAY 31, 1998 (#)               AT MAY 31, 1998 ($)
                          ------------------------------    ------------------------------
          NAME            EXERCISEABLE    UNEXERCISEABLE    EXERCISEABLE    UNEXERCISEABLE
          ----            ------------    --------------    ------------    --------------
Donald L. Perlyn........    162,500             0                0                0
Gus Bartsocas...........    140,000             0                0                0
Jerry W. Woda...........     81,250             0                0                0

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Donald L. Perlyn, who has been an officer of Miami Subs since 1990 and a director since 1997, was appointed president and chief operating officer of Miami Subs in July 1998. Mr. Perlyn is also an officer and principal of DEMAC Restaurant Corp. which owned and operated a Miami Subs Grill restaurant in Florida. In connection with his appointment, Mr. Perlyn sold to Miami Subs the Miami Subs restaurant owned by DEMAC for existing indebtedness totaling approximately $270,000.

     Effective December 1, 1998 pursuant to Mr. Perlyn's employment agreement with Miami Subs, Miami Subs cancelled a loan in the principal amount of $85,000 owed by Mr. Perlyn to Miami Subs. The loan had accrued interest at a rate of prime plus 1.5%, and was due in full in June 1999. Miami Subs will indemnify Mr. Perlyn for any tax liability incurred by him as a result of such cancellation.

     Mr. Bruce Galloway, a member of the board of directors of Miami Subs, is the chairman of the board of Arthur Treacher's Inc. In July 1998, Miami Subs and Arthur Treacher's entered into a co-branding test agreement which provided for a test of the sale of Arthur Treacher's products in certain existing Miami Subs restaurants. In August 1998, Miami Subs and Arthur Treacher's entered into a development program master agreement which provides for the sale of Arthur Treacher's products in all existing Miami Subs restaurants pursuant to the terms of the agreement. In April 1999, the development program master agreement was amended to grant Miami Subs the exclusive right to co-brand the Arthur Treacher's concept and products in the United States and to include future developed Miami Subs restaurants and other fast food restaurants. Currently, there are 44 Miami Subs restaurants which have co-branded with Arthur Treacher's.

     For a description of the transactions between Miami Subs and Nathans, please see "Material Contacts between Nathans and Miami Subs" on page 65.

                         MIAMI SUBS SECURITY OWNERSHIP

     The following table sets forth information regarding the ownership of Miami Subs common stock as of August 16 1999 (1) by persons known by Miami Subs to own of record or beneficially more than five percent of its outstanding common stock, (2) each director of Miami Subs, (3) each of Miami Subs' named executive officers and (4) by all directors and executive officers of Miami Subs as a group.

                                           AMOUNT AND NATURE OF
        NAME OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS(2)
        ------------------------          -----------------------    -------------------
Nathans Famous, Inc.....................         2,030,250                  30.4%
Donald L. Perlyn........................           385,116(3)                5.5%
Bruce R. Galloway.......................            12,500(3)                  *
Howard M. Lorber........................                --                     *
Robert J. Eide..........................                --                     *
Wayne Norbitz...........................                --                     *
Peter Nasca.............................            12,500(3)                  *
Joseph Zappala..........................            37,500(3)                  *
Jerry W. Woda...........................           196,488(3)                2.9%
All current directors and executive
  officers of the Company, including
  those named above, as a group (9
  persons)..............................           644,104(3)                8.8%

-------------------------

 *  Represents less than one percent of shares outstanding.

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to such shares.

(2) As of August 16, 1999, 6,667,335 shares of common stock were outstanding.

(3) Consists of currently exercisable options to acquire shares of common stock issued under Miami Subs' 1990 executive option plan.

                       DESCRIPTION OF NATHANS SECURITIES

CAPITAL STOCK

     Nathans' authorized capital stock consists of 20,000,000 shares of common stock, $.01 par value per share. In the event that Nathans' stockholders vote for the proposed amendment to Nathans certificate of incorporation, the number of authorized shares of Nathans common stock will be increased to 30,000,000.

COMMON STOCK

     General. Nathans has 20,000,000 authorized shares of common stock, 4,722,216 of which were issued and outstanding on July 30, 1999. All shares of Nathans common stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this joint proxy statement/prospectus, when issued under the merger, and all shares underlying the warrants to be issued under the merger, when issued and paid for upon the exercise of the warrants, will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of Nathans common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Nathans' board of directors consists of one class which is re-elected every year at the annual meeting of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of Nathans common stock can elect all of the directors of Nathans standing for election at a stockholders' meeting.

     Dividend Policy. All shares of Nathans common stock are entitled to participate ratably in dividends when and as declared by the Nathans board of directors out of the funds legally available therefor. Any dividends may be paid in cash, property or additional shares of Nathans common stock. Nathans has not paid any cash dividends in the past two fiscal years or the current fiscal year and does not anticipate that cash dividends will be declared in the foreseeable future. Payment of future dividends is subject to the discretion of Nathans' board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Nathans, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Nathans common stock will be paid in the future.

     Miscellaneous Rights and Provisions. Holders of Nathans common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of Nathans, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of Nathans after satisfaction of all liabilities.

     Shares Eligible for Future Sale. As of the date of this joint proxy statement/prospectus, Nathans has 4,722,216 shares of Nathans common stock outstanding, all of which are freely tradeable without restriction or further registration under the Securities Act, except for any shares owned by an "affiliate" of Nathans, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, an affiliate of Nathans is a person who has a control relationship with Nathans.

     Upon completion of the merger, Nathans will have approximately 7,041,000 shares of Nathans common stock outstanding and 580,000 Warrants to purchase an equal number of shares of Nathans common stock, assuming that no Miami Subs shareholders exercise dissenters' rights. These amounts assume no exercise of stock options or warrants outstanding prior to the merger or stock options and warrants assumed by Nathans under the merger.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of other conditions set forth in the rule, a person who owns restricted securities for at least one year is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the total number of securities outstanding of the same class or the average weekly trading volume of the securities on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the proposed sale is filed with the Commission. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about the issuer. In addition, an affiliate of the issuer is subject to these volume limitations when selling both restricted and unrestricted securities. A person who has not been an affiliate of Nathans for at least the three months immediately preceding the sale and who has beneficially owned the securities for at least two years, however, is entitled to sell securities under Rule 144 without regard to any of the limitations described above.

     No predictions can be made as to the effect, if any, that sales of shares of Nathans common stock under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of a substantial number of shares of Nathans common stock under Rule 144 or otherwise may adversely affect the market price of the Nathans common stock or the warrants.

WARRANTS

     The following is a brief summary of the material provisions of the warrants to be issued under the merger. This summary does not purport to be complete and is qualified in all respects by reference to the warrant agreement between Nathans and American Stock Transfer & Trust Company as warrant agent. A copy of the warrant agreement has been filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

EXERCISE PRICE AND TERMS.

     Each warrant entitles the registered holder thereof to purchase one share of Nathans common stock at an exercise price of $6.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any warrant may exercise the warrant by surrendering the certificate representing the warrant to American Stock Transfer, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the warrants. The warrants expire five years from their date of issuance. No fractional shares will be issued upon the exercise of the warrants.

     The exercise price of the warrants to be issued in the merger bears no relationship to any objective criteria of future value. Accordingly, the exercise price should in no event be regarded as an indication of any future trading price of the warrants or underlying shares of Nathans common stock.

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

ADJUSTMENTS.

     The exercise price and the number of shares of Nathans common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of events specified in the warrants, including stock dividends, stock splits, combinations or reclassifications of the Nathans common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Nathans common stock, consolidation or merger of Nathans with or into another corporation or sale of all or substantially all of the assets of Nathans in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in the event by a holder of the number of shares of Nathans common stock that might otherwise have been purchased upon the exercise of the warrant. No adjustment would be made for a consolidation or merger in which Nathans is the continuing corporation.

TRANSFER, EXCHANGE AND EXERCISE.

     The warrants will be in registered form and may be presented to American Stock Transfer for transfer, exchange or exercise, subject to limitations described in the next sentence, at any time on or prior to their expiration date five years from the date of issuance, at which time the warrants become wholly void and of no value. The warrants can only be exercised where there is a current effective registration statement covering the shares of Nathans common stock underlying the warrants. If Nathans does not or is unable to maintain a current effective registration statement, the warrantholders will be unable to exercise the warrants and the warrants may become worthless. Moreover, if the shares of Nathans common stock underlying the warrants are not registered or qualified for sale in the state in which a warrantholder resides, the holder might not be permitted to exercise the warrants. Although Nathans has applied for listing of the warrants on The Nasdaq National Market under the symbol "NATHW", there can be no assurance that the warrants will be quoted on The Nasdaq National Market. There is currently no established market for the warrants, and there is no assurance that a market will develop or continue. If a market for the warrants develops, the holder may sell the warrants instead of exercising them.

WARRANT HOLDER NOT A STOCKHOLDER.

     The warrants do not confer upon holders any voting, dividend or other rights as stockholders of Nathans.

TRANSFER AGENT AND REGISTRAR.

     The transfer agent and registrar for the shares of Nathans common stock and warrants is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND SHAREHOLDER RIGHTS PLAN

     Nathans' certificate of incorporation and by-laws contain provisions, including a prohibition against removal of directors other than for cause, that are intended to enhance the continuity and stability of management by making it more difficult for stockholders to remove or change the incumbent members of the board of directors. In 1995, Nathans adopted a shareholder rights plan, which, as amended, provides for a dividend distribution of the right to purchase one share of common stock for each share to holders of record of Nathans common stock on June 20, 1995 and the issuance of one right for each share of Nathans common stock issued between June 20, 1995 and the date on which the rights are triggered. The right becomes exercisable at a price of $4.00 per share if any person or group acquires 20% or more of the Nathans common stock, or any person or group announces an offer which would result in it owning more than 20% of the Nathans common stock and Nathans does not approve such ownership.

     Nathans' certificate of incorporation further provides that Nathans stockholders are not permitted to call a special meeting of stockholders or to require the board of directors to call a special meeting. Thus, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of the stockholders.

     The Nathans shareholder rights plan and the foregoing provisions of the Nathans certificate of incorporation may adversely affect the ability of potential acquirors to obtain control of Nathans in any transaction that is not approved by Nathans' board of directors. The shareholder rights plan and the use of these provisions as anti-takeover devices might preclude stockholders from taking advantage of some situations that they believe could be favorable to their interests.

           PROPOSAL TO AMEND NATHANS' CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Nathans board of directors has proposed an amendment to Article "FOURTH" of Nathans' certificate of incorporation increasing the total number of shares which Nathans has the authority to issue to 30,000,000 from 20,000,000. The Nathans board recommends that Nathans stockholders approve this amendment. This proposed amendment to Nathans certificate of incorporation is indicated on Annex E to this joint proxy statement/prospectus.

     The increase in authorized shares is conditioned upon consummation of the merger. The merger is not conditioned on approval of the amendment to Nathans' certificate of incorporation and Nathans has enough authorized but unissued shares for delivery in connection with the merger, and upon exercise of the warrants issued in the merger, even if the amendment to Nathans' certificate of incorporation is not approved.

     The proposed amendment to Nathans' certificate of incorporation is intended to provide additional flexibility to Nathans. The Nathans board believes that, as a result of the issuance of the large number of shares to be issued in the merger and upon the exercise of the warrants, it is desirable to have available additional authorized Nathans shares for future stock dividends, employee benefit plans, acquisitions, refinancings, exchanges of securities, public offerings and other corporate purposes. The Nathans board would have the discretion to issue the additional shares of Nathans common stock from time to time for any corporate purpose without further action by stockholders, except as may be required by Nasdaq Stock Market rules, and without first offering the shares to stockholders. Nathans has no present plans to issue the new shares to be authorized.

     Stockholders should note that an issuance of common stock by Nathans other than on a pro rata basis may dilute their ownership position and that the issuance of large number of shares of common stock may reduce Nathans earnings per share, if any.

     The board of directors, which recommends approval of this amendment, believes it would be advantageous to Nathans to be in a position to issue additional common stock without the necessary delay of calling a stockholders' meeting if one or more suitable opportunities to Nathans is presented.

     In connection with the merger, Nathans will be issuing approximately 2,318,543 shares of Nathans common stock and will have reserved approximately 12,529,973 shares of Nathans common stock for issuance upon the exercise of stock options issued or issuable under its stock option plans and warrants which are now outstanding, which are required to be issued in connection with its stockholder rights plan and which are required to be issued upon the exercise of warrants to be issued in the merger. After the merger, Nathans will have only 429,268 shares of common stock authorized but not reserved for any particular purpose.

     The following table sets forth as of July 30, 1999, the approximate number of shares of Nathans common stock authorized, outstanding, to be issued in connection with the merger and upon the exercise of the warrants issued in the merger, reserved for issuance under Nathans stock option plans and other stock options and warrants, and available for issuance, as well as the approximate number of shares of which will be available for issuance if this amendment is approved.

                                                                                            AVAILABLE FOR
                                                                                              ISSUANCE
                                                                                AVAILABLE       UPON
                                                     ISSUABLE IN                   FOR       APPROVAL OF
                          AUTHORIZED   OUTSTANDING     MERGER       RESERVED    ISSUANCE      AMENDMENT
                          ----------   -----------   -----------   ----------   ---------   -------------
Common Stock............  20,000,000    4,722,216     2,318,543    12,529,973    429,268     10,429,268

     The proposed amendment to Nathans' certificate of incorporation must be approved by a majority of Nathans' outstanding common stock entitled to vote on this matter at the meeting.

     THE NATHANS BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSED AMENDMENT.

                 COMPARISON OF RIGHTS OF HOLDERS OF MIAMI SUBS
                     COMMON STOCK AND NATHANS COMMON STOCK

     Upon consummation of the merger, and to the extent they receive shares of Nathans common stock, the shareholders of Miami Subs, a Florida corporation, will become stockholders of Nathans, a Delaware corporation. The rights of Miami Subs shareholders will thereafter be governed by applicable Delaware law, including the Delaware General Corporation Law, and by Nathans' certificate of incorporation and bylaws. The following is a summary of the material differences between the rights of Miami Subs shareholders and the Nathans stockholders due to the differences in Delaware law and applicable Florida law, and between the Nathans certificate of incorporation and bylaws, on the one hand, and the Miami Subs articles of incorporation and bylaws, on the other hand. The following summary does not purport to be a complete statement of the difference in the rights of Miami Subs shareholders and Nathans stockholders. This summary is qualified in its entirety by reference to the full text of the Nathans certificate of incorporation and the Nathans bylaws, the Miami Subs articles of incorporation and Miami Subs bylaws, and Delaware law and Florida law.

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Miami Subs consists of 12,500,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $.01 per share. The authorized capital stock of Nathans consists of 20,000,000 shares of common stock, par value $.01 per share. In the event that Nathans' stockholders vote for the proposed amendment to Nathans certificate of incorporation, the number of authorized shares of common stock will be increased to 30,000,000.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Delaware law permits a corporation to pay dividends to stockholders either out of its surplus or out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Nathans certificate of incorporation contains no restrictions on the payment of dividends.

     Florida law permits a corporation to pay dividends to shareholders as long as, after giving effect to the distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy upon dissolution the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution, unless the articles of incorporation permit otherwise. The Miami Subs articles of incorporation contain no restrictions on the payment of dividends except that it requires that dividends on any outstanding preferred stock be paid before any dividends are paid on its common stock.

SPECIAL MEETING OF STOCKHOLDERS

     Under Delaware law, a special meeting of stockholders can be called by the corporation's board of directors or by any person or persons as may be authorized by the corporation's certificate of incorporation or bylaws. Under the Nathans bylaws, a special meeting of the stockholders of Nathans may be called only by the Nathans board or by an officer instructed by the board to call a special meeting. Under Florida law, a special meeting of shareholders can be called by a corporation's board of directors, the persons authorized by the articles of incorporation or bylaws, or the holders of not less than ten percent of all votes entitled to be cast on any issue to be considered at the proposed special meeting, unless a different percentage, not to exceed fifty percent, is provided in the articles of incorporation. Under the Miami Subs bylaws, a special meeting may be called only by the Miami Subs board, or the holders of not less than ten percent of all shares entitled to vote at the meeting.

VOTING REQUIREMENTS GENERALLY

     Under Delaware law, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the Delaware General Corporation Law, the certificate of incorporation or the bylaws of the corporation specify a different voting requirement. Under Florida law, the affirmative vote of the majority of votes entitled to be cast on the matter at a meeting where a quorum exists is required for shareholder action unless the Florida Business Corporation Act, the articles of incorporation or the bylaws state otherwise.

     The Nathans bylaws state that each Nathans stockholder is entitled to one vote for every share of common stock held by the stockholder. The vote of a majority of the combined voting power of the shares present in person or represented by proxy at a duly held meeting at which a quorum is present is deemed to be the act of the Nathans stockholders. The Miami Subs bylaws provide that the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote is deemed the act of the Miami Subs shareholders.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

     Under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding shares entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of that class, increase or decrease the par value of the shares of that class or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class in a way that would adversely affect them, but would not adversely affect the entire class, then only the shares of the series which are adversely affected by the amendment will be considered a separate class for purposes of voting by classes.

     Under Florida law, a corporation's articles of incorporation may be amended if the board of directors recommends the amendment and the holders of a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding stock of each class entitled to vote as a class, approve the amendment, unless the Florida Business Corporation Act, the articles of incorporation or the bylaws require a greater vote.

     The Nathans certificate of incorporation does not state how the Nathans certificate of incorporation may be amended. The Miami Subs articles of incorporation state that the Miami Subs articles of incorporation may be amended in the manner provided for by Florida law.

AMENDMENT OF BYLAWS

     Under Delaware law, the stockholders may amend the bylaws. The certificate of incorporation may also confer the power to amend the bylaws upon the board of directors; however, the fact that this power has been conferred on the board of directors will not eliminate the stockholders' power to amend the bylaws. Under Florida law, a corporation's bylaws may be amended by the board of directors or the shareholders, provided that the board of directors may not amend or repeal any bylaw adopted by shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the board of directors.

     The Nathans certificate of incorporation gives the Nathans board the power to adopt or amend the bylaws without any stockholder action. The Nathans bylaws empower both the Nathans board and the Nathans stockholders to amend the bylaws unless the Nathans certificate of incorporation or Delaware law reserves the amendment power to the stockholders in whole or in part, or if the stockholders in adopting, amending or repealing a particular bylaw expressly provide that the board of directors may not amend or repeal that bylaw.

     The Miami Subs bylaws empower both the Miami Subs board, subject to limitations of the Florida Business Corporation Act, and Miami Subs' shareholders to amend or repeal the Miami Subs bylaws.

ACTION BY WRITTEN CONSENT

     Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing which sets forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. Under Florida law, the shareholders may take action without a meeting if a consent in writing to the action is signed by the shareholders having a minimum number of votes that would be necessary to take the action at a meeting.

     The Nathans bylaws do not restrict the ability of the Nathans stockholders to take action by written consent. The Miami Subs bylaws permit the Miami Subs shareholders to take action by written consent.

VOTING FOR THE ELECTION OF DIRECTORS

     Under Delaware and Florida law, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate or incorporation provides for cumulative voting. Neither the Nathans certificate of incorporation nor the Miami Subs articles of incorporation provide for cumulative voting.

     Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board of directors as constituted immediately prior to the increase, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of shares outstanding having the right to vote for directors, order an election to be held to fill any vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Under Florida law, vacancies may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders, unless the articles of incorporation or bylaws provide otherwise.

     Under the Nathans bylaws, any vacancy occurring in the Nathans board may be filled by the vote of a majority of the directors then in office, although less than a quorum, or the sole remaining director. Under Miami Subs bylaws, a vacancy in the Miami Subs board occurring for any reason shall be filled by the affirmative vote of at least a majority of the directors then in office, or by the shareholders.

NUMBER AND QUALIFICATION OF DIRECTORS

     Under Delaware law, the minimum number of directors a corporation may have is one. Delaware law permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon amendment of the certificate of incorporation.

     Under Florida law, the board of directors of a corporation must consist of at least one director, with the number specified in or fixed in accordance with the articles of incorporation. The number of directors may be increased or decreased in the manner provided in the articles of incorporation or bylaws.

     The Nathans bylaws provide for no less than five nor more than nine directors, as shall be fixed from time to time by the stockholders or the Nathans board. The Miami Subs' bylaws provide that the number of directors shall be no less than one nor more than 25, and may be increased or decreased by action of the board or shareholders.

REMOVAL OF DIRECTORS

     Under Delaware law, a director of a corporation without a classified board of directors may be removed with or without cause. Nathans does not have a classified board of directors. The Nathans bylaws provide that any director or all the directors may be removed with or without cause, by the holders of the majority of the shares then entitled to vote at an election of the Nathans board.

     Under Florida law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors can only be removed for cause. The Miami Subs bylaws provide that any director or the entire Miami Subs board may be removed with or without cause by the voting group that elected the director(s). There is no voting group which elected the Miami Subs directors. The Miami Subs bylaws also provide that any director may be removed for cause by the board.

DISSENTERS' APPRAISAL RIGHTS

     Under Delaware law, a stockholder has a right to dissent from specified corporate actions and to be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock. These corporate actions include

     - a merger or consolidation under specified sections of the Delaware General Corporation Law, and

     - specified corporate actions that a corporation includes in its certificate of incorporation to provide for appraisal rights.

However, no appraisal rights are available for the shares of any class or series of stock which at the record date were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders. Notwithstanding the previous sentence, appraisal rights are available for these shares if the holders are required by the terms of the merger to accept for those shares anything except

     - shares of the surviving corporation,

     - shares of any other corporation which shares of stock at the effective date of the merger will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders,

     - cash in lieu of fractional shares, or

     - any combination of the above.

     Under Florida law, any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, the following corporate actions:

     - consummation of a plan of merger if the shareholder is entitled to vote on the merger;

     - consummation of a sale or exchange of all, or substantially all, of the property of the corporation, if the shareholder is entitled to vote on the sale or exchange;

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

     - the occurrence of a control-share acquisition;

     - consummation of a plan of share exchange if the shareholder is entitled to vote on the share exchange;

     - any amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and if the amendment would adversely affect the shareholder by altering or abolishing specified shareholder rights; and

     - any corporate action taken, to the extent the articles of incorporation provides for a right to dissent.

     Unless the articles of incorporation provide otherwise, with respect to a plan of merger, a proposed sale or exchange of property or a share exchange, no shareholder shall have a right to dissent if on the record date the shares were either registered on a national securities exchange or designated as a national market security on an interdealer system by the National Association of Securities Dealers, Inc. or held of record by not fewer than 2,000 shareholders.

LIQUIDATION RIGHTS

     Generally under both Delaware and Florida law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets. Nathans does not have any authorized class of preferred stock. Miami Subs has an authorized series of preferred stock; however, no shares are presently issued and outstanding.

STATUTORY ANTI-TAKEOVER PROVISIONS

     Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless

     - prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

     - upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are officers or held in some employee stock plans; or

     - the business combination is approved by the board of directors and by at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of stockholders held on or subsequent to the date the stockholder became an interested stockholder. For the purposes of this provision, action cannot be taken by written consent.

An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who owned 15% or more of the voting stock at any time within the prior three years. A "business combination" includes, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     Section 607.0901 of the Florida Business Corporation Act, informally known as the "fair price statute," provides that the approval of the holders of two-thirds of the voting shares of a company, other than the shares owned by an "interested shareholder" would be required in order to effectuate transactions specified by the statute, including without limitation a merger, sale of assets, sale of shares and reclassification of securities involving a corporation and an interested shareholder. These transaction are referred to as "affiliated transactions." An "interested shareholder" is defined under the Florida Business Corporation Act as the beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the Florida Business Corporation Act or a corporation's articles of incorporation.

     The special voting requirement does not apply in any of the following circumstances:

     - the affiliated transaction is approved by a majority of the corporation's disinterested directors;

     - the corporation has not had more than 300 shareholders of record at any time during the three years proceeding the announcement of the affiliated transaction;

     - the interested shareholder has beneficially owned 80% of the corporation's voting shares for five years;

     - the interested shareholder beneficially owns 90% of the corporation's voting shares; or

     - all of the following conditions are met:

        -- the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price calculated under various methods set forth in Section 607.0901 of the Florida Business Corporation Act;

        -- the consideration paid by the interested shareholder in the affiliated transaction is cash or in the same form of consideration the interested shareholder has previously paid for the shares;

        -- during the portion of the three year period preceding the announcement date that the interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, there shall have been no failure to declare and pay at the regular dates therefor any periodic dividends, no reductions in the annual rate of dividends, no increase in the voting shares owned by the interested shareholder, no benefit to the interested shareholder from loans, guaranties or other financial assistance or tax advantages provided by the corporation; and

        -- the corporation must mail a proxy statement to the voting shareholders of the corporation.

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

     A corporation may "opt out" of the fair price statute by electing to do so in its original articles of incorporation or by adopting an amendment to its articles of incorporation or bylaws opting out and having the amendment approved by the holders of a majority of the voting shares not held by the interested shareholder, its affiliates or associates. The amendment will not be effective until 18 months after the vote, and will not apply to any affiliated transaction with someone who is an interested shareholder on or prior to the effective date of the amendment. Miami Subs has not opted out of the provisions of the fair price statute.

     Section 607.0902 of the Florida Business Corporation Act, informally known as the "control share acquisition statute," provides that the voting rights to be accorded "control shares" of a Florida corporation that has

     - 100 or more shareholders,

     - its principal place of business, its principal office, or substantial assets in Florida and

     - either

        -- more than 10% of its shareholders residing in Florida,

        -- more than 10% of its shares owned by Florida residents, or

        -- 1,000 shareholders residing in Florida,

must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the control shares will be granted any voting rights.

     The Florida Business Corporation Act defines "control shares" as shares acquired in a "control share acquisition" that, when added to all other shares of the issuing corporation owned by the person, would entitle the person to exercise, either directly or indirectly, voting power within any of the following ranges:

     - 20% or more but less than 33% of all voting power of the corporation's voting securities,

     - 33% or more but less than a majority of all voting power of the corporation's voting securities, or

     - a majority or more of all of the voting power of the corporation's voting securities.

     A "control share acquisition" is defined in the Florida Business Corporation Act as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding control shares. The Control Acquisition Statute also states that, if provided in the articles of incorporation or bylaws of a corporation prior to their acquisition, control shares may be redeemed by the corporation for fair value in some circumstances. Finally, unless otherwise provided in a corporation's articles of incorporation or bylaws prior to a control share acquisition, in the event control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders will have dissenters' rights.

     The control share acquisition statute further provides that, under some circumstances, including those specified below, an acquisition of shares that otherwise would be governed by its provisions does not constitute a control share acquisition. Among the circumstances are acquisitions of shares approved by the corporation's board of directors and mergers effected in compliance with the applicable provisions of the Florida Business Corporation Act, if the corporation is a party to the agreement of merger. Nathans' recent acquisition of approximately 30% of the outstanding common stock of Miami Subs from Miami Subs' then chairman and chief executive officer was approved in advance by Miami Subs board of directors.

     A corporation may "opt out" of the control share acquisition statute by electing to do so in its original articles of incorporation or by adopting an amendment to its articles of incorporation or bylaws opting out. Miami Subs has opted out of the provisions of the control share acquisition statute.

NATHANS' SHAREHOLDER RIGHTS PLAN

     In 1995, Nathans adopted a shareholder rights plan, as amended, which provides for a dividend distribution of the right to purchase one share of common stock for each share held to holders of record of Nathans common stock on June 20, 1995 and the issuance of one right for each share of Nathans common stock issued between June 20, 1995 and the date on which the rights are triggered. The rights become exercisable at a price of $4.00 per share if any person or group acquires 20% or more of the Nathans common stock, or any person or group announces an offer which would result in it owning more than 20% of the Nathans common stock and Nathans does not approve the ownership.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

     Under Delaware law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable if

     - the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee which authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors;

     - the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to a vote thereon, and the contract or transaction is specifically approved by the stockholders; or

     - the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

     A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when the action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

     Under Florida law, no contract or other transaction between a corporation and one or more of its directors in which one or more of its of its directors are directors or officers or are financially interested shall be either voidable or void because of the relationship if

     - the relationship or interest is disclosed or known to the board of directors which authorizes the transaction without counting the votes of the interested directors;

     - the relationship or interest is disclosed or known to the shareholders and they authorize the transaction; or

     - the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board of directors or shareholders.

     The Miami Subs' bylaws also state that an interested director transaction is not void or voidable under the above three circumstances.

INDEMNIFICATION

     Under Delaware law, a corporation has the power to indemnify any agent against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe that their conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any agent against expenses incurred in defending or settling the action if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines the person is entitled to indemnification for expenses, and then indemnification may be made only to the extent that the court shall determine. Delaware law requires that to the extent an officer, director, employee or agent of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter in any third-party or derivative proceeding, the corporation must indemnify the person against expenses incurred in connection with that proceeding.

     The Nathans bylaws permit indemnification in circumstances described under the Delaware law. Also, the Nathans bylaws state that the rights to indemnification provided thereunder are not exclusive of any other indemnification rights the directors might be entitled to under law.

     Under Florida law, the directors and officers of a corporation may be indemnified against specified liabilities which they may incur in their capacity as officers and directors. Indemnification is generally available if the executive acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any person who was a party to a proceeding by or in the right of the corporation if the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the executive are material to the cause of action so adjudicated and constituted:

     - a violation of the criminal law, unless the executive had reasonable cause to believe his or her conduct was lawful;

     - a transaction from which the executive derived an improper personal benefit; or

     - willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The Miami Subs bylaws provide that Miami Subs shall indemnify each and every one of its present and former directors and officers to the fullest extent permitted by law. The Miami Subs bylaws empower Miami Subs to purchase and maintain directors' and officers' liability insurance.

DIRECTORS' LIABILITY

     Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the provision may not eliminate or limit director monetary liability for

     - breaches of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions in which the director received an improper personal benefit.

     Florida law provides that a director will not be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless:

     - the director breached or failed to perform his duties as a director, and

     - the director's breach of or failure to perform those duties constitutes:

        -- a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

        -- a transaction in which the director derived an improper personal benefit;

        -- a payment of unlawful dividends and distributions as specified under Florida law;

        -- in a proceeding by or in the right of the corporation to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or

        -- in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     This provision would absolve directors of the corporation of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Miami Subs and its shareholders, and it would not affect the availability of injunctive and other equitable relief as a remedy.

SHAREHOLDER APPROVAL OF MERGER

     Under Delaware law, the principal terms of a merger generally require the approval of the stockholders of each of the merging corporations. Unless otherwise required in a corporation's certificate of incorporation, Delaware law does not require the vote of stockholders of a constituent corporation surviving the merger if

     - the merger agreement does not amend the existing certificate of incorporation,

     - each share of the surviving corporation outstanding before the merger is identical to each outstanding or treasury share after the merger, and

     - either no shares of the surviving corporation and no securities convertible into shares of the surviving corporation are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

     Under Florida law, the principal terms of a merger generally require the approval of the shareholders of each corporation party to a merger. Unless required by the corporation's articles of incorporation, action by the shareholders of the surviving corporation is not required if

     - the articles of incorporation will not differ from its articles before the merger; and

     - each shareholder of the surviving corporation whose shares were outstanding prior to the effective date of the merger will hold the same number of shares immediately after the merger.

                                 LEGAL MATTERS

     The validity of the Nathans common stock and warrants issuable under the merger and the Nathans common stock issuable upon exercise of the warrants being registered under the registration statement of which this joint proxy statement/prospectus forms a part will be passed upon by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York. Certain legal matters in connection with the merger will be passed upon for Miami Subs Corporation by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

     The consolidated financial statements of Nathan's Famous, Inc. and subsidiaries as of March 28, 1999 and March 29, 1998 and for each of the three years in the period ended March 28, 1999 included elsewhere in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to the consolidated financial statements, and are included herein in reliance upon the authority of said firm as experts in giving said reports

     The consolidated financial statements of Miami Subs Corporation and subsidiaries as of May 31, 1998 and 1997, and for each of the years in the three-year period ended May 31, 1998, have been included in this joint proxy statement/prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Nathans and Miami Subs are subject to the information reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act, file annual, quarterly and special reports, proxy statements and other information. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." The Nathans common stock is traded on The Nasdaq National Market and the Miami Subs common stock is traded on the OTC Bulletin Board.

     Nathans filed a registration statement on Form S-4 to register with the SEC the Nathans common stock and warrants to be issued to Miami Subs shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Nathans in addition to being a proxy statement of Nathans and Miami Subs for the special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The registration statement and schedules and exhibits thereto can be inspected at the public reference facilities of the SEC.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF NATHAN'S FAMOUS, INC.
  Report of Independent Public Accountants..................   F-2
Consolidated Balance Sheets at March 28, 1999 and March 29,
  1998......................................................   F-3
  Consolidated Statements of Operations for the 52 weeks
     ended March 29, 1998, March 28, 1999 and March 30,
     1997...................................................   F-4
  Consolidated Statements of Stockholders' Equity for the 52
     weeks ended March 28, 1999, March 29, 1998, and March
     30, 1997...............................................   F-5
  Consolidated Statements of Cash Flows for the 52 weeks
     ended March 28, 1999, March 29, 1998, and March 30,
     1997...................................................   F-6
Notes to Consolidated Financial Statements..................   F-7
INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF NATHAN'S
  FAMOUS, INC.
  Consolidated Balance Sheets at June 27, 1999 and March 28,
     1999...................................................  F-27
  Consolidated Statements of Earnings for the 13 weeks ended
     June 27, 1998 and June 28, 1999........................  F-28
  Consolidated Statements of Stockholders' Equity for the 13
     weeks ended June 27, 1998..............................  F-29
  Consolidated Statements of Cash Flows for the 13 weeks
     ended June 27, 1999, and June 28, 1998.................  F-30
Notes to Consolidated Financial Statements..................  F-31
CONSOLIDATED FINANCIAL STATEMENTS OF MIAMI SUBS CORPORATION
  Report of Independent Auditors............................  F-33
  Consolidated Balance Sheets at May 31, 1998 and 1997......  F-34
  Consolidated Statements of Operations for the years ended
     May 31, 1998, 1997 and 1996............................  F-35
  Consolidated Statements of Shareholders' Equity for the
     years ended May 31, 1998, 1997 and 1996................  F-36
  Consolidated Statements of Cash Flows for the years ended
     May 31, 1998, 1997 and 1996............................  F-37
Notes to Consolidated Financial Statements..................  F-38
INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF MIAMI SUBS
  CORPORATION
  Consolidated Balance Sheets at February 28, 1999
     Unaudited) and May 31, 1998............................  F-51
  Consolidated Statements of Income for the three months
     ended February 28, 1999 and 1998 (Unaudited)...........  F-52
  Consolidated Statements of Income for the nine months
     ended February 28, 1999 and 1998 (Unaudited)...........  F-53
  Consolidated Statements of Cash Flows for the nine months
     ended February 28, 1999 and 1998 (Unaudited)...........  F-54
Notes to Consolidated Financial Statements (Unaudited)......  F-55

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Nathan's Famous, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Nathan's Famous, Inc., (a Delaware Corporation) and subsidiaries as of March 28, 1999 and March 29, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nathan's Famous, Inc. and subsidiaries as of March 28, 1999 and March 29, 1998, and the results of their operations and their cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.

Roseland, New Jersey
June 15, 1999

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           MARCH 28,    MARCH 29,
                                                             1999         1998
                                                           ---------    ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................   $ 2,165      $ 1,306
  Marketable investment securities.......................     3,267        8,514
  Franchise and other receivables, net...................     1,578          976
  Inventories............................................       374          356
  Prepaid expenses and other current assets..............       411          276
  Deferred income taxes..................................       622          478
                                                            -------      -------
     Total current assets................................     8,417       11,906
  Investment in unconsolidated affiliate (Note 3)........     4,441           --
  Property and equipment, net............................     6,293        6,171
  Intangible assets, net.................................    10,882       11,270
  Deferred income taxes..................................       892           --
  Other assets, net......................................       325          192
                                                            -------      -------
                                                            $31,250      $29,539
                                                            =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................   $ 1,053      $   956
  Accrued expenses and other current liabilities.........     3,434        4,708
  Deferred franchise fees................................       222          125
  Current installments of obligations under capital
     leases..............................................        --           12
                                                            -------      -------
     Total current liabilities...........................     4,709        5,801
  Obligations under capital leases, net of current
     installments........................................        --            9
  Other liabilities......................................       193          143
                                                            -------      -------
     Total liabilities...................................     4,902        5,953
                                                            -------      -------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 20,000,000 shares
     authorized, 4,722,216 issued and outstanding at
     March 28, 1999 and March 29, 1998...................        47           47
  Additional paid-in capital.............................    32,423       32,389
  Accumulated deficit....................................    (6,122)      (8,850)
                                                            -------      -------
     Total stockholders' equity..........................    26,348       23,586
                                                            -------      -------
                                                            $31,250      $29,539
                                                            =======      =======

The accompanying notes are an integral part of these consolidated balance sheets.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    FOR THE FISCAL YEAR ENDED
                                               -----------------------------------
                                               MARCH 28,    MARCH 29,    MARCH 30,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
REVENUES:
  Sales......................................   $24,511      $23,530      $21,718
  Franchise fees and royalties...............     3,230        3,062        3,238
  License royalties..........................     1,415        1,495        1,177
  Equity in unconsolidated affiliate.........        26           --           --
  Investment and other income................       400          790          442
                                                -------      -------      -------
     Total revenues..........................    29,582       28,877       26,575
                                                -------      -------      -------
COSTS AND EXPENSES:
  Cost of sales..............................    15,367       14,468       13,031
  Restaurant operating expenses..............     5,780        6,411        6,602
  Depreciation and amortization..............     1,065        1,035        1,013
  Amortization of intangible assets..........       384          384          406
  General and administrative expenses........     4,722        4,755        4,097
  Interest expense...........................         1            6           16
  Other income, net (Note 10)................       (47)          --           --
                                                -------      -------      -------
     Total costs and expenses................    27,272       27,059       25,165
                                                -------      -------      -------
Income before (benefit) provision for income
  taxes......................................     2,310        1,818        1,410
(Benefit) provision for income taxes (Note
  11)........................................      (418)         290          622
                                                -------      -------      -------
     Net income..............................   $ 2,728      $ 1,528      $   788
                                                =======      =======      =======
PER SHARE INFORMATION (Note 3):
  Net income per share:
     Basic...................................   $   .58      $   .32      $   .17
                                                =======      =======      =======
     Diluted.................................   $   .57      $   .32      $   .17
                                                =======      =======      =======
  Shares used in computing net income:
     Basic...................................     4,722        4,722        4,722
                                                =======      =======      =======
     Diluted.................................     4,753        4,749        4,729
                                                =======      =======      =======

The accompanying notes are an integral part of these consolidated statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  ADDITIONAL                                       TOTAL
                                            COMMON      COMMON     PAID-IN        DEFERRED      ACCUMULATED    STOCKHOLDERS'
                                            SHARES      STOCK      CAPITAL      COMPENSATION      DEFICIT         EQUITY
                                           ---------    ------    ----------    ------------    -----------    -------------
BALANCE, March 31, 1996..................  4,722,216     $47       $32,388         $(127)        $(11,166)        $21,142
  Amortization of deferred compensation
     relating to restricted stock........         --      --            --            46               --              46
  Net income.............................         --      --            --            --              788             788
                                           ---------     ---       -------         -----         --------         -------
BALANCE, March 30, 1997..................  4,722,216      47        32,388           (81)         (10,378)         21,976
  Amortization of deferred compensation
     relating to restricted stock........         --      --            --            47               --              47
  Fair value of stock warrants granted to
     non-employees.......................         --      --            35            --               --              35
  Net income.............................         --      --            --            --            1,528           1,528
                                           ---------     ---       -------         -----         --------         -------
BALANCE, March 29, 1998..................  4,722,216      47        32,423           (34)          (8,850)         23,586
  Amortization of deferred compensation
     relating to restricted stock........         --      --            --            34               --              34
  Net income.............................         --      --            --            --            2,728           2,728
                                           ---------     ---       -------         -----         --------         -------
BALANCE, March 28, 1999..................  4,722,216     $47       $32,423         $  --         $ (6,122)        $26,348
                                           =========     ===       =======         =====         ========         =======

The accompanying notes are an integral part of these consolidated statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE FISCAL YEAR ENDED
                                                         -----------------------------------
                                                         MARCH 28,    MARCH 29,    MARCH 30,
                                                           1999         1998         1997
                                                         ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................   $2,728       $1,528       $   788
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................    1,065        1,035         1,013
     Impairment of long-lived assets...................      302           --            --
     Amortization of intangible assets.................      384          384           406
     Issuance of stock warrants for services
       received........................................       --           35            --
     Provision for doubtful accounts...................       44           80            30
     Amortization of deferred compensation.............       34           47            46
     Gain on sale of restaurant........................       --         (130)           --
     Equity in unconsolidated affiliate................      (26)          --            --
     Deferred income taxes.............................   (1,036)         (63)          156
  Changes in operating assets and liabilities:
     Marketable investment securities..................    5,247         (874)       (1,512)
     Franchise and other receivables...................     (646)         (17)           39
     Inventories.......................................      (18)        (143)           13
     Prepaid expenses and other assets.................     (268)         252          (178)
     Prepaid income taxes..............................       --           --           746
     Accounts payable and accrued expenses.............   (1,177)         296          (306)
     Deferred franchise fees...........................       97         (144)           (8)
     Deferred area development fees....................       --           --          (200)
     Other non-current liabilities.....................       50           --          (271)
       Net cash provided by operating activities.......    6,780        2,286           762
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................   (1,485)      (1,740)         (896)
  Investment in unconsolidated affiliate...............   (4,415)          --            --
  Proceeds from sale of property and equipment.........       --          130            --
       Net cash used in investing activities...........   (5,900)      (1,610)         (896)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal repayments of obligations under capital
     leases............................................      (21)         (17)          (20)
       Net cash used in financing activities...........      (21)         (17)          (20)
Net change in cash and cash equivalents................      859          659          (154)
CASH AND CASH EQUIVALENTS, beginning of year...........    1,306          647           801
                                                          ------       ------       -------
CASH AND CASH EQUIVALENTS, end of year.................   $2,165       $1,306       $   647
                                                          ======       ======       =======
CASH PAID DURING THE YEAR FOR:
  Interest.............................................   $    1       $    6       $    16
                                                          ======       ======       =======
  Income taxes.........................................   $  218       $  421       $   182
                                                          ======       ======       =======
NONCASH FINANCING ACTIVITIES:
  Issuance of stock warrants for services received.....   $            $   35       $    --
                                                          ======       ======       =======

The accompanying notes are an integral part of these consolidated statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. DESCRIPTION, DEVELOPMENT AND ORGANIZATION OF BUSINESS:

DESCRIPTION OF BUSINESS

     Nathan's Famous, Inc. and Subsidiaries (collectively the "Company") develops and operates a chain of retail fast food style restaurants which prepare and serve quality food products to the public. Nathan's Famous Restaurants feature a specialized menu which includes, among other things, hot dogs, manufactured with a proprietary spice formula, hamburgers, crinkle-cut french fries, assorted sandwiches and platters. The Company primarily operates in the eastern region of the United States, with 25 Company-owned stores and 163 franchised units operating as of March 28, 1999. Since fiscal 1997, Nathan's supplemented its franchise program with its "Branded Product Program" which enables foodservice retailers to sell certain Nathan's proprietary products outside of the realm of a traditional franchise relationship.

DEVELOPMENT OF BUSINESS

     On November 25, 1998, the Company acquired 8,121,000 (2,030,250 after giving effect to a 4 for 1 reverse stock split) shares or approximately 30% of the then outstanding common stock of Miami Subs Corporation ("MSC") for $4,200, excluding transaction costs (Note 3). On January 15, 1999, the Company and MSC entered into a definitive merger agreement pursuant to which Nathan's anticipates acquiring the remaining outstanding shares of MSC in exchange for shares of Nathan's common stock and warrants.

     On April 1, 1999, the Company completed an acquisition of all of Roasters Corp. and Roasters Franchise Corp.'s intellectual property rights, including trademarks, recipes and franchise agreements. The Company purchased the assets for $1,250 according to the terms of a Plan of Reorganization which was approved during the Roasters Corp. and Roasters Franchise Corp. proceedings in the U.S. Bankruptcy Court. The Company will own and operate Kenny Rogers Roasters in the U.S. and internationally under the management of NF Roasters Corp., a wholly-owned subsidiary of Nathan's Famous, Inc.

ORGANIZATION OF BUSINESS

     In July 1987, all of the outstanding shares, options and warrants of Nathan's Famous, Inc. (the "Predecessor Company"), a then publicly held New York corporation, were acquired through a cash transaction, accounted for by the purchase method of accounting (the "Acquisition"). In connection with the Acquisition, a privately-held New York corporation (the "Acquiring Corporation") was merged into the Predecessor Company. The purchase price exceeded the fair value of the acquired assets of the Predecessor Company by $15,374, and such amount is recorded net of accumulated amortization in the accompanying consolidated balance sheets. In November 1989, the surviving corporation was merged with Nathan's Newco, Inc., a Delaware corporation which, upon the effectiveness of the merger, changed its name to Nathan's Famous, Inc. ("NFI").

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

FISCAL YEAR

     The Company's fiscal year ends on the last Sunday in March, which results in a 52 or 53 week reporting period. The results of operations for all periods presented are on the basis of a 52-week reporting period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash restricted for untendered shares associated with the Acquisition amounted to $83 and $273 at March 28, 1999 and March 29, 1998, respectively, and is included in cash and cash equivalents.

INVENTORIES

     Inventories consist primarily of restaurant food items, supplies, marketing items and equipment for sale under the Branded Product Program which are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

MARKETABLE INVESTMENT SECURITIES

     The Company classifies its investments in marketable investment securities as "trading" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Such securities are reported at fair value, with unrealized gains and losses included in earnings. Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated primarily on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. The estimated useful lives are as follows:

Building and improvements...................................  5-25 years
Machinery, equipment, furniture and fixtures................  5-15 years
Leasehold improvements......................................  5-20 years

INTANGIBLE ASSETS

     Intangible assets consist principally of the excess of cost over the fair value of the assets acquired relating to the Acquisition and are being amortized over a period of 40 years. Accumulated amortization at March 28, 1999 and March 29, 1998, was $4,503 and $4,118, respectively. Amortization expense for goodwill was $384 for each of the three years in the period ended March 28, 1999. Amortization expense for store pre-opening costs and other intangibles was $0 and $0 and $22 for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively.

     The Company assesses the recoverability of the excess of cost over the fair value of assets acquired by determining whether the amortization of the balance over its estimated remaining life can be recovered through, among other things, undiscounted future operating cash flows of the acquired operations, franchise fees earned from franchising operations and license fees earned from the licensing of Company products. The amount of impairment, if any, is measured based on projected undiscounted future operating cash flows.

LONG-LIVED ASSETS

     The Company complies with the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The Company considers a history of store operating losses to be its primary indicator of potential impairment. The Company has identified four units which have been impaired, and recorded a charge to the statement of operations for the fiscal year ended March 28, 1999 (Note 10).

INVESTMENT IN UNCONSOLIDATED AFFILIATE

     The Company accounts for its investment in MSC under the equity method of accounting. Accordingly, the carrying value of the investment is equal to the Company's initial cash investment in MSC plus its share of the accumulated income of MSC through February 28, 1999 (Note 3).

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company accounts for the fair value of its financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The carrying value of all financial instruments reflected in the accompanying balance sheets approximated fair value at March 28, 1999 and March 29, 1998, respectively, with the exception of the investment in unconsolidated affiliate which had a fair value of $3,109 at March 28, 1999.

STOCK-BASED COMPENSATION

     The Company complies with the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The provisions of SFAS No. 123 encourage entities to adopt a fair value based method of accounting for stock compensation plans; however, these provisions also permit the Company to continue to measure compensation costs under pre-existing accounting pronouncements. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income and net income per share in the notes to the financial statements (Note
12).

COMPREHENSIVE INCOME

     During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is the total of net income and all other nonowner changes in equity (or other comprehensive income) such as unrealized gains or losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive income must be reported on the face of the consolidated statements of operations or the consolidated statements of stockholders' equity. The Company's operations did not give rise to items includable in comprehensive income, which were not already in net income for the three years in the period ended March 28, 1999. Accordingly, the Company's comprehensive income is the same as its net income for all years presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In April 1998, the Financial Accounting Standards Board issued Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998. Earlier application is encouraged in fiscal years for which annual financial statements previously have not been issued. The Company early adopted this SOP during fiscal 1998 and the impact was not material to the results of operations.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

FRANCHISE AND AREA DEVELOPMENT FEE REVENUE RECOGNITION

     Franchisees are required to execute a separate franchise or license agreement for each restaurant. Under an area development agreement, the number of restaurants and the area designated for development are established and the franchisee is required to construct and open such restaurants within a defined timetable. For each restaurant under an area development agreement, a separate franchise or license agreement is executed.

     Franchisees under a franchise agreement are generally required to pay an initial franchise fee and a monthly royalty of 4%-4.5% of restaurant sales. Franchisees under a license agreement do not pay an initial fee and remit monthly royalty payments based on 10% of restaurant sales up to $250, 8% of restaurant sales between $250 and $500 and 6% of restaurant sales in excess of $500 per annum. Franchise fees are recognized as revenue when the Company performs substantially all initial services required by the franchise agreement, which is generally upon restaurant opening. Revenue under area development agreements is recognized ratably over the number of restaurants opened, as provided for in the respective agreements. Franchise royalties are accrued as earned. Franchise and area development fees received prior to completion of the revenue recognition process are recorded as deferred revenue. At March 28, 1999 and March 29, 1998, $222 and $125, respectively, of deferred franchise fees are included in the accompanying consolidated balance sheets.

CONCENTRATIONS OF CREDIT RISK

     The Company's receivables consist principally of receivables from franchisees for royalties and advertising contributions and from sales under the Branded Product Program. At March 28, 1999 and March 29, 1998, two and one franchisees, respectively, represented an aggregate of approximately 12%, and 19%, respectively, of franchise royalties receivable.

ADVERTISING

     The Company administers the Nathan's Famous Systems, Inc. Advertising Fund, a separate legal entity, to coordinate the marketing efforts for the Nathan's Famous System. Under this arrangement, the Company collects and disburses fees paid by franchisees and Company-owned stores for the national and regional advertising, promotional and public relations programs. Contributions are based on specified percentages of net sales, generally ranging up to 3%. Advertising contributions from Company-owned stores are included in restaurant operating expenses in the accompanying consolidated statements of operations. Net Company-owned store advertising expense was $436, $424 and $570 for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

3. INVESTMENT IN UNCONSOLIDATED AFFILIATE:

     On November 25, 1998, Nathan's acquired 8,121,000 (2,030,250 after giving effect to a 4 for 1 reverse stock split) shares of MSC in a private purchase transaction from the former Chairman and CEO of MSC in consideration of the sum of $4,200. The 2,030,250 shares represent approximately 30% of the then issued and outstanding shares of MSC.

     Condensed summarized financial data for MSC as of and for the three months ended February 28, 1999, is as follows:

CONDENSED BALANCE SHEET DATA
Current assets..............................................  $ 6,196
Non-current assets..........................................   23,856
Current liabilities.........................................    5,684
Non-current liabilities.....................................  $ 7,730
CONDENSED STATEMENTS OF INCOME DATA
Revenue.....................................................  $ 5,707
Net income..................................................  $    83

     The Company does not record in its investment balance the results of operations of MSC for the month ended March 31, 1999, and accordingly a one-month reporting lag exists in the investment in unconsolidated affiliate balance in the accompanying balance sheet at March 28, 1999.

4. NET INCOME PER SHARE:

     The Company complies with the provisions of SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The following chart provides a reconciliation of information used in calculating the per share amounts for the periods ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively:


                                                                                       NET INCOME
                                      NET INCOME                 SHARES                 PER SHARE
                                ----------------------   -----------------------   -------------------
                                 1999     1998    1997   1999     1998     1997    1999    1998   1997
                                ------   ------   ----   -----   ------   ------   -----   ----   ----
BASIC EPS
  Basic calculation...........  $2,728   $1,528   $788   4,722   4,722     4,722   $ .58   $.32   $.17
  Effect of dilutive employee
    stock options and
    warrants..................      --       --     --      31      27         7    (.01)   --      --
                                ------   ------   ----   -----   -----    ------   -----   ----   ----
DILUTED EPS
  Diluted calculation.........  $2,728   $1,528   $788   4,753   4,749     4,729   $ .57   $.32   $.17
                                ======   ======   ====   =====   =====    ======   =====   ====   ====


5. FRANCHISE AND OTHER RECEIVABLES, NET:

     Franchise and other receivables, net, consists of the following:

                                                        1999      1998
                                                       ------    ------
Franchise and license royalties......................  $1,192    $1,166
Branded product sales................................     460        --
Other................................................     393       353
                                                       ------    ------
                                                        2,045     1,519
Less: allowance for doubtful accounts................     467       543
                                                       ------    ------
                                                       $1,578    $  976
                                                       ======    ======

6. MARKETABLE INVESTMENT SECURITIES:

     Marketable investment securities at March 28, 1999 and March 29, 1998 consisted of trading securities with aggregate fair values of $3,267 and $8,514, respectively. Fair values of corporate and municipal bonds are based upon quoted market prices. The investment in trading limited partnerships is based upon the proportionate share of the underlying net assets of the partnerships.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The gross unrealized holding gains and fair values of trading securities by major security type at March 28, 1999, March 29, 1998 and March 30, 1997 were as follows:

                                      1999                       1998                       1997
                            ------------------------   ------------------------   -------------------------
                              GROSS                      GROSS                       GROSS
                            UNREALIZED      FAIR       UNREALIZED      FAIR       UNREALIZED       FAIR
                             HOLDING      VALUE OF      HOLDING      VALUE OF       HOLDING      VALUE OF
                               GAIN      INVESTMENTS      GAIN      INVESTMENTS   GAIN/(LOSS)   INVESTMENTS
                            ----------   -----------   ----------   -----------   -----------   -----------
Commercial paper..........     $--         $   --         $ --        $   --         $ --         $2,275
Corporate bonds...........       1            219            6           563           (2)         2,451
Municipal bonds...........      63          2,011           29         6,936           54          2,111
Investment in trading
  limited partnerships*...      23          1,037          212         1,015          303            803
                               ---         ------         ----        ------         ----         ------
                               $87         $3,267         $247        $8,514         $355         $7,640
                               ===         ======         ====        ======         ====         ======

-------------------------

* The Company can sell its investment in the trading limited partnerships without penalty at any time.

7. PROPERTY AND EQUIPMENT, NET:

     Property and equipment, net, consists of the following:

                                                      1999       1998
                                                     -------    -------
Construction in progress...........................  $    94    $   526
Land...............................................      896        896
Building and improvements..........................    1,630      1,647
Machinery, equipment, furniture and fixtures.......    4,703      4,566
Leasehold improvements.............................    6,659      6,146
                                                     -------    -------
                                                      13,982     13,781
Less: accumulated depreciation and amortization....    7,689      7,610
                                                     -------    -------
                                                     $ 6,293    $ 6,171
                                                     =======    =======

     Related depreciation and amortization expense totalled $1,065, $1,035 and $1,013 for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

     Accrued expenses and other current liabilities consist of the following:

                                                        1999      1998
                                                       ------    ------
Accrued professional fees............................  $  492    $  495
Accrued legal costs..................................      41     1,027
Accrued vacation.....................................     376       362
Accrued store closure costs..........................      --        90
Accrued insurance....................................     719       675
Accrual for untendered shares........................      83       273
Sales and payroll taxes payable......................     291       272
Deferred revenue.....................................     222       409
Other................................................   1,210     1,105
                                                       ------    ------
                                                       $3,434    $4,708
                                                       ======    ======

9. FINANCING ARRANGEMENTS:

     The Company has a $5,000 line of credit with its primary banking institution. Borrowings under the line of credit are intended to be used to meet the normal short-term working capital needs of the Company. The line of credit is not a commitment and, therefore, credit availability is subject to ongoing approval. The line of credit expires on October 1, 1999, and bears interest at the prime rate. There were no borrowings outstanding under this line of credit at March 28, 1999 and March 29, 1998, respectively.

10. OTHER INCOME, NET:

     Included in other income, net, in the accompanying consolidated statements of operations is; (i) the reversal of a previous litigation accrual of $349,000 (Note 13), and (ii) a $302,000 impairment charge for four under-performing stores pursuant to the provisions of SFAS No. 121 (Note 2).

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

11. INCOME TAXES:

     Income tax (benefit) expense consists of the following for the years ended March 28, 1999, March 29, 1998 and March 30, 1997:

                                                        1999      1998     1997
                                                       -------    -----    ----
Federal:
  Current............................................  $   453    $ 255    $399
  Deferred...........................................      297      331     134
                                                       -------    -----    ----
                                                           750      586     533
                                                       -------    -----    ----
State and local:
  Current............................................      165       98      67
  Deferred...........................................      110      129      22
                                                       -------    -----    ----
                                                           275      227      89
                                                       -------    -----    ----
Adjustment to valuation allowance relating to opening
  net deferred tax asset.............................   (1,443)    (523)     --
                                                       -------    -----    ----
                                                       $  (418)   $ 290    $622
                                                       =======    =====    ====

     Total income tax (benefit) expense for fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997 differed from the amounts computed by applying the United States Federal income tax rate of 34% to income before income taxes as a result of the following:

                                                        1999      1998     1997
                                                       -------    -----    ----
Computed "expected" tax expense......................  $   785    $ 618    $482
Nondeductible amortization...........................      131      131     144
State and local income taxes, net of Federal income
  tax benefit........................................      181      149      49
Tax-exempt investment earnings.......................     (112)     (55)    (50)
Change in the valuation allowance for net deferred
  tax assets.........................................   (1,443)    (523)     --
Other................................................       40      (30)     (3)
                                                       -------    -----    ----
                                                       $  (418)   $ 290    $622
                                                       =======    =====    ====

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                               1999      1998
                                                              ------    -------
Deferred tax assets:
  Accrued expenses..........................................  $  591    $   564
  Allowance for doubtful accounts...........................     196        209
  Deferred revenue..........................................      43        118
  Depreciation expense and impairment of long-lived
     assets.................................................   1,292      1,532
  Expenses not deductible until paid........................      --        639
  Other.....................................................      11         --
                                                              ------    -------
     Total gross deferred tax assets........................   2,133      3,062
                                                              ------    -------
Deferred tax liabilities:
  Involuntary conversion....................................      --        504
  Unrealized gain on marketable investment securities.......     219        211
  Other.....................................................      --         26
                                                              ------    -------
     Total gross deferred tax liabilities...................     219        741
                                                              ------    -------
     Net deferred tax asset.................................   1,914      2,321
Less: Valuation allowance...................................    (400)    (1,843)
                                                              ------    -------
                                                              $1,514    $   478
                                                              ======    =======

     In both fiscal 1999 and 1998, management of the Company determined that, more likely than not, a significant portion of its previously-reserved deferred tax assets would be realized and, accordingly, reduced the related valuation allowance. The reduction in the valuation allowance is included in the income tax (benefit) provision in the accompanying consolidated statement of operations for fiscal 1999 and 1998. The determination that the net deferred tax asset of $1,514 at March 28, 1999 is realizable is based on the Company's profitability during the past three fiscal years , and the continued positive impact of the sales performance of its products.

12. STOCK PLANS AND OTHER EMPLOYEE BENEFIT PLANS:

STOCK OPTION PLANS

     On December 15, 1992, the Company adopted the 1992 Stock Option Plan (the "Plan") which provides for the issuance of incentive stock options (ISO's) to officers and key employees and non-qualified stock options to directors, officers and key employees. Up to 525,000 shares of common stock have been reserved for issuance under the Plan. The terms of the options are generally ten years, except for ISO's granted to any employee, whom prior to the granting of the option, owns stock representing more than 10% of the

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

voting rights, for which the option term will be five years. The exercise price for non-qualified stock options outstanding under the Plan can be no less than the fair market value, as defined, of the Company's common stock at the date of grant. For ISO's, the exercise price can generally be no less than the fair market value of the Company's common stock at the date of grant, with the exception of any employee who prior to the granting of the option, owns stock representing more than 10% of the voting rights, for which the exercise price can be no less than 110% of fair market value of the Company's common stock at the date of grant.

     On May 24, 1994, the Company adopted the Outside Director Stock Option Plan (the "Directors' Plan") which provides for the issuance of non-qualified stock options to non-employee directors, as defined, of the Company. Under the Directors' Plan, 200,000 shares of common stock have been authorized and issued pursuant to the Directors' Plan. Options awarded to each non-employee director are fully vested, subject to forfeiture under certain conditions and shall be exercisable upon vesting. There were 0, 0 and 50,000 options granted under the provisions of the Directors Plan during the years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively.

     In April 1998, the Company adopted the Nathan's Famous Inc. 1998 Stock Option Plan (the "New Plan"), which provides for the issuance of non-qualified stock options to directors, officers and key employees. Up to 500,000 shares of common stock have been reserved for issuance under the New Plan. In April 1998, the Company granted 120,000 ISO's under the 1992 Stock Option Plan and the Company also issued 30,000 stock options to its non-employee directors under the New Plan.

     The Plan, the New Plan and the Directors' Plan expire on December 2, 2002, April 5, 2008 and December 31, 2004, respectively, unless terminated earlier by the Board of Directors under conditions specified in the Plan.

WARRANTS

     In November 1996, the Company granted to a non-employee consultant a warrant to purchase 50,000 shares of its common stock at an exercise price of $3.94 per share, which represented the market price of the Company's common stock on the date of grant. Upon the date of grant, one-third of the shares vested immediately, one-third on the first anniversary thereof, and the remaining one-third on the second anniversary thereof. The warrant expires on November 24, 2001.

     On July 17, 1997, the Company also granted an additional warrant to purchase 150,000 shares of its common stock at an exercise price of $3.25 per share, the actual market price of the Company's common stock on the date of grant, to its Chairman and Chief Executive Officer. Commencing on July 17, 1998, 37,500 shares vest annually and the warrant expires in July 2007.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     A summary of the status of the Company's stock option plans and warrants at March 28, 1999, March 29, 1998 and March 30, 1997 and changes during the years then ended is presented in the tables and narrative below:

                                1999                   1998                   1997
                        --------------------   --------------------   --------------------
                                  WEIGHTED-              WEIGHTED-              WEIGHTED-
                                   AVERAGE                AVERAGE                AVERAGE
                                   EXERCISE               EXERCISE               EXERCISE
                        SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                        -------   ----------   -------   ----------   -------   ----------
Options outstanding --
  beginning of year...  600,167     $5.03      601,167     $5.54      511,167     $5.99
  Granted.............  150,000      4.83           --        --      110,000      3.75
  Exercised...........       --        --           --        --           --        --
  Canceled............  (42,500)     5.08       (1,000)       --      (20,000)     7.40
                        -------                -------                -------
Options outstanding --
  end of year.........  707,667      5.08      600,167      5.03      601,167      5.54
                        =======                =======                =======
Options exercisable --
  end of year.........  528,167                485,503                398,371
                        =======                =======                =======
Weighted average fair
  value of options
  granted.............              $1.77                     --                  $1.99
                                    =====                                         =====
Warrants outstanding--
  beginning of year...  350,000     $3.88      200,000     $4.36      150,000     $4.50
  Granted.............       --        --      150,000      3.25       50,000      3.94
                        -------                -------                -------
Warrants outstanding--
  end of year.........  350,000      3.88      350,000      3.88      200,000      4.36
                        =======                =======                =======
Warrants exercisable--
  end of year.........  237,500                145,834                 91,667
                        =======                =======                =======
Weighted average fair
  value of warrants
  granted.............              $1.68                  $1.56                  $1.78
                                    =====                  =====                  =====

     At March 28, 1999, 517,333 common shares were reserved for future stock option issuance.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The following table summarizes information about stock options and warrants outstanding at March 28, 1999:

                                                                   OPTIONS AND
                      OPTIONS AND WARRANTS OUTSTANDING         WARRANTS EXERCISABLE
                  -----------------------------------------   ----------------------
                    NUMBER          WEIGHTED       WEIGHTED     NUMBER      WEIGHTED
                  OUTSTANDING       AVERAGE        AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF           AT           REMAINING       EXERCISE       AT        EXERCISE
EXERCISE PRICES     3/28/99     CONTRACTUAL LIFE    PRICE       3/28/99      PRICE
---------------   -----------   ----------------   --------   -----------   --------
$3.25 to $4.88       752,500          8.50          $3.99       460,500      $4.17
 4.89 to  7.34       246,167          6.80           6.55       246,167       6.55
 7.35 to  9.25        59,000          6.25           8.53        59,000       8.53
                   ---------          ----          -----       -------      -----
$3.25 to $9.25     1,057,667          7.98          $4.84       765,667      $5.16
                   =========          ====          =====       =======      =====

     The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                         1999     1998
                                                         -----    -----
Expected life (years)..................................   6.5      6.7
Interest rate..........................................   5.58%    6.20%
Volatility.............................................  32.77%   33.99%
Dividend yield.........................................   0%          0%

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The Company has adopted the pro forma disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized in the accompanying financial statements for the stock option plans. Had compensation cost for the Company's stock option plans been determined under SFAS No. 123, the Company's net income and earnings per share would approximate the pro forma amounts below:

                                                          1999      1998
                                                         ------    ------
                                                          (IN THOUSANDS,
                                                         EXCEPT PER SHARE
                                                             AMOUNTS)
Net income:           As reported....................    $2,728    $1,528
                      Pro forma......................     2,247     1,208
Net income per
  share:              Basic
                      As reported....................    $  .58    $  .32
                      Pro forma......................       .48       .26

                      Diluted
                      As reported....................    $  .57    $  .32
                      Pro forma......................       .47       .25

     Because the SFAS No. 123 method of accounting is not applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

COMMON STOCK PURCHASE RIGHTS

     On June 20, 1995, the Board of Directors declared a dividend distribution of one common stock purchase right (the "Rights") for each outstanding share of Common Stock of the Company. The distribution was paid on June 20, 1995 to the shareholders of record on June 20, 1995. The terms of the Rights were amended on April 6, 1998. Each Right, as amended, entitles the registered holder thereof to purchase from the Company one share of the Common Stock at a price of $4.00 per share (the "Purchase Price"), subject to adjustment for anti-dilution. New Common Stock certificates issued after June 20, 1995 upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference.

     The Rights are not exercisable until the Distribution Date. The Distribution Date is the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Common Stock, as amended, or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement, or announcement of an intention to make a tender offer or exchange offer by a person (other than the Company, any wholly-owned subsidiary

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

of the Company or certain employee benefit plans) which, if consummated, would result in such person becoming an Acquiring Person. The Rights will expire on June 19, 2005, unless earlier redeemed by the Company.

     At any time prior to the time at which a person or group or affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of the Common Stock of the Company, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right. In addition, the Rights Agreement, as amended, permits the Board of Directors, following the acquisition by a person or group of beneficial ownership of 20% or more of the Common Stock (but before an acquisition of 50% or more of Common Stock), to exchange the Rights (other than Rights owned by such 20% person or group), in whole or in part, for Common Stock, at an exchange ratio of one share of Common Stock per Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. The Company has reserved, 6,297,216 shares of Common Stock for issuance upon exercise of the Rights.

RESTRICTED STOCK GRANTS

     In December 1992, the Company awarded an aggregate of 50,016 shares of common stock to two executive officers. Pursuant to the terms of the agreement, the shares were subject to certain restrictions.

     Compensation expense, based upon the fair market value of the stock on the date of grant, was determined by the Company to be $7 per share. Aggregate compensation expense of $280 has been recognized ratably over the six year period in which the restrictions lapse and has been included as deferred compensation as a component of stockholders' equity in the accompanying consolidated statement of stockholders' equity. Compensation expense was approximately $34, $47 and $46 for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively. The restrictions lapsed for all shares in December 1998.

EMPLOYMENT AGREEMENTS

     The Company and its Chairman and Chief Executive Officer entered into an employment agreement in November 1993 for a period commencing on November 1, 1993 and ending on October 31, 1997. In July 1997 the employment agreement was extended through July 17, 2000 based on the original terms. This agreement provides for annual incentive compensation equal to 5% of the consolidated pre-tax earnings of the Company, as defined, and specified benefits. Pursuant to an amendment on January 26, 1996, the agreement also provides that upon a change in control, as defined, the officer shall have the right to terminate the agreement and receive a payment equal to approximately three times the average compensation received by him from the Company over the previous five years, and in no event shall such average compensation be deemed to be less than $200.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The Company and its President and Chief Operating Officer entered into an employment agreement on December 28, 1992 for a period commencing on January 1, 1993 and ending on December 31, 1996. The employment agreement has been extended annually through December 31, 1999, based on the original terms, and no non-renewal notice has been given as of June 11, 1999. The agreement provides for annual compensation of $250 plus certain other benefits. In November 1993, the Company amended this agreement to include a provision under which the officer shall have the right to terminate the agreement and receive payment equal to approximately three times annual compensation upon a change in control, as defined.

     Each employment agreement terminates upon death or voluntary termination by the respective employee or may be terminated by the Company upon 30 days prior written notice by the Company in the event of disability or "cause", as defined in each agreement.

401(k) PLAN

     In March 1992, the Company adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code covering all non-union employees over age 21 who have been employed by the Company for at least one year. Employees may contribute to the plan, on a tax-deferred basis, up to 15% of their total annual salary. Company contributions are discretionary. Beginning with the plan year ending February 28, 1994, the Company elected to match contributions at a rate of $.25 per dollar contributed by the employee on up to a maximum of 3% of the employee's total annual salary. Employer contributions for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997 were $13, $12 and $5, respectively.

OTHER BENEFITS

     The Company provides, on a contributory basis, medical benefits to active employees. The Company does not provide medical benefits to retirees.

13. COMMITMENTS AND CONTINGENCIES:

COMMITMENTS

     The Company's operations are principally conducted in leased premises. Remaining lease terms range from 1 to 18 years. Certain leases contain contingent rental provisions based upon a percentage of gross sales and/or provide rent deferral during the initial term

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

of the lease. As of March 28, 1999, the Company has non-cancellable operating lease commitments, net of certain sublease rental income, as follows:

                                      LEASE       SUBLEASE     NET LEASE
                                   COMMITMENTS     INCOME     COMMITMENTS
                                   -----------    --------    -----------
  2000...........................     2,139         171          1,968
  2001...........................     1,925         167          1,758
  2002...........................     1,782         101          1,681
  2003...........................     1,716          61          1,655
  2004...........................     1,703          36          1,667
  Thereafter.....................     5,445         125          5,320

     Contingent rental payments on building leases are typically made based on the percentage of gross sales on the individual restaurants that exceed predetermined levels. The percentage of gross sales to be paid and related gross sales level vary by unit. Contingent rental expense was approximately $113, $124 and $163 for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively.

     Rent expense, including contingent rental payments, net of sublease income, was $2,093, $2,151 and $2,186 for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively.

CONTINGENCIES

     On February 28, 1995, an action entitled Textron Financial Corporation v. 1045 Rush Street Associates, Stephen Anfang, and Nathan's Famous, Inc. was instituted in the Circuit Court of Cook County, Illinois County Department, Chancery Division. The compliant alleges that the Company conspired to perpetrate a fraud upon the plaintiff and alleges that the Company breached its lease with 1045 Rush Street associates and the estoppel agreement delivered to the plaintiff in connection therewith by subleasing these premises and thereafter assigning the lease with respect to the premises to a third party franchisee, and further by failing to pay rent under this lease on and after July 1990. This compliant seeks damages in the amount of at least $1,500. The Company has filed its answer to this compliant denying the material allegations of the complaint and asserting several affirmative defenses to liability including, but not limited to, the absence initially or subsequent failure of consideration for the estoppel agreement, equitable estoppel, release, failure to mitigate and other equitable and legal defenses. The plaintiff has added as additional parties defendant, the attorney who represented the landlord in the financing transaction in connection with which the Estoppel Agreement was required. The Company and some of the named defendants entered into a Settlement with Textron whereby all of the plaintiff's claims against the Company and the other defendants were resolved under a Settlement Agreement and Mutual Release that provide for payments to be made jointly by all of the defendants on or before December 30, 1998 and January 15, 1999, which payments were made.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     In or about December 1996, Nathan's Famous Systems, Inc. ("Systems") instituted an action in the Supreme Court of New York, Nassau County, against Phylli Foods, Inc. a franchisee, and Calvin Danzig as a guarantor of Foods' payment and performance obligations, to recover royalty fees and advertising contributions due to Systems in the aggregate amount of $35 under a franchise agreement between Systems and Phylli Foods dated June 1, 1994. In their answer, the defendants essentially denied the material allegations of the complaint and interposed counterclaims against Systems in which they alleged essentially that Systems fraudulently induced the defendants to purchase the franchise from Systems or did so by means of negligent misrepresentation. Defendants also alleged that by reason of Systems' allegedly fraudulent and deceitful conduct, Systems violated the General Business Law of New York. As a consequence of the foregoing, the defendants are seeking damages in excess of five million dollars, as well as statutory relief under the General Business Law. Systems has moved to dismiss the counterclaims on the grounds that they are insufficiently pleaded and otherwise fail to state a sustainable claim against Systems upon which relief may be granted. During fiscal 1998, Systems' motion was granted except for the claim seeking statutory relief under the General Business Law.

     The Company was named as one of three defendants in an action commenced in June 1997, in the Supreme Court of New York, Queens County. According to the compliant, the plaintiff, a dentist, is seeking injunctive relief and damages in an amount exceeding $5,000 against the landlord, one of the Company's franchisees and the Company claiming that the operation of a restaurant in a building in Long Island City created noxious and offensive fumes and odors that allegedly were injurious to the health of the plaintiff and his employees and patients, and interfered with, and irreparably damaged his practice. Plaintiff also claims that the landlord fraudulently induced him to enter a lease extension by representing that the first floor of the building would be occupied by a non-food establishment. The Company believes that there is no merit to the plaintiff's claims against it inasmuch as it never was a party to the lease, and the restaurant, which closed in or about August 1995, was operated by a franchisee exclusively. The Company intends to defend the action vigorously.

     On January 5, 1999, Miami Subs was served with a class action lawsuit entitled Robert J. Feeney, on behalf of himself and all other similarly situated vs. Miami Subs Corporation, et al., in Broward County Circuit Court, which was filed against Miami Subs, its directors and Nathan's in a Florida state court by a shareholder of Miami Subs. Since that time, the Company and its designees to the Miami Subs board have also been served. The suit alleges that the proposed merger between Miami Subs and the Company, as contemplated by the companies' non-binding letter of intent, is unfair to Miami Subs' shareholders and constitutes a breach by the defendants of their fiduciary duties to the shareholders of Miami Subs. The plaintiff seeks among other things: (i) class action status; (ii) preliminary and permanent injunctive relief against consummation of the proposed merger; and (iii) unspecified damages to be awarded to the shareholders of Miami Subs. On March 19, 1999, the Court granted the plaintiff leave to amend his compliant. The Company intends to defend against this suit vigorously.

     On March 19, 1999, the Court granted the plaintiff leave to amend his complaint. Therefore, Plaintiff filed a First Amended Complaint Nathan's and its designees on the

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Miami Subs' Board moved to dismiss the First Amended Complaint. The Court held a hearing on the motion, but has not yet ruled on it. In the event, the Court denies the pending motion, Nathan's intends to defend against this suit vigorously.

     The Company is involved in various other litigation in the normal course of business, none of which, in the opinion of management, will have a significant adverse impact on its financial position or results of operations.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):


                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                            ----------------------------------------
                                             FIRST     SECOND      THIRD     FOURTH
                                            QUARTER    QUARTER    QUARTER    QUARTER
                                            -------    -------    -------    -------
FISCAL YEAR 1999
Revenues..................................  $7,821     $8,166     $7,215     $6,380
Gross profit (a)..........................   2,560      2,650      2,181      1,753
Net income................................  $  574     $  751     $  412     $  991
                                            ======     ======     ======     ======
Per share information:
Net income per share:
  Basic...................................  $  .12     $  .16     $  .09     $  .21
                                            ======     ======     ======     ======
  Diluted.................................  $  .12     $  .16     $  .09     $  .21
                                            ======     ======     ======     ======
Shares used in computation of net income
  per share:
  Basic...................................   4,722      4,722      4,722      4,722
                                            ======     ======     ======     ======
  Diluted.................................   4,762      4,754      4,750      4,753
                                            ======     ======     ======     ======
FISCAL YEAR 1998
Revenues..................................  $7,362     $8,098     $6,825     $6,592
Gross profit (a)..........................   2,404      2,699      2,123      1,836
Net income................................  $  474     $  609     $  242     $  203
                                            ======     ======     ======     ======
Per share information:
Net income per share:
  Basic...................................  $  .10     $  .13     $  .05     $  .04
                                            ======     ======     ======     ======
  Diluted.................................  $  .10     $  .13     $  .05     $  .04
                                            ======     ======     ======     ======
Shares used in computation of net income
  per share:
  Basic...................................   4,722      4,722      4,722      4,722
                                            ======     ======     ======     ======
  Diluted.................................   4,766      4,782      4,771      4,749
                                            ======     ======     ======     ======


-------------------------

(a) Gross profit represents the difference between restaurant sales and the cost of food and paper products.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          JUNE 27,      MARCH 28,
                                                            1999          1999
                                                         -----------    ---------
                                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents including restricted cash
     of $83 and $83, respectively......................    $ 1,600       $ 2,165
  Marketable investment securities.....................      3,296         3,267
  Franchise and other receivables, net.................      1,808         1,578
  Inventory............................................        422           374
  Prepaid expenses and other current assets............        267           411
  Deferred income taxes................................        622           622
                                                           -------       -------
     Total current assets..............................      8,015         8,417
Investment in unconsolidated affiliate.................      4,461         4,441
Property and equipment, net............................      6,166         6,293
Intangible assets, net.................................     12,634        10,882
Deferred income taxes..................................        892           892
Other assets, net......................................        190           325
                                                           -------       -------
                                                           $32,358       $31,250
                                                           =======       =======
Current liabilities:
  Accounts payable.....................................    $ 1,157       $ 1,053
  Accrued expenses and other current liabilities.......      4,054         3,434
  Deferred franchise fees..............................        136           222
                                                           -------       -------
     Total current liabilities.........................      5,347         4,709
  Other liabilities....................................        194           193
                                                           -------       -------
     Total liabilities.................................      5,541         4,902
                                                           -------       -------
Stockholders' equity:
  Common stock, $.01 par value -- 20,000,000 shares
     authorized, 4,722,216 issued and outstanding......         47            47
  Additional paid-in-capital...........................     32,423        32,423
  Accumulated deficit..................................     (5,653)       (6,122)
                                                           -------       -------
     Total stockholders' equity........................     26,817        26,348
                                                           -------       -------
                                                           $32,358       $31,250
                                                           =======       =======

See accompanying notes to consolidated financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
              THIRTEEN WEEKS ENDED JUNE 27, 1999 AND JUNE 28, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               1999      1998
                                                              ------    ------
Sales.......................................................  $6,608    $6,568
Franchise fees and royalties................................     963       738
License royalties...........................................     406       381
Investment and other income.................................      97       134
                                                              ------    ------
     Total revenues.........................................   8,074     7,821
                                                              ------    ------
Costs and expenses:
  Cost of sales.............................................   4,080     4,008
  Restaurant operating expenses.............................   1,529     1,451
  Depreciation and amortization.............................     259       254
  Amortization of intangible assets.........................     113        96
  General and administrative................................   1,283     1,248
  Interest expense..........................................      --         1
                                                              ------    ------
     Total costs and expenses...............................   7,264     7,058
                                                              ------    ------
Earnings before income taxes................................     810       763
Provision for income taxes..................................     341       189
                                                              ------    ------
Net earnings................................................  $  469    $  574
                                                              ======    ======
PER SHARE INFORMATION
Net earnings per share
  Basic.....................................................  $ 0.10    $ 0.12
                                                              ======    ======
  Diluted...................................................  $ 0.10    $ 0.12
                                                              ======    ======
Shares used in computing net income
  Basic.....................................................   4,722     4,722
                                                              ======    ======
  Diluted...................................................   4,744     4,762
                                                              ======    ======

See accompanying notes to consolidated financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       THIRTEEN WEEKS ENDED JUNE 27, 1999
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                            TOTAL
                                                    ADDITIONAL   ACCUM-     STOCK-
                                COMMON     COMMON    PAID IN-    ULATED    HOLDERS'
                                SHARES     STOCK     CAPITAL     DEFICIT    EQUITY
                               ---------   ------   ----------   -------   --------
Balance, March 28, 1999......  4,722,216    $47      $32,423     $(6,122)  $26,348
Net earnings.................         --     --           --         469       469
                               ---------    ---      -------     -------   -------
Balance, June 27, 1999.......  4,722,216    $47      $32,423     $(5,653)  $26,817
                               =========    ===      =======     =======   =======


See accompanying notes to consolidated financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              THIRTEEN WEEKS ENDED JUNE 27, 1999 AND JUNE 28, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               1999       1998
                                                              -------    ------
Cash flows from operating activities:
  Net earnings..............................................  $   469    $  574
  Adjustments to reconcile net earnings to net cash provided by/ (used in) operating activities:
     Depreciation...........................................      259       254
     Amortization of intangible assets......................      113        96
     Provision for doubtful accounts........................       18        15
     Amortization of deferred compensation..................       --        12
     Deferred income taxes..................................       --       (44)
  Changes in assets and liabilities:
     Marketable investment securities.......................      (29)      286
     Franchise and other receivables........................     (248)     (666)
     Inventory..............................................      (48)        4
     Prepaid and other current assets.......................      144       232
     Accounts payable and accrued expenses..................      724      (714)
     Deferred franchise fees................................      (86)       60
     Other assets...........................................      135        (2)
     Other non current liabilities..........................        1        30
                                                              -------    ------
Net cash provided by operating activities...................    1,452       137
                                                              -------    ------
Cash flows from investing activities:
  Purchase of property and equipment........................     (148)     (336)
  Investment in wholly owned subsidiary.....................   (1,849)       --
  Investment in unconsolidated affiliate....................      (20)       --
                                                              -------    ------
       Net cash used in investing activities................   (2,017)       --
                                                              -------    ------
Cash flows from financing activities:
  Principal repayment of obligations under capital leases...       --        (2)
       Net cash used in financing activities................       --        (2)
Net decrease in cash and cash equivalents...................     (565)     (201)
Cash and cash equivalents, beginning of period..............    2,165      1306
                                                              -------    ------
Cash and cash equivalents, end of period....................  $ 1,600    $1,105
                                                              =======    ======
Cash paid during the period for:
  Interest..................................................  $    --    $    1
  Income taxes..............................................      102       263

See accompanying notes to consolidated financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 27, 1999

NOTE A -- BASIS OF PRESENTATION

     The accompanying consolidated financial statements of Nathan's Famous, Inc. and subsidiaries (the "Company") for the thirteen week periods ended June 27, 1999 and June 28, 1998 have been prepared in accordance with generally accepted accounting principles. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, were necessary for a fair presentation of financial condition, results of operations and cash flows for such periods presented. However, these results are not necessarily indicative of results for any other interim period or the full year.

     Certain information and footnote disclosures normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the requirements of the Securities and Exchange Commission. Management believes that the disclosures included in the accompanying interim financial statements and footnotes are adequate to make the information not misleading, but should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1999.

NOTE B -- NF ROASTERS CORP. ACQUISITION

     On February 19, 1999, the U. S. Bankruptcy Court for the Middle District of North Carolina, Durham Division, confirmed the Joint Plan of Reorganization of the Official Committee of Franchisees of Roasters Corp. and Roasters Franchise Corp., operators of Kenny Rogers Roasters Restaurants. Under the joint plan of reorganization, on April 1, 1999, Nathan's acquired the intellectual property rights, including trademarks, recipes and franchise agreements of Roasters Corp. and Roasters Franchise Corp. for $1,250,000 in cash plus related expenses, which was paid out of Nathans' working capital. NF Roasters Corp., a wholly owned subsidiary, was created for the purpose of acquiring these assets. Results of operations are included in these consolidated financial statements as of the date of acquisition. No Company-owned restaurants were acquired in this transaction.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES

NOTE C -- EARNINGS PER SHARE

     The following chart provides a reconciliation of information used in calculating the per share amounts for the thirteen week periods ended June 27, 1999 and June 28, 1998, respectively.

                                                    NUMBER OF        NET INCOME
                                   NET INCOME         SHARES         PER SHARE
                                  ------------    --------------    ------------
                                  1999    1998    1999     1998     1999    1998
                                  ----    ----    -----    -----    ----    ----
BASIC EPS
  Basic calculation.............  $469    $574    4,722    4,722    $.10    $.12
  Effect of dilutive employee
     stock options and
     warrants...................    --      --       22       40      --      --
                                  ----    ----    -----    -----    ----    ----
DILUTED EPS
  Diluted calculation...........  $469    $574    4,744    4,762    $.10    $.12
                                  ====    ====    =====    =====    ====    ====

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Miami Subs Corporation:

     We have audited the accompanying consolidated balance sheets of Miami Subs Corporation and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Miami Subs Corporation and subsidiaries as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Fort Lauderdale, Florida
July 31, 1998, except as to note 13, which is as of January 15, 1999

                             MIAMI SUBS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                        MAY 31,        MAY 31,
                                                         1998           1997
                                                      -----------    -----------
ASSETS
CURRENT ASSETS
Cash and cash equivalents...........................  $ 3,457,000    $ 2,940,000
Notes and accounts receivable -- net................    1,743,000      2,000,000
Food and supplies inventories.......................      179,000        192,000
Other...............................................       77,000         77,000
                                                      -----------    -----------
Total Current Assets................................    5,456,000      5,209,000
Notes receivable....................................    6,076,000      8,073,000
Property and equipment -- net.......................   11,612,000     11,125,000
Intangible assets -- net............................    6,718,000      7,128,000
Other...............................................      464,000        571,000
                                                      -----------    -----------
     TOTAL..........................................  $30,326,000    $32,106,000
                                                      ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities............  $ 4,276,000    $ 4,737,000
Current portion of notes payable and capitalized
  lease obligations.................................    1,092,000      1,706,000
                                                      -----------    -----------
Total Current Liabilities...........................    5,368,000      6,443,000
Long-term portion of notes payable and capitalized
  lease obligations.................................    5,613,000      6,288,000
Deferred franchise fees and other deferred income...    1,577,000      2,088,000
Accrued liabilities and other.......................    1,735,000      1,779,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 12,500,000
  shares............................................       71,000         71,000
Additional paid-in capital..........................   24,777,000     24,777,000
Accumulated deficit.................................   (7,208,000)    (7,733,000)
                                                      -----------    -----------
                                                       17,640,000     17,115,000
Note receivable from sale of stock..................     (563,000)      (563,000)
Treasury Stock......................................   (1,044,000)    (1,044,000)
                                                      -----------    -----------
Total Shareholders' Equity..........................   16,033,000     15,508,000
                                                      -----------    -----------
     TOTAL..........................................  $30,326,000    $32,106,000
                                                      ===========    ===========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED MAY 31,
                                        -----------------------------------------
                                           1998           1997           1996
                                        -----------    -----------    -----------
REVENUES
Restaurant sales......................  $18,088,000    $28,180,000    $32,398,000
Revenues from franchised
  restaurants.........................    4,293,000      4,514,000      4,720,000
Net gain from sales of restaurants....       25,000        868,000        117,000
Interest income.......................      678,000        612,000        469,000
Other revenues........................      350,000        259,000        208,000
                                        -----------    -----------    -----------
     Total............................   23,434,000     34,433,000     37,912,000
                                        -----------    -----------    -----------
EXPENSES
Restaurant operating costs (including
  lease costs paid to Kavala, Inc. of
  $175,000, $108,000 and $130,000,
  respectively).......................   17,138,000     26,042,000     28,573,000
General, administrative and franchise
  costs...............................    3,336,000      5,667,000      6,351,000
Depreciation and amortization.........    1,444,000      1,837,000      1,942,000
Interest expense......................      780,000        903,000        741,000
Loss on impairment of restaurants.....           --        375,000             --
                                        -----------    -----------    -----------
     Total............................   22,698,000     34,824,000     37,607,000
                                        -----------    -----------    -----------
Income (loss) before income taxes.....      736,000       (391,000)       305,000
Provision for income tax..............     (211,000)            --             --
                                        -----------    -----------    -----------
Net income (loss).....................  $   525,000    $  (391,000)   $   305,000
                                        ===========    ===========    ===========
Net income (loss) per share:
  Basic...............................  $       .08    $      (.06)   $       .04
                                        ===========    ===========    ===========
  Diluted.............................  $       .08    $      (.06)   $       .04
                                        ===========    ===========    ===========
Shares used in computing net income
  (loss) per share:
  Basic...............................    6,780,000      7,061,000      6,809,000
                                        ===========    ===========    ===========
  Diluted.............................    6,780,000      7,061,000      6,809,000
                                        ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 PREFERRED   PREFERRED    COMMON     COMMON    ADDITIONAL                     NOTE
                                   STOCK       STOCK       STOCK      STOCK      PAID-IN     ACCUMULATED   RECEIVABLE    TREASURY
                                  SHARES      AMOUNT      SHARES     AMOUNT      CAPITAL       DEFICIT     STOCK SALE      STOCK
                                 ---------   ---------   ---------   -------   -----------   -----------   ----------   -----------
BALANCE AT MAY 31, 1995........   307,524     $ 3,000    6,416,061   $65,000   $23,195,000   $(7,647,000)  $(563,000)
Preferred stock conversions....   (56,149)     (1,000)      56,149    1,000
Exercise of options and
  warrants.....................                              6,250                  13,000
Stock issued to acquire
  restaurants..................                            331,250    3,000      1,919,000
MG III, Inc. purchase
  accounting adjustment........                                                   (350,000)
Net income.....................                                                                  305,000
                                 --------     -------    ---------   -------   -----------   -----------   ---------
BALANCE AT MAY 31, 1996........   251,375       2,000    6,809,710   69,000     24,777,000    (7,342,000)   (563,000)
Preferred stock conversions....  (251,375)     (2,000)     251,375    2,000
Acquisition of treasury
  stock -- at cost.............                                                                                         $(1,044,000)
Net loss.......................                                                                 (391,000)
                                 --------     -------    ---------   -------   -----------   -----------   ---------    -----------
BALANCE AT MAY 31, 1997........        --          --    7,061,085   71,000     24,777,000    (7,733,000)   (563,000)    (1,044,000)
Net income.....................                                                                  525,000
                                 --------     -------    ---------   -------   -----------   -----------   ---------    -----------
BALANCE AT MAY 31, 1998........        --          --    7,061,085   $71,000   $24,777,000   $(7,208,000)  $(563,000)   $(1,044,000)
                                 ========     =======    =========   =======   ===========   ===========   =========    ===========


                                    TOTAL
                                 -----------
BALANCE AT MAY 31, 1995........  $15,053,000
Preferred stock conversions....
Exercise of options and
  warrants.....................       13,000
Stock issued to acquire
  restaurants..................    1,922,000
MG III, Inc. purchase
  accounting adjustment........     (350,000)
Net income.....................      305,000
                                 -----------
BALANCE AT MAY 31, 1996........   16,943,000
Preferred stock conversions....
Acquisition of treasury
  stock -- at cost.............   (1,044,000)
Net loss.......................     (391,000)
                                 -----------
BALANCE AT MAY 31, 1997........   15,508,000
Net income.....................      525,000
                                 -----------
BALANCE AT MAY 31, 1998........  $16,033,000
                                 ===========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                    MAY 31, 1998   MAY 31, 1997   MAY 31, 1996
                                                    ------------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss).................................  $   525,000    $  (391,000)   $   305,000
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
Depreciation and amortization.....................    1,010,000      1,382,000      1,438,000
Amortization of intangible assets.................      434,000        455,000        504,000
Net gain and franchise fees on sales of
  restaurants.....................................      (25,000)    (1,268,000)      (117,000)
Charge associated with note receivable............           --        257,000             --
Loss on impairment of restaurants and other
  charges.........................................           --        525,000             --
Changes in assets and liabilities:
Decrease (increase) in accounts receivable........       21,000       (284,000)       330,000
Decrease (increase) in food and supplies
  inventories.....................................       13,000        189,000        (43,000)
Decrease (increase) in other current assets.......           --        141,000         (7,000)
Decrease (increase) in other assets...............       83,000        101,000        (39,000)
(Decrease) increase in accounts payable and
  accrued liabilities.............................     (415,000)    (1,425,000)       288,000
(Decrease) in deferred franchise fees and other
  deferred income.................................     (441,000)       (44,000)      (442,000)
                                                    -----------    -----------    -----------
Net Cash Provided By (Used In) Operating
  Activities......................................    1,205,000       (362,000)     2,217,000
                                                    -----------    -----------    -----------
INVESTING ACTIVITIES:
Purchase of property and equipment................     (264,000)      (794,000)    (3,718,000)
Proceeds from sales of restaurants................       20,000      1,487,000        296,000
Payments received on notes receivable.............      845,000        997,000        888,000
Loans to franchisees and other....................           --             --        (29,000)
                                                    -----------    -----------    -----------
Net Cash Provided By (Used In) Investing
  Activities......................................      601,000      1,690,000     (2,563,000)
                                                    -----------    -----------    -----------
FINANCING ACTIVITIES:
Proceeds from borrowings..........................      425,000             --      1,803,000
Repayment of debt.................................   (1,714,000)    (1,491,000)    (1,512,000)
Proceeds from exercise of stock options and
  warrants -- net.................................           --             --         13,000
                                                    -----------    -----------    -----------
Net Cash (Used In) Provided By Financing
  Activities......................................   (1,289,000)    (1,491,000)       304,000
                                                    -----------    -----------    -----------
INCREASE (DECREASE) IN CASH.......................      517,000       (163,000)       (42,000)
CASH AT BEGINNING OF PERIOD.......................    2,940,000      3,103,000      3,145,000
                                                    -----------    -----------    -----------
CASH AT END OF PERIOD.............................  $ 3,457,000    $ 2,940,000    $ 3,103,000
                                                    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest............................  $   784,000    $   904,000    $   806,000
Loans to franchisees in connection with sales of
  restaurants.....................................  $   345,000    $ 6,207,000    $   818,000
Debt assumed in acquisition of restaurant.........           --    $   184,000             --
Acquisition of restaurants in exchange for notes
  receivable......................................  $ 1,814,000    $   180,000             --
Acquisition of treasury stock in exchange for note
  receivable......................................           --    $ 1,044,000             --

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MAY 31, 1998

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     MIAMI SUBS CORPORATION (the "Company") operates and franchises quick service restaurants under the names "Miami Subs" and "Miami Subs Grill". At May 31, 1998, there were 191 restaurants operating in the Miami Subs system, of which 17 were operated by the Company and 174 were operated by franchisees. Eight of the Company operated restaurants and 122 of the franchised restaurants are located in Florida.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on hand and on deposit, highly liquid instruments with maturities of three months or less, and unexpended marketing fund contributions of $970,000 and $683,000 at May 31, 1998 and 1997, respectively.

FRANCHISE OPERATIONS

     In connection with its franchising operations, the Company receives initial franchise fees, development fees, royalties, contributions to marketing funds, and in certain cases, revenue from sub-leasing restaurant properties to franchisees. Initial franchise fees are recognized as income when substantially all services and conditions relating to the sale of the franchise have been performed or satisfied, which generally occurs when the franchised restaurant commences operations. Development fees are non-refundable and the related agreements require the franchisee to open a specified number of restaurants in the development area within a specified time period or the agreements may be canceled by the Company. Revenue from development agreements is deferred and recognized as restaurants in the development area commence operations on a pro rata basis to the minimum number of restaurants required to be open, or at the time the development agreement is effectively cancelled. Royalties, which are based upon a percentage of the franchisee's gross sales, are recognized as income when the fees are earned and become receivable and collectible. Revenue from sub-leasing properties to franchisees is recognized as income as the revenue is earned and becomes receivable and collectible. Sub-lease

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

rental income is presented net of associated lease costs in the accompanying consolidated financial statements.

     Marketing contributions are offset against the related costs incurred. Contributions received in excess of expenditures are classified as current liabilities in the accompanying consolidated financial statements.

     Revenues from franchised restaurants consist of the following:

                                 YEAR ENDED      YEAR ENDED      YEAR ENDED
                                MAY 31, 1998    MAY 31, 1997    MAY 31, 1996
                                ------------    ------------    ------------
Royalties.....................   $3,687,000      $3,680,000      $3,752,000
Franchise and development
  fees........................      598,000         707,000         936,000
Sublease rental income
  (net).......................        8,000         127,000          32,000
     Total....................   $4,293,000      $4,514,000      $4,720,000

SALES OF RESTAURANTS

     Gains on the sale of restaurants are recorded as income when the sales are consummated and other conditions are met, including adequacy of down payment and the completion by the Company of its obligations under the contracts. Until such conditions are met, such gains are included in deferred income. Losses on the sale of restaurants are recognized at the time of sale.

FOOD AND SUPPLIES INVENTORIES

     Food and supplies inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Additions and renewals are charged to the property accounts and expenditures for maintenance and repairs are charged to operations as incurred. Depreciation and amortization are expensed on the straight-line method over the lesser of the lease term (including option periods) or the estimated useful lives of the assets.

INTANGIBLE ASSETS

     Costs incurred to acquire the trademark and franchise rights to the Miami Subs concept and other intangibles, consisting principally of royalty rights acquired, are amortized over a twenty year period on a straight line basis.

     Restaurants acquired are accounted for under the purchase method and recorded at the estimated fair value of the equipment and building improvements acquired. The excess of cost over the fair value of the assets acquired, including goodwill if any, is amortized

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

using the straight-line method over the remaining term of the underlying property leases, but not in excess of 20 years. At each balance sheet date, the Company evaluates the realizability of goodwill based upon expectations of operating income for each restaurant having a material goodwill balance. Should the Company determine it probable that future estimated undiscounted related operating income from any of its acquired restaurants will be less than the carrying amount of the associated goodwill, an impairment of goodwill would be recognized, and goodwill would be reduced to the amount estimated to be recoverable. The Company believes that no material impairment of goodwill exists at May 31, 1998 and 1997.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company accounts for the possible impairment of long-lived assets under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of." Under SFAS No. 121, the Company evaluates whether events and circumstances have occurred that indicate revision to the remaining useful life or the remaining balances of long-lived assets, including intangible assets and goodwill, may be appropriate. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset. The Company provided a reserve of $375,000 in 1997 to provide for the planned future sale of certain restaurants which are currently operated by the Company.

INCOME TAXES

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

EMPLOYEE STOCK OPTIONS

     As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock-based transactions under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and accordingly, no compensation cost has been recognized for stock options issued to employees in the consolidated financial statements.

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

NET INCOME (LOSS) PER SHARE

     In February 1998, the Company adopted the provisions of SFAS No. 128, Earnings per Share, which establishes new guidelines for the calculation of earnings per share. Under SFAS 128, basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. Basic earnings per share under SFAS 128 for 1997 and 1996 was the same as the previously reported amounts. Diluted earnings per share was the same as basic earnings per share for all periods presented since the exercise price of outstanding options and warrants to purchase common shares was greater than the average market price of the common shares.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined based on available information and appropriate valuation methodologies. The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of the accounts. The fair value of long-term notes receivable and notes payable approximate the carrying value of such assets and liabilities as of May 31, 1998.

RECLASSIFICATION

     Certain 1997 and 1996 balances have been reclassified to conform to the 1998 presentation.

2. ACQUISITION

     On March 1, 1996, the Company acquired from a franchisee five existing Miami Subs Grill restaurants located in the Dallas, Texas metropolitan area, along with the development rights for the Dallas and Fort Worth Texas markets. The acquisition was accounted for as a purchase and the accompanying Consolidated Statements of Operations includes the results of these operations from the date of the acquisition. The purchase price was allocated principally to property and equipment of the restaurants acquired. As consideration for the acquisition, the Company issued 331,250 shares of its common stock and assumed existing indebtedness on the restaurants of $1,467,000. In addition, the Company received a non-interest bearing and non-recourse promissory note secured by the common stock in the original amount of $1,500,000, which was reduced by cash and equivalents (principally transferable inventories, supplies, and deposits) in the amount of $200,000 at closing. In lieu of payment of this note and settlement of other matters, the Company released 50,000 shares of the common stock to the former franchisee and the Company retained the remaining 281,250 shares of stock as treasury stock, recorded at cost. A charge of $257,000 which is included in General, Administrative, and Franchise expenses in the accompanying 1997 Consolidated Statement of Operations, was taken as a result of this settlement.

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

3. NOTES AND ACCOUNTS RECEIVABLE

     Notes and accounts receivable consist of the following:

                                                 1998           1997
                                              -----------    -----------
Notes receivable............................  $ 7,112,000    $ 9,437,000
Royalties and other receivables due from
  franchisees...............................      666,000        867,000
Other.......................................      229,000         58,000
                                              -----------    -----------
Total.......................................    8,007,000     10,362,000
Less allowance for doubtful accounts........     (188,000)      (289,000)
                                              -----------    -----------
                                                7,819,000     10,073,000
Less notes receivable due after one year....   (6,076,000)    (8,073,000)
                                              -----------    -----------
Notes and accounts receivable-current
  portion...................................  $ 1,743,000    $ 2,000,000
                                              ===========    ===========

     Notes receivable at May 31, 1998 and 1997, principally result from sales of restaurant businesses to franchisees and are generally guaranteed by the purchaser and collateralized by the restaurant businesses and assets sold. The notes are generally due in monthly installments of principal and interest, with interest rates ranging principally between 8% and 12%.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                 1998           1997
                                              -----------    -----------
Land........................................  $ 2,231,000    $ 2,231,000
Buildings and leasehold improvements........    7,919,000      7,300,000
Furniture and equipment.....................    5,154,000      4,487,000
Property held under capitalized leases......      632,000        632,000
Construction in progress....................           --         50,000
                                              -----------    -----------
Property and equipment at cost..............   15,936,000     14,700,000
Less accumulated depreciation and
  amortization..............................   (4,324,000)    (3,575,000)
                                              -----------    -----------
Property and equipment -- net...............  $11,612,000    $11,125,000
                                              ===========    ===========

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

5. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                 1998           1997
                                              -----------    -----------
Trademark and franchise rights..............  $ 2,774,000    $ 2,750,000
Excess of costs over fair value of net
  assets acquired...........................    5,903,000      5,903,000
                                              -----------    -----------
                                                8,677,000      8,653,000
Less accumulated amortization...............   (1,959,000)    (1,525,000)
                                              -----------    -----------
Intangible assets -- net....................  $ 6,718,000    $ 7,128,000
                                              ===========    ===========

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                   1998          1997
                                                ----------    ----------
Accounts payable..............................  $1,113,000    $1,036,000
Accrued wages and related liabilities.........     459,000       658,000
Accrued real estate and sales taxes...........     564,000       643,000
Legal and related.............................     211,000       470,000
Marketing fund contributions..................     970,000       683,000
Other.........................................     959,000     1,247,000
                                                ----------    ----------
Total.........................................  $4,276,000    $4,737,000
                                                ==========    ==========

7. NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

     A summary of notes payable and capitalized lease obligations is as follows:

                                                 1998           1997
                                              -----------    -----------
Various notes payable to banks at prime plus
  1.5% (10.0% at May 31, 1998), secured by
  accounts and notes receivable, land,
  restaurant property and equipment and due
  in monthly payments through 2003..........  $ 4,420,000    $ 5,141,000
Note payable at 11.5%, secured by five
  restaurants and equipment, payable in
  equal monthly installments through 2001...      744,000        961,000

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

                                                 1998           1997
                                              -----------    -----------
8.75%-11.5% mortgages and notes payable,
  secured by various restaurant properties
  and equipment and due in varying monthly
  installments through 2003.................      743,000        876,000
10 3/8% mortgage note payable, secured by
  corporate office building, due in monthly
  payments through 2007.....................      451,000        481,000
Note payable at prime plus 2.0% (10.5% at
  May 31, 1998), secured by leased
  restaurant properties and equipment, due
  in monthly payments through 2001..........      160,000        205,000
Capitalized lease obligations...............      187,000        330,000
                                              -----------    -----------
Total.......................................    6,705,000      7,994,000
Less current portion........................   (1,092,000)    (1,706,000)
                                              -----------    -----------
Long-term portion...........................  $ 5,613,000    $ 6,288,000
                                              ===========    ===========

     The above notes are secured by property and equipment with a book value of approximately $6,700,000 at May 31, 1998, and notes and accounts receivable of approximately $2,000,000.

     At May 31, 1998, the approximate annual maturities of notes payable and capitalized lease obligations for each of the five years ending May 31, 2003, are $1,092,000, $857,000, $3,076,000, $151,000 and $530,000, respectively, and
$999,000 thereafter.

     Total interest costs incurred for the years ended May 31, 1998, 1997 and 1996 was $780,000, $903,000, and $798,000, respectively. Capitalized interest cost with respect to qualifying new restaurant construction was $57,000 in 1996.

8. DEFERRED FRANCHISE FEES AND OTHER DEFERRED INCOME

     Deferred franchise fees and other deferred income consist of the following:

                                                   1998          1997
                                                ----------    ----------
Development fees..............................  $  390,000    $  661,000
Franchise fees................................     135,000       110,000
Deferred gains and vendor rebates.............   1,052,000     1,317,000
                                                ----------    ----------
Total.........................................  $1,577,000    $2,088,000
                                                ==========    ==========

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

9. INCOME TAXES

     The primary components that comprise the deferred tax assets and liabilities are as follows:

                                                 1998           1997
                                              -----------    -----------
Deferred tax assets:
  Accounts and notes receivable.............  $    68,000    $   154,000
  Other liabilities and reserves............      796,000      1,069,000
  Deferred income and franchise deposits....      142,000        241,000
  Other.....................................       75,000         13,000
  Net operating loss and other
     carry-forwards.........................    2,604,000      2,500,000
                                              -----------    -----------
Total deferred tax assets...................    3,685,000      3,977,000
                                              -----------    -----------
Deferred tax liabilities:
  Property and equipment....................      466,000        446,000
  Intangible assets.........................      217,000        185,000
  Other.....................................      241,000         91,000
                                              -----------    -----------
Total deferred tax liabilities..............      924,000        722,000
                                              -----------    -----------
Subtotal....................................    2,761,000      3,255,000
Less valuation allowance....................   (2,761,000)    (3,255,000)
                                              -----------    -----------
Net deferred tax assets.....................  $        --    $        --
                                              ===========    ===========

     The net change in the valuation allowance for the year ended May 31, 1998 was a decrease of $494,000.

     At May 31, 1998 and 1997, the Company had no deferred tax assets or liabilities reflected on its consolidated financial statements since net deferred tax assets are offset by a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the level of historical operating results, scheduled reversal of deferred tax liabilities, and projected future taxable income in making this assessment.

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

     The difference between the actual tax provision and the tax provision by applying the statutory federal income tax rate is attributable to the following:

                                                 1998     1997     1996
                                                 -----    -----    -----
Statutory federal income tax rate..............   34.0%   (34.0)%   34.0%
Intangible costs amortized.....................    4.9     12.5     21.3
Charge associated with note receivable.........     --     22.3       --
Other..........................................    1.8      3.8      2.4
Operating losses utilized......................  (14.8)    (4.6)   (57.7)
                                                 -----    -----    -----
Effective income tax rate......................   25.9%      --%      --%
                                                 =====    =====    =====

     At May 31, 1998, the Company's tax returns reflect net operating loss carry-forwards of approximately $6.4 million which are available to reduce future taxable income through 2012 (subject to limitations imposed under the Internal Revenue Code regarding changes in ownership which limits utilization of $2.8 million of the carry-forwards on an annual basis to approximately $340,000). The Company also has general business credit carry-forwards of approximately $274,000 which can be used to offset tax liabilities through 2010. The Company's federal income tax returns for fiscal years 1991 through 1996, inclusive, have been examined by the Internal Revenue Service. The reports of the examining agent issued in connection with these examinations indicate that additional taxes and penalties totaling approximately $2.4 million are due for such years. The Company is appealing substantially all of the proposed adjustments. Due to net operating losses anticipated to be lost in connection with the examination, the Company has accrued approximately $211,000 for this matter and believes that such accruals are adequate.

10. COMMITMENTS AND CONTINGENCIES

     The Company is the prime lessee under various land and building leases for restaurants operated by the Company and its franchisees. The leases generally have initial terms ranging from five to 20 years and usually provide for renewal options ranging from five to 20 years. Most of the leases contain escalation clauses and common area maintenance charges (including taxes and insurance). Certain of the leases require additional (contingent) rental payments if sales volumes at the related restaurants exceed specified limits. Base rent expense for Company operated restaurants for the years ended May 31, 1998, 1997, and 1996 was approximately $1,561,000, $2,214,000, and $2,455,000, respectively.
Additional (contingent) rental payments were approximately $44,000, $54,000, and $100,000, respectively, in 1998, 1997, and 1996.

     The Company also owns or leases sites which it leases or subleases to franchisees. The Company remains liable for all lease costs when properties are subleased to franchisees. In addition, the Company guarantees the lease payments of certain franchised locations, aggregating approximately $173,000 for each of the next two years, and approximately $60,000 per year thereafter through 2014.

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

     The Company also subleases non-Miami Subs locations to third parties. Such sub-leases provide for minimum annual rental payments by the Company aggregating approximately $205,000 and expire on various dates through 2004 exclusive of renewal options.

     The Company's future minimum rental commitments and sublease rental income as of May 31, 1998 for all noncancellable capital and operating leases are as follows:

                                  CAPITAL      OPERATING       SUBLEASE
FISCAL YEAR                        LEASES       LEASES       RENTAL INCOME
-----------                       --------    -----------    -------------
  1999..........................  $113,000    $ 5,276,000     $ 3,808,000
  2000..........................    12,000      5,164,000       3,674,000
  2001..........................    12,000      4,999,000       3,485,000
  2002..........................    12,000      4,774,000       3,319,000
  2003..........................    12,000      4,232,000       2,944,000
Thereafter......................    81,000     24,623,000      22,392,000
                                  --------    -----------     -----------
Total...........................   242,000    $49,068,000     $39,622,000
                                              ===========     ===========
Less amount representing
  interest......................   (55,000)
                                  --------
Present value of future minimum
  lease payments................  $187,000
                                  ========

     The Company guarantees certain equipment financing for franchisees with a third party lender. The Company's maximum obligation for all loans funded by the lender as of May 31, 1998, was approximately $1,263,000.

LITIGATION

     In January, 1992, the Company filed a Petition for Declaratory Judgment against a third party seeking to dissolve an alleged joint venture between the Company and the third party. The third party opposed the dissolution, counterclaimed, and sought damages arising from amounts expended in developing new locations and lost profits from the termination of the joint venture. A bench trial was completed in April 1995, and the court subsequently awarded the defendant damages in the amount of $241,000 plus costs and attorney fees. The case was appealed by both the Company and the third party, and in November 1996, the appeal was argued before the Supreme Court of New Hampshire. In December 1997, the Supreme Court ruled in favor of the Company, vacated the damage award, reversed the award of attorney fees, and remanded to a trial court for a determination of damages for the alleged breach of fiduciary duty to the partnership. In May 1998, the trial court awarded the third party compensatory damages in the amount of $200,000, which is being appealed by the Company. The Company is fully accrued for this matter at May 31, 1998.

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

     In connection with the above case and the favorable resolution of other legal matters, in 1998 the Company reduced its legal accrual by $219,000.

     The Company and its subsidiaries are parties to various other legal actions arising in the ordinary course of business. The Company is vigorously contesting these actions and currently believes that the outcome of such cases will not have a material adverse effect on the Company.

11. STOCK OPTION PLAN AND WARRANTS

     The Company's stock option plan provides for the granting of non-qualified stock options for the purchase of up to 1,875,000 shares of common stock of the Company by directors, officers, employees and consultants. Under the terms of the plan, options may be granted for a term of up to 10 years at a price not less than the market value of the common stock on the date of grant.

     The following is a summary of stock option activity under the plan during each of the last three years:

                                              SHARES      WEIGHTED AVERAGE
                                              OPTION      PRICE PER SHARE
                                             ---------    ----------------
Balance at May 31, 1995....................  1,177,025         $12.12
  Granted..................................    322,250           7.24
  Exercised................................     (6,250)          2.00
  Cancelled................................    (50,000)         10.68
                                             ---------         ------
Balance at May 31, 1996....................  1,443,025          11.16
  Granted..................................     23,500           3.40
  Exercised................................         --             --
  Cancelled................................   (362,350)          8.44
                                             ---------         ------
Balance at May 31, 1997....................  1,104,175          11.96
  Granted and repriced.....................    487,500           3.00
  Exercised................................         --             --
  Cancelled................................   (962,250)         12.48
                                             ---------         ------
Balance at May 31, 1998....................    629,425         $ 4.24
                                             =========         ======
Options exercisable at May 31, 1998........    629,425         $ 4.24
                                             =========         ======

     During 1998, 341,500 outstanding stock options at an average exercise price of $8.80 per share were amended to reduce the exercise price to $ 3.00 per share, representing the market value of the common stock at the time of the amendment.

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

     The Company accounts for employee stock options in accordance with the intrinsic value method prescribed in APB No. 25. Accordingly, no compensation cost is recognized at the time stock options are granted. Had employee compensation expense been determined based on the fair value at the grant date for options granted in each of the last three years consistent with the provisions of SFAS No. 123, net income (loss) would have been $(57,000), $(334,000), and $(90,000), and basic and diluted net income (loss) per share would have been $ .00, $( .01), and $ .00, respectively. The fair market value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected option term of 10 years; expected volatility of 58.2% in 1998 and 27.1% in 1997 and 1996; risk free interest rate of 6.75%; and zero dividend yield.

     At May 31, 1998, 102,400 options and 25,000 warrants are outstanding at average exercise prices of $8.64 and $24.00 per share, respectively.

12. RELATED PARTY TRANSACTIONS

     At May 31, 1998, the Company leased six restaurant properties from Kavala, Inc., a private company owned by the Company's chairman of the board and chief executive officer, Gus Boulis. Rent expense for all leases between the Company and Kavala was $424,000 in 1998, $412,000 in 1997, and $491,000 in 1996. Future
minimum rental commitments due to Kavala at May 31, 1998 under existing leases was approximately $414,000 for each of the next four years, $337,000 for 2003, and $1,938,000 for all remaining years thereafter. In fiscal year 1997, the Company leased a vacant, non-Miami Subs property to a company owned by Boulis. The Company believes that rents charged under these leases are not materially different from the rents that would have been incurred or obtained from leasing arrangements with unaffiliated parties or on a stand alone basis.

     In February 1998, the Company entered into a management agreement with Boulis providing for the Company to manage an existing Miami Subs Grill restaurant owned by Boulis for a fee of 5.0% of the restaurant's gross restaurant sales. The agreement was terminated in June 1998 upon the sale of the restaurant to a third party franchisee.

     Mr. Bartsocas, an officer of the Company at May 31, 1998, was also an officer and director of Subies Enterprises, Inc. ("Subies"), a franchisee of the Company. Under an agreement which was entered into in 1991 between the Company and Subies, Subies paid a franchise fee of $5,000 for each of five restaurants developed by Subies, and Subies was exempt from paying royalty fees on the restaurants as long as the restaurants were owned by Subies. Three of the restaurants were subsequently sold to independent franchisees.

     Mr. Donald L. Perlyn, who has been an officer of the Company since 1990 and a director since 1997, was appointed president and chief operating officer of the Company in July 1998. Mr. Perlyn is also an officer and principal of DEMAC Restaurant Corp. which owns and operates a Miami Subs Grill restaurant in Florida. In connection with his appointment in July, Mr. Perlyn agreed to sell to the Company the Miami Subs restaurant owned by DEMAC for approximately $260,000. Mr. Perlyn is also indebted to the

                             MIAMI SUBS CORPORATION

                                  MAY 31, 1998

Company in the amount of $85,000. The loan incurs interest at an interest rate of prime plus 1.5%, and is due in full in June 1999.

     In November 1997, an existing Miami Subs Grill restaurant owned by the Company was reopened as a co-branded unit with Arthur Treacher's, Inc. ("Treacher's"). Treacher's is operating and managing the restaurant pursuant to an agreement with the Company. Under the terms of the agreement, the Company and Treacher's share in the operating profits of the restaurant, and Treacher's has an option to acquire the restaurant from the Company. Mr. Bruce Galloway is a member of the board of directors of the Company and is Chairman of the Board of Treacher's.

     In March 1995, the Company's former chairman of the board and president exercised options to acquire 112,500 shares of common stock of the Company. As payment for the stock, the Company received a non-interest bearing note in the amount of $563,000 which is collateralized by the stock and due in full in January 1999.

13. SUBSEQUENT EVENTS

     On December 29, 1998, the Company's Board of Directors unanimously adopted a resolution to amend the Company's Articles of Incorporation to effect, as of the close of business on January 7, 1999, a one-for-four reverse stock split of the Company's common stock, pursuant to which each four shares of common stock were converted into one share of common stock. All amounts in the accompanying consolidated financial statements have been adjusted to reflect the reverse stock split.

     On January 15, 1999, the Company and Nathan's Famous, Inc. ("Nathan's") entered into a definitive merger agreement pursuant to which Nathan's has proposed to acquire all of the outstanding shares of common stock of the Company for shares of Nathan's common stock. The proposed merger is subject to certain conditions, including completion of due diligence, receipt of a fairness opinion, and approval by a majority of the shareholders of both Nathan's and Miami Subs. In November 1998, Nathan's acquired, in a private transaction, approximately 30% of the outstanding common stock of the Company.

     Also in January 1999, the Company was served with a class action lawsuit which was filed against the Company's directors and Nathan's in a Florida state court by a shareholder of the Company. The suit alleges that the proposed merger between the Company and Nathan's is unfair to the Company's shareholders and constitutes a breach by the defendants of their fiduciary duties to the shareholders of the Company. The plaintiff seeks among other things (i) class action status; (ii) preliminary and permanent injunctive relief against consummation of the proposed merger and (iii) unspecified damages to be awarded to the shareholders of the Company. The Company believes that the suit is without merit and intends to defend against it vigorously.

                             MIAMI SUBS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                   FEBRUARY 28, 1999    MAY 31, 1998
                                                   -----------------    ------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents (including unexpended
  marketing fund contributions of $1,617,000 and
  $970,000, respectively)........................     $ 4,206,000       $ 3,457,000
Notes and accounts receivable -- net.............       1,766,000         1,743,000
Food and supplies inventories....................         164,000           179,000
Other............................................          60,000            77,000
Total Current Assets.............................       6,196,000         5,456,000
Notes receivable.................................       5,915,000         6,076,000
Property and equipment -- net....................      10,998,000        11,612,000
Intangible assets -- net.........................       6,405,000         6,718,000
Other............................................         538,000           464,000
                                                      -----------       -----------
     TOTAL.......................................     $30,052,000       $30,326,000
                                                      ===========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities.........     $ 4,770,000       $ 4,276,000
Current portion of notes payable and capitalized
  lease obligations..............................         914,000         1,092,000
                                                      -----------       -----------
Total Current Liabilities........................       5,684,000         5,368,000
Long-term portion of notes payable and
  capitalized lease obligations..................       4,962,000         5,613,000
Deferred franchise fees and other deferred
  income.........................................       1,301,000         1,577,000
Accrued liabilities and other....................       1,467,000         1,735,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized
  12,500,000 shares..............................          71,000            71,000
Additional paid-in capital.......................      24,777,000        24,777,000
Accumulated deficit..............................      (6,603,000)       (7,208,000)
                                                       18,245,000        17,640,000
Note receivable from sale of stock...............              --          (563,000)
Treasury Stock...................................      (1,607,000)       (1,044,000)
                                                      -----------       -----------
Total Shareholders' Equity.......................      16,638,000        16,033,000
                                                      -----------       -----------
     TOTAL.......................................     $30,052,000       $30,326,000
                                                      ===========       ===========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                              FEBRUARY 28,
                                                        ------------------------
                                                           1999          1998
                                                        ----------    ----------
REVENUES
Restaurant sales......................................  $4,387,000    $4,209,000
Revenues from franchised restaurants..................   1,034,000       907,000
Net gain from sales of restaurants....................      12,000         1,000
Interest income.......................................     159,000       159,000
Other revenues........................................     115,000       103,000
                                                        ----------    ----------
     Total............................................   5,707,000     5,379,000
                                                        ----------    ----------
EXPENSES
Restaurant operating costs............................   4,166,000     3,948,000
General, administrative and franchise costs...........     770,000       688,000
Depreciation and amortization.........................     379,000       357,000
Interest expense......................................     146,000       194,000
Merger costs..........................................     144,000            --
                                                        ----------    ----------
     Total............................................   5,605,000     5,187,000
                                                        ----------    ----------
Income before provision for income taxes..............     102,000       192,000
Provision for income taxes............................      19,000        71,000
                                                        ----------    ----------
Net income............................................  $   83,000    $  121,000
                                                        ==========    ==========
Net income per share:
  Basic...............................................  $      .01    $      .02
                                                        ==========    ==========
  Diluted.............................................  $      .01    $      .02
                                                        ==========    ==========
Shares used in computing net income per share:
  Basic...............................................   6,705,000     6,780,000
                                                        ==========    ==========
  Diluted.............................................   6,705,000     6,780,000
                                                        ==========    ==========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                             FEBRUARY 28,
                                                      --------------------------
                                                         1999           1998
                                                      -----------    -----------
REVENUES
Restaurant sales....................................  $13,716,000    $13,341,000
Revenues from franchised restaurants................    3,276,000      3,262,000
Net gain from sales of restaurants..................       63,000         17,000
Interest income.....................................      455,000        546,000
Other revenues......................................      283,000        278,000
                                                      -----------    -----------
Total...............................................   17,793,000     17,444,000
                                                      ===========    ===========
EXPENSES
Restaurant operating cost...........................   12,880,000     12,749,000
General, administrative and franchise costs.........    2,450,000      2,406,000
Depreciation and amortization.......................    1,093,000      1,086,000
Interest expense....................................      479,000        600,000
Merger costs........................................      144,000             --
                                                      -----------    -----------
Total...............................................   17,046,000     16,841,000
                                                      ===========    ===========
Income before provision for income taxes............      747,000        603,000
Provision for income taxes..........................      142,000        214,000
                                                      -----------    -----------
Net income..........................................  $   605,000    $   389,000
                                                      ===========    ===========
Net income per share:
  Basic.............................................  $       .09    $       .06
                                                      ===========    ===========
  Diluted...........................................  $       .09    $       .06
                                                      ===========    ===========
Shares used in computing net income per share:
  Basic.............................................    6,755,000      6,780,000
                                                      ===========    ===========
  Diluted...........................................    6,755,000      6,780,000
                                                      ===========    ===========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                             FEBRUARY 28,
                                                       -------------------------
                                                          1999          1998
                                                       ----------    -----------
OPERATING ACTIVITIES:
Net income...........................................  $  605,000    $   389,000
Adjustments to reconcile net income to cash provided
  by operating activities:
Depreciation and amortization........................     765,000        760,000
Amortization of intangible assets....................     328,000        326,000
Net gain and franchise fees from sales of
  restaurants........................................     (88,000)       (17,000)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable...........      15,000       (153,000)
Decrease in food and supplies inventories............      15,000         20,000
Decrease in other current assets.....................      17,000         12,000
(Increase) decrease in other assets..................     (89,000)        22,000
Increase (decrease) in accounts payable and accrued
  liabilities........................................     533,000       (483,000)
(Decrease) in deferred fees and accrued
  liabilities........................................    (202,000)      (272,000)
                                                       ----------    -----------
Net Cash Provided By Operating Activities............   1,899,000        604,000
                                                       ----------    -----------
INVESTMENT ACTIVITIES:
Purchase of restaurant, property, and equipment......    (757,000)      (215,000)
Proceeds from sales of restaurants...................      80,000         20,000
Payments received on notes receivable................     356,000        719,000
                                                       ----------    -----------
Cash (Used In) Provided By Business Investment
  Activities.........................................    (321,000)       524,000
                                                       ----------    -----------
FINANCING ACTIVITIES:
Repayment of debt....................................    (829,000)    (1,400,000)
New borrowings.......................................          --        424,000
                                                       ----------    -----------
Cash (Used For) Financing Activities.................    (829,000)      (976,000)
                                                       ----------    -----------
INCREASE IN CASH.....................................     749,000        152,000
CASH AT BEGINNING OF PERIOD..........................   3,457,000      2,940,000
                                                       ----------    -----------
CASH AT END OF PERIOD................................  $4,206,000    $ 3,092,000
                                                       ==========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest...............................  $  481,000    $   604,000
                                                       ==========    ===========
Loans to franchisees in connection with sales of
  restaurants........................................  $1,015,000    $   345,000
                                                       ==========    ===========
Reacquisition of restaurants/equipment in exchange
  for notes receivable -- net........................  $  597,000    $   432,000
                                                       ==========    ===========
Acquisition of treasury stock in exchange for note
  receivable.........................................  $  563,000
                                                       ==========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         FEBRUARY 28, 1999 (UNAUDITED)

1. BASIS OF PRESENTATION

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the Company's financial position and results of operations for the periods presented. The financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required for annual financial statements. The financial statements included herein should be read in conjunction with the financial statements presented in the Company's Annual Report on Form 10-K for the year ended May 31, 1998.

     Results of operations reported for interim periods are not necessarily indicative of results for the entire fiscal year.

2. REVENUES FROM FRANCHISED RESTAURANTS

     Revenues from franchised restaurants consist of the following:

                                                   THREE MONTHS ENDED
                                                      FEBRUARY 28,
                                                ------------------------
                                                   1999          1998
                                                ----------    ----------
Royalties.....................................  $1,014,000    $  930,000
Franchise and development fees................      69,000        51,000
Sublease rental income (expense) -- net.......     (49,000)      (74,000)
                                                ----------    ----------
     Total....................................  $1,034,000    $  907,000
                                                ==========    ==========

                                                   NINE MONTHS ENDED
                                                      FEBRUARY 28,
                                                ------------------------
                                                   1999          1998
                                                ----------    ----------
Royalties.....................................  $3,009,000    $2,738,000
Franchise and development fees................     296,000       296,000
Sublease rental income (expense) -- net.......     (76,000)       38,000
Cancellation of development agreements........      47,000       190,000
                                                ----------    ----------
     Total....................................  $3,276,000    $3,262,000
                                                ==========    ==========

                             MIAMI SUBS CORPORATION

                         FEBRUARY 28, 1999 (UNAUDITED)

3. NOTES AND ACCOUNTS RECEIVABLE

     Notes and accounts receivable consist of the following:

                                              FEBRUARY 28,      MAY 31,
                                                  1999           1998
                                              ------------    -----------
Notes receivable............................  $ 6,949,000     $ 7,112,000
Royalties and other receivables due from
  franchisees...............................       711,00         666,000
Other.......................................       92,000         229,000
                                              -----------     -----------
Total.......................................    7,752,000       8,007,000
Less allowance for doubtful accounts........     ( 71,000)       (188,000)
                                              -----------     -----------
                                                7,681,000       7,819,000
Less notes receivable due after one year....   (5,915,000)     (6,076,000)
                                              -----------     -----------
Notes and accounts receivable-current
  portion...................................  $ 1,766,000     $ 1,743,000
                                              ===========     ===========

     Notes receivable principally result from sales of restaurant businesses to franchisees and are generally guaranteed by the purchaser and collateralized by the restaurant businesses and assets sold. The notes are generally due in monthly installments of principal and interest, with interest rates ranging principally between 8% and 12%.

4. INCOME TAXES

     The Company's federal income tax returns for fiscal years 1991 through 1996, inclusive, have been examined by the Internal Revenue Service. The reports of the examining agent issued in connection with these examinations indicate that additional taxes and penalties totaling approximately $2.4 million are due for such years. The Company is appealing substantially all of the proposed adjustments. Due to net operating losses anticipated to be lost in connection with the examination, the Company has accrued approximately $211,000 for this matter and believes that such accruals are adequate. The Company has recently been notified that its federal income tax return for fiscal year 1997 will also be examined by the IRS.

5. SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

     On December 29, 1998, the Company's Board of Directors unanimously adopted a resolution to amend the Company's Articles of Incorporation to effect, as of the close of business on January 7, 1999, a one-for-four reverse stock split of the Company's common stock, pursuant to which each four shares of common stock were converted into one share of common stock. All amounts in the accompanying unaudited consolidated financial statements have been adjusted to reflect the reverse stock split.

                             MIAMI SUBS CORPORATION

                         FEBRUARY 28, 1999 (UNAUDITED)

     In January 1999, the Company acquired as treasury stock 112,500 shares of its common stock as a result of the non-payment of a note due to the Company. The note receivable was included in shareholders' equity at May 31, 1998.

6. PROPOSED MERGER

     On January 15, 1999, the Company and Nathan's Famous, Inc. ("Nathan's") entered into a definitive merger agreement pursuant to which Nathan's has proposed to acquire all of the outstanding shares of common stock of the Company for shares of Nathan's common stock. The proposed merger is subject to certain conditions, including completion of due diligence and approval by a majority of the shareholders of both Nathan's and Miami Subs. In November 1998, Nathan's acquired, in a private transaction, approximately 30% of the outstanding common stock of the Company.

7. LITIGATION

     In January 1999, the Company was served with a class action lawsuit which was filed against the Company, its directors and Nathan's in a Florida state court by a shareholder of the Company. The suit alleges that the proposed merger between the Company and Nathan's is unfair to the Company's shareholders and constitutes a breach by the defendants of their fiduciary duties to the shareholders of the Company. The plaintiff seeks among other things (i) class action status, (ii) preliminary and permanent injunctive relief against consummation of the proposed merger and (iii) unspecified damages to be awarded to the shareholders of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits in the of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of registrant are covered by officers' and directors' liability insurance. The policy coverage is $10,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $150,000. The Registrant has entered into Indemnification Agreements with each of its executive officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

     In addition, the Registrant has agreed pursuant to the Agreement and Plan of Merger between Miami Subs, Miami Acquisition Corp. and the Registrant to indemnify the current directors and officers of Miami Subs and to maintain its current or comparable directors' and officers' liability insurance policies until three years after the effective time of the merger with respect to directors and officers of Miami Subs.

ITEM 21.  EXHIBITS.


 2.1  Agreement and Plan of Merger dated as of January 15, 1999 by and among Nathan's Famous, Inc., Miami Subs Corporation and
      Miami Acquisition.*
 2.2  Amendment No. 1 to Agreement and Plan of Merger*
 2.3  Amendment No. 2 to Agreement and Plan of Merger*
 2.4  Amendment No. 3 to Agreement and Plan of Merger*
 2.5  Amendment No. 4 to Agreement and Plan of Merger*
 2.6  Amendment No. 5 to Agreement and Plan of Merger*
 2.7  Amendment No. 6 to Agreement and Plan of Merger*
 3.1  Articles of Incorporation (incorporated by reference to
      Exhibit 3.1 to Registrant's Registration Statement No.
      33-56976 on Form S-1)
 3.2  By-Laws (incorporated by reference to Exhibit 3.2 to
      Registrant's Form 10-K for the fiscal year ended March 28,
      1999)
 4.1  Form of Warrant Agreement between Registrant and American
      Stock Transfer & Trust Company*
 4.2  Form of Warrant Certificate*
 5    Opinion of Blau, Kramer, Wactlar & Lieberman, P. C.*
10.1  Form of Exchange Agent Agreement between Registrant and
      American Stock Transfer & Trust Company.*
23.1  Consent of Blau, Kramer, Wactlar & Lieberman, P. C.,
      included in their opinion filed as Exhibit 5
23.2  Consent of Arthur Andersen LLP
23.3  Consent of KPMG LLP
24    Powers of Attorney, included on signature page
99.1  Nathan's Famous, Inc. Shareholder Letter*
99.2  Nathan's Famous, Inc. Notice of Meeting*
99.3  Nathan's Famous, Inc. Form of Proxy*
99.4  Miami Subs Corporation Shareholder Letter*
99.5  Miami Subs Corporation Notice of Meeting*
99.6  Miami Subs Corporation Form of Proxy*


---------------

* Previously filed.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933 the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a) of the Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York on the 18th day of August, 1999.


                                          Nathan's Famous, Inc.


                                          By:      /s/ HOWARD M. LORBER

                                             -----------------------------------

                                              Howard M. Lorber

                                              Chairman of the Board
                                              and Chief Executive Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed on August 18, 1999 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Howard Lorber and Wayne Norbitz, or either of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Nathan's Famous, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


SIGNATURE                                                            TITLE
---------                                                            -----

               /s/ HOWARD M. LORBER                  Chairman of the Board and Chief
---------------------------------------------------    Executive Officer
                 Howard M. Lorber

                 /s/ WAYNE NORBITZ                   President, Chief Operating Officer
---------------------------------------------------    and Director (Principal Executive
                   Wayne Norbitz                       Officer)

                /s/ RONALD G. DEVOS                  Vice President -- Finance
---------------------------------------------------    Chief Financial Officer and
                  Ronald G. DeVos                      Secretary (Principal Financial and
                                                       Accounting Officer)

SIGNATURE                                                            TITLE
---------                                                            -----
                /s/ ROBERT J. EIDE                                 Director
---------------------------------------------------
                  Robert J. Eide

                /s/ BARRY LEISTNER                                 Director
---------------------------------------------------
                  Barry Leistner

            /s/ JEFFREY A. LICHTENBERG                             Director
---------------------------------------------------
              Jeffrey A. Lichtenberg

                                                                   Director
---------------------------------------------------
               Attilio F. Petrocelli

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
 2.1      Agreement and Plan of Merger dated as of January 15, 1999 by and among Nathan's Famous, Inc., Miami Subs Corporation and
          Miami Acquisition Corp.*
 2.2      Amendment No. 1 to Agreement and Plan of Merger*
 2.3      Amendment No. 2 to Agreement and Plan of Merger*
 2.4      Amendment No. 3 to Agreement and Plan of Merger*
 2.5      Amendment No. to Agreement and Plan of Merger*
 2.6      Amendment No. 5 to Agreement and Plan of Merger*
 2.7      Amendment No. 6 to Agreement and Plan of Merger*
 3.1      Articles of Incorporation (incorporated by reference to
          Exhibit 3.1 to Registrant's Registration Statement No.
          33-56976 on Form S-1)
 3.2      By-Laws (incorporated by reference to Exhibit 3.3 to the
          Registrant's Form 10-K for the Fiscal Year Ended March 28,
          1999)
 4.1      Form of Warrant Agreement between Registrant and American
          Stock Transfer & Trust Company*
 4.2      Form of Warrant Certificate*
 5        Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.*
10.1      Form of Exchange Agent Agreement between Registrant and
          American Stock Transfer & Trust Company*
23.1      Consent of Blau, Kramer, Wactlar & Lieberman, P.C., included in their opinion filed as Exhibit 5
23.2      Consent of Arthur Andersen LLP
23.3      Consent of KPMG LLP
24        Powers of Attorney, included on signature page*
99.1      Nathans Famous, Inc. Shareholder Letter*
99.2      Nathans Famous, Inc. Notice of Meeting*
99.3      Nathans Famous, Inc. Form of Proxy*
99.4      Miami Subs Corporation Shareholder Letter*
99.5      Miami Subs Corporation Notice of Meeting*
99.6      Miami Subs Corporation Form of Proxy*


---------------


* Previously filed.